Exhibit 99.2

As confidentially submitted to the Securities and Exchange Commission on August 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FVA VENTURES, INC.*

(Exact name of registrant as specified in its charter)

California*	5122	20-2385625
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1607 E. Big Beaver Rd., Suite 110

Troy, MI 48083

(877) 847-2587

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Tolmie

ViSalus, Inc.

1607 E. Big Beaver Rd., Suite 110

Troy, MI 48083

(877) 847-2587

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David E. Shapiro	Michael S. Novins	Marc D. Jaffe
Wachtell, Lipton, Rosen & Katz	Blyth, Inc.	Ian D. Schuman
51 West 52nd Street	One East Weaver Street	Latham & Watkins LLP
New York, NY 10019	Greenwich, CT 06831	885 Third Avenue
(212) 403-1000 (Telephone)	(203) 661-1926 (Telephone)	New York, NY 10022
(212) 403-2000 (Facsimile)		(212) 906-1200 (Telephone)
(212) 751-4864 (Facsimile)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act: ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Class A common stock, $0.01 par value

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and includes shares of Class A common stock that the underwriters have an option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

*	Prior to the effectiveness of this Registration Statement, a reorganization will be effected and the Registrant will be a Nevada corporation named ViSalus, Inc.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2012.

PRELIMINARY PROSPECTUS

Shares

VISALUS, INC.

Class A Common Stock

This is the initial public offering of shares of Class A common stock of ViSalus, Inc. We are offering          shares of our Class A common stock, and the selling stockholders identified in this prospectus are offering          shares of our Class A common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for shares of our Class A common stock. We expect the initial public offering price to be between $         and $         per share. We intend to apply to list our Class A common stock on              under the symbol “    .”

Following this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of holders of our Class A common stock and Class B common stock are identical, except for rights relating to voting and conversion. Each share of our Class A common stock is entitled to one vote on any matter that is submitted to a vote of our stockholders and is not convertible into any other class of our capital stock. Each share of our Class B common stock is entitled to ten votes on any matter that is submitted to a vote of our stockholders and is convertible at any time into one share of our Class A common stock.

As an “emerging growth company,” we are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an ‘Emerging Growth Company.’”

Investing in our Class A common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$	$

Underwriting Discounts and Commissions

Proceeds to ViSalus, Inc. before expenses

Proceeds to Selling Stockholders before expenses

Delivery of the shares of Class A common stock is expected to be made on or about             , 2012. We and the selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase an additional                  shares of our Class A common stock solely to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        , and the total proceeds to us, before expenses, will be $        .

Jefferies

Prospectus dated             , 2012

PROSPECTUS SUMMARY	1

RISK FACTORS	13

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	36

USE OF PROCEEDS	39

DIVIDEND POLICY	40

CAPITALIZATION	41

DILUTION	42

SELECTED CONSOLIDATED FINANCIAL DATA	44

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	46

REORGANIZATION	60

BUSINESS	61

MANAGEMENT	78

EXECUTIVE COMPENSATION	83

PRINCIPAL AND SELLING STOCKHOLDERS	90

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	92

DESCRIPTION OF CAPITAL STOCK	96

SHARES ELIGIBLE FOR FUTURE SALE	103

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF CLASS A COMMON STOCK	105

UNDERWRITING	108

LEGAL MATTERS	115

EXPERTS	115

WHERE YOU CAN FIND MORE INFORMATION	115

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the selling stockholders and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: None of we, the selling stockholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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BASIS OF PRESENTATION

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars.

We are offering our Class A common stock described in this prospectus as part of a series of reorganization transactions that will be consummated prior to the closing of this offering. See “Reorganization.” Unless the context requires otherwise, the words “ViSalus,” “ViSalus, Inc.,” the “company,” “we,” “us” and “our” refer to ViSalus Holdings LLC, prior to the reorganization, and to FVA Ventures, Inc. (which will be reincorporated in Nevada and renamed “ViSalus, Inc.”), after the reorganization, in each case, together with its consolidated subsidiaries as a combined entity.

Some of the statements in this prospectus constitute forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

FVA Ventures, Inc. currently has one authorized series of common stock, and the outstanding shares are all owned by ViSalus Holdings, LLC, which we refer to as “Holdings.” Prior to the closing of this offering, Holdings will be liquidated by its members pursuant to the reorganization transactions described herein. The combined financial statements of ViSalus, as the successor to Holdings, included elsewhere in this prospectus have been derived from the financial records of Holdings, subject to the description of the reorganization transactions and the assumptions described elsewhere in this prospectus and in the financial statements and notes thereto included in this prospectus. We believe the assumptions underlying the pro forma financial information included in this prospectus are reasonable.

Unless expressly indicated or the context requires otherwise, all information in this prospectus gives effect to the reorganization transactions described herein and assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock to cover over-allotments.

MARKET AND INDUSTRY DATA

Although the Company is responsible for all of the disclosure contained in this prospectus, this prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.

TRADEMARKS AND TRADE NAMES

This prospectus contains references to a number of our trademarks (including service marks) that are registered trademarks or trademarks for which we have pending applications or common-law rights. These include ViSalus Sciences®, ViSalus Pro™, Vi-Trim®, Vi-Pak®, Body by Vi™, ViSalus Go™, Vi-Shape®, Vi-Slim®, Metab-Awake™, Vimmunity™, Vi-Net®, ViSalus Neuro™, ViSal-US Sciences™, ViSalus Shaper Flavour Mix-In™, ViSalus Shaper Health Flavor Mix-In™ and our logos. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and notes thereto included elsewhere in this prospectus and the information set forth under the headings “Risk Factors,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

For more information on how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net earnings (loss), see “— Summary Consolidated Financial Data.”

Overview

We are one of the fastest growing direct-to-consumer, personal health product companies in North America, offering a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada. We market our products through the Body by Vi 90-Day Challenge, which we refer to as the “Challenge.” The Challenge is a platform that focuses on helping our customers achieve their health and fitness goals over a 90-day period. We market the Challenge through our independent promoter sales force using a network marketing model, which is a form of direct selling.

•

We had approximately 863,000 customers at March 31, 2012, an increase of approximately 600% as compared to approximately 122,000 customers at March 31, 2011. We define a “customer” as anyone who has purchased products from us at least once in the previous 12 months, other than any purchaser who qualifies as an individual promoter on the measurement date.

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We had approximately 93,000 individual promoters at March 31, 2012, an increase of approximately 500% as compared to approximately 16,000 individual promoters at March 31, 2011. We define an “individual promoter” as a person eligible to receive a commission within the ViSalus promoter compensation plan on the measurement date.

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We had net sales of $136.9 million for the three months ended March 31, 2012 and $230.2 million for the year ended December 31, 2011, increases of approximately 600% in each case, as compared to net sales of $19.4 million and $33.7 million for the comparable prior year periods.

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We had Adjusted EBITDA of $22.8 million for the three months ended March 31, 2012 and $35.6 million for the year ended December 31, 2011, increases of approximately 1,000% and 2,600%, respectively, as compared to Adjusted EBITDA of $2.0 million and $1.3 million for the comparable prior year periods.

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Including the effects of equity incentive compensation expenses that we expect will terminate in 2013, we had net earnings (loss) of $7.7 million for the three months ended March 31, 2012 and $(2.2) million for the year ended December 31, 2011, as compared to net earnings (loss) of $1.0 million and $(2.0) million for the comparable prior year periods. Excluding these equity incentive compensation expenses, net earnings (loss) would have been $17.6 million for the three months ended March 31, 2012 and $23.9 million for the year ended December 31, 2011, and net earnings (loss) would have been $3.2 million and $(0.1) million for the comparable prior year periods.

Our individual promoters are independent contractors and earn commissions based on purchases of our products. These purchases include those made by customers our individual promoters have enrolled, as well as purchases of our products by individual promoters in their down-line sales organizations and customers enrolled by such individual promoters. After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling orders and delivering products directly to him or her. Unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. If an individual promoter chooses to purchase our products, they receive their product at the wholesale price.

We train our independent promoter sales force to sell our products through their existing social networks, which generally include their friends and family, as well as any alumni or other civic or social organizations to which they belong. Our primary methods of training involve teaching our independent promoter sales force how to effectively host events, which we refer to as “challenge parties,” and leverage social media and mobile technologies to engage current and prospective customers and individual promoters, both on and off-line.

ViSalus was founded in March 2005 by Ryan Blair, Nick Sarnicola and Blake Mallen, who we refer to as our “founders.” The vision for the company was and remains offering individual promoters and customers products and services to improve their life, health and prosperity every day. The name “ViSalus” represents these goals: “Vi” is the Latin word for “life” and “Salus” connotes “health” and “prosperity” in Greek. We believe that the leadership and passion of our founders are key factors that attract people to our business, demonstrated by the growing numbers of customers and our dedicated independent promoter sales force working to improve their personal health and well-being through ViSalus.

Products

In 2009, we revised our business model around the launch of the Challenge as our primary product marketing strategy, teaching our customers and individual promoters to use our products as part of a lifestyle change to support their weight loss, fitness and increased energy goals. We have scientifically designed our product line to provide our customers with weight management, nutritional, well-being and increased energy benefits.

To help our customers and individual promoters achieve their health and wellness goals, we sell products in three categories — weight management, nutritional supplements and energy drinks:

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Weight Management. Weight-management products comprised 67% of our net sales in the first quarter of 2012 and 65% of our net sales in 2011. This category includes our Vi-Shape meal- replacement shake to be used with our complementary patent-pending health flavor mix-in system, Nutra Cookies (nutritional cookies), Vi-Slim Metab-Awake! Tablets (metabolism support product, sold in Canada under the name Metab-Awake) and the Vi-Trim Clear Control Drink Mix (an appetite-suppressant drink mix).

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Nutritional Supplements. Nutritional supplements comprised 9% of our net sales in the first quarter of 2012 and 11% of our net sales in 2011. This category includes our ViSalus Vi-Pak, a set of four individual supplement components (including, among other things, our Omega Vitals Supplements and multi-vitamin and mineral supplements) that together constitute an advanced health system designed to give the body nutrients that can be difficult to obtain from diet alone. In addition, this category includes the Vimmunity immune system support supplements.

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Energy Drinks. Energy drinks include our energy drink products and energy drink mixes and comprised 6% of our net sales in the first quarter of 2012 and 6% of our net sales in 2011. This category includes ViSalus Neuro, a drink mix intended to help support healthy energy and maintain mental focus, ViSalus Pro, a single-serving portable drink mix intended to provide sustained energy, and ViSalus Go, a single-serving two fluid ounce drink intended to provide instant energy.

We believe technology and the effective use of social media are critical to developing a successful business in today’s network marketing world. In order to promote the use of technology and social media, we have developed our Vi-Net technology platform which our individual promoters can subscribe to on a monthly basis for a fee. Individual promoters who subscribe to Vi-Net receive access to the technology on both their computers and mobile devices and can utilize the platform to develop their own websites as well as join an active ViSalus community. The subscription also includes a monthly copy of the Success magazine and access to Success on Demand, a digital library of Success content, and provides individual promoters with access to training and marketing materials and the ability to place orders, enroll new individual promoters and manage their business.

We sell convenience kits of our products to customers and individual promoters for use in the Challenge, which we refer to as “Challenge kits.” Challenge kits may include products from some or all of our product categories.

Market Opportunity

We believe that increasing obesity rates will continue to drive demand for weight-management, nutritional and wellness-related products. According to January 2012 data from the National Health and Nutrition Examination Survey (NHANES) 2009-2010, 35.7% of U.S. adults, and almost 17% of youth, were obese in 2009-2010, which marked no improvement from the prevalence of obesity in 2007-2008. A study from Harvard University and MIT, published in November 2010 in the journal PLoS Computational Biology, suggests that adult obesity rates will rise for another 40 years before hitting a plateau at around 42%.

According to a November 2010 survey released in April 2011 by the Calorie Control Council, more than eight out of ten American adults surveyed—or an estimated 186 million American adults—are “weight conscious,” with 54% of those surveyed wanting to reduce their weight.

Trends in the demand for wellness products have followed the increased percentage of people dealing with obesity. The total U.S. weight loss market is forecasted to grow 4.5% in 2012 to $65 billion, more than double the 2% growth in 2011, according to a report published in January 2012 by Marketdata Enterprises, a market research firm that has tracked the U.S. weight loss market since 1989. The men’s weight loss market is forecast to be worth $10.4 billion, representing 16% of the entire weight loss market, according to that same report.

We believe that other regions of the world also demonstrate the characteristics that make the United States an attractive market for personal health and wellness-related product providers. According to 2008 estimates by the Regional Office for Europe of the World Health Organization, which we refer to as the “WHO,” over 50% of both men and women in the WHO European Region were overweight, and roughly 23% of women and 20% of men were obese. Similarly, according to the WHO’s 2012 publication of World Health Statistics, between 1980 and 2008, adult obesity rates rose in every region in the world, and more than doubled in the WHO’s African Region, Region of the Americas, Eastern Mediterranean Region and Western Pacific Region.

According to a November 2011 report of the World Federation of Direct Selling Associations, the global direct selling market, which includes the marketing of products and services directly to consumers in a face-to-face manner, reached $132 billion in sales in 2010. The wellness segment, in which we primarily compete, comprised 24.1% of the 2011 total U.S. direct selling market according to a 2011 report of the Direct Selling Association. In 2010, the United States comprised approximately 22% of the global direct selling market, according to the World Federation of Direct Selling Associations.

Competitive Strengths

We believe that our success stems from our innovative business model, which is a hybrid between a direct-to-consumer and traditional network marketing business model in that we have a direct relationship with both our customers and our dedicated independent promoter sales force. We have capitalized on the following, which we believe are competitive strengths:

•	The popularity of the Challenge, which has enabled us to establish direct relationships with approximately 863,000 customers and 93,000 individual promoters, as of March 31, 2012.

•	The taste, effectiveness and affordability of our products, including our Vi-Shape shake, which many of our customers and individual promoters use as a cost-effective meal replacement.

•	The ability of individual promoters to participate at a low cost, with a $49 enrollment fee and no requirement to purchase our products.

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Our proprietary compensation plan, which has a strong focus on rewarding newly enrolled individual promoters as well as those who have achieved success over longer periods of time. We provide our individual promoters with an attractive opportunity to supplement their current incomes or develop a full-time source of income.

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Our “three for free” program, in which customers or individual promoters who refer three people that purchase a Challenge kit within a given month receive a free Challenge kit in the following month. This program encourages customers and individual promoters to enroll their friends and family in the ViSalus experience and drives the group dynamic, which improves the likelihood of success of individuals achieving their Challenge goals.

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Our continuing investment in mobile and social media technologies, which we believe are integral to the network marketing business. In 2011, we launched the Vi-Net Mobile application suite, which we enhanced in 2012 to include the Vi-Net Swipe, a mobile point of sale device that enables instantaneous transactions from a smartphone, and we continue to be an industry pioneer in developing and investing in technology.

•	Our committed senior management team, whose members have more than 57 years of combined experience in network marketing and mobile and social media technology.

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The complementary talents and experiences of our three founders, which they bring to their ongoing involvement in our business, give us a unique competitive advantage. Ryan Blair leverages his entrepreneurial and leadership experience to guide our operations and to set the tone for our distinctive business culture. Nick Sarnicola uses his prior experiences with network marketing companies and his dedicated work ethic in the recruitment and motivation of our individual promoters, leading our independent promoter sales force by “example” as he travels the country to meet, recruit and train our field. Blake Mallen’s deep knowledge of our operations and strategies are instrumental in the design and oversight in our various strategic initiatives, especially of our social media, training programs and online marketing initiatives.

Growth Strategy

We plan to pursue several strategies in the future to build a global consumer brand and to continue to increase sales and operating income, including:

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The Challenge. Leveraging our groundbreaking and innovative Challenge marketing platform across multiple consumer needs for transformation in our existing and new markets. The Challenge is a platform that focuses on helping customers achieve their health and fitness goals over a 90-day period. The Challenge is also the means by which our individual promoters introduce ViSalus to prospective customers and individual promoters by encouraging them to join in a 90-day challenge. We believe this is an effective way for both experienced and inexperienced individual promoters to introduce others to ViSalus.

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International Expansion. Expanding our business globally in a targeted manner and adapting our flexible model as needed to new markets that share the characteristics that make our current markets attractive to our business model.

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Direct-to-Consumer Strategy. Continuing to build our customer-centric business model and further enhancing our direct level of engagement with customers and individual promoters by investing in new products, events, promotions, systems and ViSalus branding initiatives.

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Lifetime Value of Individual Promoter and Customer Base. Continuing to retain, build and benefit from the lifetime value of our 863,000 customers and 93,000 individual promoters, as of March 31, 2012, across existing and new products that meet their evolving wellness and lifestyle needs.

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Technology Strategy. Continuing to be an industry leader in the development of new mobile and social media technologies that support and enhance the ability of our individual promoters and customers to be successful with the ViSalus opportunity.

•	Infrastructure Strategy. Improving and strengthening our supply chain, distribution and operations networks and investing in our employees through organizational development programs.

Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 13. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our Class A common stock. In particular, the following risks, among others, may have an adverse effect on our business, which could cause a decrease in the price of our Class A common stock and result in a loss of all or a portion of your investment:

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we are dependent upon sales by our independent promoter sales force to drive our business, and our failure to continue to recruit, retain and motivate individual promoters could harm our business, financial condition and results of operations;

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the loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason, could harm our business, financial condition and results of operations;

•	our business is subject to risks from increased competition, and our failure to maintain our competitive position could harm our business, financial condition and results of operations;

•	if we fail to retain existing customers or attract new customers, our business, financial condition and results of operations may be harmed;

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our business is affected by extensive laws and governmental regulations, and our failure to comply with those laws and regulations could harm our business, financial condition and results of operations;

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our failure to appropriately respond to changing customer preferences and demand for new products or product enhancements could significantly harm our individual promoter and customer relationships and product sales, which, in turn, could harm our business, financial condition and results of operations;

•	failure to effectively manage our growth could strain our current resources and impact our business, financial condition and results of operations;

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adverse publicity associated with our products, ingredients, individual promoters, programs or our network marketing business model, or those of similar companies, could harm our business, financial condition and results of operations;

•	if we fail to protect our intellectual property, then our ability to compete could be negatively affected, which would harm our business, financial condition and results of operations;

•

since we rely on independent third parties for the manufacture and supply of our products, if these third parties fail to reliably supply products to us at required levels of quality, then our business, financial condition and results of operations would be harmed;

•	we may incur material product liability claims, which could increase our costs and harm our business, financial condition and results of operations;

•	if we lose the services of key employees, then our business, financial condition and results of operations would be harmed; and

•	we are a “controlled company,” controlled by Blyth, Inc., a Delaware corporation, which we refer to as “Blyth,” whose interests in our business may conflict with yours.

Reorganization

We are offering our Class A common stock described in this prospectus as part of a series of reorganization transactions that will be consummated prior to the closing of this offering, as follows:

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Blyth will acquire all of the outstanding equity interests of Holdings, other than shares held by our founders and by Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC, which we refer to collectively as “RAM.” Following such acquisition, Blyth will own 77.0% of Holdings, and Holdings will own all of the outstanding capital stock of FVA Ventures, Inc.;

•	FVA Ventures, Inc. will reincorporate in Nevada under the new name “ViSalus, Inc.” and file amended and restated articles of incorporation and bylaws in Nevada;

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we will effect a recapitalization whereby our outstanding common stock will be reclassified into          shares of Class B common stock, all of which will be held by Holdings, and a new class of Class A common stock will be authorized;

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we will pay a special cash dividend to our pre-offering stockholders in the amount of $        , subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend;

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all remaining equity incentive compensation obligations will become due and payable in accordance with their terms, and we expect that all such remaining obligations, which totaled $43.7 million as of March 31, 2012, will be satisfied by April 2013; and

•	Holdings will be liquidated and will distribute all of the shares of our common stock to its members.

We refer to the above transactions as the “Reorganization.”

Principal Stockholder

We are, and after giving effect to the Reorganization and this offering, will continue to be, controlled by Blyth. As a result, Blyth will be able to exert significant influence over us and our corporate decisions. See “Risk Factors — Risks Relating to Our Affiliation with Blyth.”

In August 2008, Blyth signed a definitive purchase agreement, which, as it is amended from time to time, we refer to as the “Blyth purchase agreement,” to purchase Holdings through a series of investments. In January, February and April 2012, Blyth completed the third phase of its acquisition of Holdings, which was completed in three stages, and increased its ownership of Holdings to 72.7%.

After giving effect to the Reorganization, Blyth will have pre-offering ownership of approximately 77.0% of ViSalus (         shares of Class B common stock). Blyth intends to sell up to          shares of Class A common stock in this offering (         shares of Class B common stock held by Blyth will be converted into an equivalent number of shares of Class A common stock upon their sale in this offering), and will hold approximately     % of the voting power of our outstanding capital stock following this offering (         shares of Class B common stock).

Prior to the closing of this offering, we will enter into various agreements to complete the separation of our business from Blyth, including, among others, a registration rights agreement and an administrative services agreement. The terms of the separation of our business from Blyth and the related agreements and other transactions with Blyth were determined by Blyth, and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party. For a description of these agreements and the other agreements that we will enter into with Blyth, see “Certain Relationships and Related Party Transactions.”

Implications of Being an “Emerging Growth Company”

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As an “emerging growth company,” we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These exceptions include:

•	a requirement to disclose only two years of audited financial statements, selected financial data and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	reduced disclosure about our executive compensation arrangements;

•	no requirement to hold nonbinding advisory shareholder votes on executive compensation or golden parachute arrangements;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•	the option to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” In general, we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our common stock held by non-affiliates on any June 30th after we have been public for a year, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. If we do, the level of information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

Corporate Information

We were incorporated in California on February 16, 2005 under the name “FVA Ventures, Inc.” Prior to the closing of this offering, we will reincorporate in Nevada under the name “ViSalus, Inc.” All outstanding shares of our capital stock are currently beneficially owned by Holdings. Prior to this registration statement being declared effective, Holdings will be liquidated, as described under “Reorganization.” We have one subsidiary, ViSalus Sciences Canada Inc., a British Columbia corporation, which is wholly owned and was incorporated on March 8, 2008.

Our principal executive offices are located at 1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083, and our telephone number is (877) 847-2587. Our corporate website address is www.ViSalus.com. Information on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our Class A common stock.

The Offering

Class A common stock offered:

By us	shares

By the selling stockholders	shares

Total	shares

Common stock to be outstanding immediately after this offering:

Class A common stock	shares

Class B common stock	shares

Total	shares

Use of proceeds	We estimate that our net proceeds from the sale of shares of Class A common stock in this offering will be approximately $ , assuming an initial public offering price of $ per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to create a public market for our Class A common stock and thereby enable future access to the public equity markets by us and our stockholders, increase our capitalization and financial flexibility, increase our visibility in the marketplace and facilitate an orderly distribution of shares for the selling stockholders. We intend to use the net proceeds to us to pay a special cash dividend to our pre-offering stockholders. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend.

We will not receive any of the net proceeds from the sale of our Class A common stock by the selling stockholders. See “Use of Proceeds.”

Voting rights	Following this offering, we will have two classes of outstanding common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A and Class B common stock are identical, except with respect to voting and conversion. Shares of Class A common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, representing in aggregate approximately % of the combined voting power of our outstanding common stock, or % if the underwriters exercise their option to purchase additional Class A common stock in full.

Shares of Class B common stock are entitled to ten votes per share, representing in aggregate approximately % of the combined voting power of our outstanding common stock, or % if the underwriters exercise their option to purchase additional Class A common stock in full. Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes or transfers to persons who had beneficial ownership of at least 5% of the outstanding capital stock of Blyth as of the date the Class B stock is originally issued.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law. Blyth, who after this offering will control approximately % of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. See “Risk Factors — Risks Relating to Our Affiliation with Blyth.”

Proposed trading symbol	“ ”

Risk factors	Investing in our Class A common stock involves a high degree of risk. Please read carefully all of the information set forth in this prospectus, including the section entitled “Risk Factors” beginning on page 13 for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A common stock.

Immediately following the Reorganization, there will be no shares of our Class A common stock outstanding and shares of our Class B common stock outstanding. The number of shares of our common stock outstanding after this offering gives effect to the sale of          shares of Class A common stock by us and the selling stockholders in this offering, including the conversion of          shares of Class B common stock held by the selling stockholders into an equivalent number of shares of Class A common stock upon sale of such stock by the selling stockholders in this offering. The number of shares of our Class A and Class B common stock to be outstanding after this offering excludes          shares of our Class A common stock reserved for future issuance under the ViSalus, Inc. Omnibus Incentive Plan, which we refer to as the “Omnibus Plan,” and which we intend to adopt immediately prior to the closing of this offering.

Unless expressly indicated or the context requires otherwise, all information in this prospectus:

•	gives effect to the Reorganization;

•	assumes the automatic conversion of shares of Class B common stock to shares of Class A common stock upon their sale by the selling stockholders in this offering; and

•	assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock to cover over-allotments.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods presented. We derived the summary consolidated statements of operating data for the years ended December 31, 2011 and 2010 and the summary consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the summary consolidated statements of operating data for the three months ended March 31, 2012 and 2011 and the summary consolidated balance sheet data as of March 31, 2012 from our unaudited consolidated interim financial statements included elsewhere in this prospectus.

We have prepared the unaudited consolidated interim financial statements on the same basis as our audited financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

You should read the following information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Years Ended December 31		Three Months Ended March 31
(In thousands, except per share and percent data)	2011	2010	2012	2011
Operating Data:			(Unaudited)
Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	$164,583	$24,404	$96,936	$14,103
Gross profit margin	71.5%	72.5%	70.8%	72.9%
Operating expense	129,365	22,769	74,099	12,155
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	$8,005	$(219)	$12,957	$(223)
Operating profit margin	3.5%	(0.7)%	9.5%	(1.2)%
Other expense	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Unaudited pro forma net (loss) earnings per share (1):
Basic
Diluted
Unaudited pro forma weighted average shares (1):
Basic
Diluted

Other Financial Data:
Adjusted EBITDA (2)	$35,587	$1,304	$22,839	$2,019

	December 31, 2011	March 31, 2012
(In thousands)	Actual	Actual	Pro Forma (3)	Pro Forma As Adjusted (3)
Balance Sheet Data:			(Unaudited)
Total assets	$51,600	$84,525
Total liabilities	59,969	82,670
Total members’/stockholders’ equity	(8,369)	1,855

(1)	See note 16 to our consolidated financial statements included in this prospectus for a description of how we compute pro forma basic and diluted earnings per share attributable to Class A and Class B common stockholders.

(2)	EBITDA and Adjusted EBITDA have been presented in this prospectus and are supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States, which we refer to as “GAAP.” EBITDA is defined as net earnings (loss) plus income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus equity incentive compensation.

EBITDA and Adjusted EBITDA are two of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. We also frequently use EBITDA and Adjusted EBITDA in our discussions with commercial bankers and other users of our financial statements. Management believes EBITDA and Adjusted EBITDA reflect our ongoing business in a manner that allows for meaningful period to period comparisons and analysis of trends.

Our uses of EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net earnings (loss) and our other GAAP results. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table presents a reconciliation of net earnings (loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Years Ended December 31		Three Months Ended March 31
(In thousands)	2011	2010	2012	2011
Net (loss) earnings	(2,186)	(1,969)	7,705	996
Income tax expense (benefit)	9,870	41	5,210	(1,436)
Interest expense, net	268	1,122	(1)	217
Depreciation and amortization	422	256	45	71

EBITDA	$8,374	$(550)	$12,959	$(152)
Equity incentive compensation (a)	27,213	1,854	9,880	2,171

Adjusted EBITDA	$35,587	$1,304	$22,839	$2,019

(a)	The obligations which give rise to equity incentive compensation relate to remaining outstanding rights in the ViSalus Holdings, LLC Equity Incentive Plan, which we refer to as the “EIP,” as well as common units received by a former employee. Both these obligations are expected to terminate by April 2013. For further information on the EIP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Equity Incentive Compensation.”

(3)	The pro forma balance sheet data is unaudited and gives effect to the Reorganization. The pro forma as adjusted balance sheet data is unaudited and reflects the pro forma balance sheet data as adjusted to assume the automatic conversion of shares of Class B common stock to shares of our Class A common stock upon their sale by the selling stockholders in this offering and the issuance by us of shares of Class A common stock in this offering as if this offering occurred on March 31, 2012.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks in addition to the other information contained in this prospectus before deciding whether to invest in our Class A common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our Class A common stock would likely decline, and you might lose all or part of your investment in our Class A common stock.

Risks Related to Our Business

We depend on sales by our independent promoter sales force to drive our business, and our failure to continue to recruit, retain and motivate individual promoters could harm our business, financial condition and results of operations.

We market our products and the Challenge through our independent promoter sales force using a network marketing model. This marketing system depends upon the successful recruitment, retention and motivation of a large number of individual promoters to offset frequent turnover. Our ability to recruit and retain individual promoters depends on our prominence within the competitive environment among companies using network marketing business models and on the general labor market, unemployment levels, economic conditions and demographic and cultural changes in the workforce. Our ability to motivate our independent promoter sales force depends, in large part, upon the effectiveness of our compensation and promotional programs, the competitiveness of our independent promoter compensation programs compared with other direct selling companies and the successful introduction of new products. Our failure to recruit, retain and motivate individual promoters could negatively impact sales of our products, which could harm our business, financial condition and results of operations.

We anticipate that the growth rate of our independent promoter sales force will decline over time as the size of our independent promoter sales force increases and as we achieve higher market penetration rates. To the extent the growth rate of our independent promoter sales force slows, our business performance will become increasingly dependent on our ability to retain and motivate existing individual promoters. A number of other companies using network marketing business models that achieved early success have since seen their independent promoter sales forces decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our independent promoter sales force.

The loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason, could harm our business, financial condition and results of operations.

Sales generated by a small number of individual promoters, together with their associated down-line sales organizations, represent a majority of our net sales, and there are a number of individual promoters whose generated sales, together with those of their down-line sales organizations, represent in excess of 10% of our net sales. In particular, sales generated by Nick Sarnicola, one of our founders and currently an individual promoter, together with his down-line sales organization and customers marketed to by Mr. Sarnicola and members of his down-line sales organization, represented more than 50% of net sales in 2011 and in the first quarter of 2012.

The loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason, could negatively impact sales of our products, impair our ability to recruit new individual promoters and harm our business, financial condition and results of operations.

In general, we do not have non-competition arrangements with our individual promoters that would prohibit them from promoting competing products if they terminate their relationship with us. Pursuant to the agreement that all of our individual promoters must sign, until one year after the individual promoter gives written notice of termination of the agreement or we terminate the agreement, the individual promoter is not permitted to solicit or recruit ViSalus individual promoters or employees (whether active or inactive) to participate in any other network marketing program. Violation of this provision results in immediate termination of the individual’s status as an individual promoter and forfeiture of payments of any kind owed to them by us. However, we cannot ensure that our individual promoters will abide by these non-solicitation obligations or that we will be able to enforce them. If our individual promoters do not abide by these non-solicitation obligations or if we are unable to enforce them, our competitive position may be compromised, which could harm our business, financial condition and results of operations.

Since we cannot exert the same level of influence or control over our individual promoters as we could if they were our own employees, we may be unable to enforce compliance with our individual promoter policies and procedures, which could result in claims against us that could harm our business, financial condition and results of operations.

Our individual promoters are independent contractors and, accordingly, we are not in a position to provide the same direction, motivation and oversight as we would if they were our own employees. As a result, there can be no assurance that our individual promoters will participate in our marketing strategies or plans, accept our introduction of new products or comply with our promoter policies and procedures.

Extensive federal, state and local laws regulate our businesses, products and programs. While we have implemented policies and procedures that are designed to govern individual promoter conduct so that we comply with this regulatory regime, it can be difficult to enforce these policies and procedures because of the large number of individual promoters and their independent status. Violations by our individual promoters of applicable laws or of our policies and procedures could reflect negatively on our products and operations and harm our business reputation or lead to the imposition of penalties or claims and could negatively impact our business, financial condition and results of operations.

Our business is subject to risks from increased competition, and our failure to maintain our competitive position could harm our business, financial condition and results of operations.

The business of marketing and selling weight-management products, nutritional supplements and energy drinks is highly competitive both in terms of pricing and new product introductions, including various prescription drugs. The worldwide markets for these products are highly fragmented, with numerous suppliers serving one or more of the distribution channels served by us. In addition, we anticipate that we will be subject to increasing competition in the future from sellers that utilize electronic commerce, as we do. Some of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do to ours. For example, if our competitors develop other weight-management products, nutritional supplements or energy drinks that become more popular than our products, demand for our products could be reduced. Moreover, certain competitors focus on a single geographic or product market and attempt to gain or maintain market share solely on the basis of price. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to significant competition for the recruitment of individual promoters from other network marketing organizations, including those that market weight-management products, nutritional supplements and energy drinks, as well as other types of products. Our competitors for the recruitment of individual promoters include direct-selling companies such as Herbalife Ltd., Avon Products Inc., Tupperware Brands Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc., Nature’s Sunshine Products Inc., Mannatech Inc., Natura Cosméticos SA, Amorepacific Corp., Oriflame Cosmetics SA, Amway Malaysia Holdings Bhd, Noevir Holdings Co., Ltd., Shaklee Global Group Inc. and Reliv International, Inc. Competitors in our target product market include Herbalife Ltd. and retail establishments such as Weight Watchers, Jenny Craig, General Nutrition Centers and retail pharmacies. In addition, because the industry in which we operate is not particularly capital intensive or otherwise subject to high barriers to entry, it is relatively easy for new competitors to emerge to compete with us for our individual promoters and customers. Furthermore, the fact that our individual promoters may easily enter and exit our network-marketing program contributes to the level of competition that we face. For example, an individual promoter can enter or exit our network-marketing system with relative ease at any time without facing a significant investment or loss of capital because (1) individual promoters can enroll at a low cost, for a fee of $49, (2) we do not require our individual promoters to purchase our products, (3) we do not require any specific amount of time to work as an individual promoter and (4) we do not require any special training to be an individual promoter. Our ability to remain competitive therefore depends, in significant part, on our success in recruiting and retaining individual promoters through an attractive compensation plan, the maintenance of an attractive product portfolio and other incentives. If we are unable to compete effectively in our markets, if competition in our markets intensifies or if we are unable to recruit and retain individual promoters, our business, financial condition and results of operations could be harmed.

If we fail to retain existing customers or attract new customers, our business, financial condition and results of operations may be harmed.

We are a customer-driven business, and the size of our customer base and the amount that our customers spend on our products are critical to our success. Increases in our sales to customers are driven primarily by our recruitment of new customers and retention of existing customers, rather than through increases in the average monthly expenditures of customers.

We anticipate that our customer growth rate will decline over time as the size of our customer base increases, and as we achieve higher market penetration rates. To the extent our customer growth rate slows, our business performance will become increasingly dependent on our ability to retain customers and increase their average monthly expenditures. A number of other companies using a direct marketing business model that achieved early success have since seen their customer bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our customer base or product purchase levels. If we are unable to retain existing customers or attract new customers, our sales could suffer, which could harm our business, financial condition and results of operations.

Our business is affected by extensive laws and governmental regulations, and our failure to comply with those laws and regulations could harm our business, financial condition and results of operations.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state, provincial and local levels, and include regulations relating to:

•	the formulation, testing, manufacturing, packaging, labeling, distribution, marketing, promotion, importation, exportation, sale and storage of products;

•	product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by individual promoters, for which we may be held responsible; and

•	promotional and compensation programs.

In addition, individual promoters in certain jurisdictions are required to obtain licenses in order to market ViSalus products. There can be no assurance that we or our individual promoters are, or will continue to be, in compliance with all of these regulations, and the failure by us or our individual promoters to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could negatively impact our business, financial condition and results of operations. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in significant loss of sales revenues.

Our products are subject to a number of federal, state and provincial regulations, including regulations of the Food and Drug Administration, which we refer to as the “FDA,” in the United States, and regulations administered by Health Canada and the Canadian Food Inspection Agency in Canada. Our products are also subject to regulation in the United States by the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Some of these regulations currently, or might in the future, require us to obtain certain licenses or approvals. The failure of our products to comply with current or newly adopted regulations, which may be more stringent than current regulations, could negatively impact our business in a particular market or in general.

Our products are subject to regulation by the FDA and other U.S. federal and state authorities as foods, and in many instances, the subset of foods referred to as “dietary supplements.” Any failure to comply with such regulations, or any determinations by the FDA that any of our products do not meet adequate safety standards or that our labelling or marketing claims violate applicable requirements, could prevent us from marketing particular products or subject us to administrative, civil or criminal penalties.

Our products are subject to regulation by the FDA and other U.S. federal and state authorities as foods, and in many instances, the subset of foods referred to as “dietary supplements.” See “Business — Government Regulation — Product Claims and Composition.” As such, the FDA has extensive jurisdiction over our products. The FDA regulates, among other things, the composition, safety, labeling and marketing of conventional foods and dietary supplements (including vitamins, minerals, herbs and other dietary ingredients for human use). While our products as they are currently marketed are not required to obtain pre-market approval from the FDA, we must submit a new dietary ingredient notification to the FDA at least 75 days before the initial marketing of any dietary supplement that contains a new dietary ingredient. See “Business — Government Regulation — Product Claims and Composition.” The FDA may find unacceptable the evidence of safety for any new dietary supplement we wish to market, may determine that a particular dietary supplement or ingredient that we currently market presents an unacceptable health risk, or may determine that a particular claim or statement of nutritional support that we use to support the marketing of a food or dietary supplement conflicts with FDA regulations regarding labeling claims. See “Business — Government Regulation — Product Claims and Composition.” Any of these actions could prevent us from marketing particular products or subject us to administrative, civil or criminal penalties. The FDA could also require us to remove a particular product from the market based on safety issues or a failure to comply with applicable legal and regulatory requirements. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, including consumer class action lawsuits, substantial costs and reduced growth prospects.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require unanticipated company expenditures to address the reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional recordkeeping requirements, increased documentation of the properties of some products, additional or different labeling standards, additional scientific substantiation, adverse event reporting or other new requirements. For example, in 2006, the U.S. Congress enacted legislation to impose adverse event reporting and recordkeeping requirements for dietary supplements, and in 2007, the FDA issued a final rule on current good manufacturing practices, which we refer to as “cGMP,” creating new requirements for manufacturing, packaging and storing dietary ingredients and dietary supplements. In the same year, the “Reportable Food Registry,” which we refer to as the “RFR,” was established by the Food and Drug Administration Amendments Act of 2007, which requires food companies and other “responsible parties” to file a report through the RFR electronic portal when there is a reasonable probability that the use of, or exposure to, an article of food will cause serious adverse health consequences or death to humans or animals. Recently, in 2011, the FDA issued a draft guidance document expanding the FDA’s previous interpretation of the regulatory requirements surrounding new dietary ingredient notifications and related issues, and the U.S. Congress enacted new food safety legislation that has increased the FDA’s authority over food facilities. See “Business – Government Regulation — Product Claims and Composition.” We may not be able to comply with the new requirements or other future legislation, rules or guidance documents without incurring additional expenses, which could be significant.

Our promotional and compensation programs are subject to a number of federal and state regulations administered by the FTC and various state agencies in the United States and the equivalent provincial and federal government agencies in Canada. The failure of our promotional and compensation programs to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

The Federal Trade Commission, which we refer to as the “FTC,” exercises jurisdiction over the advertising of conventional foods and dietary supplements and has instituted numerous enforcement actions against companies for false and misleading claims and for failure to have adequate substantiation for claims made in advertising. In the event that the FTC pursues an enforcement action against us, we could be subject to consent decrees that could limit our ability to make certain claims with respect to our products and require us to pay civil penalties. The FTC also regulates promotional offers, including purported “savings” from the regular or suggested retail price of products. The National Advertising Division, which we refer to as the “NAD,” of the Council of Better Business Bureaus serves as an industry-sponsored self-regulatory system that permits competitors to resolve disputes over advertising claims. The system also empowers the NAD to challenge claims that the NAD believes to be misleading, including product benefit claims and purported sales or other discounts off of “regular” prices. The NAD has no independent enforcement authority. However, it can refer cases to the FTC for further action. Failures by us to comply with rules, consent decrees and applicable regulations could occur from time to time, which could result in substantial monetary penalties.

In addition, our promotional and compensation programs are subject to a number of federal and state regulations administered by the FTC and various state agencies in the United States and the equivalent provincial and federal government agencies in Canada. We are subject to the risk that, in one or more markets, our network marketing programs could be found not to be in compliance with applicable law or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail, product sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules, and thus, even in jurisdictions where we believe that our promotional and compensation programs are in full compliance with applicable laws or regulations, they are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our promotional and compensation programs to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

In general, a “pyramid scheme” is defined as an arrangement in which new participants are required to pay a fee to participate in the organization and then receive compensation primarily for recruiting other persons to participate, either directly or through sales of goods or services that are merely disguised payments for recruiting others. Such schemes are illegal because, without legitimate sales of goods or services to support the organization’s continued existence, new participants are exposed to the loss of the fee paid to participate in the scheme. The application of these laws and regulations to a given set of business practices is inherently fact-based and, therefore, is subject to interpretation by applicable enforcement authorities. Our individual promoters are paid by commissions based on sales of our products to bona fide purchasers, and for this and other reasons we do not believe that we are subject to laws regulating pyramid schemes. Moreover, unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. However, even though we believe that our distribution practices are currently in compliance with, or exempt from, these laws and regulations, there is a risk that a governmental agency or court could disagree with our assessment or that these laws and regulations could change, which may require us to alter our distribution model or cease our operations in certain jurisdictions or result in other costs or fines, any of which could harm our business, financial condition and results of operations.

There are also federal, state and provincial laws of general application, such as the Federal Trade Commission Act, as amended, which we refer to as the “FTC Act,” and state or provincial unfair and deceptive trade practices laws that could potentially be invoked to challenge our advertising, compensation practices, or recruitment techniques. In particular, in addition to the risks involved with product claims, our recruiting efforts include promotional materials for recruits that describe the potential opportunity available to them if they become individual promoters. Like our dietary supplement advertisements, these materials, as well as our other recruiting efforts and those of our individual promoters, are subject to scrutiny by the FTC and state and provincial enforcement authorities with respect to misleading statements, including misleading earnings claims made to convince potential new recruits to become individual promoters. For example, in July 2011, the FTC amended its “Business Opportunity Rule” to increase disclosure requirements for companies educating consumers about potential business opportunities. If claims or recruiting techniques used by us or by our individual promoters are deemed to be misleading, it could result in violations of the FTC Act or comparable state and provincial statutes prohibiting unfair or deceptive trade practices or result in reputational harm, any of which could materially harm our business, financial condition and results of operations.

If our individual promoters fail to comply with advertising and labeling laws, then our business, financial condition and results of operations would be harmed.

Although the physical labeling of our products is not within the control of our individual promoters, our individual promoters must nevertheless advertise our products in compliance with the extensive regulations governing the promotion and labeling of products intended for human consumption.

Our products are sold principally as conventional foods and dietary supplements and are subject to rigorous FDA and related legal regimens limiting the types of health-benefit claims that can be made for our products. Claims that a product can treat, prevent or cure a disease, which we refer to as “therapeutic claims,” for example, are not permitted for these products. While we train and attempt to monitor our individual promoters’ marketing materials, we cannot ensure that all such materials comply with bans on therapeutic claims. If our individual promoters fail to comply with these restrictions, then we and our individual promoters could be subjected to claims, financial penalties and relabeling requirements, which could harm our business, financial condition and results of operations. Similarly, the FTC prohibits promoters and endorsers from making any claims for products that are not substantiated with competent and reliable evidence. Although we expect that our responsibility for the actions of our individual promoters in such an instance would be dependent on a determination that we either controlled or condoned a non-compliant advertising practice, there can be no assurance that we could not be held responsible for the actions of our individual promoters.

We may be held responsible for certain taxes or assessments relating to the activities of our individual promoters, which could harm our business, financial condition and results of operations.

Earnings of individual promoters are subject to taxation, and, in some instances, legislation or governmental regulations impose obligations on us to collect or pay taxes, such as value-added taxes, and to maintain appropriate records. In addition, we may be subject to the risk in some jurisdictions of new liabilities being imposed for social security and similar taxes with respect to individual promoters. If local laws and regulations or the interpretation of local laws and regulations change to require us to treat individual promoters as employees, or if individual promoters are deemed by local regulatory authorities in one or more of the jurisdictions in which we operate to be our employees rather than independent contractors or agents under existing laws and interpretations, we may be held responsible for social charges and related taxes in those jurisdictions, plus related assessments and penalties, which could harm our business, financial condition and results of operations.

Our failure to appropriately respond to changing customer preferences and demand for new products or product enhancements could significantly harm our individual promoter and customer relationships and product sales, which, in turn, could harm our business, financial condition and results of operations.

Sales of our weight-management products, nutritional supplements and energy drinks fluctuate according to changes in customer preferences. If we are unable to anticipate, identify or react to changing preferences, our sales may decline, and we may be faced with excess inventories. Weight-management products comprised 65% of our net sales in 2011 and 67% of our net sales in the first quarter of 2012. If customer demand for our weight-management products decrease significantly, or we cease offering weight-management products without a suitable replacement, then our business, financial condition and results of operations would be harmed. In addition, if we miscalculate customer tastes and we are no longer able to offer products that appeal to our customers, our brand image may suffer.

Our ability to respond to changing customer preferences and demand for new products or product enhancements and to manage our inventories properly is an important factor in our operations. The nature of our products and the rapid changes in customer preferences leave us vulnerable to an increased risk of inventory obsolescence. Excess or obsolete inventories can result in lower gross margins due to the excessive discounts and markdowns that might be necessary to reduce inventory levels. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. Our ability to meet future product demand will depend upon our success in sourcing adequate supplies of our products, bringing new production and distribution capacity on-line in a timely manner, improving our ability to forecast product demand and fulfill customer orders promptly, improving customer service-oriented management information systems, and training, motivating and managing new employees. The failure of any of the above could harm our business, financial condition and results of operations.

Failure to effectively manage our growth could strain our current resources and impact our business, financial condition and results of operations.

The number of our customers and individual promoters has increased significantly, with the number of customers increasing from approximately 122,000 at March 31, 2011 to approximately 863,000 customers at March 31, 2012, and the number of individual promoters increasing from approximately 16,000 to 93,000 during this same period, and we expect growth to continue for the foreseeable future. The growth and expansion of our business and the introduction of new products and technical tools create significant challenges for our management, operational, and financial resources, including managing relations with employees, customers, individual promoters, suppliers and other third parties. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. In addition, some members of our management do not have significant experience managing a large global business operation, so our management may not be able to manage such growth effectively. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base and individual promoters. As our organization continues to grow, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. The failure to manage these consequences of our rapid growth could harm our business, financial condition and results of operations. For a description of how we calculate our number of customers and individual promoters and factors that can affect these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

A downturn in the economy may affect consumer purchases of discretionary items such as our products and may affect the cost of borrowing, which could harm our business, financial condition and results of operations.

Recently, concerns over the global economy, including the current financial crisis in Europe (including concerns that certain European countries may default in payments due on their national debt) and the resulting economic uncertainty, as well as concerns over inflation, energy costs, geopolitical issues, and the availability and cost of credit have contributed to increased volatility and diminished expectations for the economy. A continued or protracted downturn in the economy could adversely impact consumer purchases of discretionary items, including our products. Factors that could affect consumers’ willingness to make such discretionary purchases include general business conditions, levels of employment, energy costs, interest rates and tax rates, the availability of consumer credit and consumer confidence. A reduction in consumer spending could significantly reduce our sales and leave us with unsold inventory. The occurrence of these events could harm our business, financial condition and results of operations.

The turmoil in the financial markets in recent years could increase our cost of borrowing and impede access to or increase the cost of financing our operations and investments and could result in additional impairments to our businesses.

United States and global credit and equity markets have undergone significant disruption in recent years, making it difficult for many businesses to obtain financing on acceptable terms. In addition, in recent years equity markets have experienced rapid and wide fluctuations in value. If these conditions continue or worsen, our cost of borrowing, if needed, may increase and it may be more difficult to obtain financing for our businesses.

In the event current market conditions continue we may be unlikely to obtain new sources of financing or refinance existing financing except at higher interest costs, and may require our providing security to guarantee such borrowings. Alternatively, we may not be able to obtain unfunded borrowings in the amounts sought, which may require us to seek other forms of financing, at higher interest rates and with additional expenses. In addition, we may be subject to future impairments of our assets if the valuation of these assets declines.

We face diverse risks in our international business, which could adversely affect our business, financial condition and results of operations.

Currently, we sell products to customers in the United States and Canada. We expect sales in Canada to continue to represent a sizeable portion of our revenue for the foreseeable future, which subjects us to the risks of conducting business in Canada, including:

•

United States and Canadian taxes and regulations, including Canadian taxes that we may not be able to offset against taxes imposed upon us in the United States, and Canadian tax and other laws limiting our ability to repatriate funds to the United States;

•	the application of the laws and policies of the United States and Canada affecting the importation of goods (including duties, quotas, taxes and other trade restrictions) to our business;

•	the application of Canadian labor laws, regulations and restrictions to our business;

•	Canadian regulation of our products;

•	the application of Canadian language laws, including Quebec language regulations, to our business, effectively requiring bilingual marketing material and presentation material in Canada;

•	difficulty in staffing and managing Canadian operations and difficulty in maintaining quality control;

•	adverse fluctuations in exchange rates between the U.S. Dollar and the Canadian Dollar and interest rates;

•	political instability, natural disasters, health crises, war or events of terrorism; and

•	transportation costs and delays (including with respect to border crossings).

These risks could adversely affect our business, financial condition and results of operations. In addition, if we expand our business to foreign countries other than Canada, as we may do in the future, we expect to be subject to similar and additional risks with respect to conducting business internationally, which could harm our business, financial condition and results of operations. We have also entered into a settlement agreement that limits our ability to use our ViSalus brand name outside North America. See “Business — Legal Proceedings.” This restriction may impede our ability to successfully expand internationally by leveraging the goodwill that we have garnered from the usage of the ViSalus brand name in North America.

Our profitability may be affected by shortages or increases in the cost of raw materials.

Ingredients for our weight-management products, nutritional supplements and energy drinks are sourced from a variety of third-party manufacturers. Costs of ingredients are volatile and can fluctuate due to conditions that are difficult to predict. Certain raw materials could be in short supply due to price changes, capacity, availability, changes in production requirements, and weather or other factors, including supply disruptions due to production or transportation delays. Continued volatility in the prices of raw materials could increase our cost of sales and reduce our profitability. Moreover, we may not be able to implement price increases for products to cover any increased costs, and any price increases we do implement may result in lower sales volumes. If we are not successful in managing our ingredient costs, if we are unable to increase our prices to cover increased costs or if such price increases reduce our sales volume, then such increases could harm our business, financial condition and results of operations.

Adverse publicity associated with our products, ingredients, individual promoters, programs or our network marketing business model, or those of similar companies, could harm our business, financial condition and results of operations.

Companies that market their products to consumers through a network of individual promoters, which we refer to a “network marketing business model,” can be the subject of negative commentary on website postings and other non-traditional media. This negative commentary can spread inaccurate or incomplete information about the direct-sales industry in general or our company, products, ingredients, individual promoters or programs in particular. The number of our customers and individual promoters and our business, financial condition and results of operations may be significantly affected by the public’s perception of us and similar companies. This perception is dependent upon opinions concerning:

•	the safety, quality, effectiveness and taste of our products and ingredients;

•	the safety, quality, effectiveness and taste of similar products and ingredients distributed by other companies;

•	our independent promoter sales force;

•	our promotional and compensation programs; and

•	the network marketing business in general.

Adverse publicity concerning any actual or purported failure by us or our individual promoters to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our programs, the licensing of our products for sale in our target markets or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our business and could negatively affect our ability to recruit, motivate and retain individual promoters, which would negatively impact our ability to generate revenue.

In addition, our individual promoters’ and consumers’ perception of the safety, quality, effectiveness and taste of our products and ingredients, as well as similar products and ingredients distributed by other companies, could be significantly influenced by media attention, publicized scientific research or findings, widespread recalls or product liability claims or other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use could lead to lawsuits or other legal challenges and could negatively impact our reputation and the market demand for our products, thus harming our business, financial condition and results of operations.

If we fail to protect our intellectual property, then our ability to compete could be negatively affected, which would harm our business, financial condition and results of operations.

We attempt to protect our intellectual property rights, both in the United States and in Canada through a combination of patent, trademark, and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

Patents are pending in the United States and in Canada on our health flavor mix-ins, as well as in the United States for certain of our energy drink products, and we own the intellectual property relating to the formulas of certain of our other products. We cannot assure you that any of our patent applications will be approved. Even if granted, the patents could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

Many patent applications in the United States are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of formulas covered by any patent application we make or that we will be the first to file patent applications on such formulas. Because some patent applications are maintained in secrecy for a period of time, there is also a risk that we could adopt a formula without knowledge of a pending patent application, which would infringe a third party patent once that patent is issued.

We also rely on unpatented proprietary information related to the formulas in many of our products. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented formulas. In Canada, the medicinal ingredients in our products must be disclosed by quantity. Our business also possesses trade secret rights in our individual promoter and customer lists and related contact information. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary and/or secret nature of our formulas, we could be materially adversely affected. Further, loss of protection for our individual promoter and customer lists could harm our ability to recruit and retain individual promoters or customers, which could harm our financial condition and results of operations.

The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own the material trademarks and trade-name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. We rely on these trademarks, trade names, trade dress and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. Although most of our trademarks are registered in the United States and Canada, we may not be successful in asserting trademark or trade-name protection against third parties or otherwise successfully defending against a challenge to our trademarks or trade names. In addition, the laws of Canada may not protect our intellectual property rights to the same extent as the laws of the United States. In the event that our trademarks or trade names are successfully challenged, we could be forced to rebrand our products, remove products from the market or pay a settlement, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands and building goodwill in these new brands, trademarks and trade names. Further, we cannot assure you that competitors will not infringe our trademarks, pass themselves or their goods and services off as being ours or associated with ours or otherwise depreciate the value of the goodwill associated with our trademarks and trade names or that we will have adequate resources to enforce our trademarks. Infringement of our trademarks or trade names, passing off by a competitor or depreciating the goodwill associated with our trademarks could impair the goodwill associated with our brands and harm our reputation, which could materially harm our financial condition and results of operations.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing, selling or using products that incorporate the challenged intellectual property; require us to redesign, reengineer, or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all.

Since we rely on independent third parties for the manufacture and supply of our products, if these third parties fail to reliably supply products to us at required levels of quality, then our business, financial condition and results of operations would be harmed.

All of our products are manufactured and supplied by third-party manufacturers in the United States based on our formulas or, in the case of the components in the Vi-Pak and Vimmunity immune system support supplements, a formula we license. The license agreement for the use of these components expires on February 28, 2014. We intend to seek a renewal of this license upon its expiration. We may not be able to renew this license on terms that are favorable to us, or possibly not at all. If this license is not renewed, we may be forced to stop selling the Vi-Pak and Vimmunity immune system support supplement products.

We have six primary suppliers that provide finished goods, as well as seven other suppliers that provide ingredients or components. We do not have contracts with any of these suppliers. If any of our third-party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes, at suitable quality levels, or if these suppliers fail to maintain compliance with regulatory requirements imposed on the manufacturers of food and nutritional supplements, including the FDA’s current good manufacturing practices, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. An extended interruption in the supply of products would result in loss of sales, which could negatively impact our business, financial condition and results of operations. In addition, any actual or perceived degradation of product quality as a result of reliance on third-party manufacturers may have an adverse effect on sales or result in increased product returns.

We may incur material product liability claims, which could increase our costs and harm our business, financial condition and results of operations.

As a marketer and manufacturer of products designed for human consumption, we may be subject to product liability claims if the use of our products is alleged to have resulted in injury to consumers. We cannot ensure that our products will never be associated with consumer injury. Our products could become contaminated and some of our products may contain innovative ingredients that may pose unforeseen adverse health consequences because they do not have long histories of human consumption. Since we do not conduct or sponsor clinical studies for our products, previously unknown adverse reactions resulting from human consumption of these products could occur. In addition, our products are manufactured by third-party manufacturers that also provide raw materials, which prevent us from having full control over the ingredients contained in our products.

As a marketer of weight-management products, nutritional supplements and energy drinks, we may be subjected to other product-liability claims, including claims related to the use of these products in an inappropriate manner or by inappropriate populations. Potential risks include allegations of inadequate instructions as to their uses, inadequate warnings concerning side effects and inadequate information regarding potential interactions with other substances. Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies or cause us to record a self-insured loss. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial retentions or deductibles that we are responsible for. Product liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

In addition to the above, any product liability claim brought against us, with or without merit, could result in an increase of our product liability insurance rates. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. In addition, such liability claims could cause our consumers to lose confidence in our products and stop purchasing our products, which would harm our business, financial condition and results of operations.

We depend upon our information-technology systems, and if we experience interruptions in these systems, our business, financial condition and results of operations could be negatively impacted.

We are increasingly dependent on information-technology systems to operate our websites, communicate with our independent promoter sales force, process transactions, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations, including information technology that we license from third parties. There is no guarantee that we will continue to have access to these third-party information-technology systems after our current license agreements expire, and if we do not obtain licenses to use effective replacement information-technology systems, our business, financial condition and results of operations could be adversely affected.

Previously, we have experienced interruptions resulting from upgrades to certain of our information-technology systems that temporarily reduced the effectiveness of our operations. Our information-technology systems depend on global communication providers, telephone systems, hardware, software and other aspects of Internet infrastructure that have experienced system failures in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunication failures and similar events. Despite the implementation of network security measures, our systems are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our systems. The occurrence of these or other events could disrupt or damage our information-technology systems and inhibit internal operations, the ability to provide customer service or the ability of customers or sales personnel to access our information systems.

The Internet plays a major role in our interaction with customers and individual promoters. Risks such as changes in required technology interfaces, website downtime and other technical failures, security breaches, and consumer privacy regulations are key concerns related to the Internet. Our failure to respond successfully to these risks and uncertainties could reduce sales, increase costs and damage our relationships.

Management uses information systems to support decision-making and to monitor business performance. We may fail to generate accurate financial and operational reports essential for making decisions at various levels of management. Failure to adopt systematic procedures to maintain quality information-technology general controls could impact management’s decision-making and performance monitoring, which could disrupt our business. In addition, if we do not maintain adequate controls such as reconciliations, segregation of duties and verification to prevent errors or incomplete information, our ability to operate our business could be limited.

The circumvention of our security measures could misappropriate confidential or proprietary information, including that of third parties such as our individual promoters and our customers, cause interruption in our operations, damage our computers or otherwise damage our reputation and business. We may need to expend significant resources to protect against security breaches or to address problems caused by such breaches. Any actual security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability under various laws and regulations. In addition, employee error or malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties. If this should occur we could incur significant expenses addressing such problems. Since we collect and store customer, individual promoter and vendor information, including in some cases credit card information, these risks are heightened.

User growth and engagement on mobile devices depend upon effective operation of mobile operating systems, networks, and standards that we do not control.

We have recently launched our new Vi-Net Mobile application suite, which allows individual promoters and customers to access their Vi-Net accounts on their smartphones. There is no guarantee that the Vi-Net Mobile application suite will continue to be interoperable with popular mobile operating systems that we do not control, such as Android, Blackberry and iOS, and any changes in such systems that degrade our products’ functionality or give preferential treatment to competitive products could adversely affect Vi-Net Mobile application suite usage. Additionally, in order to deliver high-quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. If it is more difficult for our users to access and use the Vi-Net Mobile application suite on their mobile devices, or if our users choose not to access or use the Vi-Net Mobile application suite on their mobile devices or use mobile products that do not offer access to the Vi-Net Mobile application suite, our customer and independent promoter sales force growth and retention could be harmed.

Changes in our effective tax rate may have an adverse effect on our financial results.

Our effective tax rate and the amount of our provision for income taxes may be adversely affected by a number of factors, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	changes in available tax credits;

•	changes in the valuation of our deferred tax assets and liabilities;

•	issues arising from uncertain positions and tax audits with various tax authorities;

•	changes in accounting standards or tax laws and regulations, or interpretations thereof; and

•	penalties and/or interest expense that we may be required to recognize on liabilities associated with uncertain tax positions.

If we lose the services of key employees, then our business, financial condition and results of operations would be harmed.

We depend on the continued services of our chief executive officer and co-founder, Ryan Blair, our chief marketing officer and co-founder, Blake Mallen, and the other members of our current senior management team, including the relationships that they have developed with our senior independent promoter sales force leadership. The loss or departure of these key employees could negatively impact our independent promoter sales force relations and harm our business, financial condition and results of operations. If any of these key employees do not remain with us, our business could suffer. The loss of such key employees could negatively impact our ability to implement our business strategy and our continued success will also be dependent upon our ability to retain existing, and attract additional, qualified personnel to meet our needs. Replacing key employees may be difficult and may follow an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to maintain proper relations and market our products.

We have a limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We were incorporated on February 16, 2005 and have begun experiencing rapid growth and significant levels of sales only recently. As a result, there is only limited historical financial and operating information available on which to base your evaluation of our performance. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history.

As our periodic results of operations may fluctuate, we may fail to meet or exceed the expectations of investors or securities analysts, which could cause our stock price to decline.

Our periodic results of operations have fluctuated in the past and are likely to fluctuate significantly in the future. Our periodic results of operations may fluctuate as a result of many factors, including those listed below, many of which are outside of our control:

•	demand for and market acceptance of our products;

•	our ability to recruit, retain and motivate individual promoters and customers;

•	the timing and success of introductions of new products by us or our competitors;

•	the strength of the economy;

•	changes in our pricing policies or those of our competitors;

•	competition, including entry into the industry by new competitors and new offerings by existing competitors;

•	the impact of seasonality on our business;

•	the amount and timing of expenditures related to expanding our operations, research and development or introducing new solutions; and

•	the timing of our events, including our annual Vitality event.

These factors, among others, make business forecasting difficult, may cause quarter to quarter fluctuations in our results of operations and may impair our ability to predict financial results accurately, which could reduce the market price of our common stock. Therefore, you should not rely on the results of any one quarter or year as an indication of future performance. Furthermore, period to period comparisons of our results of operations may not be as meaningful for our company as they may be for other public companies.

Risks Relating to Our Affiliation with Blyth

We are a “controlled company,” controlled by Blyth, whose interests in our business may conflict with yours.

Upon completion of this offering, Blyth will own approximately        shares of our Class B common stock, which will represent approximately       % of the voting power of our outstanding capital stock following this offering. Accordingly, pending any disposition by Blyth of a substantial portion of its shares, Blyth will continue to be able to exercise significant influence over our business policies and affairs, including the composition of our board of directors and any action requiring the approval of our stockholders, such as the adoption of amendments to our articles of incorporation, the issuance of additional equity securities, the payment of dividends and the approval of mergers or a sale of substantially all of our assets. The concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without the support of Blyth. In addition, the Nevada Revised Statutes permit stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Immediately following the closing of this offering and until Blyth ceases to beneficially own at least 50% of our outstanding capital stock, our amended and restated articles of incorporation will provide that stockholders holding 50% or more of our outstanding capital stock may take action by written consent. This will permit Blyth to take certain actions by written consent, without an annual or special meeting of stockholders. It is possible that Blyth’s interests may, in some circumstances, conflict with your interests as a stockholder. For additional information about our relationships with Blyth, see “Principal and Selling Stockholders” and “Certain Relationships and Related Party Transactions.”

Prior to the closing of this offering, we will enter into various agreements to complete the separation of our business from Blyth, including a registration rights agreement and an administrative services agreement. The registration rights agreement will provide for the registration of the shares of our common stock retained by Blyth following this offering. The administrative services agreement will provide for the provision of certain shared services between us and Blyth, and certain other aspects of our post-offering relationship with Blyth. The terms of our separation from Blyth and the related agreements and other transactions with Blyth were determined by Blyth, and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party. These agreements will continue in accordance with their terms after any distribution by Blyth of our common stock to its stockholders. For a description of these agreements and the other agreements that we will enter into with Blyth, see “Certain Relationships and Related Party Transactions.”

Conflicts of interest could arise between Blyth and us, and they may be resolved in a manner unfavorable to us.

Various conflicts of interest between Blyth and us could arise. Many of our directors own more stock in Blyth than in ViSalus. Ownership interests of officers and directors of Blyth in the common stock of ViSalus, or a person’s service as either an officer or director of both companies, could create or appear to create potential conflicts of interest when those officers and directors are faced with decisions that could have different implications for Blyth and ViSalus. These decisions could, for example, relate to:

•	disagreement over corporate opportunities;

•	competition between us and Blyth;

•	management stock ownership;

•	employee retention or recruiting;

•	our dividend policy; and

•	the services and arrangements from which ViSalus benefits as a result of its relationship with Blyth.

Potential conflicts of interest could also arise if we enter into any new commercial arrangements with Blyth while it remains one of our principal stockholders. Certain of our directors and officers are also directors and/or officers of Blyth and may face conflicts of interest with regard to the allocation of their time between Blyth and ViSalus or in fulfilling their obligations to both Blyth and ViSalus. Our amended and restated articles of incorporation will provide that, subject to any contractual provisions to the contrary, Blyth will have no duty to refrain from engaging in the same or similar business activities or lines of business as we do, doing business with any of our clients, or employing or otherwise engaging any of our officers or employees.

We may not realize the expected benefits from the separation of our business from Blyth.

We may not realize the benefits that we anticipate from the separation of our business from Blyth. See “Certain Relationships and Related Party Transactions.” These benefits include the following:

•	allowing our management to focus its efforts on our business and strategic priorities;

•	enhancing our market recognition with investors;

•	providing us with direct access to the debt and equity capital markets;

•	improving our ability to pursue acquisitions through the use of shares of our Class A common stock as consideration; and

•	enabling us to allocate our capital more efficiently.

We may not achieve the anticipated benefits from our separation for a variety of reasons. For example, the process of separating our business from Blyth and operating as an independent public company may distract our management from focusing on our business and strategic priorities. In addition, although we will have direct access to the debt and equity capital markets following the separation, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our Class A common stock for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, even with equity compensation tied to our business we may not be able to attract and retain employees as desired. We also may not fully realize the anticipated benefits from our separation if any of the matters identified as risks in this “Risk Factors” section were to occur. If we do not realize the anticipated benefits from our separation for any reason, our business may be materially adversely affected.

The financial information we have included in this prospectus may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The financial information that we have included in this prospectus may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or those that we will achieve in the future. We were not operated, as a separate, stand-alone company for the historical periods presented. The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by Blyth — including internal audit, tax, payroll and human resources administration, legal affairs, insurance and claims administration services — that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. These allocations were based on what we and Blyth considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. We have not adjusted our historical financial information to reflect changes that will occur in our cost structure and operations as a result of our transition to becoming a stand-alone public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with reporting and stock exchange requirements of the Securities and Exchange Commission, which we refer to as the “SEC.” Therefore, the financial information we have included in this prospectus may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future. For additional information, see “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Following this offering, we will continue to depend on Blyth to provide us with certain services for our business, which may not be sufficient to meet our business needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our agreements with Blyth expire.

Certain administrative services required for the operation of our business are currently provided by Blyth and its subsidiaries, including internal audit, tax, payroll and human resources administration, legal affairs, insurance and claims administration services. Prior to the closing of this offering, we will enter into various agreements to complete the separation of our business from Blyth, including a registration rights agreement and an administrative services agreement. The administrative services agreement will provide for the provision of certain shared services between us and Blyth (including certain services listed above), and certain other aspects of our post-offering relationship with Blyth. The registration rights agreement provides for the registration of the shares of our common stock retained by certain of our existing stockholders following this offering. The terms of our separation from Blyth, the related agreements and other transactions with Blyth were determined by Blyth, and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party. These agreements will continue in accordance with their terms after any distribution by Blyth of our common stock to its stockholders. For a description of these agreements and the other agreements that we will enter into with Blyth, see “Certain Relationships and Related Party Transactions.”

The dual class structure of our common stock will have the effect of concentrating voting control with Blyth, which will limit or preclude your ability to influence corporate matters.

Our Class B common stock has ten votes per share on all matters submitted to a vote of our stockholders, and our Class A common stock, which is the stock we are offering in this offering, has one vote per share on all matters submitted to a vote of our stockholders. Stockholders who hold shares of Class B common stock which will include Blyth, RAM and our founders following this offering, will together hold approximately         % of the voting power of our outstanding capital stock following this offering. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least             % of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes or transfers to persons who had beneficial ownership of at least 5% of the outstanding capital stock of Blyth as of the date the Class B stock is originally issued. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares over the long term. If, for example, Blyth retains a significant portion of its holdings of Class B common stock for an extended period of time, Blyth could, in the future, continue to control a majority of the combined voting power of our Class A common stock and Class B common stock. For a description of the dual class structure, see “Description of Capital Stock.”

Following this offering, we will be a “controlled company” within the meaning of applicable stock market rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of this offering, Blyth will own more than 50% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, and we will be a “controlled company” under applicable stock exchange corporate governance standards. As a controlled company, we intend to rely on certain exemptions from the stock exchange corporate governance standards, including the requirements that:

•	the majority of our board of directors consists of independent directors;

•	we have a nominating and governance committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities;

•	we have a compensation committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities; and

•	we conduct an annual performance evaluation of the nominating and governance committee and compensation committee.

We intend to rely on some or all of these exemptions, and, as a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.

Risks Related to this Offering

There has been no prior public market for our Class A common stock, and an active trading market may not develop.

Prior to this offering, there has been no public market for our Class A common stock. An active trading market may not develop following completion of this offering or, if it develops, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value and increase the volatility of our shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration.

Our share price may be volatile, and you might not be able to sell your shares at or above the initial public offering price, if at all.

The initial public offering price for the shares of our Class A common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Class A common stock following this offering, and we cannot assure you that the market price will equal or exceed the initial public offering price of your shares at any point after this offering. The trading price of our Class A common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our Class A common stock may include:

•	recruitment, additions or departure of key personnel and key individual promoters;

•	our failure to timely address changing customer or individual promoter preferences;

•	actual or anticipated fluctuations in our business, financial condition and results of operations;

•	changes in projected operating and financial results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations or new offerings by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	issuance of research reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our Class A common stock;

•	changes in laws or regulations applicable to our solutions;

•	share price and volume fluctuations attributable to inconsistent trading-volume levels of our shares;

•	the expiration of contractual lock-up agreements, including those to be entered into by our stockholders in connection with this offering; and

•	general economic and market conditions.

Furthermore, the equity markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest-rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in our common stock or you may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. As a public company, we may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts and the reports they issue. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales of our Class A common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have          shares of Class A common stock outstanding (or          shares if the          underwriters’ over-allotment option is exercised in full) and          shares of Class B common stock outstanding (or          shares if the underwriters’ over-allotment option is exercised in full). The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Shares of our Class B common stock will be convertible into an equivalent number of shares of our Class A common stock and generally convert into shares of our Class A common stock upon transfer.

We, each of our officers and directors and the selling stockholders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of Class A common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Jefferies & Company, Inc. See “Underwriting.”

All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering.

In the future, we may also issue our securities if we need to raise capital in connection with a capital raise or an acquisition. The amount of shares of our Class A common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our Class A common stock.

We do not intend to pay any cash dividends for the foreseeable future, other than the special cash dividend to pre-offering stockholders, in which you will not share.

We intend to use the net proceeds of this offering to us to pay a special cash dividend to our pre-offering stockholders. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not intend to pay any cash dividends on shares of our Class A common stock in the foreseeable future, other than the special cash dividend to pre-offering stockholders. Any determination to pay dividends in the future, including the amount and timing thereof, will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our Class A common stock, which may never occur. Investors should not purchase our Class A common stock with the expectation that they will be guaranteed any dividends. See “Dividend Policy” for a more detailed description of our dividend policy.

Anti-takeover provisions in our articles of incorporation, bylaws and under Nevada law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Following the closing of this offering, our status as a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes, which we refer to as “Nevada law,” may discourage, delay or prevent a change in control by prohibiting us from engaging in certain business combinations. In addition, provisions in our articles of incorporation and bylaws, each as amended and restated in connection with this offering, may have the effect of delaying or preventing a change in control or changes in our management, or adversely affecting the rights of common stockholders. Our amended and restated articles of incorporation and amended and restated bylaws will include provisions that:

•	authorize two classes of common stock;

•	authorize our board of directors to issue, without further action by the stockholders, up to shares of blank check preferred stock;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	provide that our board of directors will be classified, with approximately one-third elected each year; and

•	require the approval of a supermajority of our stockholders in order to amend certain provisions of our amended and restated articles of incorporation and amended and restated bylaws.

For information regarding these and other provisions, see “Description of Capital Stock.”

Because the initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding and Class A common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Class A common stock in this offering, you will experience immediate dilution of $          per share, the difference between the price per share you pay for our Class A common stock and its pro forma net tangible book value per share as of March 31, 2012, after giving effect to the issuance of shares of our Class A common stock in this offering. See “Dilution” for more information. Furthermore, investors purchasing shares of our Class A common stock in this offering will only own approximately              % of the total voting power of our outstanding common stock following this offering even though their aggregate investment will represent              % of the total consideration received by us in connection with all initial sales of      shares of our capital stock outstanding as of March 31, 2012, after giving effect to the issuance of              shares of our Class A common stock in this offering and              shares of our Class A common stock to be sold by the selling stockholders.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced reporting obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our Class A common stock held by non-affiliates on any June 30th after we have been public for a year, or we issue more than $1 billion of non-convertible debt over a three-year period.

We cannot predict whether investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” the Sarbanes-Oxley Act, the Dodd-Frank Act, stock exchange listing requirements and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We may remain an “emerging growth company” for up to five years. See “Prospectus Summary — Implications of Being an ‘Emerging Growth Company. ’”

We also expect that our being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in increased threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition and results of operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including:

•	our ability to continue to recruit, retain and motivate individual promoters;

•	the loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason;

•	compliance by our individual promoters with our individual promoter policies and procedures;

•	increased competition;

•	failure to retain existing customers or attract new customers;

•	our compliance with laws and regulations;

•	compliance by our individual promoters with advertising and labeling laws;

•	our being held responsible for certain taxes or assessments relating to the activities of our individual promoters;

•	our ability to respond to changing consumer preferences and demand for new products or product enhancements;

•	our ability to effectively manage our growth;

•	the effect of general economic conditions on consumer purchases of discretionary items and the cost of borrowing;

•	risks of operating as an international business;

•	availability and cost of raw materials;

•	adverse publicity associated with our products, ingredients, individual promoters, programs or our network marketing business model, or those of similar companies;

•	our ability to protect our intellectual property;

•	our dependence upon third parties for the manufacture and supply of our products;

•	our incurrence of material product liability claims;

•	our dependence upon our information-technology systems;

•	effective operation of our software on mobile devices;

•	changes in our effective tax rate;

•	continuing service of our key employees;

•	our limited operating history;

•	fluctuations in our periodic results of operations;

•	the effects of being controlled by Blyth;

•	conflicts of interest between Blyth and us;

•	our ability to realize the expected benefits from our separation from Blyth;

•	whether our financial data included in this prospectus is an indicator of future results;

•	our dependence on Blyth to provide us with certain services for our business;

•	the effects of the dual class structure of our common stock;

•	our reliance on “controlled company” exemptions from certain corporate governance requirements under stock exchange rules;

•	whether an active trading market for our Class A common stock develops;

•	volatility of our share price;

•	the effects of securities or industry-analyst reports on our share price;

•	future sales of our Class A common stock, or the perception in the public markets that these sales may occur;

•	nonpayment of cash dividends, including non-entitlement to receive the special cash dividend;

•	anti-takeover provisions in our articles of incorporation, bylaws and under Nevada law;

•	dilution following this offering;

•	reduced disclosure requirements applicable to “emerging growth companies;” and

•	charges in connection with this offering and incremental costs as a stand-alone public company.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Class A common stock by us in this offering will be $      million, based upon an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of Class A common stock from us and the selling stockholders is exercised in full, we estimate that we will receive net proceeds of approximately $       million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholders will receive the net proceeds from the sale of Class A common stock by them in this offering. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

Each $1.00 increase (decrease) in the assumed initial public offering price of $       per share would increase (decrease) the net proceeds to us from this offering by approximately $      , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of our initial public offering are to create a public market for our Class A common stock and thereby enable future access to the public equity markets by us and our stockholders, increase our capitalization and financial flexibility, increase our visibility in the marketplace, and facilitate an orderly distribution of shares for the selling stockholders. We intend to use the net proceeds to us to pay a special cash dividend in the amount of $       million to our pre-offering stockholders. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend.

DIVIDEND POLICY

Prior to the completion of this offering, as part of the Reorganization, we will pay a special cash dividend to our pre-offering stockholders in the amount of $       million, subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. As a purchaser in this offering, you will not be eligible to share in this dividend. For more information on the Reorganization, see the section entitled “Reorganization.”

Except for the special cash dividend, we have never declared or paid cash dividends on our capital stock.

At the present time, we do not anticipate that we will pay any cash dividends on shares of our Class A common stock for the foreseeable future, other than the special cash dividend. We intend to retain earnings to fund our working capital needs and growth opportunities. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. No assurance is given as to the amount or timing of any such dividends if our board of directors determines to do so.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012:

•	on an actual basis;

•	on a pro forma basis, to give effect to the Reorganization; and

•

on a pro forma as adjusted basis to give effect to the Reorganization and the automatic conversion of          shares of Class B common stock to          shares of Class A common stock upon their sale by the selling stockholders in this offering and the sale by us of shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

You should read this information together with the historical and unaudited pro forma combined financial statements and notes thereto included elsewhere in this prospectus and the information set forth under the headings “Risk Factors,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2012
(in thousands, except per share data)	Actual	Pro Forma	Pro Forma As Adjusted
		(unaudited)
Cash and cash equivalents	$27,412	$	$
Debt	—

Members/stockholders’ equity:
Members’ equity	25,412
Accumulated deficit	(23,555)
Class A common stock, $ par value per share, authorized; shares issued and outstanding, on a pro forma basis; shares issued and outstanding, on a pro forma as adjusted basis	—
Class B common stock, $ par value per share, authorized; shares issued and outstanding, on a pro forma basis; shares issued and outstanding, on a pro forma as adjusted basis	—
Accumulated other comprehensive loss	(2)

Total members/stockholders’ equity	1,855

Total capitalization	$29,267	$	$

A $1.00 increase (decrease) in the assumed initial public offering price of $           per share would increase (decrease) each of cash, cash equivalents and marketable securities, additional paid-in capital, total members/stockholders’ equity and total capitalization by $     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted amount of each of cash, cash equivalents and marketable securities, additional paid-in capital, total members/stockholders’ equity and total capitalization would increase by approximately $           million, after deducting estimated underwriting discounts and commissions.

The table above excludes           shares of our Class A common stock reserved for future issuance under the Omnibus Plan, which we will adopt in connection with this offering.

DILUTION

Our net tangible book value represents the amount of our total tangible assets less total liabilities. We calculate the net tangible book value per share by dividing the net tangible book value by the number of outstanding shares of our Class A and Class B common stock, after giving effect to the Reorganization. As of March 31, 2012, after giving effect to the Reorganization, our pro forma net tangible book value would have been approximately $           million, or approximately $                 per share of our total outstanding common stock, based on no shares of our Class A common stock and            shares of our Class B common stock outstanding immediately prior to the completion of this offering. After giving effect to the Reorganization and the sale      of shares of Class A common stock offered by us at an assumed initial public offering price of $                 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2012 would have been approximately $           million, or $       per share of our total outstanding common stock. This represents an immediate dilution of $                 per share to new investors purchasing shares of our Class A common stock in this offering.

The following table illustrates this per share dilution:

Assumed initial offering price per share	$
Pro forma net tangible book value per share as of March 31, 2012
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma as adjusted net tangible book value per share to investors in this offering

The foregoing discussion does not give effect to shares of Class A common stock that we will issue if the underwriters exercise their option to purchase additional shares from us and the selling stockholders.

A $1.00 increase (decrease) in the assumed initial public offering price of $                   per share would increase (decrease) our pro forma net tangible book value per share after our initial public offering by $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be approximately $             per share, and the dilution in net tangible book value per share to investors in this offering would be approximately $                 per share.

The following table summarizes, as of March 31, 2012, the differences between the number of shares of our common stock purchased from us, after giving effect to the Reorganization, the total cash consideration paid, and the average price per share paid by our existing stockholders and by our new investors purchasing shares in this offering at the assumed initial public offering price of the Class A common stock of $         per share, which is the midpoint of the price range on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders			$		$
New investors
Total		100%		100%

A $1.00 increase (decrease) in the assumed initial public offering price of $           per share would increase (decrease) total consideration paid by new investors by $           million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

Assuming no exercise of the over-allotment option, sales of shares of Class A common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to              , or approximately         % of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to       , or approximately             % of the total shares of common stock outstanding after this offering.

After giving effect to the sale of shares in this offering by us and the selling stockholders, if the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, our existing stockholders would own         % and our new investors would own         % of the total number of shares of our common stock outstanding after this offering.

The above table and discussion include no shares of our Class A common stock and        shares of our Class B common stock outstanding as of March 31, 2012, after giving effect to the Reorganization, and exclude shares of our Class A common stock reserved for future issuance under the Omnibus Plan, which we will adopt in connection with this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated historical financial data for the periods presented. We derived the selected consolidated statements of operating data for the years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the selected consolidated statements of operating data for the three months ended March 31, 2012 and 2011 and the selected consolidated balance sheet data as of March 31, 2012 from our unaudited consolidated interim financial statements included elsewhere in this prospectus.

We have prepared the unaudited consolidated interim financial statements on the same basis as our audited financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

You should read the following information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Years Ended December 31		Three Months Ended March 31
(In thousands, except per share and percent data)	2011	2010	2012	2011
Operating Data:			(Unaudited)
Net sales	$ 230,186	$ 33,665	$ 136,941	$ 19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	$164,583	$24,404	$96,936	$ 14,103
Gross profit margin	71.5%	72.5%	70.8%	72.9%
Operating expense	129,365	22,769	74,099	12,155
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	$8,005	$(219)	$12,957	$ (223)
Operating profit margin	3.5%	(0.7)%	9.5%	(1.2)%
Other expense	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)

Net (loss) earnings	$ (2,186)	$ (1,969)	$ 7,705	$ 996
Unaudited pro forma net (loss) earnings per share (1):
Basic
Diluted
Unaudited pro forma weighted average shares (1):
Basic
Diluted

Other Financial Data:
Adjusted EBITDA	$ 35,587	$ 1,304	$ 22,839	$ 2,019

	December 31, 2011	March 31, 2012
(In thousands)	Actual	Actual	Pro Forma (2)	Pro Forma As Adjusted (2)
Balance Sheet Data:			(Unaudited)
Total assets	$51,600	$84,525
Total liabilities	59,969	82,670
Total members’/stockholders’ equity	(8,369)	1,855

(1)	See note 16 to our consolidated financial statements for a description of how we compute pro forma basic and diluted earnings per share attributable to Class A and Class B common stockholders.

(2)	The pro forma balance sheet data is unaudited and gives effect to the Reorganization. The pro forma as adjusted balance sheet data is unaudited and reflects the pro forma balance sheet data as adjusted to assume the automatic conversion of shares of Class B common stock to shares of our Class A common stock upon their sale by the selling stockholders in this offering and the issuance by us of shares of Class A common stock in this offering as if this offering occurred on March 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward–looking statements. Factors that could cause or contribute to those differences include those discussed below and elsewhere in the prospectus, particularly in “Risk Factors.”

Overview

We are one of the fastest growing direct-to-consumer, personal health product companies in North America, offering a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada. We market our products through the Body by Vi 90-Day Challenge, which we refer to as the “Challenge.” The Challenge is a platform that focuses on helping our customers achieve their health and fitness goals over a 90-day period. We market the Challenge through our independent promoter sales force using a network marketing model, which is a form of direct selling.

We were founded in March 2005 by Ryan Blair, Nick Sarnicola and Blake Mallen. Our vision was and remains offering individual promoters and customers products and services to improve their life, health and prosperity every day.

Factors Affecting Our Business

We believe we have developed a simple yet effective model for direct selling, enabling us to monitor the health of the business using the following key non-financial metrics:

•	number of individual promoters; and

•	number of customers.

Individual Promoters and Customers

We define an individual promoter as a person eligible to receive a commission within the ViSalus promoter compensation plan on the measurement date. An individual promoter is qualified to receive a commission each month in which he or she has generated at least $125 of auto ship sales either through purchases made by customers he or she has enrolled or through his or her own purchases.

We define a customer as anyone who has purchased products from us at least once in the previous 12 months other than any purchaser who qualifies as an individual promoter on the measurement date.

Our individual promoters are independent contractors and earn commissions based on sales of our products. These purchases include those made by customers our individual promoters have enrolled, as well as purchases of our products by individual promoters in their down-line sales organizations and customers enrolled by such individual promoters.

After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling orders and delivering products directly to him or her. Unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. If an individual promoter chooses to purchase our products, they receive their product at the wholesale price, which generally ranges from 17% to 20% off the retail price of the product.

Although it is the individual promoter’s role to recruit new promoters and secure new customers, we make it simple to service these new people because we sell directly to individual promoters and customers via our “auto ship” program. The auto ship program processes standing orders of our products on the same day each month. We fulfill and ship orders directly to the individual promoter or customer, who pays us directly, primarily through the use of credit cards. Enrolling in the auto ship program provides our customers with preferred pricing that is equal to the wholesale pricing provided to our independent promoter sales force and provides for a reliable delivery schedule of their monthly order. As a result, the individual promoter is not required to buy and resell our products to build his or her business, which we believe is a differentiating factor from many of our competitors.

As with most direct selling companies, an individual promoter’s success in achieving his or her health and fitness goals through the use of our products, and earning income by selling our products, tends to increase the likelihood that he or she will remain active as an individual promoter for a longer period of time, thereby helping us grow the size of our independent promoter sales force. Our historical results have shown that there is a direct correlation between our net sales and the size of our independent promoter sales force.

Since 2010, we have leveraged the Challenge and our economic model to expand our independent promoter sales force and customers. As of March 31, 2012, we had 93,000 individual promoters, as compared to 16,000 individual promoters as of March 31, 2011. As of March 31, 2012, we had 863,000 customers, as compared to 122,000 customers as of March 31, 2011. For the three months ended March 31, 2012, our net sales were $136.9 million, an increase of approximately 600% over $19.4 million in net sales for the three months ended March 31, 2011 primarily due to the increase in our independent promoter sales force and customer base.

	As of December 31,		As of March 31,
	2011	2010	2012	2011
Individual Promoters	59,000	9,000	93,000	16,000
Customers	543,000	78,000	863,000	122,000

Other Trends

We believe that increasing obesity rates will continue to drive demand for weight-management, nutritional and wellness-related products and, therefore, the number of our individual promoters and customers. According to January 2012 data from the National Health and Nutrition Examination Survey (NHANES) 2009-2010, 35.7% of U.S. adults, and almost 17% of youth, were obese in 2009-2010, which marked no improvement from the prevalence of obesity in 2007-2008. According to a November 2010 survey released in April 2011 by the Calorie Control Council, more than eight out of ten American adults surveyed—or an estimated 186 million American adults—are “weight conscious,” with 54% of those surveyed wanting to reduce their weight. We believe that other regions of the world also demonstrate the characteristics that make the United States an attractive market for personal health and wellness-related product providers, and we are focused on expanding our business outside of our existing markets.

We are also focused on strengthening and improving our supply chain, distribution and operation networks. We utilize an outsourced business model, contracting with leading suppliers to manufacture and distribute our products. Oversight of production and ensuring that our suppliers meet rigorous quality standards are key concerns and efforts of management.

Components of Results of Operations

Net sales are primarily derived from the sale of our products and Vi-Net subscriptions to our base of customers and individual promoters.

The Challenge is the vehicle through which we market our products. The Challenge encourages the use of our products in convenience kits, which we refer to as “Challenge kits.” These Challenge kits provide a convenient means for customers and individual promoters to purchase our products at a slight discount. In addition, we believe the success of the Challenge has, in part, been due to our “three for free” program, which has helped drive the increase in our customer and individual promoter counts. The “three for free” program enables customers or individual promoters who refer three people that purchase a Challenge kit within a given month to receive a free Challenge kit in the following month. This program encourages customers and individual promoters to enroll their friends and family, as well as individuals from any alumni or other civic or social organizations to which they belong, in the ViSalus auto ship program, in which they select one of five Challenge kits to receive on a monthly basis, thereby driving the sales of our products.

Our Vi-Net subscriptions represent the monthly subscriptions sold to individual promoters for our Vi-Net technology platform, which includes the Vi-Net Mobile application suite. Individuals become part of our independent promoter sales force by purchasing our “basic promoter system” for $49, and these sales are included in promoter enrollment. In addition, net sales include shipping and handling fees, event registration fees and sales of our marketing sales tools.

Cost of sales includes the cost of our products and marketing tools sold, the cost of Challenge kits earned in our “three for free” program and the cost to maintain and enhance the Vi-Net technology platform. In addition, the cost of transporting our products to and from our warehouse locations and the cost to store our products and fulfill our sales orders are included in cost of sales.

Commissions represent compensation paid to our individual promoters based on purchases of our products. These purchases include those made by customers our individual promoters have enrolled, as well as purchases of our products by individual promoters in their down-line organizations and customers enrolled by such individual promoters. While most commissions are earned directly from individual sales, there are two bonuses, which we refer to as the “ambassador bonus” and the “ViSalus Bimmer Club bonus,” that are earned based on an individual promoter achieving a certain sales rank. Individual promoter sales ranks are determined monthly and are based on the amount of sales that occur in an individual promoter’s down-line sales organization. The ambassador bonus is paid to individual promoters who achieve one of five ambassador ranks in a given month (the amount of the bonus is based on the sublevel of ambassador rank obtained, as well as the length of the period of time for which such sublevel was maintained). The ViSalus Bimmer Club bonus is available to individual promoters who, among other things, achieve and maintain the rank of regional director. An individual promoter who (1) qualifies for the ViSalus Bimmer Club, (2) leases or purchases a qualified BMW and (3) properly informs us that he or she has leased or purchased a BMW may qualify for up to $600 in reimbursement towards their car payment per month, subject to certain conditions, such as maintaining the rank of regional director. Individual promoters who qualify for the ViSalus Bimmer Club also have the option to receive a $300 monthly cash payment should they choose not to lease or purchase a BMW.

Selling, general and administrative expenses include all other costs required to support our business. Included in these costs are the payroll and benefits of our employees, the cost to process credit card transactions (which is the primary means by which we consummate a sale), the cost of our various sales events held throughout the year to train, recognize and reward our independent promoter sales force and other sales and marketing expenses incurred to increase our sales. We plan to hire more personnel to support the growth of our business. Additionally, we expect to incur increased expenses associated with becoming a public company, which currently are estimated to be $3 million per year.

Results of Operations

The following table presents our results of operations for the periods indicated. The period-to-period comparison of results is not necessarily indicative of results for future periods.

(in thousands)	Years Ended December 31,		Three Months Ended March 31,
	2011	2010	2012	2011
			(unaudited)
Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	164,583	24,404	96,936	14,103
Commissions	99,909	14,956	59,387	8,707
Selling, general and administrative expenses	29,456	7,813	14,712	3,448
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	8,005	(219)	12,957	(223)
Other expenses:
Interest expense, net	268	1,122	(1)	217
Foreign exchange and other	53	587	43	—

Total other expenses	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)
Income tax expense (benefit)	9,870	41	5,210	(1,436)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996

Three months ended March 31, 2012 compared to three months ended March 31, 2011

Net sales

Net sales for the three months ended March 31, 2012 were $136.9 million, an increase of approximately 600% over $19.4 million in net sales for the three months ended March 31, 2011.

The increase in net sales was primarily the result of the increase in both customer and individual promoter count. Our customer count as of March 31, 2012 was approximately 863,000, an approximate 600% increase as compared to approximately 122,000 customers as of March 31, 2011. We had approximately 93,000 individual promoters as of March 31, 2012, an approximate 500% increase as compared to approximately 16,000 individual promoters as of March 31, 2011.

Challenge kits represented approximately 62% of our net sales for the three months ended March 31, 2012, as compared to 58% of our net sales for the three months ended March 31, 2011.

Our net sales include sales made to customers and individual promoters in both the United States and Canada, with the location determined based on shipping address. For the three months ended March 31, 2012, net sales in the United States were $97.5 million and net sales in Canada were $39.4 million. Net sales for the three months ended March 31, 2011 in the United States and in Canada were $16.1 million and $3.3 million, respectively. The increase of 506% in the United States and 1,094% in Canada was primarily due to our growing customer and individual promoter counts.

The following chart shows our sales by category for the three months ended March 31, 2012 and 2011. We group our products into three categories: weight management, nutritional supplements and energy drinks. The sales presented in the table below include the sale of individual products in these categories as well as the value of products included in our various Challenge kits and product kits purchased by some of our newly-enrolled individual promoters.

Weight management, nutritional supplements and energy drinks have all experienced significant growth for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Shipping and handling fees have increased due to the above noted increases as well as the increase in Challenge kits earned in our “three for free” program. The associated costs are included in cost of sales.

(in thousands)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	% Variance 2012 vs. 2011

Weight management	$91,881	$12,537	633%
Nutritional supplements	12,349	2,574	380%
Energy drinks	8,320	1,179	606%
Shipping and handling	14,501	1,616	797%
Vi-Net subscriptions	4,824	558	765%
Promoter enrollment	2,834	497	470%
Other	2,232	390	472%

Net sales	$136,941	$19,351	$608%

Cost of sales

Cost of sales was $40.0 million for the three months ended March 31, 2012, as compared to $5.2 million for the three months ended March 31, 2011. Cost of sales as a percentage of net sales was 29.2% for the three months ended March 31, 2012, as compared to 27.1% for the three months ended March 31, 2011. This increase was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Gross profit

Gross profit increased $82.8 million, or 587%, to $96.9 million for the three months ended March 31, 2012 from $14.1 million for the three months ended March 31, 2011. This increase was primarily due to the increase in net sales. As a percentage of sales, gross profit for the three months ended March 31, 2012 was 70.8%, as compared to 72.9% for the three months ended March 31, 2011. This decrease was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Operating expenses

Commissions. Commissions increased to $59.4 million for the three months ended March 31, 2012, as compared with $8.7 million for the three months ended March 31, 2011. This increase is directly attributable to the increase in our net sales. Commissions as a percentage of net sales was 43.4% for the three months ended March 31, 2012, as compared to 45.0% for the three months ended March 31, 2011. The decline is due to the proportionate decrease in rank-based individual promoter bonuses, including the ViSalus Bimmer Club and ambassador bonuses.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended March 31, 2012 were $14.7 million, as compared to $3.4 million for the three months ended March 31, 2011. This increase of $11.3 million was primarily related to the growth of our business and includes $4.4 million due to salaries and benefits for the increased number of employees, $2.3 million attributable to increased credit card processing fees due to the higher sales volume, $1.6 million due to an increase in promoter events and recognition for our growing individual promoter base and $0.8 million due to an increase in promoting and developing new local markets. Included in selling, general and administrative expenses are costs for management services provided by Blyth including tax, legal and human resources. These costs totaled $0.2 million for the three months ended March 31, 2012, as compared to $0.1 million for the three months ended March 31, 2011.

Equity incentive compensation

Equity incentive compensation expense increased to $9.9 million for the three months ended March 31, 2012 from $2.2 million for the three months ended March 31, 2011. This expense is related to the remaining outstanding rights in the ViSalus Holdings, LLC Equity Incentive Plan, which we refer to as the “EIP,” as well as common units received by a former employee, both of which represent fair value obligations that are updated on a quarterly basis. Accordingly, the increase in expense of $7.7 million for the three months ended March 31, 2012 is primarily due to a higher fair value associated with these awards due to our increased earnings outlook. In accordance with the Blyth purchase agreement, we currently expect that all outstanding rights in the EIP, as well as the common units held by a former employee, will be acquired in 2013 under the Blyth purchase agreement and that the EIP will terminate.

Operating profit

Operating profit was $13.0 million, or 9.5% of net sales, for the three months ended March 31, 2012, as compared to a loss of $0.2 million or (1.2)% of net sales, for the three months ended March 31, 2011. This improvement was driven by the significant increase in our sales.

Due to the fact that the obligations giving rise to equity incentive compensation expense are expected to terminate by April 2013, we also use an alternative measure of ongoing performance, which is operating profit excluding this equity incentive compensation expense. We believe operating profit excluding equity incentive compensation expense reflects our ongoing performance in a manner that allows for meaningful period to period comparisons and analysis of trends. Operating profit excluding equity incentive compensation expense was $22.8 million or 16.7% of net sales for the three months ended March 31, 2012, as compared to $1.9 million or 10.1% of net sales for the three months ended March 31, 2011.

Net interest expense

We had no interest expense for the three months ended March 31, 2012. For the three months ended March 31, 2011, we had interest expense of $0.2 million. The elimination of interest expense was due to the repayment of all loans and borrowings under our credit facility, which is detailed below under “— Liquidity and Capital Resources.”

Foreign exchange and other

Currency fluctuations had no material impact for the three months ended March 31, 2012 and 2011.

Income taxes

Our effective tax rates for the three months ended March 31, 2012 and 2011 were 40% and 326%, respectively, which resulted in a provision for income tax expense of $5.2 million and benefit of $1.4 million, respectively. The effective tax rate in the three months ended March 31, 2012 was impacted in part because no tax benefit was realized on certain incentive compensation expenses. The effective tax rate for the three months ended March 31, 2011 was a result of the utilization of a net operating loss carry forward for which a valuation allowance had been previously provided.

Year ended December 31, 2011 compared to year ended December 31, 2010

Net sales

Net sales for the year ended December 31, 2011 were $230.2 million, an increase of 584% from $33.7 million in net sales for the year ended December 31, 2010. The increase in net sales was driven by the increase in customers and individual promoters who participated in the Challenge. The number of customers increased approximately 600% to approximately 543,000 at December 31, 2011, from approximately 78,000 at December 31, 2010. During this same period, the number of individual promoters increased approximately 600% to approximately 59,000 at December 31, 2011, from approximately 9,000 at December 31, 2010.

Challenge kits represented approximately 59% of our net sales for the year ended December 31, 2011, as compared to 52% for the year ended December 31, 2010.

Our net sales include sales made to customers and individual promoters in both the United States and Canada, with the location determined based on shipping address. For the year ended December 31, 2011, net sales in the United States were $163.2 million and net sales in Canada were $67.0 million. Net sales during the year ended December 31, 2010 in the United States and in Canada were $31.3 million and $2.4 million, respectively. The increase of 421% in the United States and 2,692% in Canada was due to our growing customer and individual promoter counts.

The following chart shows our sales by category for the years ended December 31, 2011 and 2010. Weight management, nutritional supplements and energy drinks have all experienced significant growth for the year ended December 31, 2011 as compared to the year ended December 31, 2010 as the following table shows. Shipping and handling fees have increased due to the above noted increases as well as the increase in Challenge kits earned in our “three for free” program. The associated costs are included in cost of sales.

	Year Ended December 31, 2011	Year Ended December 31, 2010	% Variance 2011 vs. 2010
(in thousands)
Weight management	$149,435	$20,063	645%
Nutritional supplements	26,190	5,825	350%
Energy drinks	14,417	2,197	556%
Shipping and handling	21,053	2,473	751%
Vi-Net subscriptions	8,308	968	758%
Promoter enrollment	5,609	1,009	456%
Other	5,174	1,130	358%

Net sales	$230,186	$33,665	584%

Cost of sales

Cost of sales was $65.6 million for the year ended December 31, 2011, as compared to $9.3 million for the year ended December 31, 2010. Cost of sales as a percentage of net sales was 28.5% for the year ended December 31, 2011, as compared to 27.5% for the year ended December 31, 2010. This increase was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Gross profit

Gross profit was $164.6 million for the year ended December 31, 2011 which represents an increase of $140.2 million from the $24.4 million achieved in the year ended December 31, 2010. This increase was primarily due to the increase in net sales. As a percentage of sales, gross profit for the year ended December 31, 2011 was 71.5% compared to 72.5% in the prior year. This decrease was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Operating expenses

Commissions. Commissions were $99.9 million for the year ended December 31, 2011, as compared to $15.0 million for the year ended December 31, 2010. This increase is directly attributable to the increase in our net sales. Commissions as a percentage of net sales were 43.4% and 44.4% for the years ended December 31, 2011 and 2010 respectively. The decline is due to the proportionate decrease in rank-based individual promoter bonuses, including the ViSalus Bimmer Club and ambassador bonuses.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2011 were $29.5 million, as compared to $7.8 million for the year ended December 31, 2010. This increase of $21.7 million is primarily related to the growth of our business and includes $5.1 million due to personnel costs for the increased number of employees, $6.4 million attributable to increased credit card processing fees due to an increase in net sales, $3.5 million due to an increase in our independent promoter sales force events and recognition, and $1.0 million due to an increase in market development expenses incurred to develop new markets. Included in selling, general and administrative expenses are costs for management services provided by Blyth including tax, legal and human resources. These costs totaled $0.5 million for the year ended December 31, 2011, as compared to $0.2 million for the year ended December 31, 2010.

Equity incentive compensation

Equity incentive compensation expense for the year ended December 31, 2011 was $27.2 million, as compared to $1.9 million in the year ended December 31, 2010. This expense is related to the remaining outstanding rights in the EIP, as well as common units received by a former employee, both of which represent fair value obligations that are updated on a quarterly basis. Accordingly, the increase in expense of $25.3 million from the prior year period is primarily due to a higher fair value associated with these awards due to our increased earnings outlook.

Operating profit

Operating profit was $8.0 million for the year ended December 31, 2011 compared to a loss of $0.2 million for the year ended December 31, 2010. This improvement was driven by the significant increase in our sales.

Due to the fact that the obligations giving rise to equity incentive compensation expense are expected to terminate by April 2013, we also use an alternative measure of ongoing performance, which is operating profit excluding this equity incentive compensation expense. We believe operating profit excluding equity incentive compensation expense reflects our ongoing performance in a manner that allows for meaningful period to period comparisons and analysis of trends. Operating profit excluding equity incentive compensation expense was $35.2 million or 15.3% of net sales for the year ended December 31, 2011, as compared to $1.6 million or 4.9% of net sales for the year ended December 31, 2010.

Net interest expense

We had interest expense of $0.3 million for the year ended December 31, 2011. For the year ended December 31, 2010, we had interest expense of $1.1 million. The reduction of interest expense was due to the repayment during 2011 of all loans and borrowings under our credit facility, which is detailed below under “— Liquidity and Capital Resources.”

Foreign exchange and other

In 2010, we reduced the carrying value of our investment in Solution X Global LLC, which we refer to as “Solution X,” by $0.6 million to $0.4 million.

Currency fluctuations had no material impact for the years ended December 31, 2011 and 2010.

Income taxes

Our effective tax rate for the year ended December 31, 2011 was 128%, which resulted in a provision for income tax expense of $9.9 million. The effective tax rate for the year ended December 31, 2011 was impacted because no tax benefit was realized on certain equity incentive compensation, which was partially offset by the $2.3 million reversal of a valuation allowance pertaining to net operating losses carried forward. For the year ended December 31, 2010, we had a provision for income tax expense of $41,000. Despite the fact that we incurred a loss before income taxes, no income tax benefit was realized as a result of no tax benefit being realized on certain equity incentive compensation expenses.

Seasonality

Our business is seasonal in nature, and, as a result, our net sales and working capital requirements fluctuate from quarter to quarter. Our customers tend to place a lower number of orders in the summer months and toward the end of the year. This decrease is attributable to decreased sales activity by our individual promoters during the summer and winter holiday periods. We also experience a slight increase in sales during the first two quarters of the year, which is attributable to the increased focus many people place on weight loss during the post-holiday and pre-summer period. We expect this seasonality to continue in the future, which may cause period-to-period fluctuations in certain of our operating results and thus limit our ability to predict our future results accurately.

Commitments and Contingencies

We are from time to time engaged in routine litigation. We regularly review all pending litigation matters that we are involved with and establish reserves deemed appropriate by management for these litigation matters when a probable estimate can be made.

On September 28, 2011, we terminated our relationship with our credit card processor, Pivotal Payments, Inc., which we refer to as “Pivotal.” Pivotal subsequently filed suit against ViSalus and Blyth on November 21, 2011 (Pivotal Payments, Inc. v. FVA Ventures, Inc., d/b/a ViSalus Sciences and Blyth, Inc., Case No. 11-5713 (U.S. District Court for the Eastern District of New York)). The initial complaint asserted a claim of breach of an alleged merchant processing agreement against ViSalus and tortious interference against Blyth, and sought damages in an amount not less than $17 million, plus pre-judgment interest, from ViSalus, actual and exemplary or punitive damages from Blyth, and Pivotal’s costs, including attorney’s fees, and any court costs from the defendants. We filed a motion to dismiss the complaint on December 22, 2011. Pivotal thereafter filed two motions to amend its complaint, most recently on February 29, 2012 (mooting the previously-filed motion to amend); the proposed amended complaint contains a claim against ViSalus for breach of a merchant processing agreement and against Blyth for tortious interference with that alleged merchant processing agreement and would seek damages in an amount to be determined at trial. Briefing on the motion to amend the complaint was completed on March 30, 2012. On June 15, 2012, we filed a supplemental motion to dismiss the case for lack of subject matter jurisdiction. The court has not yet ruled on this motion. On July 13, 2012, Pivotal filed a complaint in the Supreme Court of the State of New York raising the same claims raised in its original action. We believe that Pivotal’s claims have no merit and are vigorously defending this suit. Pivotal, its third party bank and its debit and credit card processor have withheld approximately $10.0 million of amounts due to us for credit card sales deposits leading up to the time of termination, which funds have not yet been released to us. This amount is included within other receivables in our consolidated balance sheet as of December 31, 2011 and long term receivables as of March 31, 2012. We are pursuing the recovery of these funds.

Capital Expenditures

Capital expenditures for the year ended December 31, 2011 were $0.3 million, as compared to $0.1 million in the year ended December 31, 2010.

Capital expenditures for the three months ended March 31, 2012 were $0.8 million, as compared to $0.1 million in the three months ended March 31, 2011. The majority of the expenditures for the three months ended March 31, 2012 represented investments in our customer service center in Troy, MI. We expect to incur a total of approximately $14.0 million in capital expenditures during 2012, primarily related to the design and construction of our Troy, MI headquarters and customer service center, critical information technology infrastructure and business intelligence systems, as well as expansion of our Los Angeles, CA office, which we plan to fund with cash provided by operating activities.

Liquidity and Capital Resources

Our business model generates significant amounts of cash relative to our expenditures because most of our sales are paid for by credit card, and our outsourced model of manufacturing and distribution leads to very low capital requirements. As such, since 2010, our sole source of liquidity has been cash provided by operating activities. We believe our cash provided by operating activities will provide sufficient liquidity to continue to support our operations and commitments. Our principal liquidity requirements are to meet our working capital needs, principally inventory purchases which are made in support of ongoing sales forecasts. We may, however, require additional liquidity as we continue to execute our business strategy. Variations in the size of our independent promoter sales force as well as sales of our products would directly affect the availability of funds. We anticipate that, to the extent that we require additional liquidity, it will be funded through the incurrence of indebtedness, additional equity financings or a combination of these potential sources of liquidity.

As noted above, since 2010, all liquidity and cash needs have been provided by operating activities. Our $3 million credit facility provided by Blyth has been used in the past and, although it was repaid in full in March 2011, we remained in default on one covenant related to our net worth prior to the expiration of the facility on July 30, 2012. The net worth covenant required us to maintain a minimum net worth amount, which at December 31, 2011 was $(2.6) million and at March 31, 2012 was $3.1 million. Our actual net worth was $(8.4) million and $1.9 million for the same periods. The $3 million credit facility provided by Blyth expired on July 30, 2012, and there are no plans to seek alternative facilities.

At December 31, 2011 and 2010, we had available cash and cash equivalents of $15.5 million (excluding $10.0 million of funds held by Pivotal) and $2.7 million, respectively. At March 31, 2012 and 2011, we had cash and cash equivalents of $27.4 million (excluding $10.0 million of funds held by Pivotal) and $2.1 million, respectively.

We consider all short-term investments with an original maturity of 90 days or less when purchased to be cash equivalents. These funds include payments to be received from credit card processors where customer orders have shipped and payment has been approved by the credit card processors. They are both short-term and highly liquid instruments and typically take one to three business days to be received by us. The major credit card companies making these payments are highly accredited businesses, and we do not believe they present any material counterparty credit risk.

Net cash provided by operating activities for the year ended December 31, 2011 and 2010, was $19.7 million and $1.9 million, respectively. For the three months ended March 31, 2012 and 2011, our net cash provided by operating activities was $11.0 million and $3.4 million, respectively. The increase in cash provided by operating activities is primarily attributable to the increase in net sales partially offset by the increase in inventory required to support the business.

Cash used in investing activities for the year ended December 31, 2011 was $0.7 million compared to $0.1 million for the year ended December 31, 2010. In 2011, we used net cash of $0.3 million to purchase certificates of deposit held as collateral for letters of credit held by various Canadian provinces. These purchases are categorized as long-term investments. In 2011 and 2010, we used net cash of $0.3 and $0.1 million, respectively, for the acquisition of property and equipment.

For the three months ended March 31, 2012 and 2011, cash used in investing activities was $1.6 million and $0.1 million, respectively. For the three months ended March 31, 2012, $0.8 million was used for the acquisition of property and equipment and $0.8 million was used to acquire the domain names www.vi.com and www.challenge.com.

Net cash of $6.2 million used in financing activities in 2011 resulted primarily from the payment of loans and amounts outstanding under our credit facility. Net cash provided by financing activities of $0.9 million in 2010 resulted primarily from loans provided from RAM, the founders and Blyth. The credit facility with Blyth expired on July 30, 2012. For further information on our expired credit facility with Blyth, see “Certain Relationships and Related Party Transactions — Revolving Credit Facility.”

For the three months ended March 31, 2012, Blyth paid $2.5 million to acquire common units from a unit holder, which relieved us of the liability we had recorded. This amount was recorded as contributed capital for the three months ended March 31, 2012. For the three months ended March 31, 2011, $3.9 million used in financing activities resulted from the payment of loans and amounts outstanding under our credit facility.

Contractual Obligations

The following table summarizes the maturity dates of our contractual obligations as of March 31, 2012:

Contractual obligations (in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Purchase obligations (1)	$83,232	$83,232	$—	$—	$—
Operating leases (2)	4,865	579	1,765	1,708	813
Other	793	761	32	—	—

Total contractual obligations	$88,890	$84,572	$1,797	$1,708	$813

(1)	Purchase obligations represent open purchase orders for inventory.

(2)	Operating lease commitments relate to minimum lease payments under the operating leases we entered into for facility space in Troy, MI and Los Angeles, CA and office equipment.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market-risk exposure is primarily a result of fluctuations in inflation and foreign currency exchange rates. We do not currently hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk

As the majority of our sales in Canada are made in U.S. dollars during such periods, currency fluctuations had no material impact for the years ended December 31, 2011 and 2010 as well as the three months ended March 31, 2012 and 2011. However, as more of our Canadian sales are billed and collected in Canadian dollars, we may become subject to risks associated with exchange rate fluctuations.

Inflation

Inflationary factors such as increases in the cost of sales, including raw materials costs and transportation costs, may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain our gross margin levels and our current levels of selling expenses and general and administrative expenses as a percentage of net sales if the sale prices of our products do not increase with any increase in cost of sales.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with GAAP. The preparation of these financial statements requires estimates and judgments that affect the reported amounts of our assets, liabilities, net sales and operating expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions we believe to be reasonable, given the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

We believe that our critical accounting policies and estimates require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. The following reflect the significant estimates and judgments used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue recognition consists of sales to individual promoters or customers, net of returns. We recognize revenue upon delivery, when both title and risk of loss are transferred to the individual promoter or customer. We present revenues net of any taxes collected from individual promoters or customers and remitted to government authorities. For monthly Vi-Net subscriptions, which are paid for monthly, we recognize the revenue in the month paid and the subscription is delivered. We also record reductions to revenue, based primarily on historical experience, for estimated customer returns that may arise as a result of general product returns, shipping errors or product damage. We allow our individual promoters and customers to return products within 30 days of their original order.

In some instances, we receive payment in advance of product delivery, which is recorded as deferred revenue and classified as a current liability in our consolidated balance sheet. Upon delivery of product for which advance payments have been made, the related deferred revenue is recorded to revenue. We do not make any sales under consignment or similar arrangements.

We record shipping and handling fees billed to individual promoters and customers as revenues, and shipping and handling costs as a component of cost of sales.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the average cost using the first-in, first-out method. We record provisions for obsolete, excess, and unmarketable inventory in cost of sales.

Equity Incentive Compensation

In 2007, we adopted the EIP for certain of our individual promoters who qualified to receive rights in the EIP based on achieving certain sales targets achieved in 2007 and prior. Those rights under the EIP vested at the time received and are only subject to cancellation in the event of a breach of certain conditions contained within the EIP. The rights under the EIP provide for a cash payout of a certain percentage of the total proceeds in a transaction in which we are sold or sell a substantial portion of our assets. Pursuant to the Blyth purchase agreement, we expect to satisfy our remaining obligations under the EIP by April 2013. For further information on the Blyth purchase agreement, see “Certain Relationships and Related Party Transactions — Blyth Purchase Agreement.”

During 2010, we granted a former employee the right to receive common units in exchange for services to be rendered. These units vested in installments upon the passage of time. In 2011, the arrangement with the employee was amended to require a cash settlement of the award by us. This arrangement provides for a cash settlement of a certain percentage of the total proceeds in a transaction in which we are sold or sell a substantial portion of our assets.

We recorded equity incentive compensation expense related to the foregoing arrangements since they allow the settlement of these awards and rights through a future contingent cash payment. As a result, these awards and rights are classified as a liability and are subject to fair value measurement in accordance with ASC 718 Stock Compensation. The expense (or expense reduction) may be recorded in future periods for increases (or decreases) in the fair value of these awards. The fair value of these awards is based on our future operating performance as determined by management in consultation with the board and may change significantly if our sales forecasts and operating profit exceed or fall short of projections. We expect to pay this remaining liability in April 2013 upon the settlement of the fourth closing under the Blyth purchase agreement based on operating performance.

Promotional and Advertising Costs

We expense promotional and advertising costs as incurred. Our sales are generated by our individual promoters, who strive to maximize the interrelated objectives of selling product and growing their individual sales organizations. In order to encourage our individual promoters to accomplish these goals, we make promotional offers including free products to individual promoters and customers, as well as various incentive trips.

Free product offers are designed to increase revenues by providing incentives for individual promoters and customers to acquire new customers who purchase products. Promotional offers for free products are recorded as a charge to cost of sales when incurred.

Various incentive trips are awarded to individual promoters who achieve a certain sales level and to customers or individual promoters who win the Challenge. Costs related to these trips are recorded within selling, general and administrative expense as they are earned.

Income Taxes

Prior to the Reorganization, we were a limited liability company and were not required to pay federal corporate taxes on our activities since we were taxed as a partnership. We were required to file tax returns for our operating entities, FVA Ventures, Inc. and ViSalus Sciences Canada, Inc., both of which are taxed as corporations.

Income tax expense is based on taxable income, statutory tax rates and the impact of nondeductible items. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable/deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In accordance with Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740), we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position.

Recently Adopted Accounting Standards

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision, and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”). ASU No. 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP. The amendments in ASU No. 2011-04 change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Amendments in ASU No. 2011-04 include those that: (1) clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (2) change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in ASU

No. 2011-04 to result in a change in the application of the requirements in Topic 820. We adopted ASU No. 2011-04 as of January 1, 2012. This standard did not have a material impact on our consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (ASU 2011-05). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (ASU 2011-12), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income and also do not affect how earnings per share is calculated or presented. ASU 2011-05, as amended by ASU 2011-12, was adopted on January 1, 2012. This standard impacted presentation only and did not affect our consolidated financial condition or results of operations.

REORGANIZATION

We are offering our Class A common stock described in this prospectus as part of a series of reorganization transactions, which we refer to as the “Reorganization,” that will close prior to the consummation of this offering, as follows:

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Blyth will acquire all of the outstanding equity interests of Holdings, other than shares held by our founders and by RAM. Following such acquisition, Blyth will own 77.0% of Holdings, and Holdings will own all of the outstanding capital stock of FVA Ventures, Inc.;

•	FVA Ventures, Inc. will reincorporate in Nevada under the new name “ViSalus, Inc.” and file amended and restated articles of incorporation and bylaws in Nevada;

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we will effect a recapitalization whereby our outstanding common stock will be reclassified into          shares of Class B common stock, all of which will be held by Holdings, and a new class of Class A common stock will be authorized;

•

we will pay a special cash dividend to our pre-offering stockholders in the amount of $         million, subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend;

•

all remaining equity incentive compensation obligations will become due and payable in accordance with their terms, and we expect that all such remaining obligations, which totaled $43.7 million as of March 31, 2012, will be satisfied by April 2013; and

•	Holdings will be liquidated and will distribute all of the shares of our common stock to its members.

BUSINESS

Overview

We are one of the fastest growing direct-to-consumer, personal health product companies in North America, offering a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada. We market our products through the Body by Vi 90-Day Challenge, which we refer to as the “Challenge.” The Challenge is a platform that focuses on helping our customers achieve their health and fitness goals over a 90-day period. The Challenge is also the means by which our independent sales promoters introduce ViSalus to prospective customers and promoters by encouraging them to join in a 90-day challenge. We believe this is an effective way for both experienced and inexperienced individual promoters to introduce others to ViSalus. Because most people focus their 90-day challenge on health and fitness milestones, individual promoters are easily able to promote the use of ViSalus products to assist the newly-enrolled individual promoter or customer in achieving their Challenge goals. We believe that using the Challenge to create a natural introduction point to our products, as well as using the “three for free” program to encourage customers to promote products, is an innovative and groundbreaking method of direct selling.

We market the Challenge through our independent promoter sales force using a network marketing model, which is a form of direct selling. Our individual promoters are independent contractors and earn commissions based on sales to customers of our products. These purchases include those made by customers our individual promoters have enrolled, as well as purchases of our products by individual promoters in their down-line sales organizations and customers enrolled by such individual promoters. After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling orders and delivering products directly to him or her. Unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. If an individual promoter chooses to purchase our products, they receive their product at the wholesale price, which generally ranges from 17% to 20% off the retail price of the product.

In order for individual promoters to be successful with their business, it is essential that they grow their down-line sales organization, which includes both their individual promoter and customer bases. We train our independent promoter sales force to sell our products through their existing social networks and to host events effectively. We refer to these events as “challenge parties.” We also train our independent promoter sales force to leverage social media and mobile technologies to engage current and prospective customers and individual promoters through the use of our Vi-Net technology platform, including our Vi-Net Mobile application. Additionally, we support our individual promoters in growing their business by continuing to develop great tasting and effective products that they can use to increase sales among their existing individual promoter and customer base as well as introduce to prospective customers and individual promoters.

ViSalus was founded in March 2005 by Ryan Blair, Nick Sarnicola and Blake Mallen; the vision for the company was and remains offering individual promoters and customers products and services to improve their life, health and prosperity every day. The name “ViSalus” represents these goals: “Vi” is the Latin word for “life” and “Salus” connotes “health” and “prosperity” in Greek. Our name represents the three pillars of our company:

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Life — The ViSalus community aims to create lasting life memories through reward trips and personal development opportunities. We periodically reward individual promoters with prizes, including paid vacations, “Hollywood” makeovers, spa trips, qualifying payments towards leasing or purchasing a BMW, free products and the opportunity to share in company-wide revenues.

•	Health — Most importantly, our products are designed to help people achieve healthier lifestyles. ViSalus strives to promote better health through our line of health and wellness products.

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Prosperity — ViSalus seeks to improve the financial well-being of others by teaching entrepreneurship principles through its direct selling opportunity and supporting the communities, people and causes they care about most. To date, ViSalus and our independent promoter sales force have donated over 800,000 meal-replacement servings of our products to those in need, including in areas struck by natural disasters.

We believe that the leadership and passion of our founders are key factors that attract people to our business, demonstrated by the growing numbers of customers and our dedicated independent promoter sales force working to improve their personal health and well-being through ViSalus.

Products

We have scientifically designed our product line to provide our customers with weight management, nutritional, well-being and increased energy benefits. ViSalus holds itself to the highest standards of accountability, good manufacturing process and quality control in order to ensure that we meet and exceed the expectations of our customers and regulatory requirements in the United States and Canada. In 2005, we launched our nutritional supplements line with the Vi-Pak, a patented anti-aging formula, vitamin and mineral supplement system. In 2007, we extended our product offerings by introducing our first energy drink product, ViSalus Neuro, a drink mix intended to help support healthy energy and maintain mental focus. In 2008, we entered the weight management category with three products including (1) Vi-Shape, a meal replacement shake designed to promote weight loss through a patent-pending health flavor mix-in system, (2) Vi-Trim, an appetite-suppressant drink mix and (3) Vi-Slim Metab-Awake! Tablets, metabolism supporting tablets. In 2009, we revised our business model around the launch of the Challenge as our primary product marketing strategy, teaching our customers and individual promoters to use our products as part of a lifestyle change to support their weight loss, fitness and increased energy goals.

To help our customers and individual promoters achieve these goals, we sell products in three categories — weight management, nutritional supplements and energy drinks:

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Weight Management. Weight-management products comprised 67% of our net sales in the first quarter of 2012 and 65% of our net sales in 2011. This category includes our Vi-Shape meal-replacement shake to be used with our complementary patent-pending health flavor mix-in system, Nutra Cookies (nutritional cookies), Vi-Slim Metab-Awake! Tablets (metabolism support product, sold in Canada under the name Metab-Awake) and the Vi-Trim Clear Control Drink Mix (an appetite-suppressant drink mix).

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Nutritional Supplements. Nutritional supplements comprised 9% of our net sales in the first quarter of 2012 and 11% of our net sales in 2011. This category includes our ViSalus Vi-Pak, a set of four individual supplement components (including, among other things, our Omega Vitals Supplements and multi-vitamin and mineral supplements) that together constitute an advanced health system designed to give the body nutrients that can be difficult to obtain from diet alone. In addition, this category includes the Vimmunity immune system support supplements.

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Energy Drinks. Energy drinks include our energy drink products and energy drink mixes and comprised 6% of our net sales in the first quarter of 2012 and 6% of our net sales in 2011. This category includes ViSalus Neuro, a drink mix intended to help support healthy energy and maintain mental focus, ViSalus Pro, a single-serving portable drink mix intended to provide sustained energy, and ViSalus Go, a single-serving two fluid ounce drink intended to provide instant energy.

We sell convenience kits of our products to customers and individual promoters for use in the Challenge, which we refer to as “Challenge kits.” Challenge kits may include products from some or all of our product categories.

Customers and individual promoters can participate in multiple Challenges, which encourages them to use our products on an ongoing basis and to sign up for our “auto ship” program. This program allows participants to automatically receive product orders on a monthly basis, with a discount of up to 20% on product purchases.

We also offer customers and individual promoters the opportunity to participate in our “three for free” program, in which customers or individual promoters who refer three people that purchase a Challenge kit within a given month receive a free Challenge kit in the following month. The receipt of a free Challenge kit requires no purchase and is subject to a small processing and shipping fee. Customers and individual promoters can continue to receive a free Challenge kit in each month that at least three of their referred customers purchase Challenge kits. The “three for free” program is a key differentiating factor for our business model because it is simple to teach, easily replicated and has monetary value to customers and individual promoters. We believe that the success of the program has extended the reach of our product and brand to more potential customers and has increased sales.

Since April 2009, we have also sold certain products to customers in Canada on a not-for-resale personal consumption basis. In December 2011, our wholly owned subsidiary, ViSalus Sciences Canada Inc., began selling certain products in Canada on a Canadian-branded basis.

We believe there are a number of international marketplaces that have similar attributes to our current marketplaces in the United States and Canada and where our Challenge concept may be embraced. Therefore, we are selectively investing in the globalization of our company.

We believe that our approximately 600% growth (we had net sales of $136.9 million for the three months ended March 31, 2012, as compared to net sales of $19.4 million for the comparable prior year period) is a result of (1) our scientifically created and effective products meeting the health and wellness needs of a broad range of consumers, (2) our business model and (3) our focus on the integration of social media and mobile technology with our highly trained and incentivized independent promoter sales force. The aforementioned factors, coupled with (a) persistent unemployment and underemployment rates in the United States and Canada, which have ranged between 4.4% to 10.0% from 2007 to 2012 for the United States and 6.0% to 8.6% from 2007 to 2012 for Canada and (b) the epidemic of obesity, have created an increased interest in our opportunity.

We believe technology and the effective use of social media are critical to developing a successful business in today’s network marketing industry. In order to promote the use of technology and social media, we have developed our Vi-Net technology platform which our individual promoters can subscribe to on a monthly basis for a fee. Individual promoters who subscribe to Vi-Net receive access to the technology on both their computers and mobile devices and can utilize the platform to develop their own websites as well as join an active ViSalus community. The subscription also includes a monthly copy of the Success magazine and access to Success on Demand, a digital library of Success content, and provides individual promoters with access to training and marketing materials and the ability to place orders, enroll new individual promoters and manage their business.

Summary Financial Results

We are one of the fastest growing direct-to-consumer, personal health companies in North America:

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We had approximately 863,000 customers at March 31, 2012, an increase of approximately 600% as compared to 122,000 customers at March 31, 2011. We define a “customer” as anyone who has purchased products from us at least once in the previous 12 months, other than any purchaser who qualifies as an individual promoter on the measurement date.

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We had approximately 93,000 individual promoters at March 31, 2012, an increase of approximately 500% as compared to 16,000 individual promoters at March 31, 2011. We define an “individual promoter” as a person eligible to receive a commission within the ViSalus promoter compensation plan on the measurement date.

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We had net sales of $136.9 million for the three months ended March 31, 2012 and $230.2 million for the year ended December 31, 2011, increases of approximately 600% in each case as compared to net sales of $19.4 million and $33.7 million for the comparable prior year periods.

•

We had Adjusted EBITDA of $22.8 million for the three months ended March 31, 2012 and $35.6 million for the year ended December 31, 2011, increases of approximately 1,000% and 2,600%, respectively, as compared to Adjusted EBITDA of $2.0 million and $1.3 million for the comparable prior year periods.

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Including the effects of equity incentive compensation expenses that we expect will terminate in 2013, we had net earnings (loss) of $7.7 million for the three months ended March 31, 2012 and $(2.2) million for the year ended December 31, 2011, as compared to net earnings (loss) of $1.0 million and $(2.0) million for the comparable prior year periods. Excluding these compensation expenses, net earnings (loss) would have been $17.6 million for the three months ended March 31, 2012 and $23.9 million for the year ended December 31, 2011, and net earnings (loss) would have been $3.2 million and $(0.1) million for the comparable prior year periods.

Market Opportunity

We believe that increasing obesity rates will continue to drive demand for weight-management, nutritional and wellness-related products. According to January 2012 data from the National Health and Nutrition Examination Survey (NHANES) 2009-2010, 35.7% of U.S. adults, and almost 17% of youth, were obese in 2009-2010, which marked no improvement from the prevalence of obesity in 2007-2008. A study from Harvard University and MIT, published in November 2010 in the journal PLoS Computational Biology, suggests that adult obesity rates will rise for another 40 years before hitting a plateau at around 42%.

According to a November 2010 survey released in April 2011 by the Calorie Control Council, more than eight out of ten American adults surveyed – or an estimated 186 million American adults – are “weight conscious,” with 54% of those surveyed wanting to reduce their weight.

Trends in the demand for wellness products have followed the increased percentage of people dealing with obesity. The total U.S. weight loss market is forecasted to grow 4.5% in 2012 to $65 billion, more than double the 2% growth in 2011, according to a report published in January 2012 by Marketdata Enterprises, a market research firm that has tracked the U.S. weight loss market since 1989. The men’s weight loss market is forecast to be worth $10.4 billion, representing 16% of the entire weight loss market, according to that same report.

We believe that other regions of the world also demonstrate the characteristics that make the United States an attractive market for personal health and wellness-related product providers. According to 2008 estimates by the Regional Office for Europe of the World Health Organization, which we refer to as the “WHO,” over 50% of both men and women in the WHO European Region were overweight, and roughly 23% of women and 20% of men were obese. Similarly, according to the WHO’s 2012 publication of World Health Statistics, between 1980 and 2008, adult obesity rates rose in every region in the world, and more than doubled in the WHO’s African Region, Region of the Americas, Eastern Mediterranean Region and Western Pacific Region.

According to a November 2011 report of the World Federation of Direct Selling Associations, the global direct selling market, which includes the marketing of products and services directly to consumers in a face-to-face manner, reached $132 billion in sales in 2010. The wellness segment, in which we primarily compete, comprised 24.1% of the 2011 total U.S. direct selling market according to a 2011 report of the Direct Selling Association. In 2010, the United States comprised approximately 22% of the global direct selling market, according to the World Federation of Direct Selling Associations.

Competitive Strengths

We believe that our success stems from our innovative business model, which is a hybrid between a direct-to-consumer and traditional network marketing business model in that we have a direct relationship with both our customers and our dedicated independent promoter sales force. We have capitalized on the following, which we believe are competitive strengths:

•	The popularity of the Challenge, which has enabled us to establish direct relationships with approximately 863,000 customers and 93,000 individual promoters, as of March 31, 2012.

•	The taste, effectiveness and affordability of our products, including our Vi-Shape shake, which many of our customers and individual promoters use as a cost-effective meal replacement.

•	The ability of individual promoters to participate at a low cost, with a $49 enrollment fee and no requirement to purchase our products.

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Our proprietary compensation plan, which has a strong focus on rewarding newly enrolled individual promoters as well as those who have achieved success over longer periods of time. We provide our individual promoters with an attractive opportunity to supplement their current incomes or develop a full-time source of income.

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Our “three for free” program, in which customers or individual promoters who refer three people that purchase a Challenge kit within a given month receive a free Challenge kit in the following month. This program encourages customers and individual promoters to enroll their friends and family in the ViSalus experience and drives the group dynamic, which improves the likelihood of success of individuals achieving their Challenge goals.

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Our continuing investment in mobile and social media technologies, which we believe are integral to the network marketing business. In 2011, we launched the Vi-Net Mobile application suite, which we enhanced in 2012 to include the Vi-Net Swipe, a mobile point of sale device that enables instantaneous transactions from a smartphone, and we continue to be an industry pioneer in developing and investing in technology.

•	Our committed senior management team, whose members have more than 57 years of combined experience in network marketing and mobile and social media technology.

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The complementary talents and experiences of each of our three founders, which they bring to their ongoing involvement in our business, give us a unique competitive advantage. Ryan Blair leverages his entrepreneurial and leadership experience to guide our operations and to set the tone for our distinctive business culture. Nick Sarnicola uses his prior experiences with network marketing companies and his dedicated work ethic in the recruitment and motivation of our individual promoters, leading our independent promoter sales force by “example” as he travels the country to meet, recruit and train our field. Blake Mallen’s deep knowledge of our operations and strategies are instrumental in the design and oversight in our various strategic initiatives, especially of our social media, training programs and online marketing initiatives.

Growth Strategy

We plan to pursue several strategies in the future to build a global consumer brand and to continue to increase sales and operating income, including:

•	The Challenge. Leveraging our groundbreaking and innovative Challenge marketing platform across multiple consumer needs for transformation in our existing and new markets. The

Challenge is a platform that focuses on helping customers achieve their health and fitness goals over a 90-day period. The Challenge is also the means by which our individual promoters introduce ViSalus to prospective customers and individual promoters by encouraging them to join in a 90-day challenge. We believe this is an effective way for both experienced and inexperienced individual promoters to introduce others to ViSalus.

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International Expansion. Expanding our business globally in a targeted manner and adapting our flexible model as needed to new markets that share the characteristics that make our current markets attractive to our business model.

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Direct-to-Consumer Strategy. Continuing to build our customer-centric business model and further enhancing our direct level of engagement with customers and individual promoters by investing in new products, events, promotions, systems and ViSalus branding initiatives.

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Lifetime Value of Individual Promoter and Customer Base. Continuing to retain, build and benefit from the lifetime value of our 863,000 customers and 93,000 individual promoters, as of March 31, 2012, across existing and new products that meet their evolving wellness and lifestyle needs.

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Technology Strategy. Continuing to be an industry-leader in the development of new mobile and social media technologies that support and enhance the ability of our individual promoters and customers to be successful with the ViSalus opportunity.

•	Infrastructure Strategy. Improving and strengthening our supply chain, distribution and operations networks and investing in our employees through organizational development programs.

Customers

After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling their orders and delivering products directly to them. In addition, customers who choose to enroll in our “auto ship” program may receive products automatically each month at a discount of up to 20%. No single customer accounted for 1% or more of net sales in 2011 or the first quarter of 2012.

We believe our longstanding commitment to innovative product offerings and connection between the use of our products and participation in the Challenge inspires strong brand loyalty in our customers.

Customers who participate in the Challenge are also able to participate in our previously discussed “three for free” program in which customers can receive their product for free. In addition, three times a year, we also offer customers the opportunity to earn free products, prizes and a “Hollywood makeover” through participation in the Challenge and entry into a competition among our customers and individual promoters.

Independent Promoter Sales Force

Individuals sign up to become promoters by purchasing our “basic promoter system” for $49. In addition, individual promoters at the time of their enrollment may purchase a package of our products to support them with their individual Challenge and give them samples, tools and technology to promote the Challenge to others.

Based on the monthly volume of commissionable sales produced by an individual promoter and his down-line sales organizations, the individual promoter qualifies for higher “ranks,” which provide the individual promoter with additional bonus and commission opportunities. We currently have six broad categories of ranks – associate, director, regional director, national director, presidential director and ambassador (the rank of ambassador is further divided into nine sublevels). We can change this structure at any time and in any matter at our discretion.

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To achieve and maintain the rank of associate and be eligible to earn a commission during a particular month, an individual promoter must qualify as an “active” promoter in such period. An individual promoter is considered to be “active” in a given month if he or she generates at least (1) $125 PQV in auto ship sales in such month or (2) $200 PQV in non-auto ship sales in such month. “PQV,” or “personal qualification volume,” refers to an individual promoter’s total QV from all products purchased by (a) customers personally enrolled by such individual promoter and (b) such individual promoter. “QV,” or “qualification volume,” refers to the amount of each product sale that counts towards an individual promoter qualifying for ranks.

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To achieve and maintain the rank of director during a particular month, an individual promoter must be “active,” have at least three “active” individual promoters directly below him or her in his or her down-line sales organization and have a GQV of at least $2,000 in such month. “GQV,” or “group qualification volume,” refers to the total QV of all sales generated by an individual promoter, together with all the down-line promoters in his or her down-line sales organization.

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To achieve and maintain the rank of regional director, national director, presidential director or ambassador during a particular month, an individual promoter must be “active,” have at least three “active” individual promoters directly below him or her in his or her down-line sales organization and have a GQV meeting a particular threshold during such month ($12,500 for regional directors, $40,000 for national directors, $80,000 for presidential directors and $150,000 for ambassadors). In addition, solely for the purpose of determining whether an individual promoter qualifies for the rank of regional director, national director, presidential director or ambassador, no more than 60% of the total required GQV can come from any one of the sales legs directly below the individual promoter in his down-line sales organization. When an individual promoter achieves the rank of regional director, national director, presidential director or ambassador for the first time, the individual promoter will retain that rank for at least two monthly production cycles.

We provide our individual promoters with sample products, support materials, training, special events and a compensation program. Each individual promoter is responsible for growing his own business, and for conducting marketing activities to attract new customers and enroll other individual promoters. These activities may include hosting events such as challenge parties; purchasing and using promotional materials; utilizing and paying for direct mail and print material such as brochures, flyers, catalogs, business cards, posters and banners; purchasing inventory for sale or use as samples; and recruiting, training and mentoring customers and other individual promoters on how to use our products and/or pursue the ViSalus business opportunity. We encourage the use of the Vi-Net technology platform and other popular social media platforms as vehicles for our individual promoters to share their personal and professional successes and promote ViSalus.

We offer an incentive program for individuals that achieve the rank of director within 30 days of becoming an individual promoter. These individuals, whom we refer to as “rising stars,” are eligible to earn a bonus from company-wide revenue. We also offer a bonus program that we refer to as the “ViSalus Bimmer Club” to individual promoters who, among other things, achieve and maintain the rank of “regional director.” An individual promoter who (1) qualifies for the ViSalus Bimmer Club, (2) leases or purchases a qualified BMW and (3) properly informs us that he or she has leased or purchased a BMW may qualify for up to $600 in reimbursements towards their car payment per month, subject to certain conditions such as maintaining status as a regional director. An individual promoter who qualifies for the ViSalus Bimmer Club also has the option to receive a $300 monthly cash payment should he or she choose not to lease or purchase a BMW. We believe our “stars” and “cars” incentives encourage new individual promoters to achieve early success in our business.

We pay individual promoters commissions based on product sales, not recruiting. There are six key components of our promoter compensation plan, which are described below:

Component	Description

Team Commission

•    An individual promoter with the rank of associate can earn “team commissions” on a monthly basis equal to 5% of the BV generated during such period in the two down- line “levels” below him in his or her down-line sales organization. As an individual promoter achieves higher ranks, he or she is able to earn 5% of the monthly BV generated by an increased number of levels below them.

•    “BV,” or “bonus volume,” is the amount of each product sale that counts towards bonuses and commissions. In most cases, ViSalus products offer dollar for dollar BV. For example, if an individual promoter purchases a “Transformation” Challenge kit for $249, it counts as both $249 QV and $249 BV.

Personal Customer Commission

•    An individual promoter can earn a “personal customer commission” based on the BV of all personal orders made by such individual promoter for his own consumption (outside of the individual promoter’s initial order), as well as orders made by customers directly enrolled by such individual promoter.

Fast Start Bonus

•    An individual promoter can receive a “fast start bonus” based on qualifying products purchased by individual promoters newly enrolled by him or her. The amount of the bonus depends on the enroller’s rank.

•    An individual promoter can also receive a “fast start bonus” based on qualifying products purchased by individual promoters newly enrolled by his or her down-line enrollees. The amount of the individual promoter’s bonus in this case depends on his rank and the amount of bonuses earned on this sale by other down-line enrollees.

Rising Star Weekly Enroller’s Pool

•    We place 2% of the BV from the previous four weeks of company-wide production into a “rising star weekly enroller’s pool,” and one quarter of this pool is paid each week. The amount placed in the pool is shared among those who qualify for the pool.

Leadership Pool

•    We place 1% of BV from the month’s company-wide production into a “leadership pool” that is shared by promoters who achieve the rank of presidential director or ambassador during such period, with each such individual promoter being entitled to an amount based upon the highest rank achieved in each sales leg of his down- line sales organization during such period.

•    We place another 1% of BV from the month’s company-wide production into a “leadership pool” that is shared by promoters who achieve the rank of ambassador during such period, with each such individual promoter being entitled to an amount based upon the highest rank achieved in each sales leg of his down-line sales organization during such period.

Ambassador Bonus

•    We offer an “ambassador bonus” to individual promoters who achieve one of five ambassador ranks in a given month, with the amount of the bonus based on the sublevel of ambassador rank obtained, as well as the length of the period of time for which such sublevel was maintained.

Training

When new individual promoters enroll with ViSalus, we provide them with a set of training materials, including a welcome guide, marketing materials and information on the ViSalus business opportunity. As individual promoters achieve and maintain higher ranks, they gain access to additional training and marketing materials and the opportunity to attend additional training events.

In addition to the one-on-one training individual promoters receive from other individual promoters, we also provide training on a broader scale through ViSalus events widely attended by individual promoters. Through “pre-parties,” we encourage individual promoters to mentor and train new individual promoters before they host their first challenge parties. Other events focus on sales and marketing skills and also contain a legal compliance component.

We have developed a system to identify specific complaints against individual promoters and to remedy violations of rules by individual promoters through appropriate sanctions, including warnings, suspensions and, when necessary, terminations. In our manuals, seminars and other training programs and materials, we emphasize that individual promoters are prohibited from making therapeutic claims for our products.

Marketing, Advertising and Promotion

Most of the marketing, advertising and promotion of our products is achieved through word-of-mouth and social networking. To build support for ViSalus products and introduce prospective customers to the Challenge, individual promoters use social media and mobile devices to reach a wide audience, including by building personal profiles on social networking sites. We support our individual promoters with extensive social media and online tools and products, including Vi-Net.

We generate excitement around the ViSalus products and brand through events held throughout the year. At challenge parties, which are held in private homes or public spaces such as hotel conference rooms, prospective customers and individual promoters gather to learn about the ViSalus opportunity. These challenge parties may be attended by as many as a thousand people. Regional events, held several times a year, also range in size up to several thousand people and include training elements to help individual promoters grow their business and to facilitate legal compliance in the message conveyed by individual promoters. Thousands of people attend our national events, which are typically held three times per year and also provide training opportunities and recognition on a large scale. Our largest national event is Vitality, held once a year. To date, over 12,000 individuals have registered to attend our July 2012 Vitality event in Miami, Florida.

Competition

We are a leading innovator in the personal wellness and network marketing industries. The business of marketing and selling weight-management products, nutritional supplements and energy drinks is highly competitive both in terms of pricing and new product introductions, including various prescription drugs. The worldwide markets for these products are highly fragmented, with numerous suppliers serving one or more of the distribution channels served by us. Some of our competitors have longer operating histories, significantly greater financial, technical, product-development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Certain competitors focus on a single geographic or product market and attempt to gain or maintain market share solely on the basis of price.

We are also subject to significant competition for the recruitment of individual promoters from other direct-selling organizations, including those that market weight-management products, nutritional supplements and energy drinks, as well as other types of products. Our competitors for the recruitment of individual promoters include direct-selling companies such as Herbalife Ltd., Avon Products Inc., Tupperware Brands Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc., Nature’s Sunshine Products Inc., Mannatech Inc., Natura Cosméticos SA, Amorepacific Corp., Oriflame Cosmetics SA, Amway Malaysia Holdings Bhd, Noevir Holdings Co., Ltd., Shaklee Global Group Inc. and Reliv International, Inc. Competitors in our target product market include Herbalife Ltd. and retail establishments such as Weight Watchers, Jenny Craig, General Nutrition Centers and retail pharmacies. In addition, because the industry in which we operate is not particularly capital intensive or otherwise subject to high barriers to entry, it is relatively easy for new competitors to emerge to compete with us for our individual promoters and customers.

Product Design and Development

All of the products in our nutritional supplements category, including four components in our Vi-Pak product and our Vimmunity immune system support supplements, are sold pursuant to an exclusive license from Dr. Michael Seidman, M.D. that expires on February 28, 2014. We expect to seek to renew this license upon expiration. If we are unable to renew the license on terms that are favorable to us or at all, or if we determine not to seek to renew this license, we would cease to sell these products and we would expect to replace the products in our nutritional supplements category with alternative products developed by us or licensed from another source.

All of our other formulas have been created by our product development team based in Los Angeles, CA. From time to time, we also work with outside physicians and scientists in an advisory and consulting capacity, soliciting their views on factors such as serving sizes, possible product contraindications, and product safety and efficacy. These consultants also participate in our product education, including by speaking to our independent promoter sales force about certain products. We sometimes refer to two of these consultants, Dr. Seidman and Steven A. Witherly, Ph.D., as our “scientific advisory board.”

While we do not work with third-party manufacturers in designing the formulas of our products, we do work with in-house developers at one of our third-party manufacturers to ensure that the flavor and taste of the manufactured products meet our expectations. We own all intellectual property developed for us by employees of our third-party manufacturer. We refine the formulas for our products on an ongoing basis. Most recently, we re-launched Nutra Cookie, our nutritional cookie, after adjusting its formula to improve flavor and texture.

We possess trade secret rights in our individual promoter and customer lists and related contact information. We also own the material trademarks and trade name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. Patents are pending in the United States and in Canada on our health flavor mix-ins, as well as in the United States for certain of our energy drink products, and we own the intellectual property relating to the formulas of certain of our other products.

Information Technology

We recognize that information technology is a crucial element of our business, as many of our sales are made online. With that in mind, we have recently hired a chief technology officer and are committed to increasing our information technology capabilities. In addition, we leverage the use of our internal resources as well as our external partners to develop new and innovative ways to use technology to grow our business. For example, the recently released “reverse group offer” application allows individual promoters and customers to take advantage of discounted pricing based on the number of orders placed within a predefined time period.

Pursuant to an agreement entered into in October 2011, FragMob, LLC, which we refer to as “FragMob,” agreed to provide us with software development and hosting services for a mobile phone application that allows our individual promoters to access their Vi-Net distributor account information on their smartphones. We paid $0.2 million to FragMob for services provided from March 2011 through December 2011, and have agreed to pay a fee based on the number of users with a monthly minimum fee of $15,000 and a monthly maximum fee of $0.1 million throughout 2012. We paid FragMob $0.2 million in the three months ended March 31, 2012.

We have a license with Solution X, which was acquired by iCentris in 2011, for access to software that provides our individual promoters with an array of distributor and corporate web modules. We license this software pursuant to a three year license agreement that expires in April 2013 and has annual renewal terms. Under the license agreement, we paid Solution X $0.4 million in 2009, $0.2 million in 2010, $0.5 million in 2011 and $0.4 million in the three months ended March 31, 2012. In addition, outside of the license agreement, we paid Solution X programming fees of $8,000 in 2010, $0.5 million in 2011 and $0.2 million in the three months ended March 31, 2012.

We also have a license with Exigo Office Inc., which we refer to as “Exigo,” to use the Exigo software to manage our commissions and payments. We entered into an agreement with Exigo in 2006, which agreement expired in May 2012. We now operate on a month to month basis with Exigo and are currently negotiating a replacement agreement.

For additional information, see “Certain Relationships and Related Party Transactions.”

Sourcing, Manufacturing and Logistics

All of our products are manufactured and supplied by third-party manufacturers in the United States based on our formulas or, in the case of the components in the Vi-Pak and Vimmunity immune system support supplements, a formula we license. We have six primary suppliers that provide finished goods, as well as seven other suppliers that provide ingredients or components, and are in the process of identifying and qualifying additional suppliers for certain of our products.

For additional information, see “Risk Factors — Risks Related to Our Business — Since we rely on independent third parties for the manufacture and supply of our products, if these third parties fail to reliably supply products to us at required levels of quality, then our business, financial condition and results of operations would be harmed.”

Raw Materials

Ingredients for our nutritional supplements are sourced from a variety of manufacturers. While some of our ingredients are unique and at times could be in short supply, we believe we carry sufficient inventory of finished goods which coupled with the level of raw materials maintained by our manufacturers would enable us to avoid any material disruption to the business in the event of a shortage of raw materials. For additional information, see “Risk Factors — Risks Related to Our Business — Our profitability may be affected by shortages or increases in the cost of raw materials.”

Warranty

We offer a 30-day money-back guarantee on all of our products. Except for first-time purchasers, who do not have to return their products at all in order to receive a refund, purchasers must return products in resaleable form within 30 days of purchase in order to receive a refund. Purchasers, including first-time purchasers, are still entitled to product credit if they return products after 30 days of purchase provided they are in re-saleable form. Our return rate was approximately 3.3% in the first quarter of 2012 and 3.2% in 2011.

Government Regulation

General

In the United States and in Canada, our business and products are affected by extensive laws, regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions. They include rules pertaining to: (1) formulation, manufacturing, packaging, labeling, distribution, marketing, promotion, importation, exportation, sale and storage of food and dietary supplement products; (2) product claims and advertising, including direct claims and advertising by us and claims and advertising by individual promoters, for which we may be held responsible; and (3) our network marketing programs.

Product Claims and Composition

In the United States, the formulation, manufacturing, packaging, storing, labeling, promotion, advertising, distribution and sale of our products are regulated by various governmental agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Our activities also are regulated by agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold.

Pursuant to the Federal Food, Drug and Cosmetic Act, which we refer to as the “FDCA,” the FDA regulates the formulation, testing, safety, manufacture, packaging, labeling and distribution of conventional foods and dietary supplements (including vitamins, minerals and herbs) and the FTC has jurisdiction to regulate the advertising of these products.

The FDCA was amended with respect to all foods (which includes both conventional foods and dietary supplements) primarily in 1990 with the Nutrition Labeling and Education Act, which we refer to as the “NLEA,” and also in 2011 with the FDA Food Safety Modernization Act, which we refer to as the “FSMA.” Under the NLEA, we must follow specific FDA regulations to include mandatory nutrition labeling on both our conventional food and dietary supplement products and we must abide by FDA regulations in order to make any claims that directly or by implication characterize the level of a nutrient in a conventional food or dietary supplement or the relationship of a substance in a conventional food or dietary supplement to a disease or health-related condition are required to be reviewed and evaluated by the FDA prior to use on product labeling. The NLEA prohibits the use of claims that a conventional food or dietary supplement products can be used to diagnose, cure, mitigate or treat a disease, without preauthorization from the FDA. If the FDA finds that the claims associated with our products are not in compliance with the NLEA framework, we may be subject to enforcement action.

Further, under the FSMA, conventional food and dietary supplement facilities are required to implement preventative controls and contamination mitigation strategies, and the FDA has enhanced inspection and enforcement authorities, including the power to order mandatory recalls, administratively detain products, and suspend manufacturing facility registrations. The FDA has also adopted final regulations regarding cGMP, governing the manufacturing, packing and holding of dietary ingredients and dietary supplements. The regulations include provisions related to the design and construction of physical plants, cleaning, proper manufacturing operations, quality control procedures, testing final product or incoming and in-process materials, handling consumer complaints, and maintaining records. These regulations are consistent with longstanding cGMP requirements for conventional food products. If we or our suppliers were to be found not in compliance with the FDA’s cGMP regulations, it could have a material adverse effect on our results of operations and financial statements.

In the event of any possible contamination, we could incur the significant costs of a recall or other administrative action and could also be subject to additional FDA enforcement.

The FDCA also has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, which we refer to as “DSHEA.” DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. Under DSHEA, dietary supplement ingredients, which we refer to as “dietary ingredients,” that were on the market prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been present in the food supply as an article used for food without being

“chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a history of use or other evidence of safety establishing that use of the dietary ingredient will reasonably be expected to be safe. A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. Recently, in December 2011, the FDA released a draft guidance document intended to assist industry in deciding when a new dietary ingredient notification is necessary and in preparing notifications for submission to the FDA. This draft guidance document is generally considered to expand the FDA’s previous interpretation of the regulatory requirements surrounding new dietary ingredient notifications and related issues. If the draft guidance document is finalized similar to its current form, we may be required to submit substantially more new dietary ingredient notifications than we have previously submitted, which could result in additional costs.

DSHEA also outlines specific parameters for making certain claims for dietary supplements. For example, DSHEA permits certain “statements of nutritional support” to be included in the labeling for dietary supplements without FDA pre-market approval, provided that such statements are submitted to the FDA within 30 days of marketing and must bear a label disclosure stating, “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading.

DSHEA also provides that certain “third-party literature,” such as a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used in connection with the sale of a dietary supplement to consumers without the literature being subject to regulation as labeling. The literature must not be false or misleading, may not promote a particular manufacturer or brand of dietary supplement, must present a balanced view of the available scientific information on the subject matter, must be physically separate from the dietary supplements if displayed in an establishment, and should not have appended to it any information by sticker or any other method. If the FDA determines that our “statement[s] of nutritional support” or “third party literature” fail to comply with DSHEA or related FDA implementing regulations prohibiting the use of claims that such products can cure, treat, diagnosis or mitigate disease, we would be prevented from using the claims and subjected to regulatory action.

In addition, the Dietary Supplement and Nonprescription Drug Consumer Protection Act amended the FDCA to require adverse event reporting and recordkeeping for dietary supplements and non-prescription drugs marketed without an approved application. Under the law, an “adverse event” is any health-related event associated with the use of a dietary supplement that is adverse, and a “serious adverse event” is any adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of these outcomes. Serious adverse event reports received through the address or phone number on the label of a dietary supplement, as well as all follow-up reports of new medical information received within one year after the initial report, must be submitted to the FDA no later than 15 business days after the report is received. The law also requires recordkeeping for reports of non-serious adverse events as well as serious adverse events for six years following the event, and these records are subject to FDA inspection.

The FDA has broad authority to enforce the provisions of the FDCA applicable to foods and dietary supplements, including the power to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market and to request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. Particular to our business, the FDA has focused its oversight and enforcement priorities on weight loss dietary supplements in recent years, and we cannot guarantee that our products will not be subject to an FDA enforcement action in the future. Further, the regulation of foods and dietary supplements may increase or become more restrictive in the future.

Products imported to Canada for resale are also subject to extensive Canadian regulations. Our Omega Vitals are currently imported to Canada as Natural Health Products, which we refer to as “NHPs.” The product safety, quality, manufacturing, packaging, labeling, storage, importation, advertising, distribution, and sale of NHPs are subject to regulation primarily under the federal Food and Drugs Act (Canada), which we refer to as the “Canadian FDA,” and associated regulations, including the Food and Drug Regulations and the Natural Health Products Regulations, and related Health Canada guidance documents and policies, which we refer to collectively as the “Canadian regulations.” Health Canada approval for marketing authorizations and NHP licenses can take time. The approval time for NHPs can vary depending on the product and the application or submission.

Our Canadian-branded shakes, cookies and health flavor mix-ins imported for resale in Canada are regulated as foods and are subject to the Canadian FDA and Food and Drug Regulations that, among other things, regulate the labeling, nutrition facts and ingredients of such products.

The FTC, which regulates the advertising of all of our products, has brought enforcement actions against companies selling dietary supplements and weight loss products for false and misleading advertising, often resulting in consent decrees and monetary payments. The FTC also reviews testimonials, expert endorsements and collection of personal identifiable information. We have not been a target of FTC enforcement action for the advertising of our products but we cannot be sure that the FTC, or comparable foreign agencies, will not question our advertising or other operations in the future.

In some countries we are, or regulators may assert that we are, responsible for our or individual promoters’ conduct and may be requested or required to take steps to ensure that our individual promoters comply with local regulations regarding: (1) representations about our products; (2) income representations by individual promoters; (3) public media advertisements, which in foreign markets may require prior approval by regulators; and (4) sales of products in markets in which the products have not been approved, licensed or certified for sale. In some markets improper product claims by individual promoters could result in our products being reviewed by regulatory authorities and being classified or placed into another category as to which stricter regulations are applicable or we might be required to make labeling changes.

We can predict neither the nature of any future laws, regulations, interpretations or applications, nor what effect additional regulations or administrative orders would have on our business. They could, however, require:

•	reformulation of some products not capable of being reformulated;

•	imposition of additional record keeping requirements;

•	expanded documentation of the properties of some products;

•	expanded or different labeling;

•	additional scientific substantiation regarding product ingredients, safety or usefulness; and/or

•	additional individual promoter compliance surveillance and enforcement action by us.

Any or all of these requirements could have a material adverse effect on our results of operations and financial condition.

Network Marketing Program

Our network marketing programs are subject to federal and state regulations administered by the FTC and various state agencies as well as regulations in foreign markets administered by foreign agencies. These regulations generally seek to ensure that product sales are made to consumers and that advancement within an organization is based on sales of products rather than investments in the organization or other non-retail sales related criteria. For instance, in some markets, there are limits on the extent to which individual promoters may earn royalty overrides on sales generated by individual promoters that were not directly sponsored by the individual promoter. We remain subject to the risk that in one or more markets our marketing system could be found not to be in compliance with applicable regulations. Failure to comply with these regulations could have a material adverse effect on our business in a particular market or in general.

The FTC could bring an enforcement action based on practices that are inconsistent with its Guides Concerning the Use of Endorsements and Testimonials in Advertising, which we refer to as “Guides.” We have adapted our practices and rules regarding the practices of our individual promoters to comply with the revised Guides. However, it is possible that our use, and that of our individual promoters, of testimonials in the advertising and promotion of our products, including but not limited to our weight management products and of our income opportunity, will be significantly impacted and therefore might negatively impact our sales.

Compliance Procedures

We have developed a compliance function to identify and investigate specific complaints against individual promoters and to remedy any violations of rules by individual promoters through appropriate sanctions, including warnings, suspensions and, when necessary, terminations. In our manuals, seminars and other training programs and materials, we emphasize that individual promoters are prohibited from making therapeutic claims for our products.

To comply with regulations that apply to both us and our individual promoters, we research the applicable regulatory framework before entering new markets to identify all necessary licenses and approvals and applicable limitations on our operations in that market and devote substantial resources to obtaining those licenses and approvals and bringing our operations into compliance with applicable limitations. We research laws applicable to independent promoter sales force operations and revise or alter our independent promoter sales force manuals and other training materials and programs to provide our independent promoter sales force with guidelines for operating a business and marketing and distributing our products, as required by applicable regulations in each market.

Regulations in existing and new markets often are ambiguous and subject to considerable interpretive and enforcement discretion by the responsible regulators and new regulations regularly are being added and the interpretation of existing regulations is subject to change. Further, the content and impact of regulations to which we are subject to may be influenced by public attention directed at us, our products or our network marketing program, so that extensive adverse publicity about us, our products or our network marketing program may result in increased regulatory scrutiny.

We seek to anticipate and respond to new and changing regulations and to make corresponding changes in our operations to the extent practicable. Although we devote considerable resources to maintaining our compliance with regulatory constraints in each market, we cannot be sure that we would be found to be in full compliance with applicable regulations in all of our markets at any given time or the regulatory authorities in one or more markets will not assert, either retroactively or prospectively or both, that our operations are not in full compliance. These assertions or the effect of adverse regulations in one market could negatively affect us in other markets as well by causing increased regulatory scrutiny in those other markets or as a result of the negative publicity generated in those other markets. These assertions could have a material adverse effect on us in a particular market or in general. Furthermore, depending upon the severity of regulatory changes in a particular market and the changes in our operations that would be necessitated to maintain compliance, these changes could result in our experiencing a material reduction in sales in the market or determining to exit the market altogether, which might have an adverse effect on our business and results of operations either in the short or long term.

Environmental Law Compliance

Most of the manufacturing, distribution and research operations of our third-party suppliers are affected by federal, state, local and international environmental laws relating to the discharge of materials or otherwise to the protection of the environment. We do not manage any of these facilities. Therefore, we do not believe that expenditures to comply with applicable environmental laws will have a material effect on our capital expenditures, earnings or competitive position, and such expenditures did not have a material effect on our capital expenditures, earnings or competitive position in 2011.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including proceedings to protect our intellectual property rights. As part of our monitoring program for our intellectual property rights, from time to time, we file lawsuits in the United States and abroad for acts of trademark counterfeiting, trademark infringement, trademark dilution, patent infringement, or breach of other state or foreign laws. These actions often result in seizure of counterfeit merchandise and negotiated settlements with defendants. Defendants sometimes raise the invalidity or unenforceability of our proprietary rights as affirmative defenses or counterclaims.

According to the terms of a settlement and coexistence agreement with Salus Haus Dr. Med. Otto Greither Nachf. GmbH & Co. KG, dated March 23, 2011, we agreed not to use “ViSalus” or “VISALUS” as a trademark, name or product name outside of North America, although we are permitted to use similar names, including “ViSal-US,” as a trademark, name or product name outside of North America.

On September 28, 2011, we terminated our relationship with our credit card processor, Pivotal Payments, Inc., which we refer to as “Pivotal.” Pivotal subsequently filed suit against ViSalus and Blyth on November 21, 2011 (Pivotal Payments, Inc. v. FVA Ventures, Inc., d/b/a ViSalus Sciences and Blyth, Inc., Case No. 11-5713 (U.S. District Court for the Eastern District of New York)). The initial complaint asserted a claim of breach of an alleged merchant processing agreement against ViSalus and tortious interference against Blyth, and sought damages in an amount not less than $17 million, plus pre-judgment interest, from ViSalus, actual and exemplary or punitive damages from Blyth, and Pivotal’s costs, including attorney’s fees, and any court costs from the defendants. We filed a motion to dismiss the complaint on December 22, 2011. Pivotal thereafter filed two motions to amend its complaint, most recently on February 29, 2012 (mooting the previously-filed motion to amend); the proposed amended complaint contains a claim against ViSalus for breach of a merchant processing agreement and against Blyth for tortious interference with that alleged merchant processing agreement and would seek damages in an amount to be determined at trial. Briefing on the motion to amend the complaint was completed on March 30, 2012. On June 15, 2012, we filed a supplemental motion to dismiss in which we informed the court that it lacks jurisdiction with respect to Pivotal’s complaint. On July 13, 2012, Pivotal filed a complaint in the Supreme Court of the State of New York raising the same claims raised in its original action. We believe that Pivotal’s claims have no merit and are vigorously defending this suit. Pivotal, its third party bank and its debit and credit card processor have withheld approximately $10.0 million of amounts due to us for credit card sales deposits leading up to the time of termination, which funds have not yet been released to us. This amount is included within other receivables in our consolidated balance sheet as of December 31, 2011 and long term receivables as of March 31, 2012. We are pursuing the recovery of these funds.

Employees

As of June 30, 2012, we had approximately 390 employees, of which approximately 382 are full-time and approximately 8 are part-time employees. All of our employees are engaged in the United States. None of our employees is represented by a union. We believe that relations with our employees are satisfactory, and we have never encountered a strike or significant work stoppage.

Properties

We lease properties in Troy, MI with approximately 33,500 square feet of space and a property in Los Angeles, CA with approximately 15,000 square feet of space.

We utilize warehouse space in Memphis, TN, Salt Lake City, UT, Taylor, MI, and Seattle, WA, and are charged a fee based on volume of products stored. All of our products are shipped from one of these locations. We consider these properties to be in generally good condition, and believe that our facilities are adequate for the current operating requirements of our business and that additional space will be available as needed.

Corporate Information

We were incorporated in California on February 16, 2005 under the name “FVA Ventures, Inc.” Prior to the closing of this offering, we will reincorporate in Nevada under the name “ViSalus, Inc.” All outstanding shares of our capital stock are currently beneficially owned by Holdings. Prior to this registration statement being declared effective, Holdings will have been liquidated, as described under “Reorganization.” We have one subsidiary, ViSalus Sciences Canada Inc., a British Columbia corporation, which is wholly owned and was incorporated on March 8, 2008.

Our principal executive offices are located at 1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083, and our telephone number is (877) 847-2587. Our corporate website address is www.ViSalus.com. Information on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our Class A common stock.

MANAGEMENT

Executive Officers and Directors

Currently, our board of directors consists of four members. We will reconstitute our board of directors so that there are seven members, effective upon the closing of this offering.

The following table sets forth information regarding our executive officers, directors and director nominees as of August 1, 2012.

Name	Age	Position

Ryan Blair	35	Chief Executive Officer and Director
Blake Mallen	31	Chief Marketing Officer
Paul Noack	51	President
John Tolmie	53	Senior Vice President, Finance and Administration
Todd A. Goergen	39	Chief Strategy Officer and Director
Janice Jackson	54	Chief Brand Officer
Aldo Moreno	54	Chief Technology Officer
Tyler Schuessler	42	Chief Administrative Officer
Robert B. Goergen	73	Director
Robert B. Goergen, Jr.	41	Director

Ryan Blair, Co-Founder and Chief Executive Officer

Ryan Blair co-founded ViSalus in 2005 with Nick Sarnicola and Blake Mallen, and he has since served as our chief executive officer and a director. In 2004, Mr. Blair co-founded PathConnect, LLC, an interactive online media company, and served as its chief executive officer and chairman of the board until 2005. In 2001, Mr. Blair co-founded SkyPipeline Inc., a broadband fixed wireless company, and served as its chief executive officer until 2004. In 1999, Mr. Blair founded 24x7 Tech, a technology support company, and served as its vice president of business development from 1999 to 2001. From 1996 to 1999, Mr. Blair served as Manager, Market Research, at Logix Development Corporation, an integrated communications company. As a result of a failed business venture in 2005, Mr. Blair filed a voluntary Chapter 7 bankruptcy proceeding in October 2005. Mr. Blair brings his perspective as a chief executive officer to our board, along with his experience in guiding recently founded companies and as an entrepreneur.

Blake Mallen, Co-Founder and Chief Marketing Officer

Blake Mallen co-founded ViSalus in 2005 with Ryan Blair and Nick Sarnicola, and he has since served as our chief marketing officer. From 2004 to 2005, Mr. Mallen was a Principal of Future Vision Alliance, LLC, a predecessor of FVA Ventures, Inc. From 2000 through 2005, Mr. Mallen was an independent distributor for The Free Network, LLC. Mr. Mallen received his B.A. in Political Science from the University of California, San Diego.

Paul Noack, President

Paul Noack joined ViSalus in January 2012 after serving as Managing Director for Arlington Ventures, LLC from 2010 to 2011. Immediately prior to that, Mr. Noack served as President, Chief Operating Offer and a director of Penta Water Company, Inc. from 2009 to 2010. Penta Water commenced a case in October 2009 under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. From 2004 to 2008, Mr. Noack held several positions at Herbalife International, most recently as Executive Vice President and Managing Director of Asia Pacific Region and prior to that as Chief Strategic Officer and as a Senior Vice President, Corporate Planning & Strategy. From 2001 to 2003, Mr. Noack was Senior Vice President and Chief Strategic Officer of DMX Music, a provider of entertainment content to cable and satellite providers and retail stores. From 1998 to 2000, Mr. Noack was Senior Managing Director of Knightsbridge Holdings, a

private equity fund focused on entertainment, e-commerce and emerging technologies. Immediately prior to Knightsbridge Holdings, Mr. Noack spent more than a decade at The Walt Disney Company, during which time he restructured the music division and helped launch the Disney Sports division (the Anaheim Mighty Ducks NHL team). Mr. Noack received a B.A. in Accounting from St. John’s University in Collegeville, MN.

John Tolmie, Senior Vice President, Finance and Administration

John Tolmie joined ViSalus in 2006 as senior vice president, finance & administration, and has had responsibility for finance, supply chain, information technology and administration. Prior to joining ViSalus, Mr. Tolmie spent 13 years at Allied Domecq PLC, a global consumer packaged goods company marketing branded spirits and franchises, most recently serving as Director of the North American Shared Services division. Mr. Tolmie previously served as Vice President of Finance and Strategic Planning for Allied Domecq’s wine business in the United States. Mr. Tolmie earned his Bachelor of Commerce from the University of Windsor in Windsor, Canada.

Todd A. Goergen, Chief Strategy Officer and Director

Todd A. Goergen joined ViSalus on August 1, 2012 as chief strategy officer. He was first appointed to the ViSalus board of directors in 2005 as a designee of RAM pursuant to its rights under its investment agreement with ViSalus. Mr. Goergen has served as Managing Member of RAM since 2001. RAM makes direct investments in small to mid-size companies. In addition, Mr. Goergen is a Managing Member of Ropart Investments, LLC, a private investment partnership. Between 1999 and 2000, Mr. Goergen was the Director of Acquisitions and Corporate Development at Blyth. Mr. Goergen has been a director of Crexendo, Inc. since November 2006 and served as Chairman of the Board from August 2007 to November 2010. Mr. Goergen is the Chairman of Digital Traffic Systems, Inc., a business consulting firm and Chairman of the Board of QCL Holdings, Inc. Mr. Goergen brings deep knowledge of our business, financial expertise and broad experience in growing and managing recently founded companies to our board. Mr. Goergen is the son of Robert B. Goergen and the brother of Robert B. Goergen, Jr.

Janice Jackson, Chief Brand Officer

Janice Jackson joined ViSalus in September 2011 as chief brand officer. Prior to joining ViSalus, Ms. Jackson spent three years as Senior Vice President and Chief Marketing Officer for JAFRA Cosmetics Int., where she was directly responsible for worldwide marketing, research and development and served on the management board. From 2006 to 2008, Ms. Jackson was Executive Director of Innovations for AstraZeneca Pharmaceuticals LP. Before joining AstraZeneca, Ms. Jackson spent over 10 years at Alticor Inc., most recently serving as Vice President, Global Brands. Ms. Jackson received her B.A. from the University of Strathclyde in Glasgow, Scotland.

Aldo Moreno, Chief Technology Officer

Aldo Moreno has served as chief technology officer of ViSalus since February 2012. Prior to joining ViSalus, Mr. Moreno was a Managing Partner of Liquid Thought, LLC, a technology and managing consulting company that he founded in 2007. From 2001 to 2007, Mr. Moreno worked at Herbalife International, most recently as Senior Vice President of IT/CIO, where he established operations abroad and oversaw an over $70 million budget. Prior to joining Herbalife, Mr. Moreno spent 15 years serving in various IT roles at Walt Disney Studios, most recently as Vice President of IT. Mr. Moreno received his B.S. in Computer Sciences from California Lutheran University.

Tyler Schuessler, Chief Administrative Officer

Tyler Schuessler will join ViSalus as chief administrative officer effective September 1, 2012 from her current position as Vice President, Organizational Development & Investor Relations at Blyth, where she reports to the Chairman & Chief Executive Officer and is a member of the Office of the Chairman. She has worked at Blyth for the past 12 years and has responsibility for global human resources, investor relations and corporate communications. Ms. Schuessler has supported ViSalus’ human resources since Blyth first acquired an interest in ViSalus in 2008. Prior to her current position at Blyth, Ms. Schuessler was Director, Investor Relations & Corporate Communications at Blyth from 2003-2006. She joined Blyth in 2000 as Manager, Investor Relations. Prior to Blyth, Ms. Schuessler worked in not-for profit organization management from 1995-2000, most recently as Director of Development for the Greenwich Public Library. Ms. Schuessler holds a B.S. from New York University and is a graduate of the American Musical and Dramatic Academy in New York City.

Robert B. Goergen, Director

Robert B. Goergen joined the ViSalus board of directors in June 2012 as a designee of Blyth in accordance with its rights under the Blyth purchase agreement. Mr. Goergen has been the chairman of Blyth since its inception in 1977. Mr. Goergen has served as Blyth’s chief executive officer since 1978 and as president from March 1994 to March 2004. Since 1979, Mr. Goergen has served as senior managing member of Ropart Investments, LLC and its predecessor entities, a private equity investment group. Mr. Goergen founded Blyth more than 30 years ago, and also brings his prior experience as a public company director and chief executive officer to the board of directors. Mr. Goergen is the father of Robert B. Goergen, Jr. and Todd Goergen.

Robert B. Goergen, Jr., Director

Robert B. Goergen, Jr. was appointed to the ViSalus board of directors in 2011 as a designee of Blyth in accordance with its rights under the Blyth purchase agreement. Mr. Goergen has been an officer of Blyth since 2000. From 2000 to 2002, he served as Director of the Internet Strategy and E-Business Initiatives Group, overseeing both web-oriented initiatives and strategic technology investments throughout Blyth. In 2002, Mr. Goergen was appointed Vice President of Blyth’s Business Development Group, overseeing Blyth’s acquisition strategy and implementation. In 2004, Mr. Goergen became a member of Blyth’s newly formed Office of the Chairman and was named President, Catalog and Internet Group. He assumed responsibility for Blyth’s Wholesale businesses in 2006 which, combined with the Catalog and Internet companies, became Blyth’s Multi-Channel Group. In 2012, Mr. Goergen was appointed President, Direct Selling Group of Blyth and President of PartyLite Worldwide, a subsidiary of Blyth. He continues to manage Blyth’s acquisition strategy and implementation. Mr. Goergen brings his significant experience with the management of direct selling businesses to our board. Mr. Goergen is the son of Robert B. Goergen and the brother of Todd A. Goergen.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of four members: Ryan Blair, Robert B. Goergen, Robert B. Goergen, Jr., and Todd A. Goergen. Upon the closing of this offering, our board of directors will consist of seven members, including the current four members and three additional members to be selected prior to the consummation of this offering. We expect our board of directors to determine that the three additional appointees will qualify as independent directors under applicable stock exchange corporate governance standards. Our amended and restated articles of incorporation will provide that the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our board of directors. After this offering, Blyth will own more than 50% of the voting power of our outstanding capital stock, and as such, we qualify as a “controlled company” under applicable stock exchange rules. We intend to rely on the controlled company exemptions, including the requirements that:

•	a majority of our board of directors consists of independent directors;

•	we have a nominating and governance committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities;

•	we have a compensation committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities; and

•	we conduct an annual performance evaluation of the nominating and governance committee and compensation committee.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.

Election and Classification of Directors

In accordance with the terms of our amended and restated articles of incorporation, our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, upon the closing of this offering and will be divided as follows:

•	the Class I directors will be , and their term will expire at the annual meeting of stockholders to be held in 2013;

•	the Class II directors will be , and their term will expire at the annual meeting of stockholders to be held in 2014; and

•	the Class III directors will be , and their term will expire at the annual meeting of stockholders to be held in 2015.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election. Our amended and restated articles of incorporation will also provide that the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Committees

Upon the closing of this offering, the standing committees of our board of directors will include the audit committee, the compensation committee, and the nominating and corporate governance committee.

Audit Committee

Our audit committee will assist our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The audit committee will review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary; review our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Our audit committee will initially be composed of three members, who will be appointed prior to the consummation of this offering. Our board of directors will make a determination as to which of the audit committee members is qualified as an audit committee financial expert within the meaning of the SEC regulations. All of the members of the audit committee will be financially literate and have accounting or related financial management expertise within the meaning of applicable stock exchange rules. Our board of directors will make a determination as to which of the audit committee members meet the definition of independent director under applicable stock exchange listing rules and Rule 10A-3 of the Exchange Act.

The written charter for our audit committee will be available on our website.

Compensation Committee

Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. The compensation committee will review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluate the performance of these officers in light of those goals and objectives, and recommend the compensation of these officers based on such evaluations. The compensation committee will also administer the issuance of stock options and other awards under our equity compensation plans and prepare the compensation committee report required by SEC rules to be included in our annual report. The members of our compensation committee will be designated prior to the consummation of this offering. We currently expect to rely on the “controlled company” exemption under applicable stock exchange rules.

The written charter for our compensation committee will be available on our website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships, and the size and composition of our board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance guidelines and reporting, and making recommendations to our board concerning governance matters. The members of our nominating and corporate governance committee will be designated prior to the closing of this offering. We currently expect to rely on the “controlled company” exemption under applicable stock exchange rules.

The written charter for our nominating and corporate governance will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Code of Business Conduct and Ethics

After this offering, we will adopt a code of business conduct and ethics that will apply to all of our officers and employees. The code of business conduct and ethics will be available on our website at www.ViSalus.com. Information on, or accessible through, our website is not part of this prospectus. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Director Independence

We currently expect to rely on the “controlled company” exemption under applicable stock exchange rules, and we will not have a majority of independent directors. The board has determined that no relationship between us and a director that arises solely out of the ownership by such director of less than 1% of the outstanding equity interests in an organization that has a relationship with us is a “material” relationship for purposes of the determination by the board as to whether such director has any material relationship with us. Our board of directors conducts an annual review as to whether each of our directors qualifies as independent. The board will determine which directors qualify as independent prior to the consummation of this offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned during the fiscal year ended December 31, 2011 for our chief executive officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2011. Throughout this prospectus, these four officers are referred to as our “named executive officers.”

Name and Principal Position(1)	Year	Salary	Bonus		All Other Compensation(4)	Total

Ryan Blair
Chief Executive Officer	2011	$224,077(2)	$	—(3)	$80,481(4)	$304,558

Blake Mallen
Chief Marketing Officer	2011	$224,019(2)	$	—(3)	$—	$224,019

John Tolmie
Senior Vice President,
Finance and Administration	2011	$168,914		$108,800	$—	$277,714

(1)	In addition to the three named executive officers listed above, John Purdy, our former president and chief operating officer, was a named executive officer for 2011. Mr. Purdy’s employment with ViSalus terminated on January 13, 2012. The following is the information required by the summary compensation table for his 2011 compensation:

Salary	Bonus	All Other Compensation	Total

$ 225,692	$ 200,000	$ —	$ 425,692

John Purdy’s bonus for 2011 was greater than his target bonus opportunity because ViSalus’s performance exceeded the annual performance goal (EBITDA) provided under Mr. Purdy’s bonus arrangement and, in light of Mr. Purdy’s contributions and pending departure, ViSalus determined to pay him 200% of his target bonus opportunity for 2011 performance.

(2)	From January 2011 through the end of March 2011, the annual base salary for each of Ryan Blair and Blake Mallen was paid at a rate of $180,000 per annum, which was less than the annual base salary set forth in their respective employment agreements (as described below). Beginning April 1, 2011, their annual base salaries reverted to the amount set forth in their respective employment agreements ($240,000 per annum).

(3)	Ryan Blair and Blake Mallen did not participate in an annual bonus program in 2011.

(4)	The amount disclosed in this column for Mr. Blair represents (i) $51,517 in relocation assistance paid by ViSalus in connection with Mr. Blair’s relocation to Troy, MI, (ii) $10,000 paid to a public relations firm that represents Mr. Blair and (iii) $18,964 paid to a writer who assists Mr. Blair’s blogs, speeches and other writing activities.

Employment and Separation Agreements

Employment Agreements with Ryan Blair and Blake Mallen

We entered into employment agreements with Ryan Blair and Blake Mallen in connection with entering into the Blyth purchase agreement in 2008. The employment agreements expired on December 31, 2011.

The employment agreements initially provided for an annual base salary of $240,000, with an annual cost-of-living adjustment of no less than 3% and benefits that are the same as our other senior executives. Each of the employment agreements were amended to provide that, effective January 1, 2009, each of Mr. Blair and Mr. Mallen would receive an annual base salary of $180,000. In April 2011, ViSalus agreed with each of Mr. Blair and Mr. Mallen to revert their respective annual base salary to the amount initially set forth in their respective employment agreements ($240,000 per annum), but neither Mr. Blair nor Mr. Mallen entered into a formal amendment to their respective employment agreement at that time. The employment agreements also provided for six months of base salary continuation upon a termination of employment by the executive for “good reason” or by us without “cause.”

Arrangements with John Tolmie

In 2011, Mr. Tolmie initially had an annual base salary of $165,375, which was increased to $170,000 in April 2011 as part of our annual salary review. Mr. Tolmie was also eligible for a 2011 annual bonus which was determined based on (i) 50% corporate financial performance (profit and EBITDA) and (ii) 50% individual performance objectives, with a target annual bonus of 40% of his annual base salary. Based on both corporate and individual performance for 2011, Mr. Tolmie received a bonus equal to $108,800, which is 160% of his target annual bonus for 2011.

Arrangements with John Purdy

We and Mr. Purdy agreed to employment terms set forth in an employment letter in August 2011, which superseded prior employment letters from February 2010 and July 2011. His most recent employment letter provided for a base salary of $225,000, an annual target bonus opportunity of 50% of earned annual base salary and confirmed the terms of his equity interests in Holdings that had been previously granted to him in 2010. The most recent employment letter confirmed that Mr. Purdy was previously granted a 3% equity interest in Holdings, with one-third of the grant having vested and the remaining two-thirds of the grant subject to vesting based on continued employment through the applicable vesting date. In connection with the employment letter, Mr. Purdy forfeited an additional 2% equity interest in Holdings, the vesting of which was subject to the achievement of performance goals. In addition, the employment letter also provided for severance upon a termination of Mr. Purdy’s employment other than for “cause.” The amount of severance provided under Mr. Purdy’s employment letter varied based on his date of termination.

In connection with Mr. Purdy’s mutually agreed-to termination of employment in January 2012, he entered into an agreement and general release that provides him with salary continuation equal to $167,667, subject to his continued cooperation with us. Mr. Purdy’s salary continuation payments are subject to offset if he receives compensation that is attributable to the rendition of services or other work done by Mr. Purdy during the period that he is receiving salary continuation payments. In addition, pursuant to that agreement, Mr. Purdy received a $200,000 bonus payment, which is equal to the amount he would have earned under our 2011 annual bonus program had he remained employed through the regularly scheduled payment date. The agreement also set forth treatment of Mr. Purdy’s 3% equity interest in Holdings. Upon termination of his employment, Mr. Purdy’s equity interests were treated as follows: (a) 1% equity interest in Holdings that had vested was repurchased for $2.8 million in February 2012 pursuant to the terms of the Blyth purchase agreement; (b) 1% equity interest in Holdings vested on March 31, 2012 and will be repurchased for approximately $10 million if the final closing under the Blyth purchase agreement is consummated; and (c) the remaining 1% equity interest in Holdings was forfeited at the time of termination of his employment.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity interests held by each of our named executive officers as of December 31, 2011:

Stock Awards
Name(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ryan Blair	—	—	—	—
Blake Mallen	—	—	—	—
John Tolmie	—	—	—	—

(1) Mr. Purdy held the following equity interests as of December 31, 2011:
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)#	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John Purdy	1,427,280	$11,190,000*

#	The market value of the units was determined based on the formula contained in the Blyth purchase agreement using an estimate of the forecasted earnings to be generated in the measurement years and then discounted to its present value using a discount rate of 20%.

*	Mr. Purdy forfeited a 1% equity interest in Holdings in January 2012. Following the forfeiture, the value of Mr. Purdy’s unvested equity interest in Holdings was $5,595,000.

Other Compensation Programs and Practices

Retirement Plans and Other Benefit Plans

We offer a qualified defined contribution retirement plan, or a 401(k) plan. All employees, including the named executive officers, are generally eligible to participate in and receive matching contributions (if any) under the 401(k) plan. We did not make matching contributions in 2011.

Potential Payments upon Termination or Change in Control

As described above, the employment agreements with Mr. Blair and Mr. Mallen provided for six months base salary continuation upon a termination by us without “cause” or by the executive for “good reason.” Based on their annual base salaries, they would have each been entitled to approximately $120,000, payable in installments, upon a qualifying termination of employment on December 31, 2011. Mr. Purdy’s employment letter provided that if he was terminated without “cause” on December 31, 2011, he would have been entitled to $133,333, payable in installments as salary continuation, but upon his separation, it was agreed that he would receive approximately $30,000 of additional severance due to the length of his service.

Post-Offering Compensation Arrangements

New Employment Agreements

In connection with this offering, we intend to enter into employment agreements with each of Ryan Blair, Blake Mallen and John Tolmie to be effective immediately prior to the closing of this offering. The employment agreements will set forth the terms of the executives’ employment, including with respect to base salary, annual bonus opportunity, annual equity award opportunity and severance payments upon certain qualifying terminations of employment.

ViSalus, Inc. Omnibus Incentive Plan

In connection with this offering, we intend to adopt an omnibus equity incentive plan that permits the grant of equity incentive awards in respect of the Class A common stock, as well as cash-based incentive awards. Our board of directors and stockholders adopted our Omnibus Plan, which became effective on          , 2012.

Share Reserve. We have reserved                 shares of our Class A common stock for issuance under the Omnibus Plan. The following shares of our Class A common stock will again be available for grant or issuance under the Omnibus Plan:

•	shares subject to options or stock appreciation rights granted under the Omnibus Plan that cease to be subject to such award for any reason other than exercise of the award;

•	shares subject to awards granted under the Omnibus Plan that are subsequently cancelled or forfeited; and

•	shares subject to awards granted under the Omnibus Plan that otherwise terminate without shares being issued.

Term. The Omnibus Plan will terminate ten years from the effective date of the plan, unless it is terminated earlier by our board of directors.

Eligibility. The Omnibus Plan authorizes the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards (including restricted stock and restricted stock units), and performance compensation awards (including cash awards).

Administration. The Omnibus Plan is administered by our compensation committee. The compensation committee has the authority to construe and interpret the Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the Omnibus Plan may be made subject to performance criteria and other terms in order to qualify as performance based compensation for the purposes of 162(m) of the Internal Revenue Code, which we refer to as the “Code.”

Types of Awards. At the discretion of our compensation committee, awards under the Omnibus Plan may be granted in the forms described below. Each award will be evidenced by an award agreement setting out the specific terms and conditions applicable to the award. The number of shares that may be subject to stock options and stock appreciation rights granted to any participant in any calendar year may not exceed

Stock Options. Our compensation committee may grant incentive stock options that qualify under Section 422 of the Code to our employees and employees of our subsidiaries. Our compensation committee may grant nonstatutory stock options to our employees, directors and consultants. Stock options may vest based on time or achievement of performance conditions. The exercise price of each stock option must be at least equal to the fair market value of our Class A common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of our Class A common stock, to the holder based upon the difference between the fair market value of our Class A common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions. The grant price of each stock appreciation right must be at least equal to the fair market value of our Class A common stock on the date of grant. Stock appreciation rights may be paid in shares of our Class A common stock, in cash or a combination of both.

Restricted Stock. A restricted stock award is an offer by us to sell shares of our Class A common stock subject to restrictions. The price (if any) of a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted Stock Units (RSU). An RSU is an award that covers a number of shares of our Class A common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment, failure to achieve certain performance conditions, or as may otherwise be provided in the award agreement.

Performance Compensation Awards. Awards granted under the Omnibus Plan (other than options and stock appreciation rights), including cash awards, may be designated as “performance compensation awards” by our compensation committee. Payment or vesting of a performance compensation award is based on the attainment of certain performance criteria set by our compensation committee and other terms in order to qualify such award as performance-based compensation for purposes Section 162(m) of the Code. The maximum performance compensation award payable to any one participant under the Omnibus Plan in any calendar year is     shares of Class A common stock, or, in the event such performance compensation award is paid in cash in lieu of shares, the equivalent cash value thereof. The maximum amount that can be paid in any calendar year to any participant pursuant to a cash performance compensation award is $      multiplied by the number of years in the performance period. Our compensation committee will establish the performance period over which the performance applicable to a performance compensation award will be measured. The performance criteria that will be used to establish the performance goal(s) shall be based on the attainment of specific levels of our performance (or the performance of one of our affiliates, divisions, business units or operational units) and shall be limited to the following:

•	net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	gross revenue, net revenue or net revenue growth;

•	sales of particular products or services;

•	gross profit, gross profit growth, net profit or net operating profit (before or after taxes);

•

earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted);

•	return on assets, capital, invested capital, equity, or sales (discounted or otherwise);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management or cost targets;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	completion of acquisitions, business expansion, or divestitures (in whole or in part);

•	borrowing levels, leverage ratios or credit rating;

•	market share; and

•	customer acquisition or retention.

Any of these metrics may be subject to adjustment as provided in our Omnibus Plan. Performance compensation awards may only be payable or vest upon certification by our compensation committee in writing that the applicable objective performance goals have been satisfied.

Change in Control. If we experience a change in control transaction, our compensation committee may provide that some or all of the outstanding awards, including any vesting provisions, be assumed or substituted by the successor company. Any outstanding awards that are not assumed or substituted will be fully vested upon the closing of the change in control transaction unless otherwise determined by our compensation committee and set forth in the award agreement at the time of grant. At the discretion of our compensation committee, outstanding awards that are not assumed or substituted may be cashed out or otherwise adjusted or settled in connection with the change in control.

Adjustments. The Omnibus Plan provides for adjustment of awards in the event of a stock split, stock dividend and certain other corporate events.

Additional Provisions. Awards granted under our Omnibus Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our compensation committee. Unless otherwise determined by our compensation committee, awards that are nonstatutory stock options may be exercised during the lifetime of the participant only by the participant. Awards that are incentive stock options may be exercised during the lifetime of the participant only by the participant. Options granted under our Omnibus Plan generally may be exercised for a period of three months after the termination of the participant’s service to us, except in the case of death or permanent disability, in which case the options may be exercised for up to 12 months following termination of the participant’s service to us.

ViSalus, Inc. Senior Executive Annual Bonus Plan

In connection with this offering, we intend to adopt the ViSalus, Inc. Senior Executive Annual Bonus Plan, which we refer to as the “Bonus Plan.” The Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified executives.

The Bonus Plan is a performance-based bonus plan under which our designated key executives, including our executive officers, will be eligible to receive bonus payments with respect to a specified period (for example, our fiscal year). Bonuses generally will be payable under the Bonus Plan upon the attainment of pre-established performance goals. Notwithstanding the foregoing, we may pay bonuses (including, without limitation, discretionary bonuses) to participants under the Bonus Plan based upon such other terms and conditions as the board of directors or a committee of the board, which we refer to as the “Administrator,” may in its discretion determine.

Performance goals under the Bonus Plan may relate to one or more corporate business criteria with respect to us or any of our subsidiaries, including but not limited to the same items set forth under “—ViSalus, Inc. Omnibus Incentive Plan — Performance Compensation Awards.” The payment of a bonus to a participant pursuant to the Bonus Plan is generally conditioned on continued employment of such participant through the last day of the performance period; provided, however, that the Administrator may make exceptions to this requirement in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement.

The Bonus Plan is administered by the Administrator. The Administrator will select the participants in the Bonus Plan and the performance goals to be utilized with respect to the participants, establish the bonus formulas for each participant’s annual bonus, and certify whether any applicable performance goals have been met with respect to a given performance period. We may amend or terminate the Bonus Plan at any time in our sole discretion. Any amendments to the Bonus Plan will require stockholder approval only to the extent required by applicable law, rule or regulation.

Director Compensation

Prior to this offering, the members of our board of directors were not compensated for their service as directors of ViSalus. Following this offering, we intend to provide the following annual compensation to our non-employee directors:

•	an annual retainer equal to $ , payable in four equal quarterly installments (no meeting fees); and

•

an annual equity grant with a grant date fair value of approximately $     to be granted as restricted stock units which fully vest on the second anniversary of the date of grant, subject to continued service on our board of directors.

In connection with this offering, the non-employee directors will be granted, in the aggregate, awards with respect to       % of the equity sold in this offering. These equity awards will be granted as stock options and restricted stock units, with     % to be granted as stock options and     % to be granted as restricted stock units. These stock options and restricted stock units will vest in equal installments on each of the first five anniversaries of the date of grant, subject to continued service on our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of         , 2012, after giving effect to the Reorganization, and as adjusted to reflect the sale of Class A common stock offered by us and the selling stockholders in this offering, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each named executive officer;

•	each of our directors and director nominees;

•	all of our named executive officers, directors and director nominees as a group; and

•	each selling stockholder.

	Shares Beneficially Owned Prior to Offering (2)		% of Total Voting Power	Number of Shares	Shares Beneficially Owned After Offering (3)		% of Total Voting
Name of Beneficial Owner (1)	Class A Shares %	Class B Shares %	Before Offering	Being Offered	Class A Shares %	Class B Shares %	Power After Offering
Directors and Named Executive Officers
Ryan Blair
Blake Mallen
John Tolmie
John Purdy
Todd A. Goergen
Robert B. Goergen
Robert B. Goergen, Jr.
All named executive officers and directors as a group ( persons)

Five Percent Stockholders
Blyth, Inc. (4)
Ropart Investments, LLC (5)
Nick Sarnicola (6)

(1)	Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ViSalus, Inc., 1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083.
(2)	Our calculation of the percentage of beneficial ownership prior to this offering is based on shares of our common outstanding as of , 2012, after giving effect to the Reorganization. We have based our calculation of the percentage of beneficial ownership after this offering on shares of our Class A common stock and shares of our Class B common stock outstanding immediately after the closing of this offering (assuming no exercise of the underwriters’ over-allotment option).
(3)	Assumes no exercise of the underwriters’ over-allotment option. See “Underwriting.”
(4)	The address of Blyth, Inc. is One East Weaver Street, Greenwich, CT 06831.
(5)	The address of Ropart Investments, LLC is One East Weaver Street, Greenwich, CT 06831. Robert B. Goergen, or any two of Robert B. Goergen, Robert B. Goergen, Jr. and Todd A. Goergen, acting jointly, have voting and dispositive control over the shares of ViSalus stock owned by Ropart Investments, LLC.
(6)	The address of Mr. Sarnicola is 3737 Collins Ave PH2, Miami Beach, FL 33140.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of     , 2012. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholder, the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed under “Executive Compensation,” the following is a description of transactions since January 1, 2009, to which we have been a party where the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial owners of more than 5% of any class of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Blyth Purchase Agreement

In August 2008, Blyth signed a definitive purchase agreement to purchase Holdings through a series of investments. All outstanding shares of our capital stock are currently beneficially owned by Holdings. In October 2008, pursuant to the Blyth purchase agreement, Blyth acquired a 43.6% equity interest in Holdings for $13.0 million in cash. In April 2011, pursuant to the Blyth purchase agreement, Blyth purchased an additional 13.9% equity interest in Holdings for $2.5 million, paid in cash, increasing its ownership to 57.5%. In January, February and April 2012, pursuant to the Blyth purchase agreement, Blyth completed the third phase of its acquisition of Holdings, which was completed in three stages, and increased its ownership to 72.7% of Holdings. The total purchase price for Blyth’s 2012 acquisitions was $28.7 million in cash and 681,324 shares of Blyth common stock (as adjusted to take into account Blyth’s 2-for-1 stock split on June 15, 2012). As further described under “Reorganization,” prior to the closing of this offering, Blyth will acquire all remaining shares of Holdings, other than shares held by our founders and RAM, and Holdings will be liquidated by its members, resulting in Blyth having pre-offering ownership of approximately 77.0% of ViSalus.

Blyth intends to sell up to         shares of Class A common stock in this offering (        shares of Class B common stock held by Blyth will be converted into an equivalent number of shares of Class A common stock upon their sale in this offering), and will hold approximately     % of the voting power of our outstanding capital stock following this offering (        shares of Class B common stock).

The acquisition of ViSalus by Blyth involved related parties. As of June 14, 2012, RAM owned 4.0% of ViSalus. Together, Robert B. Goergen (Chairman of the Board and Chief Executive Officer of Blyth and director of ViSalus), Robert B. Goergen, Jr. (President, PartyLite WorldWide, President, Direct Selling Group of Blyth and director of ViSalus), and Todd A. Goergen, director of ViSalus and Managing Member of RAM, own, directly or indirectly, substantially all of RAM. As of June 15, 2012, Mr. Goergen beneficially owned approximately 35.0% of Blyth’s outstanding common stock.

Revolving Credit Facility

In connection with the Blyth purchase agreement, Blyth provided us with a $3.0 million revolving credit facility. As of December 31, 2010, $3.0 million in principal and $0.3 million in interest was outstanding. The facility was repaid in full in March 2011. As of December 31, 2011, there was no principal or interest outstanding. The original expiration date of the revolving credit facility was July 30, 2009, but the term can be extended for up to five one-year periods upon written notice from us, provided there are no defaults or events of default at the time of notice. At December 31, 2011, we were in default of one financial covenant, the minimum adjusted net worth. Despite this default, Blyth extended the loan and it expired on July 30, 2012. We paid $0.5 million in interest on the revolving credit facility in 2011.

Management Services

We receive management services, including tax, legal and human resource management, from Blyth. We paid $0.5 million and $0.2 million in fees for these management services in 2011 and in the three months ended March 31, 2012, respectively. We incurred fees of $0.2 million for similar services in 2010, which amounts were waived by Blyth and therefore treated as contributed capital.

We entered into an agreement with RAM in January 2008, which we amended in March 2012, pursuant to which RAM agreed to provide certain ongoing management and advisory services to us. We paid $0.1 million in management fees to RAM for these services during each of 2009, 2010 and 2011. We paid approximately $24,000 in management fees to RAM for these services during the three months ended March 31, 2012. Until the expiration of the agreement, which can be terminated by either party on 30 days’ notice, we will pay RAM $8,500 per month.

RAM Investment in Holdings

In 2005, RAM invested $1.5 million in exchange for 1,500,000 shares of Series A Preferred Stock of Holdings.

Loans

In February 2011, we repaid in full certain loans to RAM, our founders and Blyth with an aggregate principal amount of $0.9 million. This repayment required an additional one-time interest payment of $0.6 million, which amount was also paid in February 2011. Between December 2008 and October 2009, RAM and our founders made loans in the aggregate principal amount of $2.7 million to us, which bore interest at 10% per annum, all of which have been repaid. At the repayment date of the loans, we paid $0.1 million in interest.

Distinct from the loans from related parties, $1.86 million is due to Blyth as of March 31, 2012. This amount consists of management fees, reimbursable expenses such as health care and legal costs initially paid by Blyth, and amounts due pursuant to a tax sharing agreement.

FragMob

In October 2011, we entered into an agreement with FragMob that extends to December 31, 2012 and is renewable. FragMob has agreed to provide us with software development and hosting services for a mobile phone application that allows our individual promoters to access their Vi-Net distributor account information on their smartphones. We paid $0.2 million to FragMob for services provided beginning in March 2011 through December 31, 2011, and have agreed to pay a fee based on the number of users with a monthly minimum fee of $15,000 and a monthly maximum fee of $0.1 million throughout 2012. We paid fees of $0.2 million to FragMob in the three months ended March 31, 2012. FragMob is owned in part by RAM and the founders. Beginning in 2012, we began purchasing mobile credit card swiper devices from FragMob. Purchases of the devices totaled $0.5 million in the quarter ended March 31, 2012. There is no ongoing commitment to purchase additional devices from FragMob.

An entity wholly owned by Ryan Blair, our chief executive officer and one of our founders, owns 4.7% of FragMob. PathConnect, LLC, an entity 95.2% owned by RAM and entities controlled by each of Ryan Blair, Nick Sarnicola and Blake Mallen, our founders, owns 31.4% of FragMob. The remaining 63.9% of FragMob is owned by investors who are not affiliated with ViSalus. Todd A. Goergen is a member of the FragMob board of directors, and Ryan Blair has been the chairman of the board of FragMob since 2010.

iCentris

Our individual promoters may also use the Solution X direct-selling software, which provides the individual promoters with an array of distributor and corporate web modules. We license this software pursuant to a three year license agreement that expires in April 2013 and has annual renewal terms. In 2008, we invested $1.1 million in Solution X, and acquired approximately 4.6% of the equity of Solution X. In 2011, Solution X was acquired by iCentris, and we currently own approximately 2.5% of iCentris as a result. iCentris is also owned in part by RAM and the founders. Blake Mallen and Nick Sarnicola each own 2.1% of iCentris. Ryan Blair owns 1.9% of iCentris. RAM and its affiliates own a total of 5.5% of iCentris. The Company owns 2.6% of iCentris. The remaining 85.8% of iCentris is owned by investors who are not affiliated with ViSalus. Under the license agreement, we paid Solution X $0.4 million in 2009,

$0.2 million in 2010, $0.5 million in 2011 and $0.4 million in the three months ended March 31, 2012. In addition, outside of the license agreement, we paid Solution X programming fees of $8,000 in 2010, $0.5 million in 2011 and $0.2 million in the three months ended March 31, 2012.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement which will provide that certain holders of our Class B common stock have certain registration rights, as set forth below.

Demand Registration Rights

The holders of an aggregate of                shares of our Class B common stock will be entitled to certain demand registration rights. At any time beginning six months after the closing of this offering, the holders of at least     % of these shares may, on not more than          occasions, request that we register all or a portion of their shares. Blyth may also request that we register all or a portion of its shares on one occasion. Such request for registration must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, exceeds $        .

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing or other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or certain other exceptions, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Administrative Services Agreement

In connection with this offering, we will enter into an administrative rights agreement which will govern the provision of certain shared services between Blyth and us, and will govern certain other aspects of our relationship with Blyth. The services contemplated under the administrative services agreement include tax, legal, compliance, finance and human resource management services. In general, any costs incurred by Blyth in connection with the provision of an administrative service will be charged to us.

The initial term of the administrative services agreement will be                . Certain other services may continue for a longer period as necessary to ensure compliance by Blyth with applicable law, or to allow us to continue to receive products or services pursuant to certain agreements between Blyth and one or more third parties.

Policy Concerning Related Party Transactions

Prior to the closing of this offering, our board of directors will adopt a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and applicable stock exchange requirements concerning related party transactions. Such policy will provide for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of any class of our common stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was not in effect when we entered into the transactions described above.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our audit committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee will be required to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. In the event that any member of our audit committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related person transaction.

A copy of our related person transaction policy will be available on our website at www.ViSalus.com after the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and our amended and restated bylaws that will be in effect upon the closing of this offering. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws, the forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

Upon the closing of this offering, our authorized capital stock will consist of:

•	shares of Class A common stock, par value $0.01 per share;

•	shares of Class B common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

At                 , 2012, after giving effect to the Reorganization, there would have been outstanding:

•	shares of Class A common stock held by approximately stockholders of record;

•	shares of Class B common stock held by approximately stockholders of record; and

•	shares of preferred stock.

Immediately following the closing of this offering, there will be:

•	shares of Class A common stock outstanding;

•	shares of Class B common stock outstanding; and

•	shares of preferred stock outstanding.

Common Stock

Voting Rights

The holders of our Class B common stock are entitled to ten votes per share on all matters submitted to a vote of our stockholders, and holders of our Class A common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of our Class A common stock and Class B common stock vote together as a single class unless otherwise required by law, except that amendments to our amended and restated articles of incorporation that could change the voting powers, designations, preferences, limitations, and relative rights of a class of stock, or otherwise adversely alter or change any relative or other right given to a class of outstanding shares, must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of such affected class of stock.

Holders of our common stock do not have cumulative voting rights in the election of directors. In general, directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, either in person or represented by properly authorized proxy.

Dividend Rights

Subject to the prior rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available therefor.

Liquidation Rights

Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Class A and Class B common stock will be entitled to share ratably in all assets legally available for distribution to stockholders.

Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. Each share of Class B common stock is convertible at any time at the option of the holder to one share of Class A common stock, and will convert to Class A common stock upon transfer, other than certain transfers for estate planning or charitable purposes, or transfers to persons who have beneficial ownership of at least 5% of the outstanding capital stock of Blyth as of the date the Class B stock is immediately issued. Our Class B common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority to issue from time to time, without action by our stockholders, subject to limitations prescribed by Nevada law, our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting, dividend, conversion, exchange, redemption and liquidation rights. The rights with respect to a series of preferred stock may be greater than the rights attached to our common stock.

It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends on our common stock;

•	diluting the voting power of our Class A or Class B common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying, discouraging or preventing a change in control of us.

Anti-Takeover Effects of Certain Provisions of Nevada Law, Our Charter and Bylaws

Our amended and restated articles of incorporation and our amended and restated bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below.

Classified board; Number of Directors Fixed by Board Only

Our amended and restated articles of incorporation will provide that our board of directors is divided into three classes with staggered three-year terms, with the classes as nearly equal in number as possible. As a result, one class (i.e., approximately one-third of our board of directors) will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Our amended and restated articles of incorporation will also provide that the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our board of directors.

In connection with this offering, we will enter into an agreement that will grant Blyth the right to designate nominees to our board of directors provided certain ownership requirements are met. See “Certain Relationships and Related Party Transactions.”

Vacancies Filled by Board

Our amended and restated bylaws will provide that, subject to the provisions of the director nomination agreement, any vacancy in our board of directors resulting from an increase in the size of the board will be filled only by a majority of the directors then in office. Our amended and restated articles of incorporation will provide that any vacancy in our board of directors may only be filled by a majority of the remaining directors.

Removal of Directors

The vote of no less than 50% of stockholders will be required in order for stockholders to remove from office a member of our board of directors.

No Action by Stockholders Without a Meeting

The Nevada Revised Statutes, which we refer to as “Nevada law,” permit stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Immediately following the closing of this offering and until Blyth ceases to beneficially own at least 50% of our outstanding capital stock, our amended and restated articles of incorporation will provide that stockholders holding 50% or more of our outstanding capital stock may take action by written consent. This will permit Blyth to take certain actions by written consent, without an annual or special meeting of stockholders. Our amended and restated articles of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once Blyth ceases to beneficially own at least 50% of our outstanding shares.

Calling of Special Meetings of Stockholders

Our amended and restated articles of incorporation and bylaws will provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the chairman of our board of directors, (2) by our chief executive officer (or, in the absence of a chief executive officer, our president), (3) pursuant to a resolution adopted by a majority of our board of directors, or (4) at the request of holders of at least          % of the total votes eligible to be cast in the election of directors. Except as described above, stockholders will not have the authority to call a special meeting of stockholders.

Advance Notice of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

“Blank Check” Preferred Stock

We believe that the availability of preferred stock under our amended and restated articles of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock will be available for issuance without action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights that would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or that might have resulted in stockholders receiving a premium for their stock over the then-prevailing market price of the stock.

Supermajority Provisions

Nevada law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation require a greater percentage. Our amended and restated articles of incorporation and bylaws will require that the affirmative vote of holders of at least 66-2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions of our amended and restated articles of incorporation, including:

•	classified board (the election and term of our directors);

•	the provisions regarding director liability;

•	the provisions regarding director and officer indemnification;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	filling vacancies on our board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote.

This requirement of a supermajority vote to approve amendments to our amended and restated articles of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Business Combinations Act

Sections 78.411 to 78.444 of the Nevada Revised Statutes restrict certain business combinations with a stockholder owning 10% or more of the voting power of the corporation for three years unless the transaction resulting in a person becoming a 10% stockholder, or the business combination, is approved by the board of directors prior to that person becoming a 10% stockholder. After the three-year restricted period, the 10% stockholder may effect a business combination if the combination is approved by a majority of the outstanding voting stock not beneficially owned by the 10% stockholder or if certain fair price requirements are met.

The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

A Nevada corporation may “opt out” of this interested stockholder statute with an express provision in its original articles of incorporation or an express provision in its articles of incorporation resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares (provided that the amendment will not apply until eighteen months following the date of the amendment, and will apply to stockholders who became 10% stockholders prior to the date of the amendment).

Our amended and restated articles of incorporation will contain an express provision that will “opt out” of this statute. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A common stock. By opting out of the Nevada anti-takeover law, third parties could more easily pursue a takeover transaction that was not approved by our board of directors. In addition, by our opting out of this statute, Blyth may find it easier to sell its controlling interest in us to a third party because this statute would not apply to such third party.

Control Shares Act

Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 20%, 33-1/3%, or 50% interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our bylaws either before or within ten days after the relevant acquisition of shares. Presently, our bylaws opt out of this act.

Corporate Opportunities; Conflicts of Interest

Our amended and restated articles of incorporation will provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity of Blyth and its directors, officers and affiliates, even if that business opportunity is also a corporate opportunity. We will not renounce any interest in any corporate opportunity offered to any such person who is our director or officer if such opportunity is offered to such person solely in his or her capacity as our director or officer. Subject to the limitation in the preceding sentence, none of Blyth or any of its directors, officers or affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of participating in any business or corporate opportunity.

Our amended and restated articles of incorporation will provide that Blyth and its directors, officers and affiliates will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage, or presenting such opportunity to Blyth or to any other party in addition to or instead of to us or our affiliates or (ii) otherwise competing with us or our affiliates. In the event that Blyth or any of its directors, officers or affiliates acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for us, such person will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates, and they may take any such opportunity for themselves or offer it to another person or entity (including Blyth) unless such knowledge was acquired solely in such person’s capacity as our director or officer.

For this purpose, “corporate opportunities” will include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Blyth or its officers, directors and affiliates will be brought into conflict with our self-interest.

Limitations on Liability and Indemnification of Directors and Officers

Nevada law provides that our directors will not be personally liable to us, our stockholders or our creditors for monetary damages for any act or omission of a director other than in circumstances where the director breaches his fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud, or a knowing violation of law; or we make an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distribution. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended and restated articles of incorporation will not provide for any such expanded liability and will provide for the elimination of the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law.

In addition, our amended and restated articles of incorporation and bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law. We will also be expressly required to advance certain expenses to our directors and officers and permitted to carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities.

Prior to closing of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement is expected to provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated articles of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated articles of incorporation and bylaws. Insofar as indemnification for liabilities arising under the

Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We believe that these amended and restated articles of incorporation and bylaw provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Listing

We intend to list our Class A common stock on          under the symbol “     .”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is                     .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock, and an active trading market for our Class A common stock may not develop following completion of this offering or, if it is developed, may not be sustained. Future sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect prevailing market prices from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, we will have                  shares of our Class A common stock outstanding and                  shares of our Class B common stock outstanding. Of these shares,                  shares of Class A common stock to be sold in this offering, or                  shares of Class A common stock if the underwriters exercise their over-allotment option to purchase additional shares in full, will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by any of our affiliates, as that term is defined in Rule 144 under the Securities Act. All remaining shares of Class A and Class B common stock outstanding following this offering will be “restricted securities” within the meaning of Rule 144. These remaining shares are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration such as under Rule 144, as discussed below.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of our then outstanding shares of such class of common stock or the average weekly trading volume of such class of common stock reported during the four calendar weeks preceding such the filing of a notice on Form 144 with respect to sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Lock-up Agreements

We, our officers, directors and holders of all or substantially all our outstanding capital stock have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of the underwriting agreement to be executed by us in connection with this offering continuing through the date that is 180 days after the date of the underwriting agreement, except with the prior written consent Jefferies & Company, Inc. See the section entitled “Underwriting — No Sales of Similar Securities” for a description of the lock-up agreements in connection with this offering.

Registration Rights

In connection with this offering, we entered into a registration rights agreement which provides for registration of the shares of our Class B common stock retained by certain of our existing stockholders following this offering. For more information, see “Certain Relationships and Related Party Transactions — Registration Rights Agreement.” After such registration, these shares of our Class B common stock will become freely tradable without restriction under the Securities Act.

S-8 Registration Statement

We intend to file a registration statement on Form S-8 to register an aggregate of                  shares of our Class A common stock reserved for issuance under the Omnibus Plan. Such registration statement will become effective upon filing with the SEC, and shares of our Class A common stock covered by such registration statement will be eligible for resale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described in “Underwriting — No Sales of Similar Securities.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a general discussion of the material United States federal income tax considerations applicable to a non-U.S. holder (as defined below) with respect to the ownership and disposition of our Class A common stock. This discussion assumes that a non-U.S. holder holds our Class A common stock as a capital asset. This discussion is for general information only and is not tax advice. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is, for United States federal income tax purposes, neither a partnership (or an entity classified as a partnership for United States federal income tax purposes) nor any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust, in general, if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If an entity classified as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such a partnership generally depends on the status of the partner and the activities of the partnership. If you are a partnership holding our Class A common stock, or a partner in such a partnership, you should consult your tax advisers.

This discussion does not address all aspects of United States federal income taxation that may be relevant to particular non-U.S. holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers and traders in securities, non-U.S. holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

The discussion is based on provisions of the Code, applicable United States Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis. Any changes could alter the tax consequences to non-U.S. holders described herein. This discussion does not describe any United States state or local income or other tax consequences of holding and disposing of common stock, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK.

Distributions on Class A Common Stock

Distributions on Class A common stock, if any, generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess will be treated first as a tax-free return of your adjusted tax basis in the Class A common stock and thereafter as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Disposition of Class A Common Stock.”

The gross amount of dividends paid to a non-U.S. holder of Class A common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification as to the application of that treaty.

If you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be subject to United States federal income tax at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to your permanent establishment or fixed base in the United States, and such dividends will not be subject to the withholding described above. In the case of such holder that is a non-United States corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty.

Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of such treaty.

Sale, Exchange or Other Disposition of Class A Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on a disposition of Class A common stock unless:

•	the non- U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•

the gain is effectively connected with the non- U.S. holder’s conduct of a trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non- U.S. holder in the United States; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non- U.S. holder held the common stock.

We have determined that we are not, and we believe we will not become, a United States real property holding corporation.

An individual non-U.S. holder described in the first bullet point immediately above is subject to United States federal income tax on the non-U.S. holder’s gains (including gain from the sale of common stock, net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to United States federal income tax on the disposition of Class A common stock will be subject to United States federal income tax on the disposition generally in the same manner in which citizens or residents of the United States would be subject to United States federal income tax.

Information Reporting and Backup Withholding

You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A common stock. In addition, we are required to annually report to the IRS and you the amount of any dividends paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Recently Enacted Legislation

Recently enacted legislation will require withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, Class A common stock held by or through certain foreign financial institutions (including investment funds) beginning after December 31, 2013, in the case of dividends, and beginning after December 31, 2014, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly- or partially-owned by United States persons. Accordingly, the entity through which Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Class A common stock held by certain investors that are non-financial non-U.S. entities will be subject to withholding at a rate of 30%, beginning after December 31, 2013, in the case of dividends, and beginning after December 31, 2014, in the case of such gross proceeds, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in Class A common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement to be dated on or about                , 2012, between us, the selling stockholders and the several underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us and the selling stockholders, the number of shares of Class A common stock indicated in the table below:

Underwriter	Number of Shares
Jefferies & Company, Inc.

Total

The selling stockholders may be deemed underwriters with respect to the shares they are offering.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in our Class A common stock; however, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Class A common stock.

The underwriters are offering the Class A common stock subject to their acceptance of the stock from us and the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer our Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $        per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the initial public offering price, the underwriting discounts and commissions that we and the selling stockholders are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
Proceeds to the selling stockholders, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $        . We estimate expenses payable by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $        .

Determination of Offering Price

Prior to this offering, there has not been a public market for our Class A common stock. Consequently, the initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to this offering or that an active trading market for the Class A common stock will develop and continue after this offering.

Listing

We intend to apply to have our Class A common stock approved for listing on        under the trading symbol “    .”

Option to Purchase Additional Shares

We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                additional shares of Class A common stock from us and up to an aggregate of                additional shares of Class A common stock from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth in the table above.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•

otherwise dispose of any shares, options or warrants to acquire Class A common stock, or securities exchangeable or exercisable for or convertible into Class A common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the Class A common stock on and including the 180 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16- day period beginning on the last day of the 180-day restricted period,

then, in either case, the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in this offering may engage in transactions, including over-allotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A common stock or purchasing shares of our Class A common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares. A syndicate covering transaction is the bid for or the purchase of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the selling stockholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to                  shares of Class A common stock offered by this prospectus for sale to our directors, officers, employees, business associates and related persons. Reserved shares purchased by our directors and officers will be subject to the lock-up provisions described above. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

Affiliations

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

United Kingdom

No offer of shares has been made or will be made to the public in the U.K. within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriters: (i) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the U.K.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include the special administrative regions of Hong Kong and Macau.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our shares may not be circulated or distributed, nor may our shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA. Where our shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer or (3) where the transfer is by operation of law.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (we refer to each as a “Relevant Member State”) an offer to the public of any shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA 2000”)) to persons who are investment professionals falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA 2000 does not apply to us; and

•	it has complied with and will comply with all applicable provisions of the FSMA 2000 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada, will pass upon the validity of the securities offered in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York, and for ViSalus by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of ViSalus Holdings, LLC at December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our Class A common stock offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules to the registration statement. For further information about us and our Class A common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document may not be complete and, if such contract or other document is filed as an exhibit, we refer you to the copy of such contract or other document filed as an exhibit, each statement being qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC and from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at www.ViSalus.com. Information on, or accessible through, our website is not a part of this prospectus.

Report of Independent Registered Public Accounting Firm

The Management Board

ViSalus Holdings, LLC

We have audited the accompanying consolidated balance sheets of ViSalus Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of earnings (loss), comprehensive income (loss), members’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Detroit, Michigan

June 21, 2012

ViSalus Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands)	December 31		March 31	Pro Forma March 31
	2011	2010	2012	2012
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,539	$2,680	$27,412	$—
Accounts receivable	248	191	353	—
Inventory, net	20,759	2,613	38,768	—
Prepaid expenses	397	137	1,270	—
Other receivables	10,031	55	—	—
Deferred tax assets	2,265	291	2,684	—

Total current assets	49,239	5,967	70,487	—
Property and equipment, net	509	583	1,237	—
Other long term investments	695	393	700	—
Long term receivable	–	–	10,031	—
Other assets	1,157	1,114	2,070	—

Total assets	$51,600	$8,057	$84,525	$—

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$7,522	$1,463	$11,088	$—
Commissions payable	8,209	1,361	15,610	—
Accrued liabilities	5,675	1,194	7,805	—
Accrued liabilities - related party	—	1,002	—	—
Notes payable - related parties	—	3,900	—	—
Equity incentive compensation - short term	4,956	359	2,376	—
Deferred revenue	1,253	78	4,560	—
Income taxes payable	5,795	—	4,513	—
Due to affiliates – Blyth	1,632	21	1,861	—

Total current liabilities	35,042	9,378	47,813	—
Deferred income taxes	764	690	752	—
Equity incentive compensation - long term	24,163	1,808	34,105	—
Notes payable - related parties	—	2,623	—	—

Total liabilities	59,969	14,499	82,670	—
Members’ equity (deficit):
Members’ equity	22,893	22,632	25,412	—
Accumulated deficit	(31,260)	(29,074)	(23,555)	—
Accumulated other comprehensive loss	(2)	—	(2)	—

Total members’ equity (deficit)	(8,369)	(6,442)	1,855	—

Total liabilities and members’ equity (deficit)	$51,600	$8,057	$84,525	$—

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

Consolidated Statements of Earnings (Loss)

(In thousands except per share data)	Year Ended December 31		Three Months Ended March 31
	2011	2010	2012	2011
			(Unaudited)

Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	164,583	24,404	96,936	14,103
Commissions	99,909	14,956	59,387	8,707
Selling, general and administrative expenses	29,456	7,813	14,712	3,448
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	8,005	(219)	12,957	(223)
Other expenses:
Interest expense, net	268	1,122	(1)	217
Foreign exchange and other	53	587	43	—

Total other expenses	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)
Income tax expense (benefit)	9,870	41	5,210	(1,436)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996

Pro forma earnings per share attributable to common stockholders (unaudited):
Basic	$—		$—
Diluted	$—		$—

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)	Year Ended December 31		Three Months Ended March 31
	2011	2010	2012	2011
			(Unaudited)
Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Other comprehensive income (loss):
Foreign currency translation adjustments	(2)	—	—	—

	$(2,188)	$(1,969)	$7,705	$996

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

(In thousands)	Common Units	Preferred Units	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total

Balance at December 31, 2009	$600	$4,000	$17,725	$(27,105)	$—	$(4,780)
Net loss	—	—	—	(1,969)	—	(1,969)
Capital contribution	—	—	209	—	—	209
Equity-based compensation expense	—	—	98	—	—	98

Balance at December 31, 2010	600	4,000	18,032	(29,074)	—	(6,442)
Net loss	—	—	—	(2,186)	—	(2,186)
Capital contribution	—	—	359	—	—	359
Reclassification to liability award	—	—	(98)	—	—	(98)
Foreign currency translation adjustment	—	—	—	—	(2)	(2)

Balance at December 31, 2011	600	4,000	18,293	(31,260)	(2)	(8,369)
Net earnings	—	—	—	7,705	—	7,705
Capital contribution	—	—	2,519	—	—	2,519

Balance at March 31, 2012 (unaudited)	$600	$4,000	$20,812	$(23,555)	$(2)	$1,855

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31		Three Months Ended March 31
(In thousands)	2011	2010	2012	2011
Operating activities			(Unaudited)
Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities
Depreciation and amortization	422	256	45	71
Equity (gain) loss on investment	(7)	587	—	—
Equity-based compensation expense	—	98	—	—
Loss on disposal of assets	—	2	—	—
Deferred income taxes	(1,901)	—	(431)	(1,452)
Change in assets and liabilities that (used) provided cash:
Accounts receivable	(57)	(148)	(105)	(875)
Inventory, net	(18,146)	(1,940)	(18,009)	301
Prepaid expenses and other assets	(259)	(54)	(873)	23
Other receivables	(9,976)	(55)	—	50
Other assets	(18)	—	(88)	—
Accounts payable	6,059	953	3,565	1,220
Commissions payable	6,848	1,146	7,401	958
Accrued liabilities	4,482	542	2,130	24
Accrued liabilities – related party	(1,002)	578	—	(796)
Income taxes payable	5,794	—	(1,282)	—
Deferred revenues	1,174	(47)	3,308	600
Equity incentive compensation liability	26,855	1,756	7,362	2,168
Due to affiliates – related party	1,611	154	229	132

Net cash provided by operating activities	19,693	1,859	10,957	3,420

Investing activities
Acquisitions of property and equipment	(347)	(143)	(773)	(85)
Purchase of domain names	(25)	—	(825)	—
Purchase of long-term investments	(295)	—	(5)	—

Cash used in investing activities	(667)	(143)	(1,603)	(85)

Financing activities
Payments on notes payable – related parties	(6,524)	(337)	—	(3,900)
Proceeds from notes payable – related parties	—	1,000	—	—
Capital contribution	359	209	2,519	—

Net cash (used in) provided by financing activities	(6,165)	872	2,519	(3,900)
Effect of exchange rate changes on cash	(2)	—	—	—

Net increase (decrease) in cash	12,859	2,588	11,873	(565)
Cash and cash equivalents – beginning of period	2,680	92	15,539	2,680

Cash and cash equivalents – end of period	$15,539	$2,680	$27,412	$2,115

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$5,231	$7	$6,902	$56

Cash paid during the period for interest	$1,245	$367	$—	$1,005

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Description of Business

ViSalus Holdings, LLC (together with its subsidiaries, the “Company”) is a limited liability company formed on November 13, 2005, under the laws of the State of Delaware and wholly owns FVA Ventures, Inc., which was incorporated on February 16, 2005, under the laws of the State of California, and ViSalus Sciences Canada, Inc., which was incorporated on March 8, 2008, under the laws of the Province of British Columbia.

The Company offers a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada through its promoter sales force using a network marketing model.

In October 2008, Blyth VSH Acquisition Corporation, a wholly owned subsidiary of Blyth, Inc. (“Blyth”), completed its initial investment and acquired a 43.6% equity interest in the Company for $13.0 million in cash pursuant to the Membership Interest Purchase Agreement (as amended from time to time, the “Blyth Purchase Agreement”) dated August 4, 2008. On April 15, 2011, Blyth completed the second phase of its acquisition of the Company under the Blyth Purchase Agreement for approximately $2.5 million and as of December 31, 2011 owned 57.5% of the Company’s outstanding units. Subsequent to December 31, 2011, Blyth completed the third phase of its acquisition of the Company under the Blyth Purchase Agreement, which increased its ownership to 72.7%. The additional ownership interest was acquired in exchange for approximately $28.7 million in cash and 681,324 shares of Blyth common stock (as adjusted to take into account Blyth’s 2-for-1 stock split on June 15, 2012). As a result of the issuance of these shares, Ryan Blair, Nick Sarnicola and Blake Mallen, the initial founders of the Company (the “Founders”), now own approximately 4.0% of the issued and outstanding shares of Blyth. The total cost of the third closing was $43.3 million, including the stock consideration. Conditioned on the Company achieving its 2012 operating target under the Blyth Purchase Agreement, which is currently anticipated to be met, Blyth is required to purchase the remaining interest in the Company, which will increase its ownership to 100% of the Company’s currently outstanding equity interests in 2013. The purchase price for the final closing will be equal to a multiple of the Company’s 2012 EBITDA, exclusive of certain unusual items.

1. Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies for the Company conform to U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2012, and the consolidated statements of earnings (loss), comprehensive income (loss), and cash flows for the three months ended March 31, 2012 and 2011 and the consolidated statement of members’ equity (deficit) for the three months ended March 31, 2012 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position as of March 31, 2012 and the Company’s consolidated results of operations and the Company’s cash flows for the three months ended March 31, 2012 and 2011. The results for the three months ended March 31, 2012 are not necessarily indicative of the results expected for the full fiscal year consolidation.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of 90 days or less when purchased to be cash equivalents. These funds include payments to be received from credit card processors where customers’ orders have shipped and payment has been approved by the credit card processors. The payments to be received from credit card processors are both short-term and highly liquid instruments and typically take one to three business days to be received by the Company. The major credit card companies making these payments are highly accredited businesses, and the Company does not deem them as having material counterparty credit risk. Amounts due from credit card companies of approximately $0.6 million, $0.2 million and $2.2 million for the settlement of credit card transactions are included in cash and cash equivalents as of December 31, 2011 and 2010 and March 31, 2012, respectively.

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable is stated at the amount the Company expects to collect. When appropriate, an allowance for doubtful accounts is recorded for estimated losses. The allowance is based upon the anticipated collectability of each specific account receivable. Management has determined that no allowance is required at December 31, 2011 and 2010 and March 31, 2012.

Inventory

Inventories are valued at the lower of cost or market. Cost is determined by the average cost using the first-in, first-out method. The Company records provisions for obsolete, excess and unmarketable inventory in cost of goods sold.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Years
Office equipment	3 – 5
Software	3 – 7
Furniture and fixtures	5 – 7

Depreciation expense is included within selling, general and administrative expenses in the consolidated statements of earnings (loss). Leasehold improvements are amortized over the life of the lease they relate to or the expected life of the asset, whichever is less. Costs of maintenance and repairs are charged to expense when incurred.

Impairment of Long-Lived Assets

The fair value of the Company’s long-lived assets, primarily property, plant and equipment is reviewed whenever events or changes in circumstances indicate that carrying amount of long-lived assets may not be recoverable. Management determines whether there has been an impairment of long-lived assets held for use in the business by comparing anticipated undiscounted future cash flow from the use and eventual disposition of the asset or asset group to the carrying value of the asset. The amount of any resulting impairment is calculated by comparing the carrying value to the fair value.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Commission Expense

Commission expense paid to individual promoters is recorded when the corresponding sale is recorded.

Income Taxes

Prior to the Reorganization, ViSalus Holdings, LLC was a limited liability company and was not required to pay federal corporate taxes on its activities since it was taxed as a partnership. FVA Ventures, Inc. and ViSalus Sciences Canada, Inc. are both taxed as corporations and are required to file tax returns for their operating activities.

Income tax expense is based on taxable income, statutory tax rates, and the impact of nondeductible items. The Company files a consolidated tax return with its ultimate parent, Blyth, in certain states. The Company has allocated taxes as if it was a separate taxpayer in such jurisdictions. Its financial statements have been prepared to reflect a sharing agreement with Blyth. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable/deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position.

Revenue Recognition

Revenue consists of sales to individual promoters or customers, net of returns. The Company recognizes revenue upon delivery, when both title and risk of loss are transferred to the individual promoter or customer. The Company presents revenues net of any taxes collected from individual promoters or customers and remitted to government authorities. For monthly Vi-Net subscriptions, which are paid for monthly, the Company recognizes the revenue in the month paid and the subscription is delivered. The Company also records reductions to revenue based primarily on historical experience, for estimated customer returns that may arise as a result of general product returns, shipping errors or product damage. The Company allows its individual promoters and customers to return nutritional products within 30 days of their original order. In some instances, the Company receives payment in advance of product delivery, which is recorded as deferred revenue and classified as a current liability in the consolidated balance sheets. Upon delivery of product for which advance payments have been made, the related deferred revenue is recorded to revenue. The Company does not make any sales under consignment or similar arrangements.

The Company records shipping and handling fees billed to individual promoters and customers as revenues, and shipping and handling costs as a component of cost of sales.

Equity Incentive Compensation

The Company recorded compensation expense related to certain equity rights and unit holders that allow the settlement of these awards through a future cash payment. As a result, these awards are classified as a liability and are subject to fair value measurement each period until paid in accordance with ASC 718 Stock Compensation. The Company has recorded an expense of $27.2 million and $1.9 million in equity incentive compensation expense for the years ended December 31, 2011 and 2010, respectively, and $9.9 million and $2.2 million for the quarters ended March 31, 2012 and 2011, respectively. Additional expense (or expense reduction) may be recorded in future periods for increases (or decreases) in the fair value of these awards. The fair value of these awards is based on the Company’s future operating

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

performance and may change significantly if the Company’s sales forecasts and operating profit exceed or fall short of projections. The Company paid $4.9 million in April 2012 and expects to pay the remaining liability in April 2013, upon the settlement of the fourth closing under the Blyth Purchase Agreement.

Promotional and Advertising Costs

The Company’s policy is to expense promotional and advertising costs as incurred. The Company’s sales are generated by its individual promoters, who strive to maximize the interrelated objectives of selling product and growing their individual sales organizations. In order to encourage its individual promoters to accomplish these goals, the Company makes promotional offers including free products to individual promoters and customers, as well as recognition awards, various sales promotions, national events and incentive trips.

Free product offers are designed to increase revenues by providing incentives for individual promoters and customers to acquire new customers who purchase products. Promotional offers for free products are recorded as a charge to cost of sales when earned by the individual promoters. For the years ended December 31, 2011 and 2010, the cost of free products earned was $2.6 million and $0.2 million, respectively, and for the quarters ended March 31, 2012 and 2011 was $1.7 million and $0.2 million, respectively.

Promotional expenses include the cost of recognition awards earned by our individual promoters, various sales promotions, the cost of hosting various national events and various incentive trips which are awarded to individual promoters who achieve a certain sales level and to customers or individual promoters who win the Challenge. Costs related to these promotional activities are recorded within selling, general and administrative expenses as they are earned. For the years ended December 31, 2011 and 2010, promotional expenses of $4.3 million and $0.7 million, respectively, and for the quarters ended March 31, 2012 and 2011 $2.3 million and $0.4 million, respectively, were recorded.

Segments

The Company’s chief operating decision-maker is its chief executive officer who reviews financial information presented on a consolidated basis. There are no segment managers for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has a single operating and reporting segment.

2. New Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”). ASU No. 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP. The amendments in ASU No. 2011-04 change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Amendments in ASU No. 2011-04 include those that: (1) clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and (2) change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in ASU No. 2011-04 to result in a change in the application of the requirements in Topic 820. The Company adopted ASU No. 2011-04 as of January 1, 2012. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (ASU 2011-05). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In December 2011, the FASB issued ASU 2011-12, “Deferral

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (ASU 2011-12), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net earnings (loss) while the FASB further deliberates this aspect of the proposal. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net earnings (loss) and also do not affect how earnings per share is calculated or presented. ASU 2011-05, as amended by ASU 2011-12, was adopted on January 1, 2012. This standard impacted presentation only and did not affect the Company’s consolidated financial condition or results of operations.

3. Property and Equipment

Property and equipment are summarized by major classifications as follows:

	December 31		March 31
(In thousands)	2011	2010	2012
			(Unaudited)
Office equipment	$529	$239	$758
Software	224	978	224
Furniture and fixtures	45	39	45
Leasehold improvements	32	12	32
Construction in process	—	—	544

	830	1,268	1,603
Less accumulated depreciation and amortization	(321)	(685)	(366)

Property and equipment, net	$509	$583	$1,237

The Company has net capitalized software costs of $0.2 million and $1.0 million and related accumulated amortization of $0.1 million and $0.5 million at December 31, 2011 and 2010, respectively. The amounts recorded for the quarters ended March 31, 2012 and 2011 were not material.

The Company purchased software developed specifically for its own use costing approximately $0.8 million which was included in property and equipment at December 31, 2010. This software was used by individual promoters to manage and market their business and was expected to have a useful life of four years. During 2011, the Company decided to discontinue the use of the software, which resulted in accelerated amortization of $0.3 million. The cost and accumulated amortization of $0.8 million were written off as of December 31, 2011.

Total amortization expense related to capitalized software, including the accelerated amortization, was $0.3 million and $0.2 million for the years ended December 31, 2011 and 2010, respectively. The amounts recorded for the quarters ended March 31, 2012 and 2011 were not material.

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 were $0.4 million and $0.3 million, respectively, and for the quarters ended March 31, 2012 and 2011 were $45,000 and $0.1 million, respectively.

4. Investments

The Company contributed $1.1 million in exchange for 1.1 million Series A preferred units in Solution X Global LLC (“Solution X”), which represented 4.6% of the outstanding units as of December 31, 2010. The Company recorded the investment using the equity method of accounting because the investment was in a limited liability company that maintains separate accounts for its members.

On June 13, 2011, Solution X completed a merger agreement with iCentris, Inc. (“iCentris”) and became a wholly owned subsidiary of iCentris. As a result of the acquisition, the Company owns a 2.5% equity interest in iCentris. iCentris is the provider of replicated websites for the direct selling industry. The Company currently records the investment using the cost method of accounting as a result of the change in its ownership structure.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

The Company monitors its investment for indicators of other-than-temporary declines in value on an ongoing basis in accordance with GAAP. If the Company determines that an other-than-temporary decline in value has occurred, it recognizes an impairment loss, which is measured as the difference between the recorded book value and the fair value of the investment.

During 2010, the Company determined that the value of the Solution X investment had suffered an other-than-temporary decline in value and recorded an impairment of approximately $0.6 million, which was included in Foreign exchange and other in the consolidated statement of earnings (loss). No impairment was recorded during the year ended December 31, 2011 or the quarter ended March 31, 2012.

Also included in long-term investments are certificates of deposit that are held as collateral for the Company’s foreign operations of $0.3 million as of December 31, 2011 and March 31, 2012. This investment is recorded at fair value and interest earned on these is recorded in interest expense, net in the consolidated statement of earnings (loss).

5. Inventories

The major components of inventories, net of reserves, are as follows:

	December 31		March 31
(In thousands)	2011	2010	2012
			(Unaudited)
Raw materials	$976	$713	$642
Finished goods	19,783	1,900	38,126

Total	$20,759	$2,613	$38,768

As of December 31, 2011 and March 31, 2012, the inventory reserves totaled $0.8 million and $0.9 million, respectively, and have been netted against the above amounts. The inventory reserve amount recorded at December 31, 2010 was not material. Our products have expiration dates of varying lengths of time ranging from nine months to two years, which are factored into the analysis in determining management’s estimate of inventory reserves. Amounts deemed obsolete, excess or unmarketable are reserved for based on historical and forecasted demand by product and expiration dates.

6. Other Intangibles

Other intangible assets include indefinite-lived trademarks and domain names related to the Company. During the quarter ended March 31, 2012, the Company purchased two additional domain names for $0.8 million. The Company does not amortize the indefinite-lived trademarks and domain names, but rather tests for impairment annually as of October 1 or sooner if circumstances indicate a condition of impairment may exist. As of March 31, 2012, there were no indications that a review was necessary. The indefinite-lived trademarks and domain names were valued at $1.1 million, $1.1 million and $2.0 million as of December 31, 2011 and 2010 and March 31, 2012, respectively. Other intangible assets are recorded within other assets in the consolidated balance sheets.

Other intangible assets consisted of the following:

	Trademarks	Domain Names	Total
(In thousands)
Other intangibles at December 31, 2010	$1,100	$—	$1,100
Purchase of domain name	—	25	25

Other intangibles at December 31, 2011	$1,100	$25	$1,125

Purchase of domain names	—	825	825

Other intangibles at March 31, 2012 (unaudited)	$1,100	$850	$1,950

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

7. Fair Value Measurements

The fair-value hierarchy established in ASC 820 prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1 – Observable inputs – quoted prices in active markets for identical assets and liabilities;

•

Level 2 – Observable inputs other than the quoted prices in active markets for identical assets and liabilities – such as quoted prices for similar instruments, quoted prices for identical or similar instruments in inactive markets, or other inputs that are observable or can be corroborated by observable market data;

•	Level 3 – Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable and require the Company to develop relevant assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

As of December 31, 2011 and March 31, 2012, the Company has certificates of deposits of $0.3 million which have been valued using level 2 inputs, as these are not traded on the open market. These funds are held with financial institutions for foreign operations.

The carrying value of cash and cash equivalents, trade and other receivables, and trade payables are considered to be representative of their respective fair values.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company is required, on a non-recurring basis, to adjust the carrying value or provide valuation allowances for certain assets using fair value measurements in accordance with ASC 820. The Company’s assets and liabilities measured at fair value on a nonrecurring basis include property, plant and equipment and intangibles. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist. As of December 31, 2011 and 2010 and March 31, 2012, there were no indications or circumstances indicating that an impairment might exist.

8. Notes Payable to Related Parties

The Company is party to a Loan and Security Agreement (“Loan”) with Blyth (the “Lender”), which provides the Company with a $3.0 million Revolving Credit Facility (the “Revolver”). At December 31, 2010, the Revolver outstanding principal and accrued interest was $3.0 million and $0.3 million, respectively. There was no principal or unpaid interest outstanding at December 31, 2011 or March 31, 2012. The Loan is guaranteed and secured by all assets of the Company. At December 31, 2011 and March 31, 2012, the Company was in default of one financial covenant contained in the Loan, which pertained to minimum adjusted net worth. Despite this event of default, the Lender has extended the expiration date of the Loan until July 30, 2012 and may be extended for up to three additional one-year periods upon written notice from the Company to the Lender, provided there are no defaults or events of default at the time of the notice.

At December 31, 2010 the Company had outstanding principal and accrued interest of $2.6 million and $0.1 million, respectively, for unsecured promissory notes with four of its equity unit holders (“Members”). There was no principal or unpaid interest outstanding at December 31, 2011 or March 31, 2012. The terms of the unsecured promissory notes provided for an annual interest rate of 10%, and all remaining unpaid interest was paid upon maturity. At the settlement of the notes, the Company paid $0.1 million interest to its Members.

At December 31, 2010, the Company had outstanding principal and accrued interest of $0.9 million and $0.5 million, respectively, for notes with Blyth and its Members, both of which were senior to all other debt and secured by the assets of the Company (the “Senior Notes”). There was no principal or unpaid interest outstanding at December 31, 2011 or March 31, 2012. The terms of the Senior Notes provided for an annual interest rate of 10%, and such interest was paid quarterly in arrears. In addition, certain of the

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

notes were subject to additional interest of one times the outstanding balance or $0.6 million, which was due at maturity. The additional interest was accounted for as interest expense over the 13-month term of the Senior Notes.

9. Income Taxes

Income taxes for the years ended December 31, 2011 and 2010, consist of the following:

(In thousands)	2011	2010

Current tax expense	$11,770	$41
Deferred income tax benefit	(1,838)	—
Foreign deferred income tax benefit	(62)	—

	$9,870	41

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2011 and 2010, consist of the following:

(In thousands)	2011	2010

Deferred income tax assets:
Deferred revenue	$319	$—
Equity incentive compensation	980	—
Inventory reserve	293	—
Tax loss carry forwards	161	2,554
Accrued expense and other	673	198

Total deferred income tax assets	2,426	2,752
Deferred income tax liabilities	(764)	(690)

Net deferred income tax assets before valuation allowance	1,662	2,062
Valuation allowance	(161)	(2,461)

Net deferred income tax asset	$1,501	$(399)

The Company’s deferred income tax liabilities principally relate to timing differences relating to depreciation and amortization, indefinite lived intangibles and the book and tax basis difference related to the iCentris investment. The Company’s valuation allowance relates to certain U.S. tax loss carryforwards and federal and state deferred tax assets, for which the Company believes, due to various limitations in these foreign jurisdictions related to the tax loss carryforwards and due to limitations imposed by U.S. federal and state tax regulations, it is more likely than not that such benefits will not be realized. At December 31, 2010, the Company determined that its net deferred tax assets were not more likely than not to be realizable; thus, a full valuation allowance was recorded. However, at December 31, 2011, it was determined that a portion of the net deferred tax asset would be realized, and as such a release of the valuation allowance in the amount of $ 2.3 million was reflected in the Company’s 2011 results.

As of December 31, 2011, the Company had U.S. state net operating loss carryforwards of $2.9 million that will begin to expire in 2025.

As of December 31, 2011, the Company began filing consolidated tax returns with Blyth, its ultimate parent, in certain states and allocates taxes as if it was a separate taxpayer in such jurisdictions. The Company files its own federal and foreign tax returns. The Company’s financial statements have been prepared to reflect a tax sharing agreement with its ultimate parent, Blyth. The Company’s earnings (loss) are primarily from domestic sources. As of December 31, 2011 and March 31, 2012, the Company has recorded a liability for state taxes of $0.8 million and $1.1 million, respectively, which is included in “due to affiliates – Blyth” in the consolidated balance sheet.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

A reconciliation of the provision for income taxes to the amount computed at the federal statutory rate is as follows:

	December 31
	2011	2010
(In thousands)
Tax at statutory rate	$2,690	$(655)
Tax effect of:
U.S. state income taxes, net of federal benefit	883	24
Tax benefit of partnership losses realized at the partner level	6,587	618
Change in valuation allowance on net operating loss carryforward	(2,300)	37
Nondeductable compensation expense	1,848	—
Other permanent differences	162	17

	$9,870	$41

The Company’s 2011 income tax expense differs from the amount computed by applying the statutory rate including state income taxes to income before income tax expense, primarily due to certain expenses incurred by the partnership, for which the tax benefit is reflected at the partner level, and certain nondeductible expenses related to equity incentive compensation partially offset by the use of carryforward net operating losses.

The Company files income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and many foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. The Company’s major taxing jurisdictions include the United States (including the state jurisdictions of California, Florida and Michigan) and Canada. In the United States, the Company is currently open to examination by the Internal Revenue Service and Florida for years 2008 through 2011 and in California and Michigan for years 2007 through 2011. Additionally, in Canada, the Company is open to examination for 2011.

The Company’s effective tax rates for the three months ended March 31, 2012 and 2011 were 40% and 326%, respectively, which resulted in a provision for income tax expense of $5.2 million and benefit of $1.4 million, respectively. The effective tax rate in the three months ended March 31, 2012 was impacted in part because no tax benefit was realized on certain incentive compensation expenses. The effective tax rate for the three months ended March 31, 2011 was a result of the utilization of a net operating loss carry forward for which a valuation allowance had been previously provided.

ASC 740, Income Taxes, establishes a single model to address accounting for uncertainty in tax positions. ASC 740 prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, measurement, clarification, interest and penalties, accounting for interim periods, disclosure and transition. The Company determined that there were no material liabilities for uncertain tax positions at December 31, 2011 and 2010 and March 31, 2012.

The Company recognizes any interest and penalties on income taxes in interest expense, net in the consolidated statements of earnings (loss). The Company incurred no interest or penalties related to income taxes for the years ended December 31, 2011 and 2010 and for the quarters ended March 31, 2012 and 2011.

10. Equity Incentive Compensation

In 2007, the Company adopted an equity incentive plan (the “Equity Incentive Plan”) for certain of the Company’s individual promoters who qualified to receive rights in the plan based on achieving certain sales targets achieved in 2007 and prior. Those rights were vested at that time and are only subject to cancellation in the event of a breach of certain conditions contained within the plan. The rights provide for a cash payout of a certain percentage of the total proceeds in a transaction in which the Company is sold or sells a substantial portion of its assets.

Portions of these rights have been purchased by the Company in connection with Blyth’s acquisition of membership units in the Company pursuant to the Blyth Purchase Agreement. The acquisition of these units and the related redemption of the Equity Incentive Plan rights began in 2011, continued in 2012 and is now expected to occur in one final installment in 2013. The liability to redeem these rights rests with the Company and may be funded by a capital contribution from Blyth in accordance with the Blyth Purchase Agreement.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

The Company is accounting for these Equity Incentive Plan rights as liability awards to nonemployees under ASC 718, Compensation – Stock Compensation. In accordance with ASC 718, the Company records the fair value of the Equity Incentive Plan rights as a liability at the end of each reporting period, and the corresponding change in fair value is recorded in the consolidated statements of earnings (loss).

The Company has recorded an estimate of the value of these rights on its consolidated balance sheets and has determined the value based on the formula contained in the Purchase Agreement using an estimate of the forecasted earnings to be generated in the measurement years and then discounted to its present value using a discount rate of 20%, 22% and 20% at December 31, 2011 and 2010 and the quarter ended March 31, 2012, respectively.

The estimated liability recorded in the Company’s consolidated balance sheets was approximately $20.7 million and $2.2 million at December 31, 2011 and 2010, respectively, and $27.9 million at March 31, 2012. The change in value of approximately $18.5 million and $1.8 million during the years ended December 31, 2011 and 2010, respectively, and $7.2 million during the quarter ended March 31, 2012, has been recorded in equity incentive compensation expense in the consolidated statements of earnings (loss). Payments made during the year ended December 31, 2011 for the Equity Incentive Plan were approximately $0.4 million. No payments were made during 2010 or in the quarters ended March 31, 2012 and 2011, respectively.

During 2010, the Company granted a former employee the right to receive common units in exchange for services to be rendered. A portion of these units vested upon the passage of time, and the balance of this grant was to be earned based on future performance criteria. The balance was recorded in equity for $0.1 million as of December 31, 2010. During 2011, this employee’s employment with the Company terminated and any remaining right to receive units based on future performance or the passage of time ended. In addition, in 2011 the arrangement was amended to require cash settlement of the award by the Company. The Company has recognized the vested portion of this employee’s right to receive common units at each period using an estimate of the forecasted earnings to be generated in the measurement years and then discounted to its present value using a discount rate of 20%, 22% and 20% at December 31, 2011 and 2010 and the quarter ended March 31, 2012, respectively. The estimated liability recorded was approximately $8.4 million at December 31, 2011, and $8.6 million at March 31, 2012. Total equity incentive compensation expense for this award was $8.3 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively and $0.8 million for the quarter ended March 31, 2012. No compensation expense was recorded in the quarter ended March 31, 2011. Blyth made payments during the quarter ended March 31, 2012 of approximately $2.5 million which was recorded as contributed capital by the Company.

11. Geographical and Product Information

The geographic data includes net sales based on product shipment destination and long-lived assets, which consist of fixed assets, based on physical location and intangible assets. The Company’s products consist of weight-management products, nutritional supplements and energy drinks.

Financial Information Net Sales (In thousands)	Years Ended December 31
	2011	2010

United States	$163,191	$31,240
Canada	66,995	2,425

Total	$230,186	$33,665

Long Lived Assets	As of December 31
	2011	2010

United States	$1,634	$1,683

Total	$1,634	$1,683

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Sales by Category (In thousands)	Years Ended December 31
	2011	2010

Weight management	$149,435	$20,063
Nutritional supplements	26,190	5,825
Energy drinks	14,417	2,197
Shipping	21,053	2,473
Vi-Net subscriptions	8,308	968
Promoter enrollment	5,609	1,009
Other	5,174	1,130

Total	$230,186	$33,665

12. Commitments and Contingencies

Leases

The Company leases its Michigan operating facility under a noncancelable operating lease, which expires October 31, 2014. The monthly rental is currently $7,000. In addition to the minimum rentals, the lease provides for payment of a portion of the building’s electricity costs. The Company leases its California operating facility under a noncancelable operating lease, which expires December 31, 2012. The monthly rental is currently $13,000. In addition to the minimum rentals, the lease provides for payment of contingent rentals based upon the escalation of real estate taxes and certain operating expenses. In addition to the above mentioned operating leases in 2011, the Company entered into month-to-month rental agreements at both facilities for additional office space. Total rent expense for the years ended December 31, 2011 and 2010, was $0.3 million. Rent expense for the quarters ended March 31, 2012 and 2011 was not material.

Future minimum payments required pursuant to noncancelable operating leases are as follows as of December 31, 2011:

Years Ending December 31 (In thousands):
2012	$235
2013	86
2014	71

$392

In March 2012, the Company signed a 67-month lease for office space at a new location in Troy, MI. The annual base rent is $0.8 million. In addition, the Company has a right of first refusal on additional space in the same premises, as well as two renewal options of five years each.

Future minimum payments required pursuant to noncancelable operating leases are as follows as of March 31, 2012:

Years Ending December 31 (In thousands):
2012	$359
2013	884
2014	895
2015	830
Thereafter	1,897

$4,865

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Credit Card Processing Agreement

On September 28, 2011, the Company terminated its relationship with its credit card processor, Pivotal Payments, Inc., which we refer to as “Pivotal.” Pivotal subsequently filed suit against the Company and Blyth on November 21, 2011 (Pivotal Payments, Inc. v. FVA Ventures, Inc., d/b/a ViSalus Sciences and Blyth, Inc., Case No. 11-5713 (U.S. District Court for the Eastern District of New York)). The initial complaint asserted a claim of breach of an alleged merchant processing agreement against the Company and tortious interference against Blyth, and sought damages in an amount not less than $17 million, plus pre-judgment interest, from the Company, actual and exemplary or punitive damages from Blyth, and Pivotal’s costs, including attorney’s fees, and any court costs from the defendants. The Company filed a motion to dismiss the complaint on December 22, 2011. Pivotal thereafter filed two motions to amend its complaint, most recently on February 29, 2012 (mooting the previously-filed motion to amend); the proposed amended complaint contains a claim against the Company for breach of a merchant processing agreement and against Blyth for tortious interference with that alleged merchant processing agreement and would seek damages in an amount to be determined at trial. Briefing on the motion to amend the complaint was completed on March 30, 2012. On June 15, 2012, the Company filed a supplemental motion to dismiss in which the Company informed the court that it lacks jurisdiction with respect to Pivotal’s complaint. On July 13, 2012, Pivotal filed a complaint in the Supreme Court of the State of New York raising the same claims raised in its original action. The Company believes that Pivotal’s claims have no merit and is vigorously defending this suit. Pivotal, its third party bank and its debit and credit card processor have withheld approximately $10.0 million of amounts due to us for credit card sales deposits leading up to the time of termination, which funds have not yet been released to the Company. This amount is included within other receivables in the Company’s consolidated balance sheet as of December 31, 2011 and long term receivables as of March 31, 2012. The Company is pursuing the recovery of these funds.

As noted above, the Company believes that Pivotal’s claims have no merit and, therefore, currently does not anticipate this matter will materially impact the Company’s consolidated financial position, liquidity or results of operations.

Consulting Agreements

The Company has a consulting agreement with an individual that requires a consulting payment based on a percentage of total Company sales and earnings capped at $0.3 million per year. The agreement does not have an expiration date; however the agreement terminates when the individual who also owns rights in the Equity Incentive Plan receives a total of $3.0 million combined from the consulting agreement and payments under the Equity Incentive Plan. For the years ended December 31, 2011 and 2010 and the quarters ended March 31, 2012 and 2011, a total of $0.4 million, $0.1 million, $38,000 and $0.1 million, respectively, has been paid to this individual under these agreements. As of December 31, 2011 and 2010 and the quarter ended March 31, 2012, $1.8 million, $0.3 million and $1.9 million, respectively, has been accrued under the Equity Incentive Plan.

Expense recorded for this individual for the years ended December 31, 2011 and 2010 and the quarters ended March 31, 2012 and 2011 totaled $0.3 million, $0.3 million, $0.1 million and $0.1 million, respectively and was included in selling, general, and administrative expenses in the consolidated statements of earnings (loss).

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31		March 31
(In thousands)	2011	2010	2012
			(Unaudited)
Sales tax payable	$1,033	$293	$2,307
Compensation and benefits	1,354	229	1,398
Events accruals	1,173	115	1,400
Others	2,115	557	2,700

Total	$5,675	$1,194	$7,805

13. Composition of Common and Preferred Units

	Authorized			Issued and Outstanding
	December 31		March 31	December 31		March 31
	2011	2010	2012	2011	2010	2012
			(Unaudited)			(Unaudited)
Common units	64,780,841	64,780,841	64,780,841	47,017,988	46,304,348	46,304,348
Preferred units	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494
Designated:
Series A common units	64,780,841	64,780,841	64,780,841	42,475,500	42,475,500	42,475,500
Series B common units	—	—	—	4,542,488	3,828,848	5,256,128
Series A preferred units	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494

Total units	83,257,335	83,257,335	83,257,335	65,494,482	64,780,842	66,208,122

Common Units

Holders of Series A common units are entitled to one vote per unit on all matters to be voted upon by the members. Holders of Series B common units do not have voting rights. The common units have no preemptive or conversion rights, have no redemption or sinking fund provisions and are not entitled to cumulative voting rights. Upon liquidation or dissolution, creditors and holders of preferred units (if any) with preferential liquidation rights will be paid before any distribution to holders of common units. Authorized common units can be issued as Series A or Series B.

Preferred Units

The holders of Series A preferred units have the right to convert their units into common units on a one-for-one basis, subject to customary adjustments. Upon liquidation, the holders of Series A preferred units are entitled to convert their units into common units and unite ratably with the holders of common units. The holders of Series A preferred units vote together with the holders of Series A common units as a single class on an as-converted basis. The holders of Series A preferred units are entitled to receive distributions only when, and if, distributions are declared on the Series A preferred units by the Company’s Management Board.

14. Related Party Transactions

Mr. Goergen, chairman and chief executive officer of Blyth, together with members of his family, own substantially all of Ropart Asset Management, LLC and Ropart Asset Management Fund II, LLC (“RAM”). As of June 15, 2012, Mr. Goergen beneficially owned approximately 35.0% of Blyth’s outstanding common stock.

Pursuant to an agreement with RAM for the years ended December 31, 2011 and 2010, the Company incurred $0.1 million in management fees each year for ongoing management and advisory services from RAM. RAM management fees equaled approximately $24,000 in the quarters ended March 31, 2012 and 2011. As of March 31, 2012, RAM has a 4.0% ownership interest in the Company as a preferred unit holder.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

The Company also receives certain management services, including tax, legal and human resource management, from Blyth, for which $0.5 million and $0.2 million were charged during the year ended December 31, 2011 and 2010, respectively. Blyth charged fees in the amount of $0.2 million and $0.1 million in the quarters ended March 31, 2012 and 2011, respectively. The charges from Blyth were based upon estimates of the activities related to the operation and administration of the Company. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Company, so that the amounts included in the accompanying consolidated financial statements reflect substantially all costs of doing business. Such allocations may or may not be indicative of future operations.

Management fees for RAM and Blyth are included in selling, general and administrative expenses in the consolidated statements of earnings (loss).

ViSalus entered into an agreement with FragMob LLC (“FragMob”) in October 2011 that extends to December 31, 2012, and is renewable. FragMob is owned in part by RAM, a related party, and the Founders. Todd A. Goergen is a member of the FragMob board of directors, and Ryan Blair has been the chairman of the board of FragMob since 2010. FragMob has agreed to provide the Company with software development and hosting services for a mobile phone application which allows the Company’s individual promoters to access their ViNet distributor account information on their smartphones. The Company paid $0.2 million to FragMob for services provided beginning in March 2011 through December 31, 2011 and has agreed to pay a fee based on the number of users with a monthly minimum fee of $15,000 and a monthly maximum fee of $0.1 million throughout 2012. The Company recorded expense related to FragMob fees of $0.2 million for the quarter ended March 31, 2012. All fees paid to FragMob were included in cost of sales in the consolidated statements of earnings (loss). Beginning in 2012, the Company began purchasing mobile credit card swiper devices from FragMob. Purchases of the devices totaled $0.5 million in the quarter ended March 31, 2012. There is no ongoing commitment to purchase additional devices from FragMob.

See additional related party transactions in Note 8.

15. Subsequent Events

The Company evaluated subsequent events for potential recognition and/or disclosure through June 21, 2012, the date the consolidated financial statements were available to be issued.

16. Initial Public Offering and Pro Forma Information (Unaudited)

The Company may authorize the filing of a registration statement with the Securities and Exchange Commission (“SEC”) that would permit the sale of shares of the Company’s stock in a proposed initial public offering (“IPO”).

The unaudited pro forma balance sheet as of March 31, 2012 is based upon the Company’s historical members’ equity and has been computed to give effect to the pro forma adjustments resulting from the items discussed below:

•	Blyth will acquire all of the outstanding equity interests of Holdings, other than shares held by the Founders and RAM.

•	FVA Ventures, Inc. will reincorporate in Nevada under the new name “ViSalus, Inc.” and file amended and restated articles of incorporation and bylaws in Nevada;

•

the Company will effect a recapitalization whereby the Company’s outstanding common stock will be reclassified into                  shares of Class B common stock, all of which will be held by Holdings, and a new class of Class A common stock will be authorized;

•

the Company will pay a special cash dividend to the Company’s pre-offering stockholders in the amount of $     million, subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. New purchasers of shares of Class A common stock in the IPO will not be entitled to participate in this special cash dividend;

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

•

all remaining equity incentive compensation obligations will become due and payable in accordance with their terms, and the Company expects that all such remaining obligations will be satisfied by April 2013; and

•	Holdings will be liquidated and will distribute all of the shares of the Company’s common stock to its members.

As a result of converting from a limited liability company to a corporation, the Company’s historical effective income tax rate would have been reduced as the Company would have received a tax deduction for the amounts paid related to equity incentive compensation. Unaudited pro forma basic and diluted income per share will be computed by dividing net income for each period by the shares of common stock to be issued upon the corporate reorganization. Such shares will be assumed to be outstanding for all periods presented.

         Shares

ViSalus, Inc.

Class A Common Stock

PRELIMINARY PROSPECTUS

Jefferies

, 2012

Until     , 2012 (25 days after the commencement of this offering), all dealers that buy, sell, or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the Class A common stock being registered. All amounts except the SEC registration fee and the FINRA filing fee are estimates.

	Amount to be paid

SEC registration fee	$
FINRA filing fee
Exchange listing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous		(1)
Total	$

(1)	Includes, among other items, .

Item 14.	Indemnification of Directors and Officers.

ViSalus is a Nevada corporation. Prior to the effectiveness of this registration statement, we intend to reorganize our existing corporate structure so that the issuer of our common stock is a Nevada corporation named ViSalus, Inc. Upon completion of this reorganization, we will be subject to Nevada corporate law. Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our amended and restated articles of incorporation will provide that ViSalus shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada. ViSalus intends to maintain directors’ and officers’ insurance designed to reimburse ViSalus for any payments made by it pursuant to the foregoing indemnification.

We intend to enter into indemnification agreements with each of our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ViSalus, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of ViSalus.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

The following relates to sales of securities that have occurred in the last three years that have not been registered under the Securities Act.

In August 2008, Blyth signed a definitive acquisition agreement to purchase Holdings through a series of investments. In October 2008, Blyth acquired a 43.6% equity interest in Holdings for $13 million. In April 2011, Blyth purchased 3,919,227 shares of Class A common stock, 1,048,695 shares of Class B common stock and 4,409,432 shares of Series A Preferred Stock of Holdings for $2,519,597 (including $358,622 of payments under the EIP). In January, February and April 2012, Blyth completed the third closing of its acquisition of Holdings, which was completed in three stages. As part of the third closing, Blyth purchased 6,303,501 shares of Class A common stock, 1,413,329 shares of Class B common stock and 2,802,256 shares of Series A Preferred Stock of Holdings for $43,316,434 (including $2,099,072 of payments under the EIP). These shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

Prior to the closing of this offering, Blyth will acquire all remaining shares of Holdings, other than shares held by our founders and RAM, and Holdings will be dissolved, resulting in Blyth having pre-offering ownership of 77.0% of ViSalus (             shares of Class B common stock). These shares will be issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

Item 16.	Exhibit Index

The list of exhibits attached hereto is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Troy, State of Michigan, on                     , 2012.

FVA VENTURES, INC.

By:
Ryan Blair
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Each of the undersigned officers and directors of FVA Ventures, Inc. does hereby severally constitute and appoint Ryan Blair, John Tolmie and Michael Novins, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Ryan Blair	Chief Executive Officer and Director
(principal executive officer)

John Tolmie	Senior Vice President, Finance and
Administration (principal financial officer
and principal accounting officer)

Chief Strategy Officer and Director
Todd A. Goergen

Director
Robert B. Goergen

Director
Robert B. Goergen, Jr.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement
3.1*	Form of Articles of Incorporation of ViSalus, Inc.
3.2*	Form of Amended and Restated Articles of Incorporation of ViSalus, Inc., to be in effect at the closing of this offering
3.3*	Form of Bylaws of ViSalus, Inc.
3.4*	Form of Amended and Restated Bylaws of ViSalus, Inc., to be in effect at the closing of this offering
4.1*	Form of Class A Common Stock Certificate
4.2*	Form of Class B Common Stock Certificate
5.1*	Form of Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1*	Form of ViSalus, Inc. 2012 Omnibus Incentive Plan
10.2*	Form of ViSalus, Inc. Senior Executive Annual Bonus Plan
10.3*	Form of Administrative Services Agreement
10.4*	Form of Registration Rights Agreement
10.5*	Form of Indemnification Agreement made by and between ViSalus, Inc. and each of its directors and executive officers
10.6*	Employment Agreement between ViSalus, Inc. and Ryan Blair
10.7*	Employment Agreement between ViSalus, Inc. and Blake Mallen
10.8*	Employment Agreement between ViSalus, Inc. and John Tolmie
10.9*	Employment Agreement between ViSalus, Inc. and Paul Noack
10.10	Form of Individual Promoter Agreement
10.11	Independent Contractor Agreement, dated as of February 1, 2012, by and between FVA Ventures, Inc. and Dr. Michael Seidman
10.12	Membership Interest Purchase Agreement, dated as of August 4, 2008, among Blyth, Inc., Blyth VSH Acquisition Corporation, ViSalus Holdings LLC and Members
10.13	First Amendment to Membership Interest Purchase Agreement, dated as of October 21, 2008, by and among Blyth, Inc., Blyth VSH Acquisition Corporation, ViSalus Holdings LLC and Members
10.14	Second Amendment to Membership Interest Purchase Agreement, dated as of January 12, 2012, among Blyth, Inc., Blyth VSH Acquisition Corporation, ViSalus Holdings, LLC and Sellers’ Representatives
10.15	Preferred Membership Unit Purchase Agreement, dated as of November 25, 2005, by and among ViSalus Holdings, LLC and Ropart Asset Management Fund, LLC
10.16	Management Agreement, dated as of January 1, 2008 between FVA Ventures, Inc. and Ropart Asset Management, LLC
10.17	Amendment to Management Agreement, dated as of March 1, 2012, between FVA Ventures and Ropart Asset Management, LLC
10.18	Loan and Security Agreement, dated as of July 30, 2008, by and among FVA Ventures, Inc., ViSalus Holdings, LLC and Blyth VSH Acquisition Corporation
10.19	First Amendment to Loan and Security Agreement, dated as of October 21, 2008, by and among FVA Ventures, Inc., ViSalus Holdings, LLC and Blyth VSH Acquisition Corporation
10.20	Second Amendment to Loan and Security Agreement, dated as of January 1, 2009, by and among FVA Ventures, Inc., ViSalus Holdings, LLC and Blyth VSH Acquisition Corporation
10.21	Third Amendment to Loan and Security Agreement, dated as of May 2009, by and among FVA Ventures, Inc., ViSalus Holdings, LLC and Blyth VSH Acquisition Corporation
10.22	Fourth Amendment to Loan and Security Agreement, dated as of July 10, 2009, by and among FVA Ventures, Inc., ViSalus Holdings, LLC and Blyth VSH Acquisition Corporation
10.23	Fifth Amendment to Loan and Security Agreement, dated as of September 24, 2009, by and among FVA Ventures, Inc., ViSalus Holdings, LLC and Blyth VSH Acquisition Corporation
10.24	Software and Hosting Services Agreement, dated as of June 15, 2009, between FVA Ventures Inc. dba ViSalus Sciences and Solution X Global

10.25	Mobile Application Software Development and Service Agreement, dated as of October 2011, between FVA Ventures, Inc. dba ViSalus, FragMob LLC and Video Plus, LP
10.26	Unity Platform Software and Hosting Services Agreement, dated as of April 26, 2010, by and between FVA Ventures, Inc. dba Visalus Sciences and Solution X Global, LLC
10.27	Amended and Restated Promissory Note, effective February 1, 2010 by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, on behalf of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.28	Promissory Note, dated December 12, 2008, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.29	Promissory Note, dated January 19, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.30	Promissory Note, dated March 23, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.31	Promissory Note, dated April 14, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.32	Promissory Note, dated May 1, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.33	Promissory Note, dated June 4, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.34	Promissory Note, dated June 23, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.35	Promissory Note, dated July 9, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.36	Promissory Note, dated October 9, 2009, by FVA Ventures, Inc. in favor of Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola and Blake Mallen
10.37	Promissory Note, dated as of April 26, 2010, between FVA Ventures, Inc. and Blyth VSH Acquisition Corp.
21.1*	List of subsidiaries
23.1*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on page II-4)

* To be filed by amendment

Exhibit 10.10

I understand that to become an Independent Promoter (IP) of ViSalus I am only required to submit this Agreement. I further acknowledge that my advancement in the ViSalus marketing plan is based solely upon the acquisition of customers. My purchase of sales aids or training material, or attendance at training classes, is strictly optional and at my discretion. I also understand that if I choose to enroll or sponsor other individuals to participate in ViSalus’ marketing plan, I will only be compensated based upon the activities of other IP’s to the extent of their sales made to customers.

By my signature below and initials on the IP Terms of Agreement on the reverse side, I acknowledge that I have carefully read this Agreement and I am willing to accept the terms and conditions herein and on the reverse side.

I understand that the terms of this document shall be a binding Agreement between ViSalus and me and upon receipt of this Agreement. I have read and understand ViSalus’ Policies and Procedures and Compensation Plan, which are incorporated by the reference herein, and agree to abide by them as they may be amended at any time.

I UNDERSTAND THAT I MAY CANCEL THIS AGREEMENT WITHOUT PENALTY OR OBLIGATION AT ANY TIME, FOR ANY REASON. I UNDERSTAND THAT MY NOTICE OF CANCELLATION MUST BE SUBMITTED IN WRITING TO THE COMPANY AT ITS PRINCIPAL BUSINESS ADDRESS. PLEASE SEE OTHER SIDE FOR TERMS.

Applicant Signature: X	Date:

This application is not considered complete unless ViSalus receives both the signed and dated Application (page 1) and the initialed Terms of Agreement (page 2)

© 2012 ViSalus All Rights Reserved. D1000US-23 1/2

1.	I acknowledge that I am of legal age to enter into this Agreement.

2.	I understand and acknowledge that this Agreement is not binding until received and accepted by VISALUS.

3.	I agree that as a Promoter, I am responsible for determining my own business activities and that I am not an agent, employee or legal representative of VISALUS. I am responsible for the payment of all federal and state employment taxes and any other tax required under any federal, state or regulatory law. In the event that I fail to provide VISALUS a valid Social Security Number or employer identification number, VISALUS may withhold commissions due to me until a valid number is provided.

4.	I understand that I am not being sold a franchise or business opportunity.

5.	I may terminate this Agreement for any reason, at any time, by giving VISALUS prior written notice. VISALUS may terminate this Agreement in writing upon violation of policies and procedures or in the event I violate any part of this Agreement. In such event, no further commissions will be paid by VISALUS. To terminate this Agreement, I must mail or deliver personally to VISALUS, a signed, dated written notice of cancellation sent to: ViSalus Sciences, 1607 East Big Beaver, Suite 110, Troy, Michigan 48083.

6.	I agree that as a VISALUS Promoter, I shall place primary emphasis upon the sale of Products and Services to non-promoter consumers as a condition of my receipt of commissions. Commissions I receive will be based upon fulfilling certain terms of qualification as set forth by the Marketing Program and Compensation Plans as may be amended from time to time. A three ($3.00) Dollar processing fee will apply to all payments.

7.	I agree to keep accurate records and to abide by all federal, state, and local laws and regulations governing the sale or solicitation of the products and services marketed by VISALUS including, but not limited to, any and all permits and licenses required to perform under this Agreement.

8.	I understand that no attorney general or other regulatory authority ever reviews, endorses, or approves any product, subscription, compensation program or company, and I will make no such claim to others.

9.	I understand that a $25 Administration Fee will be charged annually to my credit card on file with ViSalus. This fee is for services, which include, but are not limited to, downline reporting, customer tracking and accounting services. The Administration Fee will be charged in the month of my enrollment anniversary and if not paid will result in my Promotership being placed on Financial Hold for up to 120 days. If the Administration Fee remains unpaid 120 days after it was due, my Promotership will be terminated and I will forfeit any commissions that were held since the time I was placed on Financial Hold. If my Promotership is terminated, I understand that I must re-enroll as a brand new Promoter and will not be placed back in my original spot if I wish to pursue the ViSalus opportunity

10.	I agree that VISALUS shall not be liable under any circumstances for any damage or loss of any kind, including indirect, special, punitive, compensatory, or consequential damages, losses or profits which may result from any cause, including but not limited to, breach of warranty, delay, act, error or omission of VISALUS, or in the event of discontinuation or modification of a product or service offered by VISALUS.

11.	VISALUS shall periodically make sales literature and/or promotional materials available. However, I am under no obligation to purchase any materials or literature at any time. Refunds shall not be allowed under any circumstances, including, but not limited to, termination of this Agreement, obsolescence of such sales literature or promotional materials, or any other reason. Except as specified in paragraph 24.

12.	I agree that as a Promoter, this Agreement grants me the limited authority to promote and sell the products VISALUS markets subject to the terms and conditions established by VISALUS from time to time.

13.	I will not make any false or misleading statements about VISALUS or its marketing program. I agree that I will operate in a lawful, ethical and moral manner and will not engage in or perform any misleading, deceptive or unethical practices. In the event I violate any of these conditions, my position may be terminated without further payment or compensation of any kind.

14.	I acknowledge that I am responsible for supervising and supporting Promoters I sponsor into the program and in my commissionable network. I agree to maintain monthly communication and support to those individuals in my commissionable network through written or verbal communication and attendance at meetings.

15.	I acknowledge that VISALUS expressly reserves all proprietary rights to the company name, logo, trademarks, service marks (“Proprietary Marks”) and copyrighted materials. I understand, acknowledge and agree that any monies which I pay VISALUS are in consideration of my receiving a non-exclusive license, during the term of this Agreement to use the Proprietary Marks of VISALUS in conjunction with the marketing program provided to me. I further agree that I will not use VISALUS’s Proprietary Marks in any form whatsoever except as permitted in writing by VISALUS or in advertising or promotion materials provided, designed or published by VISALUS. I understand that I may not photocopy or duplicate any materials provided by or purchased from VISALUS without written authorization and that the unauthorized use of any Proprietary Mark is a violation of federal law and this Agreement, constituting grounds for termination of this Agreement by VISALUS.

16.	I understand that as a Promoter, I am free to select my own means, methods and manner of operation and that I am free to choose the hours and location of my activities under this Agreement, subject only to the terms of this Agreement and VISALUS Policies and Procedures.

17.	I acknowledge that I am not guaranteed any income nor am I assured any profits or success. I certify that no claims of guaranteed profits or representations of expected earnings that might result from my efforts have been made by VISALUS or any VISALUS Promoters. In this connection, I shall not represent directly or indirectly that any person may, can or will earn any stated gross or net amount, nor that sponsorship of others is easy to secure or retain, or that substantially all Promoters will succeed.

18.	I acknowledge that I have the right to sign up as many personal customers as I wish. I will receive a commission each month from my personal customers’ purchases and my downline network in accordance with the VISALUS Compensation Plan then in effect.

19.	I agree to indemnify and hold harmless VISALUS from any and all claims losses, damages and expenses, including any attorney’s fees, arising out of my actions or conduct in violation of this Agreement, Compensation Plan or any Policy or Procedure of VISALUS. I agree that in order to recoup any damages and expenses it has incurred due to such violation(s), VISALUS may offset any commissions or other payments due me. In the event a dispute arises as to the respective rights, duties and obligations under this Agreement, Compensation Plan or the Policies and Procedures of VISALUS, it is agreed that such disputes shall be exclusively resolved in the Circuit Court for Oakland County, State of Michigan, or Federal Court located in Detroit, Michigan. Michigan law shall apply to the resolution of all disputes. Louisiana residents may choose Louisiana law and jurisdiction.

20.	I acknowledge that I have read and fully understand the VISALUS Policies and Procedures and Compensation Plan, which are incorporated herein by reference and are binding upon me. In order to maintain a viable marketing program and to comply with changes in federal, state or local laws or economic conditions, VISALUS may revise its Compensation Plan and Policies and Procedures from time to time. All changes thereto shall be effective upon verbal or written notice to me and become a binding part of this Agreement. The home office prior to use or publication must approve all advertisements using the Proprietary Marks of VISALUS.

21.	I acknowledge that this Agreement, Compensation Plan and the Policies and Procedures incorporated herein by reference, constitute the entire Agreement between the parties and shall not be modified or amended except in writing signed by VISALUS. This Agreement shall be binding upon and inure to the benefit of heirs, successors, and permitted assigns of the parties hereto. If any provision of the Agreement is determined by any authority of competent jurisdiction to be invalid or unenforceable in part or in whole for any reason whatsoever, the validity of the remaining provisions or portions thereof shall not be affected thereby.

22.	I agree to abide by the terms of the noninterference and non-disclosure policy of VISALUS.

23.	During the term of this agreement (and any renewals), I will not sell any products, services or business opportunities for any entity competing with ViSalus.

24.	During the term of this agreement (and any renewals) I will not participate in any other network marketing companies. In addition, during the terms of the Agreement and for (1) one year thereafter, I will not solicit or recruit, ViSalus employees or Promoters, whether active or inactive, to participate in any network marketing program. I acknowledge that my violation of this provision will result in immediate termination of my Promotorship and payments of any kind.

25.	ViSalus ESS and Business Opportunity Return Policy: An Independent Promoter who cancels their Promotership within 30 days of enrollment may return unused products from the Executive Success System which are unopened and in resalable condition. A refund will be issued for the value of the Business Opportunity ($49) and the value of unused and saleable products up to $450. If an Independent Promoter cancels their Promotership within their first year but more than 30 days after their enrollment date, the same guidelines apply however returned, saleable products will result in a product credit equal to the discounted value of those products (up to $450) rather than a refund and will be subject to a restocking fee.

Please initial here                     to acknowledge that you have read and agree to the above Terms of Agreement. Your application is not complete unless you initial this page and submit with your Independent Promoter Application.

© 2012 ViSalus All Rights Reserved. D1000US-23 2/2

Exhibit 10.11

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2012 (the “Effective Date”), by and between FVA Ventures, Inc., a California corporation (“ViSalus”), and Dr. Michael Seidman (“Contractor”). Each of ViSalus and Contractor are sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.	ViSalus desires to engage Contractor to consult for ViSalus in connection with its scientific research and development and promoter support related to the same; and

B.	Contractor has agreed to provide certain services to ViSalus on the terms set forth in this Agreement.

Therefore, the Parties agrees as follows:

AGREEMENT

1.	ENGAGEMENT; SERVICES

ViSalus hereby engages Contractor to provide during the Term (as defined in Section 3, below) the services set forth on the attached Exhibit A (collectively, the “Services”). During the Term, Contractor agrees to devote such business efforts and time as is reasonably required to fulfill Contractor’s duties in connection with the Services, to provide the same in a diligent and conscientious manner and to the best of Contractor’s ability, in accordance with applicable law, and the terms and conditions provided in this Agreement.

2.	COMPENSATION; EXPENSES

(a) Fee. As consideration for the Services, ViSalus shall pay Contractor, on the fifteenth (15th) day of every month, a fee in an amount equal to Fifteen Thousand Dollars ($15,000) per month (the “Fee”).

(b) Business Expenses. ViSalus shall reimburse Contractor for all reasonable, out-of-pocket business expenses actually incurred by Contractor during the Term in performing the Services; provided, that (i) any such expense is pre-approved by ViSalus, and (ii) Contractor submits to ViSalus appropriate supporting documentation for all such expenses in accordance with ViSalus’ policies and procedures.

(c) Tax Matters. ViSalus and Contractor agree that Contractor shall be treated as an independent contractor, and not as an employee of ViSalus, with respect to the Services performed hereunder. All fees payable to Contractor hereunder shall be paid in full, without any withholding, deduction, or offset of any Federal, state, or local income taxes, employment taxes, or other withholdings, except to the extent ViSalus reasonably determines that any such withholdings, deductions, or offsets are required by applicable law. Contractor hereby covenants and agrees that

Contractor shall be solely responsible for all income taxes, payroll taxes, and other withholdings (both employer and employee portions) with respect to all fees paid by ViSalus hereunder, and agrees to indemnify and hold ViSalus harmless from and against any and all loss, liability, claim, cause of action, suit, fine, damage, judgment, cost or expense (including reasonable attorneys’ fees) arising out of or in connection with any tax liability or other tax obligations relating to payments made to Contractor pursuant to this Agreement, including, without limitation, any such taxes and withholdings imposed as a result of any claim or determination by any taxing authority or otherwise that Contractor is not an independent contractor with respect to the services performed hereunder.

3.	TERM

(a) Term. The Engagement shall be for a two year period commencing on March 1, 2012 and ending on February 28, 2014, unless terminated in accordance with Section 3(b).

(i) Termination. The Engagement may be terminated by: (i) the mutual, written consent of ViSalus and Contractor; or (ii) by the non-breaching Party upon the occurrence of a breach by the other Party in the performance of its obligations under this Agreement, which breach (if capable of cure) is not cured to the reasonable satisfaction of the non-breaching Party within ten (10) business days after the non-breaching Party has delivered written notice of such breach to the breaching Party.

(ii) Effect of Termination. In the event the Engagement is terminated or expires, the provisions of this Agreement, other than those set forth in Section 8(i), shall no longer have any force or effect. Upon the termination of the Engagement, ViSalus shall (i) pay to Contractor, no later than fifteen (15) days after the date of termination, the earned, but unpaid portion of the Fee, prorated through the date of termination, and (ii) shall reimburse Contractor, in accordance with Section 2(b), for all expenses properly incurred prior to the date of termination.

4.	PROPRIETARY RIGHTS

(a) Work.

(i)	Definition. All inventions, discoveries, improvements, developments, concepts, trade secrets, original works of authorship, formulas, work products, drawings, know-how, designs, algorithms, computer programs, (including, but not limited to, source code, object code routines, macros, etc.), databases, strategies, processes, procedures, methodologies, and techniques, and all documentation relating to the foregoing, whether or not patentable or registrable under copyright or similar laws, which Contractor, alone or jointly, while operating on ViSalus’ behalf and within the scope of Services listed on Exhibit A, creates, conceives, develops, reduces to practice, or causes another to create, conceive, develop, or reduce to practice expressly for ViSalus, will collectively and individually be referred to as the “Work.” Notwithstanding the foregoing, the parties acknowledge and agree that any minor reformulations or minor enhancements of Contractor’s existing products shall not constitute Work hereunder. Contractor agrees to disclose promptly in writing to ViSalus all inventions created, conceived, developed or reduced to practice by Contractor, while Contractor is operating on ViSalus’ behalf and within the scope of Services listed on Exhibit A.

(ii)	Nonassignable Inventions. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to Work which qualifies fully as a nonassignable invention under the provisions of applicable law.

(b) Proprietary Rights.

(i)	Work Made for Hire. Contractor understands and agrees that (i) to the extent permitted by law, applicable portions of the Work shall be deemed a “work made for hire” within the meaning of that term under United States Copyright Act, 17 U.S.C. §§ 101 et seq., as amended or superseded, and (ii) ViSalus shall be deemed the exclusive owner of all rights, title and interest in and to such Work in any and all media, languages, territories and jurisdictions throughout the world, now known or hereafter devised, including, but not limited to, any and all works of authorship, copyrights and copyright registrations.

(ii)	Assignment. Contractor assigns and transfers to ViSalus, effective as of the date of its creation, any and all rights, title and interest Contractor may have or may acquire in and to the Work (including, but not limited to, any Work not deemed, for whatever reason, to have been created as a work made for hire), in any and all media, languages, territories and jurisdictions throughout the world, now known or hereafter devised, including, but not limited to, any and all inventions, patents, patent applications, copyrights, copyright registrations, trade secrets, know-how and other intellectual property rights in the Work, and the right to prosecute and recover damages for all past, present and future infringements or other violations of the Work.

(iii)	Use of the Work. ViSalus shall have the unrestricted right to use, display, publish, perform, record, copy, broadcast, transmit, distribute, augment, subtract from, modify, distort, translate, transfer, combine with other information or materials, create derivative works based on, sell, or otherwise exploit for any purpose, the Work and any portion thereof, in any manner or media throughout the world, as ViSalus may in its sole discretion determine. Contractor hereby irrevocably waives and assigns to ViSalus any and all so-called moral rights or “droit moral” Contractor may have in or with respect to any Work. Notwithstanding the foregoing, nothing contained herein will require ViSalus to exercise or exploit any of ViSalus’ rights in or to the Work.

(iv)	Contractor’s Use of Work. Contractor shall not at any time without ViSalus’ prior written consent, except as required in the performance of Contractor’s responsibilities on behalf of ViSalus, (i) reproduce, display, publish, perform, record, broadcast, transmit, distribute, modify, translate, combine with other information or materials, create derivative works based on, exploit commercially, disclose, or otherwise use the Work, in any manner or medium whatsoever; or (ii) disclose or publicize the terms of this Agreement.

(v)	Further Documentation. Upon ViSalus’ request, Contractor shall, at ViSalus’ expense, promptly execute and deliver to ViSalus any and all necessary documentation, including, but not limited to, assignments, declarations for patent applications, copyright registrations, or such other documents as are necessary to effectuate the purposes of this Agreement and to vest in ViSalus ownership of all Work. Contractor hereby irrevocably appoints ViSalus as Contractor’s attorney-in-fact with full power to execute, acknowledge, deliver and record any and all such documents Contractor fails to execute within five (5) business days after ViSalus’ request therefor. This appointment shall be a power coupled with an interest and is irrevocable.

(c) Proprietary Information.

(i) Contractor agrees to retain in confidence all information relating to ViSalus, including, but not limited to, any of ViSalus’ proprietary information, technical data, trade secrets, know-how, research, product plans, products, services, works of original authorship, photographs, negatives, digital images, software, computer programs, ideas, research, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information (“Proprietary Information”). Except as is reasonably necessary in the performance of Contractor’s obligations to ViSalus, Contractor agrees not to use the Proprietary Information. Notwithstanding the foregoing, Proprietary Information shall not include any information that: (A) was in or entered the public domain through no fault of Contractor and not in violation of this Agreement; or (B) is disclosed to Contractor by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality. In the event that Contractor is requested pursuant to, or required by, applicable law or regulation to disclose any Proprietary Information or any other information concerning ViSalus, Contractor shall provide ViSalus with prompt written notice of such request or requirement in order to enable ViSalus (i) to seek an appropriate protective order or other remedy, (ii) to consult with Contractor with respect to ViSalus’ taking steps to resist or narrow the scope of such request or (iii) to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or ViSalus waives compliance, in whole or in part, with the terms of this Agreement, Contactor shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information that is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. All right, title and interest in and to the Proprietary Information will remain the exclusive property of ViSalus. Nothing in this Agreement will be construed to grant Contractor any rights to or license under the Proprietary Information or under any related patent, patent application, trademark, copyright, know-how, or other intellectual property of ViSalus.

(ii) Nature of Proprietary Information. Contractor acknowledges and agrees that the Proprietary Information protected by this Agreement is of a special, unique, unusual, extraordinary and intellectual character that money damages would not be sufficient to avoid or compensate for the unauthorized use or disclosure of the Proprietary Information or the breach of the covenants herein; and that specific performance, injunctive relief, and other equitable relief would be appropriate to prevent any actual or threatened use or disclosure of the Proprietary Information or breach of the covenants herein. Contractor also acknowledges that the interests of ViSalus in and to its Proprietary Information may be irreparably injured by disclosure of such Proprietary Information. The remedies stated above may be pursued in addition to any other remedies available at law or in equity for breach of this Agreement, and the Contractor agrees to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Should litigation be instituted to enforce any provision hereof, the prevailing party will be entitled to recover all costs, including, without limitation, reasonable legal fees, cost of investigation and cost of settlement.

(iii) Return of Proprietary Information. ViSalus may elect at any time to terminate further access to its Proprietary Information. Upon request, Contractor will return to ViSalus all Proprietary Information in any form and promptly destroy any and all material or information derived from the Proprietary Information, including any copies, electronic embodiments and notes thereof.

(iv) Non-Solicitation. During the Term and for one (1) year thereafter, Contractor shall not encourage or solicit any employee, independent contractor, vendor, or client of ViSalus to leave or terminate its relationship with ViSalus for any reason.

5.	REPRESENTATIONS AND WARRANTIES OF CONTRACTOR

Contractor represents and warrants to ViSalus that (i) Contractor has the legal capacity to execute, deliver and perform this Agreement, (ii) this Agreement is a valid and binding agreement and is fully enforceable against Contractor, (iii) Contractor is not a party to any agreement that would prevent his entering into this Agreement or performing his obligations hereunder, (iv) any work product prepared or provided by Contractor shall not infringe the intellectual property or other rights of any third party, (v) Contractor’s performance of this Agreement will not breach any confidentiality or other agreement, with any former employer or other third party, to which Contractor is bound, (vi) in performing the Services, Contractor shall not make any unauthorized use of any confidential or proprietary information of any other person or entity, and (vii) Contractor has not previously granted, pledged, or made any other disposition to any person or entity, or any right, title or interest in or to the Work, and shall not make sure any disposition to any person or entity other than Visalus.

ViSalus represents and warrants to Contractor that (i) ViSalus has the legal capacity to execute, deliver and perform this Agreement, (ii) this Agreement is a valid and binding agreement and is fully enforceable against ViSalus, (iii) ViSalus is not a party to any agreement that would prevent it from entering into this Agreement or performing its obligations hereunder.

6.	INDEMNIFICATION

Each Party (an “Indemnifying Party”) shall indemnify and defend the other Party and its affiliates and their respective successors and assigns, and each of their respective officers, directors, partners, managers, employees, stockholders, members, Contractors, attorneys, accountants, representatives, and agents (collectively, the “Indemnified Parties”), in respect of, and hold them harmless against, any and all claims, demands, causes of action, actions, proceedings, judgments, debts, obligations, liabilities, damages, fines, fees, penalties, interest obligations, taxes, deficiencies, losses, costs and expenses (including, without limitation, amounts paid to enforce the provisions of this Section 6 and amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses) (collectively, “Damages”) incurred or suffered by any of the Indemnified Parties arising out of, resulting from, relating to, or constituting (a) any fraud, misrepresentation or breach of any provision of this Agreement (including, but not limited to, the representations and warranties) by the Indemnifying Party, or (b) any gross negligence or willful misconduct by the Indemnifying Party. In addition, and notwithstanding the foregoing, Contractor shall reimburse and indemnify ViSalus and hold ViSalus harmless against any and all Damages incurred by ViSalus in connection with or arising out of (i) Contractor’s breach of any of Contractor’s warranties, representations, or obligations set forth herein, or (ii) any claim by a third party that the Work, or any portion thereof, infringes or otherwise violates any intellectual property, privacy, or other rights of such party.

7.	INDEPENDENT CONTRACTOR; NO AGENCY

ViSalus and Contractor agree that Contractor will perform the Services as an independent contractor, retaining reasonable control over and responsibility for Contractor’s own operations. Contractor shall control the time, manner and place of performance of the Services. Without limiting the foregoing, Contractor acknowledges and agrees that Contractor shall not have any right to any compensation or benefits that ViSalus grants its employees, including, without limitation, any salary, pension, stock, bonus, profit sharing, insurance of any kind, health or other benefits that are available to employees of ViSalus. In addition, Contractor shall not use any sub-contractors to perform the Services hereunder and Contractor may not delegate any of his duties hereunder. Contractor will not be considered an employee or agent of ViSalus as a result of this Agreement, nor will Contractor have the authority to contract in the name of or bind ViSalus based on the consulting relationship established hereunder.

8.	MISCELLANEOUS

(a) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand, within one (1) business day of facsimile with receipt confirmed, within one (1) business day of transmission by electronic mail or upon receipt when mailed by United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the Parties as set forth in the signature pages hereof. A Party may change or supplement its address for the purposes of receiving notice pursuant to this Section 8(a) by giving the other Parties written notice of the new address in the manner set forth above.

(b) Entire Agreement; Modification. This Agreement, including the exhibits attached hereto, (i) contains the complete and entire understanding and agreement of Contractor and ViSalus with respect to the subject matter hereof, (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Contractor in connection with the subject matter hereof, and (iii) may not be modified except by an instrument in writing executed by a duly authorized representative of each of ViSalus and Contractor.

(c) Assignment. Neither party may assign its rights or obligations under this Agreement without the other party’s express written consent.

(d) Governing Law. This Agreement shall be construed according to the laws of the State of Michigan without regard to conflict of laws provisions thereof. The parties hereby submit to the jurisdiction of the state and federal courts in Oakland County, Michigan and agree that said courts have the sole and exclusive jurisdiction over any and all disputes and causes of action involving such party that arise out of or relate to this Agreement or its performance. Should either party bring legal action to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs in addition to any other relief to which such party is entitled.

(e) Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

(f) Attorneys’ Fees. In the event that there has been a breach of any provision of this Agreement by any Party, the other Party will be entitled to recover its reasonable costs and attorneys’ fees in any legal proceeding to enforce the terms of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or electronic transmission, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(h) Survival. The provisions of Sections 2(c), 3(c), 4, 5, 6, 7, and 8 shall survive any termination or expiration of the Engagement. The termination or expiration of the Engagement shall not adversely affect the rights or obligations of the Parties to the extent accrued prior to such termination or expiration.

(i) Further Assurances. Each Party shall take all actions and execute all documents reasonably necessary to effectuate the purposes and intents of this Agreement.

(j) Beneficiaries. The benefits of this Agreement shall inure to the Parties, their respective successors and permitted assigns, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and permitted assigns.

(k) Status Review: During Q4 2012 the Parties shall review the relationship in all respects, including ViSalus’ subjective assessment of Contractor’s performance hereunder. ViSalus shall then consider the possibility that Contractor will be hired as an employee and compensated as or on par with a corporate officer of ViSalus. ViSalus shall make this determination in its sole discretion and is under no obligation to hire Contractor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

CONTRACTOR:	VISALUS:

Dr. Michael Seidman	FVA Ventures, Inc.

By:	By:
Name: Ryan Blair
Its: CEO

Address for Notice:
Address for Notice:
Dr. Michael Seidman
5310 Putnam	ViSalus Sciences
West Bloomfield, MI 48322	1607 E Big Beaver Rd. Suite 110
Facsimile:	Troy, MI 48083
E-Mail:	Attention: Mr. John Tolmie
Facsimile:
E-Mail:

With a copy (which shall not constitute notice) to:

Eisner, Kahan & Gorry
9601 Wilshire Blvd., Suite 700
Beverly Hills, CA 90210
Attention: Tim Gorry
Facsimile: (310) 855-3201
E-Mail: tgorry@eisnerlaw.com

Exhibit 10.12

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

BLYTH, INC.,

BLYTH VSH ACQUISITION CORPORATION,

VISALUS HOLDINGS, LLC

and

THE MEMBERS OF VISALUS HOLDINGS, LLC

August 4, 2008

i

Exhibits

Exhibit A:	Sellers and Percentage Interest
Exhibit B:	Form of Revised Operating Agreement
Exhibit C:	Form of Opinion of Counsel to the Company
Exhibit D:	Form of Non-Competition Agreement
Exhibit E:	Form of Employment Agreement

INDEX OF DEFINED TERMS

Page Reference

2009 EBITDA	53
2010 EBITDA	53
2011 EBITDA	53
2012 EBITDA	53
754 Election	36
Affiliate	53
Agreement	1
Ancillary Agreements	54
Applicable Multiple	54
Audited Financials	9
Buyer	1
Buyer Indemnitees	47
Code	54
Company	1
Consistent Basis	54
contracts and/or other agreements	54
control	54
Credit Facility	1, 54
Determination Date	4
Disposition Agreement	40
documents and/or other papers	54
EBITDA	54
Employee Benefit Plans	22
Employment Agreements	39
Environmental Laws	54
Environmental Permit	54
Equity Plan	1
ERISA	22
FCPA	24
FDA	12
Final Accounting Firm	5
Fiscal 2009	55
Fiscal 2010	55
Fiscal 2011	55
Fiscal 2012	55
Form 8-K	59
Founders	55
Fourth Closing	6
Fourth Closing EBITDA	55
Fourth Closing Termination Date	55
Fourth Purchase Incentive Payment	3
Fourth Purchase Interests	3

v

Fourth Purchase Price	4
FTC	12
Fundamental Documents	55
FVA Balance Sheet	9
FVA Ventures	55
GAAP	55
Governmental Authority	55
HSR Act	9
Incentive Holders	1
Indemnification Notice	51
Indemnification Percentage	55
Indemnified Person	51
Indemnifying Person	51
Initial Closing	6
Initial Closing Date	6
Initial Purchase Interests	2
Initial Purchase Price	3
Intellectual Property	56
Interest	1
Interest Expense	56
Interests	1
Interim Balance Sheet	9
Interim Balance Sheet Date	9
Knowledge	56
Law	56
Laws	12
Leased Real Property	16
Liabilities	20
Licensed Intellectual Property	18
Lien	56
Loan Agreement	1, 56
Losses	47
Material Adverse Effect	56
Material Permits	12
Material to the Business	57
Materials of Environmental Concern	57
Most Recent Balance Sheet	9
Most Recent Balance Sheet Date	9
Net Income	57
Non-Competition Agreements	39
Operating Agreement	1
ordinary course of business	57
Other Authorities	12
Other Parties	12
Parent	1, 57
PathConnect	7

PathConnect Balance Sheet	9
Pay-Off Expenses	39
Percentage Interest	1, 57
Permits	9
Permitted Liens	19
Person	57
Preferred Interest Purchase Price	2
Preferred Interests	1, 57
Principal Sellers	57
Products	58
Quality Control Plan	34
Revised Operating Agreement	37
SEC	59
Second Closing	6
Second Closing EBITDA	58
Second Closing Termination Date	58
Second Purchase Incentive Payment	2
Second Purchase Interests	2
Second Purchase Price	3
Securities Act	29
Seller	1
Sellers	1
Sellers’ Representative	2
Subsequent Closing	6
Subsequent Closings	6
Subsidiary	58
Tangible Property	18
Tax	58
Tax Return	58
Third Closing	6
Third Closing EBITDA	58
Third Closing Termination Date	58
Third Purchase Incentive Payment	3
Third Purchase Interests	3
Third Purchase Price	4
Unaudited Company Financials	9
Unaudited PathConnect Financials	9
Updated Audited Financials	42
Updated Interim Balance Sheet	42
Updated Interim Balance Sheet Date	42
Updated Most Recent Balance Sheet	42
Updated Most Recent Balance Sheet Date	42
Updated Unaudited Financials	43
WARN	24

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated August 4, 2008, among Blyth, Inc., a Delaware corporation (“Parent”). Blyth VSH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Buyer”). ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), and all of the members of the Company, each of whose names are listed on Exhibit A (each, individually, a “Seller” and, collectively, the “Sellers”).

R E C I T A L S

WHEREAS, the Parent has determined that it is in the best interests of the Parent and its stockholders that the Parent make, directly or indirectly, an investment in the Company, both by acquiring equity interests in the Company and by making a credit facility available to FVA Ventures (as defined below), a subsidiary of the Company.

WHEREAS, the Buyer desires to acquire from the Company, and the Company desires to issue and sell to the Buyer, in the manner and on the terms and conditions set forth in this Agreement, 5,433,016 newly issued Series A-l Convertible Preferred Units (the “Preferred Interests”);

WHEREAS, prior to the date hereof, the Parent has made available to FVA Ventures a revolving credit facility in the amount of $5,000,000 (the “Credit Facility”), pursuant to a Loan and Security Agreement dated as of July 30, 2008 by and among the Company, as guarantor, FVA Ventures, as borrower, and the Parent, as lender (such Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Loan Agreement”);

WHEREAS, the Sellers are the owners and members of the Company, and own 100% of the existing Series A Convertible Participating Preferred Units, Class A Units and Class B Units of the Company (each, individually an “Interest” and, collectively, the “Interests”; each Seller’s “Percentage Interest” (as defined below) is set forth opposite such Seller’s name on Exhibit A under the caption “Percentage Interest”);

WHEREAS, pursuant to the Company’s Equity Incentive Plan (the “Equity Plan”), various independent representatives and distributors (such Persons, the “Incentive Holders”) participate in the Equity Plan;

WHEREAS, pursuant to the terms of the Equity Plan and the Company’s Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Incentive Holders are entitled to receive certain payments if and when the Subsequent Closings (as defined below) occur;

WHEREAS, the Sellers desire to sell and the Buyer desires to purchase, in the manner and on the terms and conditions set forth in this Agreement, all of their Interests in the Company; and

WHEREAS, on the date hereof, Ryan Blair has been appointed as the Sellers’ agent and representative with respect to certain matters hereunder (Mr. Blair being hereinafter referred to, when acting hereunder in such representative capacity, as “Sellers’ Representative”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PREFERRED INTERESTS

Section 1.1 Issuance and Purchase of Preferred Interests. Based upon the representations, warranties, covenants and agreements set forth in this Agreement, and subject to the satisfaction of the conditions set forth in Articles VIII and IX, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, the Preferred Interests for $2,500,000 (the “Preferred Interest Purchase Price”) at the Initial Closing (as defined below). It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of Preferred Interests to one or more Persons upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the Company, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Company and the Buyer.

Section 1.2 Payment for Preferred Interests. At the Initial Closing, the Buyer shall pay to the Company the Preferred Interest Purchase Price.

ARTICLE II

PURCHASE AND SALE OF SELLERS’ INTERESTS

Section 2.1 Sale of Interests.

(a) Upon the terms and subject to the conditions of this Agreement, at the Initial Closing: (i) each Seller listed on Schedule 2.1(a) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(a) hereto, and (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(a) hereto (collectively, the “Initial Purchase Interests”), for the Initial Purchase Price (as defined below);

(b) Upon the terms and subject to the conditions of this Agreement, at the Second Closing (as defined below): (i) each Seller listed on Schedule 2.1(b) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(b) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(b) hereto (collectively, the “Second Purchase Interests”), for the Second Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Second Closing, calculated as set forth on Schedule 2.1(b) (the “Second Purchase Incentive Payment”): and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Second Closing, the Company shall pay the Second Purchase Incentive Payment to the Incentive Holders.

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(c) Upon the terms and subject to the conditions of this Agreement, at the Third Closing (as defined below): (i) each Seller listed on Schedule 2.1(c) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(c) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(c) hereto (collectively, the “Third Purchase Interests”), for the Third Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Third Closing, calculated as set forth on Schedule 2.1(c) (the “Third Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Third Closing, the Company shall pay the Third Purchase Incentive Payment to the Incentive Holders.

(d) Upon the terms and subject to the conditions of this Agreement, at the Fourth Closing (as defined below): (i) each Seller listed on Schedule 2.1(d) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(d) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(d) hereto (collectively, the “Fourth Purchase Interests”), for the Fourth Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Fourth Closing, calculated as set forth on Schedule 2.1(d) (the “Fourth Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the extinguishment of all of the obligations of the Company under the Equity Plan, as soon as practicable after the Fourth Closing, the Company shall pay the Fourth Purchase Incentive Payment to the Incentive Holders.

(e) It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of the Initial Purchase Interests, Second Purchase Interests, Third Purchase Interests or Fourth Purchase Interests to one or more Affiliates upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the Principal Sellers, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to Principal Sellers (as defined below) and the Buyer.

Section 2.2 Purchase Price and Payments for the Interests.

(a) The aggregate purchase price (the “Initial Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(a) hereto shall be equal to $10,500,000, which shall be allocated among the Sellers in accordance with their respective Percentage Interests (as defined below).

(b) The aggregate purchase price (the “Second Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(b) hereto shall be an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C)

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the Second Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Second Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

(c) The aggregate purchase price (the “Third Purchase Price”) for all of the Sellers Interests as set forth on Schedule 2.1(c) hereto shall be an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C) the Third Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Third Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

(d) The aggregate purchase price (the “Fourth Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(d) hereto shall be an amount equal to the difference between (i) the product of (A) thirty percent (30%) times (B) the Applicable Multiple times (C) the Fourth Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Fourth Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

Section 2.3 Payments in Cash; Payments to the Sellers. All cash payments made pursuant to this Article II shall be made in United States dollars, by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Company to the Buyer at least one (1) business day prior to the Initial Closing and each Subsequent Closing, if any.

Section 2.4 Withholding. The Company shall be entitled to deduct and withhold from the amounts otherwise payable to any Incentive Holder pursuant to this Article II such amounts as the Company is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law.

Section 2.5 Determination of EBITDA.

(a) The 2009 EBITDA, the 2010 EBITDA, the 2011 EBITDA and, if applicable, the 2012 EBITDA shall be determined on or before the thirtieth (30th) day following the receipt by Buyer, of the final audited consolidated financial statements of the Company, for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, and in any event no later than March 31 of 2010, 2011, 2012 or 2013, as applicable; provided that if the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA is disputed pursuant to this Section 2.5, such determination shall occur on such later date as the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, shall have been finally determined hereunder (the date described in this sentence, the “Determination Date”).

(b) No later than ten (10) business days following issuance of the audited financial statements of the Company for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, the Company shall deliver a copy thereof to the Buyer and the Sellers’ Representative, together with a certificate of the Chief Financial Officer of the Company, which certificate shall set forth the Company’s calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable. Time is of the essence with respect to the delivery of such certificate.

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(c) If the Buyer or the Sellers’ Representative shall disagree with such determination of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, the disagreeing party shall notify the other party on or before the date which is thirty (30) days after the date on which the Company delivers to the Buyer and the Sellers’ Representative such statement of the Company’s 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable. Buyer and the Sellers’ Representative shall attempt in good faith to resolve any such disagreements. If Buyer and the Sellers’ Representative are unable to resolve all such disagreements on or before the date which is fifteen (15) days after notification by the disagreeing party of any such disagreements, the Sellers’ Representative and Buyer shall retain a nationally or regionally recognized independent public accounting firm not engaged by either the Company, Buyer or Parent at such time upon whom the Sellers’ Representative and Buyer shall mutually agree (such accounting firm being referred to as the “Final Accounting Firm”), to resolve all such disagreements. If Buyer and the Sellers’ Representative are unable to agree on the choice of an accounting firm, then Buyer and the Sellers’ Representative shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of five names, excluding their respective regular outside accounting firms), which firm shall be the “Final Accounting Firm.” The Final Accounting Firm shall adjudicate only those items still in dispute with respect to the calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable. The determination by the Final Accounting Firm shall be binding and conclusive on both the Sellers and Buyer.

(d) The Final Accounting Firm shall offer the Sellers’ Representative and Buyer the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after the date of referral of the disputed matters to the Final Accounting Firm. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the Buyer, if all the disputed matters are resolved in favor of the Sellers and by the Sellers, if all the disputed matters are resolved in favor of the Buyer. Otherwise, the fees, costs and expenses of the Final Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Sellers’ Representative claims that the 2010 EBITDA is $1,000 greater than the amount determined by the Company, and the Buyer contests only $500 of the amount claimed by the Sellers’ Representative, and if the Final Accounting Firm ultimately resolves the dispute by awarding the Sellers’ Representative $300 of the $500 contested amount, then the costs and expenses of the Final Accounting will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Sellers. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

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(e) The dispute resolution provisions of this Section 2.5 shall not apply to, and the scope of the Final Accounting Firm’s authority herein shall not extend to, any dispute of the Parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.

ARTICLE III

CLOSINGS

Section 3.1 Initial Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Articles VIII and IX, the closing (the “Initial Closing”) of the purchase and sale of the Initial Purchase Interests and the Preferred Interests shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Articles VIII and IX (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree. Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article VIII as soon as practicable following such satisfaction or waiver. The date of the Initial Closing is herein referred to as the “Initial Closing Date”.

Section 3.2 Subsequent Closings. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Article X, the Closing(s) of the purchase and sale of the Second Purchase Interests (the “Second Closing”), Third Purchase Interests (the “Third Closing”) and Fourth Purchase Interests (the “Fourth Closing”) (each a “Subsequent Closing” and collectively the “Subsequent Closings”) shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Article X (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree. Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article X as soon as practicable following such satisfaction or waiver.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to the Buyer as hereinafter follows in this Article IV. All of the representations and warranties contained in this Article IV (and those representations and warranties contained in Articles V and VI) are subject to the exceptions set forth with reasonable particularity in any schedule corresponding to that particular section of Article IV (or of Article V or Article VI, as the case may be); provided, however, that an

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exception so set forth in one schedule will also modify the representations set forth in another section of such article if either (i) said schedule expressly cross-references one or more applicable representations set forth in another section of such article to which such exception applies, or (ii) it is clear from the face of the exception that such exception also applies to one or more representations set forth in another section or sections of such article. Schedule 4.0 identifies all of the schedules attached hereto pertaining to the representations and warranties contained in this Article IV.

Section 4.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted. The Company is duly qualified as a foreign limited liability company to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary. The Company does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

(b) FVA Ventures is a corporation duly organized, validly existing and in good standing under the laws of the State of California. FVA Ventures has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted. FVA Ventures is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary. FVA Ventures does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

(c) PathConnect, LLC (“PathConnect”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PathConnect has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted. PathConnect is duly qualified as a foreign limited liability company to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary. PathConnect does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

Section 4.2 Interests in Other Persons. Except as set forth on Schedule 4.2, the Company does not, directly or indirectly, own or control or have any capital or other equity interest or participation in (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation in), nor is it, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any Person.

Section 4.3 Capitalization. The Interests and (when issued) the Preferred Interests constitute all of the outstanding membership interests or other ownership or equity interests in the Company. Except as set forth in Schedule 4.3 and except for this Agreement, there are no

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options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, stock appreciation, phantom stock or profit participation rights, convertible securities, calls, rights, voting trusts, proxies, or other commitments relating to any equity interests in the Company, to which the Company or any Seller is a party or by which any of them is bound and there exist none of the foregoing that were issued in violation of any federal or state securities laws or regulations or in violation of any preemptive or contractual rights of any Person or entity. The Interests and the Preferred Interests, when sold to Buyer in accordance with the terms of this Agreement, will be duly authorized, with no personal liability attaching to the ownership thereof, except as provided under the Delaware Limited Liability Company Act, as amended, and shall not be subject to any preemptive rights, rights of first refusal or other similar rights of any other Person.

Section 4.4 Fundamental Documents: Other Records. Copies of the Fundamental Documents (as such term is defined in Section 13.1) of the Company and each of its Subsidiaries, and all amendments to each, have been delivered to Buyer and such copies, as so amended, are true, complete and accurate. Copies of the contents of the minute books (or other similar repositories for records of limited liability company proceedings) of the Company and each of its Subsidiaries have been delivered to Buyer and such materials contain true, complete and accurate records of all meetings and consents in lieu of meetings of the members, managers, and any committees thereof (or Persons performing similar functions) of the Company and each Subsidiary of the Company, since the date of formation of the Company and each Subsidiary, as applicable. Copies of records pertaining to each issuance or transfer of membership interests in the Company have been delivered to Buyer and such copies are true, complete and accurate.

Section 4.5 Authorization: Absence of Conflicts.

(a) The Company has the full legal right and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company’s Managers. No other acts or other proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as such term is defined in Section 13.1) upon any of the assets, properties or businesses of the Company under, any of the terms, conditions or provisions of (x) the Fundamental Documents of the Company or (y) any material contract or other agreement to which the Company or any of the assets, properties or businesses of the Company is subject; or (ii) violate any order, writ, injunction or material Law which is applicable to the Company or any of its assets, properties or businesses.

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Section 4.6 Governmental Approvals. Subject to compliance with the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and applicable federal and state securities laws, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby by the Company and compliance by the Company with the provisions hereof and thereof do not require the Company to provide any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority (as such term is defined in Section 13.1) (collectively, “Permits”).

Section 4.7 Financial Statements.

(a) The following financial statements have been delivered to the Buyer: (i) the audited, non-consolidated balance sheet of FVA Ventures for the fiscal years ended December 31, 2006 and December 31, 2007 and the related non-consolidated statements of income and cash flows for the periods then ended (the “Audited Financials”): (ii) the unaudited, non-consolidated balance sheet of FVA Ventures for the five month period ended May 31, 2008 (the “FVA Balance Sheet”): (iii) the unaudited, non-consolidated balance sheet of PathConnect for the fiscal year ended December 31, 2007 and the related unaudited, non consolidated statements of income and cash flows for the period then ended (the “Unaudited PathConnect Financials”); (iv) the unaudited non-consolidated balance sheet of PathConnect for the five- months ended May 31, 2008 (the “PathConnect Balance Sheet”): and (iv) the unaudited, non-consolidated balance sheet of the Company for the fiscal year ended December 31, 2007 and the related unaudited, non-consolidated income statement for the period then ended, and the unaudited, consolidated balance sheet of the Company for the fiscal year ended December 31, 2007 and the related unaudited, consolidated income statement for the period then ended (collectively, the “Unaudited Company Financials”). The balance sheets that are included in the December 31, 2007 Audited Financials, the Unaudited PathConnect Financials and the Unaudited Company Financials are collectively referred to as the “Most Recent Balance Sheet”. The FVA Balance Sheet and the PathConnect Balance Sheet are collectively referred to as the “Interim Balance Sheet”. The “Most Recent Balance Sheet Date” is December 31, 2007 and the “Interim Balance Sheet Date” is May 31, 2008.

(b) The Audited Financials have been prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of FVA Ventures, on a non- consolidated basis, as of the dates and for the periods indicated. The Unaudited PathConnect Financials and the Unaudited Company Financials have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments) and fairly present the financial position, results of operations and cash flows of PathConnect and the Company, as applicable, on a non- consolidated basis, as of the dates and for the periods indicated. The FVA Balance Sheet and the PathConnect Balance Sheet have been prepared by management of the Company.

(c) Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of its managers, to provide reasonable assurance

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that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company. Since the Most Recent Balance Sheet Date, there have been no significant changes in the internal controls of the Company and its Subsidiaries over financial reporting or, to the Knowledge of the Company, in other factors that would reasonably be expected to significantly affect the internal controls of the Company and its Subsidiaries over financial reporting.

Section 4.8 Tax Matters.

(a) The total amounts set forth as charges, accruals and reserves for current Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the Most Recent Balance Sheet and the Interim Balance Sheet (in each case on the face thereof and not in any notes thereto) are, and the total amounts accrued and fully disclosed on the books and records of the Company and its Subsidiaries for the period commencing on the day following the Interim Balance Sheet Date and ending on the Closing Date will be, sufficient for the payment of all Taxes, whether or not measured in whole or in part by net income, and whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company and its Subsidiaries up to and through the Most Recent Balance Sheet Date, the Interim Balance Sheet Date and the Closing Date, respectively. The charges, accruals and reserves for the period from the Interim Balance Sheet Date to the Closing Date will be computed consistently with the charges, accruals and reserves on the Most Recent Balance Sheet and the Interim Balance Sheet, and all such charges, accruals and reserves during such period will reflect only activities in the ordinary course of business of the Company and its Subsidiaries.

(b) All Tax Returns (as such term is defined in Section 13.1) required to be filed by the Company and its Subsidiaries were filed on a timely basis (after giving effect to any extensions of the time for filing) and were in all material respects true, complete and accurate.

(c) The Company and each of its Subsidiaries has paid, within the time and in the manner prescribed by Law, all Taxes that are due and payable (whether or not shown on any Tax Returns), and to the extent such Taxes have not been paid such Taxes are not delinquent, nor has any of them requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed (within such extension of time).

(d) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from employee wages and payments to independent contractors, members of the Company and its Subsidiaries or other third parties and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

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(e) Except as set forth in Schedule 4.8, no deficiency for any Taxes has been proposed, asserted or assessed against the Company and its Subsidiaries which has not been resolved and paid in full to the extent required by an such resolution. None of the Tax Returns of the Company and its Subsidiaries is presently subject to an extension of the applicable statute of limitations which has been consented to or granted.

(f) Except as set forth in Schedule 4.8 (which shall set forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof and the taxable year in question), none of the Company, its Subsidiaries and the Sellers has received notice that any federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Company Taxes or Tax Returns.

(g) None of the Sellers is a “foreign person” within the meaning of United States Treasury regulations Section 1.1445-2(b)(2).

(h) All material Tax elections with respect to the Company and its Subsidiaries and all positions with respect to the application of Tax treaties that, in either case, are not apparent from the face of the Company’s and its Subsidiaries’ Tax returns are described in Schedule 4.8.

(i) Each of the Company and its Subsidiaries has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any of its Subsidiaries.

(j) Except as set forth in the Operating Agreement or, if applicable, the Revised Operating Agreement, none of the Company and its Subsidiaries is a party to any tax allocation, distribution, indemnification or sharing agreement or any agreement to pay or advance income Taxes attributable to its operations or to make distributions in respect thereof. None of the Company and its Subsidiaries has any liability for the Taxes of any other Person (including any predecessor in interest to the Company, its Subsidiaries and their respective businesses), as a transferee or successor, by contract or otherwise.

(k) Each of the Company and PathConnect has been taxable as a partnership for federal, state, local and foreign income Tax purposes at all times during its existence. FVA Ventures has been taxable as a corporation for federal, state and local income tax purposes at all times during its existence.

Section 4.9 Compliance with Laws. Except as set forth in Schedule 4.9:

(a) Each of the Company and each of its Subsidiaries is in compliance, in all material respects, with, and has not violated in any material respect, any order, writ, injunction or Law of any Governmental Authority applicable to it or to its assets, properties, business or operations. The conduct by each of the Company and each of its Subsidiaries of its business is in compliance, in all material respects, with, and has not violated in any material respect any

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applicable foreign, federal, state, county or local energy, public utility, occupational safety or health requirement or any other foreign, federal, state, county or local governmental, regulatory or administrative requirement (collectively, “Laws”). Except as set forth on Schedule 4.9(a) (collectively, the “Material Permits”), no Permit is material to or necessary for the conduct of each of the Company’s and each of its Subsidiaries’ business. Each of the Company and each of its Subsidiaries has each Material Permit and all of such Material Permits are in full force and effect. No violations are recorded in respect of any Material Permit and no proceeding is pending, or to the Knowledge of the Company threatened, (i) to revoke or limit any Material Permit or (ii) alleging any failure to have all Material Permits required to operate the business of each of the Company and each of its Subsidiaries. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any Material Permit or cause any Material Permit to not be renewed.

(b) Neither the Company nor any of its Subsidiaries is in receipt of notice of, or subject to, or has any Knowledge concerning, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of the Products (collectively, “Other Authorities”), in each case relating to the Products (as defined below) or, to the Knowledge of the Company, to the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(c) Each of the Company and each of its Subsidiaries and, to the Company’s Knowledge, each other Person involved in the manufacture, sale or distribution of any of the Products (collectively, “Other Parties”) have obtained all approvals, registrations and authorizations from, and have made all appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of the FDA, the FTC and Other Authorities necessary for operation of its past and present business activities relating to the Products in compliance, in all material respects, with applicable Law.

(d) Neither the Company nor any of its Subsidiaries has made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or Other Authorities relating to the Products.

(e) To the Company’s Knowledge, no Other Party has made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to the Products.

(f) Neither the Company nor any Subsidiary of the Company, nor, to the Company’s Knowledge, any Other Party has made or offered any payment, gratuity or other thing of value that is prohibited by any applicable Law to any personnel of the FDA, the FTC or

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Other Authorities (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(g) Each of the Company and each of its Subsidiaries and, to the Company’s Knowledge, each Other Party are in compliance, in all material respects, with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to the Products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

(h) All Products comply in all material respects with current FDA and FTC requirements and the requirements of Other Authorities and were handled by the Company or any of its Subsidiaries and, to the Company’s Knowledge, each Other Party, in conformity with current FDA requirements and the requirements of Other Authorities.

(i) Neither the Company nor any of its Subsidiaries has received any notification, written or verbal, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any Product is unsafe or ineffective for its intended use, or which questioned or requested the support or substantiation for any such claims. Each of the Company and each of its Subsidiaries has not, and to the Company’s Knowledge no Other Party has, shipped or sold any Products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities. Except as set forth on Schedule 4.9(i), each of the Company and each of its Subsidiaries has not, and to the Company’s Knowledge no Other Party has, made claims with respect to any Products which are “drug” claims or would cause such Products to be deemed misbranded. There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions; (2) inspectional observations or establishment inspection reports; (3) field notifications or alerts; (4) import alerts, holds or detentions received by the Company or any of its Subsidiaries from the FDA or any Other Authority relating to the Products that assert ongoing material lack of compliance with any such Laws by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Other Party.

(j) Each of the Company and each of its Subsidiaries has made available correct and complete copies, or summaries of, all: (1) adverse event reports; (2) material customer complaints; and (3) medical incident reports in each case solely to the extent relating to any of the Products for the previous three (3) years, which are in the possession or control of the Company or any of its Subsidiaries.

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Section 4.10 Litigation. There are no outstanding orders, writs or injunctions of any Governmental Authority against the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiaries of the Company or the assets, properties or business of the Company or any of its Subsidiaries are bound. Except as set forth on Schedule 4.10, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation or, to the Knowledge of the Company, threatened with any of the foregoing. The Company has no Knowledge of any fact, event or circumstance that may give rise to any such suit, action, claim, proceeding or investigation. The Company has no Knowledge of any dispute with any Person under any contract between the Company or any Subsidiary of the Company and such Person which, individually or in the aggregate, could have a Material Adverse Effect.

Section 4.11 Agreements. Schedule 4.11 sets forth all of the following contracts and other agreements to which the Company or any of its Subsidiaries is a party or by or to which the assets, properties or business of the Company or any of its Subsidiaries are bound or subject:

(i) contracts and other agreements with any current or former officer, director, manager, employee, investment banker, scientist, inventor, artist, consultant, agent, member or shareholder that are Material to the Business;

(ii) contracts and other agreements with any labor union or association representing any employee;

(iii) contracts and other agreements Material to the Business (as defined in Section 13.1) for the sale or provision (or for the purchase or acquisition) of materials, supplies, equipment, merchandise or services (or any contracts and other agreements involving the sale by the Company or any of its Subsidiaries of merchandise, whether or not Material to the Business, under which the payments thereto are inadequate to cover the cost of goods sold related thereto (excluding close-out or similar sales arrangements));

(iv) each license, agreement, or other permission which any third party has granted to the Company or any of its Subsidiaries with respect to any Intellectual Property, excluding readily available “off the shelf,” “shrink wrapped” software;

(v) distributorship, representative, broker, management, marketing, sales agency, printing or advertising contracts and other agreements Material to the Business.

(vi) contracts and other agreements for the grant to any Person of any rights to purchase any of the assets, properties or businesses of the Company or any of its Subsidiaries;

(vii) joint venture, partnership, and other similar contracts and other agreements;

(viii) contracts and other agreements under which the Company or any of its Subsidiaries have guaranteed the obligations of any Person;

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(ix) contracts or other agreements relating to any indebtedness or deferred purchase obligation of the Company or any of its Subsidiaries;

(x) contracts or other agreements with any Governmental Authority with respect to Taxes (including any transfer pricing agreements);

(xi) contracts and other agreements under which the Company or any of its Subsidiaries agrees to indemnify any Person or to share Liability (as such term is defined in Section 4.19) with any Person;

(xii) contracts and other agreements limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or carry on its business in any geographic area;

(xiii) contracts and other agreements relating to the acquisition by the Company or any of its Subsidiaries of any operating business or equity interest of any Person;

(xiv) contracts and other agreements for the payment of fees or other consideration to any Seller, any officer, director or manager of any of the Company, any of the Subsidiaries of the Company, or any other entity in which any of the foregoing has an interest;

(xv) leases of personal property which are Material to the Business; and

(xvi) any other contract or other agreement, whether or not made in the ordinary course of business of the Company or any of its Subsidiaries, that is, or may reasonably be expected to have an effect, Material to the Business.

All of the contracts and other agreements set forth on Schedule 4.11 are in full force and effect, neither the Company nor any of its Subsidiaries has violated or breached, or received any written notice, or to the Knowledge of the Company, any oral notice, that it has violated or breached, any of the material terms or provisions thereof and, to the Knowledge of the Company, there exists no circumstance which, with the giving of notice, passage of time, or both, could give rise to any violation or breach thereof, and each of the Company and each of its Subsidiaries has paid in full or accrued (to the extent required by GAAP) all amounts due thereunder. Except as set forth on Schedule 4.11, none of the contracts and other agreements listed on Schedule 4.11 provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby and no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Person is required as a consequence of the transactions contemplated hereby in order that the contracts and other agreements set forth on Schedule 4.11 continue in full force and effect (without breach by the Company or any of its Subsidiaries thereof, or giving any contractual party a right to terminate or modify such contract or other agreement) following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.11. all filings, registrations, permits, licenses, variances, waivers, exemptions, franchises, orders, consents, authorizations and approvals required as a consequence of the transactions contemplated hereby in order that the contracts and other agreements set forth on Schedule 4.11 continue in full force and effect (without breach by the Company or any of its Subsidiaries thereof, or giving any contractual party a right to terminate or modify such contract or other

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agreement) following the consummation of the transactions contemplated hereby have been made, effected or obtained and are in full force and effect. Correct and complete copies of all of the contracts and other agreements referred to on Schedule 4.11 (or, where such contracts and other agreements are oral, true, complete and accurate summaries thereof) have previously been delivered to Buyer.

Section 4.12 Real Estate. Schedule 4.12 sets forth a list of: (i) all leases, subleases or other contracts and other agreements under which the Company or any of its Subsidiaries is a lessee of any real property (collectively, the “Leased Real Property”): (ii) all options held by the Company or any of its Subsidiaries or contractual obligations on the part of the Company or any of its Subsidiaries to purchase or acquire any interest in real property (whether by purchase or lease); and (iii) all options granted by the Company or any of its Subsidiaries or contractual obligations on the part of the Company or any of its Subsidiaries to dispose of any interest in real property. Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a lessor of any real property. Except as set forth on Schedule 4.12, no consent or agreement of any other Person is required under the documents governing the Leased Real Property in connection with the transactions contemplated by this Agreement. All leases, subleases and other contracts and other agreements under which the Company or any of its Subsidiaries is a lessee of any real property were negotiated at arms length (including those which are required to be disclosed pursuant to Section 4.28). are in full force and effect and binding upon the Company or its Subsidiaries, as applicable, in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general, or by general principles of equity, and neither the Company nor any of its Subsidiaries has received any notice of any default thereunder. Such leases, subleases and other contracts and other agreements have not been modified or amended except as set forth on Schedule 4.12 and, except as specifically set forth on Schedule 4.12. are not subject to (i) any conditions or contingencies not set forth therein or (ii) any unexpired rental concessions or abatements. No notice from any Governmental Authority has been served upon the Company or any Subsidiary of the Company claiming any material violation of any Law (including any code, rule, regulation, zoning or building ordinance or health or safety ordinance), or requiring or calling attention to the need for any material work, repairs, construction, alterations or installations on or in connection with such real property for which the Company is or would be responsible. Each of the Company and each of its Subsidiaries has the right to use its properties for its operations.

Section 4.13 Accounts and Notes Receivable. Except as set forth on Schedule 4.13, all accounts and notes receivable reflected on the Most Recent Balance Sheet or the Interim Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts established in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms, and are not, and to the Knowledge of the Company, will not be, subject to any contests, claims, counterclaims or setoffs. All items which are required by GAAP to be reflected as accounts and notes receivable on the Most Recent Financials and the Interim Financials and on the books and records of the Company are so reflected.

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Section 4.14 Inventories. The inventories of the Company and each of its Subsidiaries consist of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet and the Interim Balance Sheet. All slow-moving, obsolete, damaged, defective or excess items of inventories have been written down, written off or otherwise provided for in accordance with GAAP. Such inventories are carried at amounts which reflect valuations at the lower of cost (determined on a moving average basis) or market, and have been determined in accordance with GAAP applied on a consistent basis. Since the Most Recent Balance Sheet Date, the inventories of the Company and each of its Subsidiaries have been purchased or produced in the ordinary course of business consistent with past practice and the reasonably anticipated requirements of the Company and each of its Subsidiaries.

Section 4.15 Product Warranties; Returns.

(a) Schedule 4.15 sets forth the forms of the product warranties of the Company and each of its Subsidiaries that are on the date of this Agreement being made for products being sold on such date. To the Company’s Knowledge, there is no basis for product warranty claims which would result in costs materially in excess of the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Initial Closing Date or the applicable Subsequent Closing Date, as applicable, in accordance with the past custom and practice of the Company or each of its Subsidiaries, as applicable. No product manufactured, sold or distributed by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and those imposed by applicable Law. Neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to Persons or property as a result of the ownership, use or possession of any products manufactured, sold or distributed by the Company or any of its Subsidiaries. The products manufactured, sold or distributed by the Company and each of its Subsidiaries have been, in all material respects, in conformity with all applicable contractual commitments and all express warranties and, to the Knowledge of the Company, all implied warranties.

(b) Schedule 4.15 describes the Company’s return policy. Neither the Company nor any of its Subsidiaries has recalled any products. Neither the Company nor any of its Subsidiaries has any contract or other agreement with any customer that, upon return of any product, the customer will be entitled to a credit for any amount other than the invoice price of the product so returned. The Most Recent Financials and the Interim Financials reflect reserves which are adequate, in accordance with GAAP, for all returns.

Section 4.16 Tangible Property. Schedule 4.16 sets forth all interests owned or claimed, as of December 31, 2007, by each of the Company and each of its Subsidiaries (including options) in or to Tangible Property (as defined below) which are Material to the Business, but which are not reflected on the Most Recent Balance Sheet or the Interim Balance

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Sheet and have not been sold or disposed of in the ordinary course of business since the Most Recent Balance Sheet Date. All contracts and other agreements Material to the Business pursuant to which the Company or any of its Subsidiaries may hold or use any interest owned or claimed by the Company or any of its Subsidiaries (including options) in or to the Tangible Property are in full force and effect and, with respect to the performance of the Company or any of its Subsidiaries, there is no default or event of default (or event which, with notice or lapse of time or both, would constitute a default) which default, individually or in the aggregate, would have a Material Adverse Effect. The Tangible Property of the Company and each of its Subsidiaries that is Material to the Business is in good operating condition and repair (subject to normal wear and tear). For purposes hereof, “Tangible Property” means equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property and which is treated by the Company or any of its Subsidiaries as depreciable or amortizable property.

Section 4.17 Intellectual Property.

(a) Schedule 4.17 identifies (i) all Intellectual Property used in connection with the business of the Company or any of its Subsidiaries, (ii) each license, agreement or other permission which the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property used in connection with its business, and (iii) excluding readily available “off the shelf,” “shrink wrapped” software, each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses in connection with its business pursuant to license, sublicense, agreement or permission (the items referred to in clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b) Except as set forth on Schedule 4.17(b):

(i) To the Knowledge of the Company, each of the Company and each of its Subsidiaries has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii) each of the Company and each of its Subsidiaries owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of the Company’s business and each of its Subsidiaries’ businesses and, to the Knowledge of the Company, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property;

(iii) there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property;

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(iv) no activity, service or procedure conducted by the Company or any of its Subsidiaries violates any agreement governing the use of any Company Intellectual Property;

(v) each of the Company and each of its Subsidiaries has taken reasonable and practicable steps (including entering into confidentiality and nondisclosure agreements with all of its officers, managers, directors, employees and consultants with access to or knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vi) neither the Company nor any of its Subsidiaries has sent to any third party in the past three years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any of its Intellectual Property rights by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Company, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(vii) to the Knowledge of the Company, the consummation of the transactions contemplated hereby will not adversely impact any of the Intellectual Property utilized in the business of the Company or any of its Subsidiaries.

Section 4.18 Title; Liens. Each of the Company and each of its Subsidiaries owns (or will own) outright and has (or will have) good and marketable title to all of its assets, properties and businesses, including all of the assets, properties and businesses reflected on the Most Recent Balance Sheet and the Interim Balance Sheet, in each case, free and clear of any Lien, except with respect to: (i) immaterial assets, properties and businesses; (ii) assets, properties and businesses disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Most Recent Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, landlords and like Persons, which are not yet due and payable (the items in clauses (i), (ii) and (iii) being referred to, collectively, as “Permitted Liens”); and (iv) Liens disclosed on Schedule 4.18. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession of all of the assets, properties or businesses owned or leased by it, including the Leased Real Property, and used in connection with its business and, to the Knowledge of the Company, such leased properties are not subject to any Liens which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company or any of its Subsidiaries. Each of the Company and each of its Subsidiaries owns or otherwise has the right to use all of the properties now used by it in the operation of its business.

Section 4.19 Liabilities; Indebtedness.

(a) As at the Most Recent Balance Sheet Date and the Interim Balance Sheet Date, and except for Liabilities not, individually or in the aggregate, Material to the Business, each of the Company and each of its Subsidiaries did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured,

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subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement (collectively, “Liabilities”), that were not fully and adequately reflected or reserved against on the Most Recent Balance Sheet and the Interim Balance Sheet other than (i) those incurred since the Most Recent Balance Sheet Date in the ordinary course of business; (ii) those not, individually or in the aggregate, Material to the Business; (iii) those that were reflected on the face of the Interim Balance Sheet; and (iv) those that would not be required to be presented on a balance sheet in accordance with GAAP.

(b) Schedule 4.19(b) identifies all indebtedness of the Company and each of its Subsidiaries as of the date hereof. For purposes of this Agreement, the term “indebtedness” shall include, for any Person, (i) indebtedness created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, (iii) indebtedness of another Person secured by a lien on the property of such Person, (iv) payment obligations of such Person in respect of letters of credit, banker’s acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (v) capital lease obligations of such Person, and (vi) indebtedness of another Person guaranteed by such Person. For purposes of this Agreement, furthermore, the term “indebtedness” (as defined above) includes (vii) any indebtedness of the Company or any of its Subsidiaries to any of the Sellers (excluding any salaries, bonuses and commissions that are earned by Sellers prior to the Closing under existing employment arrangements between the Company, its Subsidiaries and any of the Sellers who are currently employed on a full-time basis by the Company or any of its Subsidiaries); (viii) any indebtedness to any family member of any Seller or any entity in any way related to or affiliated with any Seller; and (ix) any indebtedness of the Company or any of its Subsidiaries not incurred in the ordinary course of business.

Section 4.20 Labor Agreements. No collective bargaining agreement exists between the employees (or any subset of such employees) of the Company or any of its Subsidiaries (or a union representing any of such employees), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and, to the Knowledge of the Company, no union has attempted to organize or represent the labor force of the Company or any of its Subsidiaries in the 24 months immediately prior to the date hereof. During such 24-month period there have been no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the labor force of the Company or any of its Subsidiaries.

Section 4.21 Discrimination and Occupational Safety. No Person (including, but not limited to, any Governmental Authority) has made any claim, nor is there a reasonable basis for any suit, action, claim, proceeding or investigation, against the Company or any of its Subsidiaries arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards (including The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans

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with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, the National Labor Relations Act or comparable state Laws) which, if upheld or decided adversely to the Company or any of its Subsidiaries, could have a Material Adverse Effect.

Section 4.22 Environmental Protection.

(a) Except as set forth on Schedule 4.22:

(i) Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable Environmental Laws. Each of the Company and each of its Subsidiaries has prepared and filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to any applicable Environmental Laws for the operation of the Company and the operation or occupation of the Leased Real Property including any such as are required as a result of the transactions contemplated hereby. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any notice or other information regarding any actual or alleged violation of, any actual or potential Liability under, or any corrective or remedial obligation under, any Environmental Law and to the Knowledge of the Company, no basis for any such notice exists. Neither the Company nor any of its Subsidiaries has been notified that it is potentially responsible or liable, or received any requests for information or other correspondence concerning any site or facility, under the applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has entered into or received any consent, decree, compliance order, or administrative order pursuant to all applicable Environmental Laws.

(ii) Each of the Company and each of its Subsidiaries holds all Environmental Permits necessary to conduct its operations including any such as are required as a result of the transactions contemplated hereby. Schedule 4.22 contains a true, complete and accurate list of all such Environmental Permits and, where applicable, their expiration dates. The Company does not have any reason to believe that any such Environmental Permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance including without limitation any Materials of Environmental Concern, or operated any property or facility (and no such property or facility, including the Leased Real Property, is contaminated by any such substance) in a manner that has given rise to Liability pursuant to any applicable Environmental Laws, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

(b) There are no reports, studies, assessments, audits, and other similar documents in the possession or control of the Company or any of its Subsidiaries or the Sellers that address any issues of actual or potential noncompliance with or actual or potential liability under, any Environmental Laws that may affect the Company or any of its Subsidiaries. Copies of all such reports have been provided or made available to Buyer prior to the signing hereof.

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(c) None of the matters set forth on Schedule 4.22, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

Section 4.23 Employee Benefit Plans. Schedule 4.23 and Schedule 4.11 lists all employee benefit plans maintained by the Company and its Subsidiaries or to which any of the Company and its Subsidiaries is obligated (or at any time within the last six years, has been obligated) to contribute or with respect to which any of the Company and its Subsidiaries has any Liability, including each single employer, multiemployer and multiple employer pension, profit-sharing, equity (e.g., membership or other limited liability company interest) bonus, money purchase, retirement, welfare benefit, savings, insurance, vacation pay, severance pay, equity purchase, equity option, phantom equity, incentive or deferred compensation and bonus plan or arrangement, and any other employee benefit plan covering any of the Company’s or its Subsidiaries’ employees, consultants, agents and ex-employees, or any of their respective dependents and beneficiaries (collectively, the “Employee Benefit Plans”). None of the Employee Benefit Plans that are not qualified plans under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code provides or promises benefits to ex-employees (including retirees) of the Company or its Subsidiaries or their dependents or beneficiaries, except as set forth on Schedule 4.23 and as otherwise specifically required under Section 4980B of the Code or other similar laws with respect to continuation of coverage. All Employee Benefit Plans have been operated in all material respects in accordance with their terms. All Employee Benefit Plans that are subject to the terms of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or other statutes, laws, ordinances, codes, rules and regulations comply in form and operation in all material respects with ERISA, the Code, and such other statutes, laws, ordinances, codes, rules and regulations, as applicable. In the case of each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code, a determination has been received from the appropriate District Director of Internal Revenue Service that such plan is qualified under Section 401(a) of the Code and the trust created thereunder is exempt from federal taxation under Section 501(a) of the Code, and no facts or circumstances exist that could adversely affect the qualified status of any such plan or the tax exemption of any such trust. No such Employee Benefit Plan has incurred any accumulated funding deficiency (within the meaning of ERISA or the Code) and each of the Company and its Subsidiaries has no Liability or potential Liability on account of an accumulated funding deficiency with respect to any Employee Benefit Plan. There has been no transaction involving any Employee Benefit Plan which is a “prohibited transaction” under ERISA or the Code in connection with which the Company or its Subsidiaries would be subject to Liability under ERISA or any Tax Liability imposed by the Code, or which would subject any such Employee Benefit Plan or the Company or its Subsidiaries to a penalty under ERISA, the Code or any other statute, law, ordinance, code, rule or regulation. There has been no complete or partial termination of any Employee Benefit Plan. None of the Employee Benefit Plans listed on Schedule 4.23 or Schedule 4.11 provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby.

No suit, action, claim (other than claims by employees for benefits in the ordinary course of business under a medical insurance plan or claims for vacation pay in the ordinary course of business), proceeding, investigation or arbitration has been made or instituted or, to the Knowledge of the Company, threatened, with respect to any such Employee Benefit Plan or any assets thereof.

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All contributions or payments required to be made to such Employee Benefit Plans by their terms, the terms of any relevant collective bargaining agreement(s) or any other applicable Law, before or after the Closing Date, with respect to all periods or events occurring prior to the Closing Date (including all insurance premiums) have been properly paid or accrued (to the extent required under GAAP, ERISA or the Code) on the books of account of the Company and its Subsidiaries prior to the Closing Date (including a pro rata share with respect to any period including the Closing Date based on the ratio of the number of days in such period to the total number of days in the fiscal year of the applicable Employee Benefit Plan). The Liabilities for all benefits provided pursuant to the Employee Benefit Plans set forth on Schedule 4.23 or Schedule 4.11 have been truly and accurately provided for on the books of account of the Company.

True, complete and accurate copies of the documents setting forth the terms of each Employee Benefit Plan listed on Schedule 4.23 or Schedule 4.11, including plans, agreements, amendments, trusts and all related contracts and other agreements (including corporate resolutions and minutes relating to any Employee Benefit Plan) and, where applicable, copies of each Employee Benefit Plan’s: (i) most recent summary plan descriptions and modifications thereto; (ii) notices distributed to employees, consultants, agents, dependents and other beneficiaries with regard to any Employee Benefit Plan and any continuation of coverage required under law; (iii) most recent favorable Internal Revenue Service determination letters; (iv) three most recent annual reports (IRS Forms 5500), including audited financial statements (if any) and all schedules thereto; and (v) five most recent actuarial reports, have heretofore been delivered to Buyer. There are no oral modifications to any of such Employee Benefit Plans.

With respect to each Employee Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is subject to Title IV of ERISA, (i) the market value of assets under such plan equals or exceeds the present value of all vested and nonvested liabilities thereunder (determined in accordance with then-current funding assumptions) and (ii) such plan has not been completely or partially terminated during the past six years. None of the Employee Benefit Plans is a multiemployer plan (as defined in Section 3(37)) of ERISA.

For purposes of this Section 4.23, “Company” includes the Company and any trade or business (whether or not incorporated) that is a member of the same “controlled group” of corporations as, or is treated as being under “common control” with, within the meaning of Sections 414(b), (c), (m) and (o) of the Code and the Treasury Regulations promulgated thereunder, the Company. Except as set forth in Schedule 4.23, the Company is not a member of any such “controlled group.”

With respect to any nonqualified deferred compensation plan of the Company or its Subsidiaries that is subject to Section 409A of the Code, neither the Company nor any of its Subsidiaries has any obligation to any person to cause any such plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such plan fails to comply with Section 409A of the Code.

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No benefit or amount payable or which may become payable by the Company and its Subsidiaries pursuant to any Employee Benefit Plan, agreement or contract with any employee shall constitute an “excess parachute payment” within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

Section 4.24 Employees; Compensation. Schedule 4.24 lists each of the directors, officers, managers and executive level employees, as the case may be, of the Company and each of its Subsidiaries. Except as set forth on Schedule 4.24, none of the persons set forth on Schedule 4.24 has notified any of the Company or any of the Sellers in writing (including email) that he intends to resign or retire as a result of the transactions contemplated hereby. Schedule 4.24 contains a schedule of all employees, consultants and representatives of the Company and each of its Subsidiaries who, individually, during the twelve-month period ended December 31 of the most recently completed calendar year, received, or, during the twelve-month period ending December 31 of the current calendar year, will receive, direct remuneration from the Company or any of its Subsidiaries (in the aggregate) in excess of $100,000, together with the current aggregate base salary, hourly rate (including any bonus), consulting fee or commission based compensation for each such Person. All salaries, bonuses, commissions, incentive payments and other compensation required to be made to any employee or consultant of the Company or any of its Subsidiaries pursuant to the terms of any Employee Benefit Plan, contract, agreement or other arrangement, or pursuant to applicable Law, before or after the Initial Closing Date, with respect to all periods or events occurring prior to the Initial Closing Date have been, or will be, properly paid or accrued (to the extent required under GAAP, ERISA or the Code) on the books of account of the Company or any of its Subsidiaries prior to the Initial Closing Date. Each of the Company and each of its Subsidiaries has not (i) taken any action which, alone or in conjunction with actions taken by the Sellers or Buyer prior to the Initial Closing Date, would constitute a “plant closing” or “mass layoff’ within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or which would require the giving of notice or the payment of severance or other similar benefits under any applicable Law; or (ii) issued any notification of a plant closing or mass layoff required by WARN or by any such applicable Law. Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable laws relating to employment, including those relating to wages, hours, collective bargaining, immigration, occupational health and safety, workers’ hazardous materials, employment standards, pay equity, tax withholding and workers’ compensation. Each of the Company and each of its Subsidiaries has at all times in the last three years properly classified each of their respective employees as employees, each of their respective “leased employees” (within the meaning of Section 414(n) of the Code) as leased employees, and each of their independent contractors as independent contractors, as applicable.

Section 4.25 Foreign Corrupt Practices Act. Neither the Company, nor any Subsidiary of the Company, nor any officer, manager, director, nor to the Knowledge of the Company, any employee, consultant, member or agent thereof acting on its behalf has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him to use his influence to affect any act or decision of a foreign government, or any agency or

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subdivision thereof; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist the Company or any Subsidiary of the Company to obtain or retain business for or direct business to the Company or any Subsidiary of the Company and under circumstances which would subject the Company or any Subsidiary of the Company to liability under the FCPA, if the Company or any such Subsidiary of the Company had been subject to the provisions thereof.

Section 4.26 Insurance. Schedule 4.26 sets forth all policies or binders of fire, liability, workmen’s compensation, vehicular or other insurance held by or on behalf of the Company or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders and there are no pending claims thereunder), and all self-insurance arrangements. Such policies and binders are in full force and effect and insure against risks and liabilities customary for the business in which the Company or any of its Subsidiaries is engaged. Each of the Company and each of its Subsidiaries is not in default, in any material respect, with respect to any provision contained in any such policy or binder nor has failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any of its Subsidiaries has received a notice of cancellation or nonrenewal of any such policy or binder. Neither the Company, nor any of its Subsidiaries, nor any of the Sellers has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.

Section 4.27 Operations of the Company. Except as specifically set forth elsewhere herein or in the Schedules or Exhibits hereto, since the Most Recent Balance Sheet Date through the date hereof, the Company has operated its businesses in the ordinary course of business. Without limiting the foregoing, each of the Company and each of its Subsidiaries has not, except with the consent of the Buyer or a representative of the Buyer who was then serving as a member of the Management Board of the Company:

(i) amended any of its Fundamental Documents or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any of its membership interests or other ownership interests or agreed to change in any manner the rights of its outstanding membership interests or other ownership interests or the character of its business;

(ii) issued, sold, purchased or redeemed, or entered into any contracts or other agreements to issue, sell, purchase or redeem, any membership interests or other ownership interests, or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to its membership interests or other ownership interests including, without limitation, any such purchase under Section 7.5 of each of the Operating Agreement and the Revised Operating Agreement;

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(iii) made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

(iv) declared, set aside, paid or made any distributions of any kind to its members, or made any direct or indirect redemption, retirement, purchase or other acquisition of any membership interests or other ownership interests;

(v) made any change in its accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by it, except insofar as may have been required by a change in generally accepted accounting principles;

(vi) made any loan or advance to any of its officers, directors, managers, employees, consultants, members, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or made any other loan or advance;

(vii) taken any action that required the written approval of a VSH Manager Designee (as defined in the Revised Operating Agreement) under Section 2.8 of the Revised Operating Agreement or which would have required the written approval of a representative of the Buyer who was serving as a member of the Management Board of the Company under Section 2.8 of the Revised Operating Agreement if the Revised Operating Agreement had been in effect since the date hereof; or

(viii) committed to do any of the foregoing.

Section 4.28 Potential Conflicts of Interest. Except as set forth on Schedule 4.28, none of the Sellers, any officer, manager or director of the Company or any of its Subsidiaries, or any Affiliate or member of the immediate family of any of the foregoing:

(i) owns, directly or indirectly, any interest in (with the exception of not more than five percent (5%) stock holdings held solely for investment purposes in securities of any Person which are listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, shareholder, member, partner, director, manager, officer, employee, consultant or agent of any Person which is a competitor, lessor, lessee or customer of the Company or any of its Subsidiaries;

(ii) owns, directly or indirectly, in whole or in part, any real property (including any Leased Real Property), Tangible Property or Intellectual Property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; or

(iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except with respect to such Persons who are employees of the Company or any of its Subsidiaries, for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters.

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As used in this Section 4.28, a person’s immediate family shall mean such person’s spouse and children residing in the same household as such person.

Section 4.29 Banks, Brokers and Proxies. Schedule 4.29 hereto sets forth: (i) the name of each bank, trust company and securities or other broker with which the Company or any of its Subsidiaries maintains relations; (ii) the name of each Person authorized by the Company or any of its Subsidiaries to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of the Company or any of its Subsidiaries in matters concerning its business or affairs.

Section 4.30 No Broker. None of the Company and its Subsidiaries has or will have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

Section 4.31 Full Disclosure. All documents and other papers, taken as a whole, delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete, accurate and authentic. The information furnished by or on behalf of the Sellers, taken as a whole, to Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the knowledge of the Sellers, there is no fact which the Sellers have not disclosed to Buyer in writing which has an adverse effect, or so far as any of the Sellers can now foresee will have an adverse effect, on the ability of any of the Sellers to perform this Agreement or which is Material to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to Buyer as follows:

Section 5.1 Title to Interests. Such Seller is the record and beneficial owner of the Interest (designated by percentage interest in relation to all Interests) set forth opposite such Seller’s name on Exhibit A, free and clear of any Lien, and has full power and authority to convey such Interest, free and clear of any Lien.

Section 5.2 Authority Relative to this Agreement. Such Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform fully such Seller’s obligations hereunder and thereunder. All action on his or its part necessary for such execution, delivery and performance has been duly taken. Each of this Agreement and the Ancillary Agreements to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

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Section 5.3 Absence of Conflicts. Except as specifically contemplated elsewhere herein, the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party in accordance with their respective terms and conditions will not: (i) require any Permit, or any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any other Person; (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on the Interests held by such Seller or upon the assets, properties or businesses of such Seller under any of the terms, conditions or provisions of (x) the Fundamental Documents of such Seller, to the extent such Seller is not a natural person or (y) any contract or other agreement to which such Seller is a party or by or to which such Seller or the Interests of such Seller are bound or subject; or (iii) violate any order, writ, injunction or Law of any Governmental Authority which is applicable to such Seller or to the Interests held by such Seller.

Section 5.4 Governmental Approvals. Subject to compliance with the HSR Act, and applicable federal and state securities laws, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof require no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority.

Section 5.5 Litigation. Such Seller is not a party to, or, to such Seller’s Knowledge, threatened with any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation, which could have an adverse effect on the transactions contemplated hereby or a Material Adverse Effect.

Section 5.6 No Broker. Such Seller has no, and will have no, Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

Section 6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

Section 6.2 Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a

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party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer and by the independent members of the Board of Directors of Parent, and, except as set forth herein, no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and, upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.3 Absence of Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, will not: (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or businesses of Buyer under, any of the terms, conditions or provisions of (x) the Fundamental Documents of Buyer or (y) any contract or other agreement to which Buyer or any of its assets, properties or businesses is subject; or (ii) violate any order, writ or injunction of any Governmental Authority which is applicable to Buyer or any of its assets, properties or businesses.

Section 6.4 No Broker. Buyer has not and will not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers are or could become liable or obligated.

Section 6.5 Purchase for Investment. Buyer acknowledges that none of the Interests have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. Buyer is not an “underwriter” (as such term is defined under the Securities Act), and is acquiring the Interests and Preferred Interests solely for investment with no present intention to distribute any of the Interests or Preferred Interests to any Person, and Buyer will not sell or otherwise dispose of any of the Interests or Preferred Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

Section 6.6 Governmental Approvals. Subject to compliance with the HSR Act, and applicable federal and state securities laws, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof require no Permits other than such Permits, if any, as may be required to be obtained by Buyer, Parent, the Company or the Sellers as a result of a change in control of the Company or otherwise in connection with the transactions contemplated hereby.

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Section 6.7 Full Disclosure. All documents and other papers, taken as a whole, delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete, and accurate. The information furnished by or on behalf of the Buyer, taken as a whole, to Sellers in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the knowledge of the Buyer, there is no fact which the Buyer has not disclosed to Sellers in writing which has an adverse effect, or so far as the Buyer can now reasonably foresee will have an adverse effect, on the ability of the Buyer to perform this Agreement.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1 Pre-Closing Conduct of Business of the Company. During the period from the date of this Agreement to the Initial Closing Date and to each Subsequent Closing Date, as applicable, the Company agrees to conduct, and Sellers agree to cause the Company to conduct, its operations and business in the ordinary course of business. Notwithstanding the immediately preceding sentence, pending the Initial Closing Date, and each Subsequent Closing Date, as applicable, and except as may be first approved by Buyer or as is otherwise permitted or required by this Agreement, the Company agrees not to, and the Sellers agree to cause the Company not to, take any of the actions listed in Section 4.27.

Section 7.2 Payment of Intercompany Debts. Except as set forth on Schedule 7.2, at or prior to the Initial Closing, each Seller shall pay, and shall cause any Affiliate of such Seller to pay, to the Company any amounts owed to the Company or any of its Affiliates by any such Person. Within one week of the date of this Agreement, the Company shall pay any amounts owed by the Company to any of the Principal Sellers (as defined below).

Section 7.3 Review of the Company. Buyer and its accountants, counsel and other representatives may, prior to the Initial Closing Date or the Subsequent Closing Dates as the case may be, review and inspect the properties, books and records of the Company to familiarize itself with such properties and the business of the Company; provided, however, that such review shall not affect the representations and warranties made by the Sellers hereunder. The Sellers shall cause the Company to permit Buyer and its accountants, counsel and other representatives to have free and full access to the properties, assets and premises and to the books and records of thereof upon prior notice and during normal business hours and cause the officers of the Company to famish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer shall from time to time reasonably request. The Sellers shall cause the Company, and its officers and directors, to assist Buyer in making inquiry of the major suppliers of the Company. Without limiting the foregoing, such review shall include, in Buyer’s discretion, the taking of an inventory and inspection of facilities at which Products are manufactured or from which Products are distributed.

Section 7.4 Best Efforts. Each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to

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ensure that the conditions to the other parties obligations hereunder are satisfied, insofar as such matters are within the control of such party, in the most expeditious manner practicable, including, but not limited to, (a) compliance with the HSR Act in all respects, (b) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any), and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the execution of such contracts and other agreements and documents and other papers as may reasonably be required and desired to carry out the provisions hereof and the transactions contemplated hereby, and (e) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed; provided that the parties agree that this provision will not impose upon any party any obligation to incur unreasonable expenses or obligations under the circumstances or to take any actions which may have a material adverse effect upon such party in order to fulfill any conditions contained in any of such Sections.

Section 7.5 Advice of Changes. The Sellers’ Representative shall give prompt written notice to Buyer of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of (A) the Sellers contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date or as of each Subsequent Closing Date, as applicable, or (B) the Company contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date or as of each Subsequent Closing Date, as applicable, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any failure of any Seller, the Company or any officer, director, manager, employee, consultant or agent thereof, to comply with or satisfy, or act in a consistent manner with, any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which they have knowledge which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Articles VIII or IX; (iv) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default), received by the Company subsequent to the date hereof and prior to the Initial Closing Date, or prior to each Subsequent Closing Date, as applicable, under any contract or other agreement Material to the Business; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; (vii) any adverse change Material to the Business, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in an adverse change Material to the Business; or (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to Buyer; provided, however, that no such notification shall affect the representations or warranties of the Sellers or the conditions to the obligations of Buyer hereunder. Buyer shall give prompt written notice to the Sellers of the occurrence, or failure to

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occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date, or as of each Subsequent Closing Date, as applicable, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; provided, however, that no such notification shall affect the representations and warranties of Buyer or the conditions to the obligations of the Sellers hereunder.

Section 7.6 Restrictions on the Company and the Sellers. In order to induce Buyer to execute this Agreement, each of the Company and the Sellers agrees that he or it shall not, directly or indirectly, and he or it shall not permit his or its employees, agents or representatives to, directly or indirectly, solicit, encourage or participate in discussions in connection with, or supply information relating to, the sale of Interests then held by him or it, or the sale of any portion of any of the Company’ assets (excluding only sales of assets of the Company in the ordinary course of business), whether by purchase, gift, merger, recapitalization or otherwise, to [ILLEGIBLE] Notwithstanding the foregoing, the Company and the Sellers may communicate with and supply information regarding the transactions contemplated by this Agreement with the following Persons: (A) the participants in the Equity Plan or other potential equity holders of the Company, (B) employees and suppliers of the Company and its Subsidiaries, (C) any other Person approved by the Board of Managers of the Company, provided that, in each case, such communication or information shall not, without the consent of the Buyer, contain information which is inconsistent with, or goes beyond, the information concerning the transactions contemplated by this Agreement that has been reported by the Parent in filings made by Parent with the Securities and Exchange Commission. Each of the Company and the Sellers agrees to notify Buyer promptly if any Person makes any inquiry, proposal or contact (including any such inquiry, proposal or contract made to him or it or directed to any of the Company, or any director, officer, manager or agent or representative thereof) with respect to any of the foregoing, and will provide details of the terms of any such inquiry, proposal or contact. The parties hereto recognize that irreparable damage will result in the event that the provisions of this Section are not specifically enforced. If any dispute arises concerning this Section 7.6, the parties hereto agree that an injunction may be issued restraining the consummation of any action prohibited by this Section 7.6 pending a determination of such controversy and that no bond or other security shall be required in connection therewith. In any dispute arising with respect to this Section 7.6, without limiting in any way any other rights or remedies to which Buyer or any of its Affiliates may be entitled, each of the Sellers agrees that the provisions of this Section 7.6 shall be enforceable by a decree of specific performance.

Section 7.7 Confidentiality. Buyer and Parent, on the one hand, and the Company and the Sellers, on the other hand, shall maintain in confidence, and will cause their respective directors, officers, managers, employees, agents, and advisors to maintain in confidence, the terms and conditions of this Agreement, any of the agreements contemplated hereby, or any of the transactions contemplated hereby, or any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no

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fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (c) such information (i) is communicated or otherwise supplied to (A) the participants in the Equity Plan or other potential equity holders of the Company, (B) employees and suppliers of the Company and its Subsidiaries, (C) any other Person approved by the Board of Managers of the Company and (ii) does not, without the consent of the Buyer, contain information which is inconsistent with, or goes beyond, the information concerning the terms and conditions of this Agreement, any of the agreements contemplated hereby, or any of the transactions contemplated by this Agreement that has been reported by the Parent in filings made by Parent with the Securities and Exchange Commission; or (d) the furnishing or use of such information is permitted by Section 12.3 or required by or necessary or appropriate in connection with legal proceedings; provided, however, that nothing contained herein shall prohibit the disclosure by Buyer, Parent or any affiliate of Buyer or Parent of any such information in connection with any sale of assets of or equity interests in Buyer, Parent or any affiliate of Buyer or Parent or in connection with the review of Buyer, Parent or any affiliate of Buyer or Parent by any potential lender or investor or any similar party undertaking a review of Buyer, Parent or any affiliate of Buyer or Parent. Notwithstanding the foregoing, the Company and the Sellers may communicate with or supply information regarding the transactions contemplated by this Agreement with the following Persons: (A) the participants in the Equity Plan or other potential equity holders of the Company, and (B) employees of the Company and its Subsidiaries who have a need to know in the course of their jobs.

Section 7.8 Cooperation and Exchange of Information. The Sellers, the Company and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining any Liability for Taxes or a right to refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property that any party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for periods ending on or before the Initial Closing Date, or each Subsequent Closing Date, as applicable, until the expiration of the statute of limitations of the taxable years to which such returns and other documents related (and, to the extent notified by the other party in writing, any extensions thereof). Any information obtained under this Section 7.8 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

Section 7.9 Further Assurances. In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

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Section 7.10 Quality Controls.

The Company shall comply with the Quality Control Plan dated August 1, 2008, a copy of which has been delivered to the Buyer (the “Quality Control Plan”), in accordance with its terms.

Section 7.11 Accounting Software. Within six (6) months of the date of this Agreement, the Company shall obtain and utilize accounting software acceptable to the Buyer that provides the internal control and procedures necessary to comply with the rules and regulations applicable to public companies.

Section 7.12 Accounting Manager. Within six (6) months of the date of this Agreement, the Company shall hire an accounting manager who is acceptable to Buyer.

Section 7.13 Financial Reports. The Company shall implement month end financial reporting procedures acceptable to the Buyer which will include strict month end cutoff procedures (and five-business day reporting submission timeline) applied for the quarter ended September 30, 2008 and December 31, 2008 and every month thereafter.

Section 7.14 SAS 70 Compliance. Within six (6) months of the date of this Agreement, the Company shall retain an office services software provider acceptable to Buyer that is compliant with Statement on Auditing Standards (SAS) No. 70.

Section 7.15 Auditors. No later than October 31, 2008, the Company shall have engaged independent auditors acceptable to the Parent.

Section 7.16 Notification of Certain Matters; Updating Disclosure Schedules and Exhibits.

(a) From and after the date of this Agreement until the consummation of the Fourth Closing, the Company or the Sellers’ Representative, as applicable shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of the Company or any of the Sellers, as applicable, contained in this Agreement to be untrue or inaccurate in any material respect and (ii) the failure of the Company or any of the Sellers to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. Except as set forth in Section 12.6, no such notification shall affect the representation or warranties of the parties or the conditions to their respective obligations hereunder.

(b) The Company and the Sellers, as applicable, shall have the right to disclose additional matters on the disclosure schedules to this Agreement from time to time after the date hereof and prior to the Fourth Closing to reflect any additional matters that come into existence, occur or become known after the date hereof in order to make the representations and warranties true and correct at the Initial Closing and each Subsequent Closing, as applicable. Except as set forth in Section 12.6, the delivery of any supplements to the disclosure schedules pursuant to this Section 7.16 shall not diminish Buyer’s right to terminate this Agreement pursuant to Section 11.2 or to seek indemnification pursuant to Article XII in respect of any breaches of the representations and warranties of the Company and the Sellers.

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(c) Prior to the Initial Closing, or any Subsequent Closing, the Sellers’ Representative shall update, if necessary, Exhibit A.

Section 7.17 Parent Service Agreements. From and after the Initial Closing, Parent will, upon the request of the Company, permit the Company and its Subsidiaries to become party to, or otherwise take advantage of, certain supplier agreements Parent or its Affiliates have or may have in place on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally permit the Subsidiaries of Parent to become party to, or otherwise take advantage of, such supplier agreements; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to become party to, or otherwise take advantage of, such supplier agreements unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to become party to, or otherwise take advantage of, such supplier agreements, unless such failure occurred by reason of Parent’s bad faith. For purposes of this Section 7.17, supplier agreements will include, but not be limited to, arrangements relating to global procurement for paper, print, postage, packaging, domestic outbound shipping, inbound freight, international logistics, hardware, software, telecom and datacom, payment processing, insurance and benefits provider programs.

Section 7.18 Parent Corporate Services. From and after the Initial Closing, Parent will, at the request of the Company, make available to the Company and its Subsidiaries reasonable assistance from Parent’s and its Affiliates’ internal legal counsel, Innovation, Research and Development Group, IT management group, and professionals in its operations finance groups, on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally make such assistance available to Subsidiaries of Parent; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to make available such assistance to the Company and its Subsidiaries, unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to make such assistance available to the Company and its Subsidiaries, unless such failure occurred by reason of Parent’s bad faith.

Section 7.19 Parent Infrastructure; Other Services.

(a) From and after the Initial Closing, if the Company indicates its desire to do so, Parent (or an Affiliate of Parent) and the Company will enter into a mutually acceptable lease agreement whereby the Company and/or its Subsidiaries will utilize unoccupied space in Parent’s (or its Affiliates) offices, warehouses and distribution centers throughout the world at reasonable rental rates; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to use such space, unless such costs will be reimbursed by the Company or its Subsidiaries (either directly or through lease payments), and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to utilize such unoccupied space, unless such failure occurred by reason of Parent’s bad faith.

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(b) From and after the Initial Closing, Parent will, upon the request of the Company, permit the Company and its Subsidiaries to use any services (in addition to those described in Section 7.17 and Section 7.18) that are generally made available by Parent or its Affiliates for use by the Subsidiaries of Parent on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally make such services available to Subsidiaries of Parent; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to use such services, unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to use any such services, unless such failure occurred by reason of Parent’s bad faith.

Section 7.20 Equity Grants. From and after the Initial Closing, the Sellers may, at their discretion, and with the prior written consent, not to be unreasonably withheld, of Buyer transfer some or all of their equity or interests convertible into equity (or the right to receive payment upon the consummation of any Subsequent Closings) to new employees, distributors or similar Persons; provided, that such persons sign a joinder agreement to this Agreement in form and substance satisfactory to Buyer. Any such transfer(s) will not affect the aggregate consideration paid by, or ownership interest of the Company purchased by, Buyer at the Initial Closing or any Subsequent Closings. The Company will update the applicable disclosure schedules to this Agreement and Schedules 2.1(a), 2.1(b), 2.1(c), and/or 2.1(d) to reflect any such equity grants and the corresponding changes in the Percentage Interests of the Sellers relating to such transfers.

Section 7.21 Payment of Incentive Payments. As soon as practicable after the Second Closing, the Third Closing and the Fourth Closing, as the case may be, the Company shall pay the Second Purchase Incentive Payment, the Third Purchase Incentive Payment and the Fourth Purchase Incentive Payment, as applicable, to the Incentive Holders. If and to the extent that the EBITDA that is used for purposes of determining the Third Purchase Price is reduced by reason of the payment of the Second Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction. Similarly, if and to the extent that the EBITDA that is used for purposes of determining the Fourth Third Purchase Payment is reduced by reason of the payment of the Third Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction.

Section 7.22 754 Election. The Company shall make an election described in Section 754 of the Code (a “754 Election”) for the taxable year of the Company in which the Initial Closing occurs, and shall make a 754 Election for each taxable year of the Company in which a Subsequent Closing shall occur, provided, however that if such election shall result in Sellers incurring Tax liabilities in excess of the Tax liabilities that Sellers would have incurred in the absence of such election, Buyer shall pay to Sellers an amount equal to the sum of (A) such excess Tax liability and (B) any additional Tax liabilities arising as a result of such payment and any other amount paid pursuant to this Section 7.22, so that each of the Sellers receives an amount equal to the amount such Seller would have received had Taxes not been imposed on such excess Tax liability or any amount paid pursuant to Section 7.22.

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Section 7.23 Taxes. From and after the Initial Closing:

(a) The Company and each of its Subsidiaries shall file all Tax Returns required by them to be filed, on a timely basis. Such Tax Returns shall be true, complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries shall pay, within the time and manner prescribed by Law, all Taxes that are due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books.

(c) None of the Company and its Subsidiaries shall change its entity classification for federal, state, local and foreign income Tax purposes without the consent of the Buyer.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF

BUYER TO EFFECT THE PURCHASE OF INTERESTS

AT THE INITIAL CLOSING

The obligation of Buyer to consummate the transactions contemplated hereby at the Initial Closing is subject to the fulfillment on or prior to the Initial Closing Date of the following conditions, any one or more of which, at Buyer’s option, may be waived by it in its sole discretion:

Section 8.1 Representations and Covenants. The representations and warranties of the Company and the Sellers contained in this Agreement (as such representations and warranties would read as if all references therein to materiality, Material to the Business and Material Adverse Effect (and like qualifiers) were deleted therefrom), other than the representations and warranties in Section 4.7, shall be true, complete and accurate, in all material respects, on and as of the Initial Closing Date, and the representations and warranties of the Company contained in Section 4.7 shall be true, complete and accurate on and as of the Initial Closing Date. The Company and the Sellers shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Initial Closing Date. The Company shall have delivered to Buyer a certificate, dated the Initial Closing Date and signed by the Chief Executive Officer of the Company to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied.

Section 8.2 Operating Agreement of the Company. The Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit B (the “Revised Operating Agreement”), shall have been duly executed by the Company and the Sellers, and the Company and the Sellers shall not be in breach of any of the covenants or provisions set forth in the Revised Operating Agreement.

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Section 8.3 Opinion of Counsel to the Company. Counsel to the Company shall have delivered an opinion to the Buyer and Parent, dated the date of the Initial Closing, in the form set forth on Exhibit C.

Section 8.4 Loan from Parent. There shall not have occurred and be continuing a default, an event of default or an event which, with the giving of notice, lapse of time, or both, would constitute a default or an event of default under the Loan Agreement.

Section 8.5 Good Standing Certificates. The Sellers shall have delivered to Buyer: (i) copies of the articles of organization, including all amendments thereto, of the Company, certified by the secretary of state or other appropriate official of the State of Delaware; (ii) certificates from such official to the effect that the Company is in good standing and subsisting in Delaware; (iii) certificates from such officials in each state in which the Company is qualified to do business to the effect, in the aggregate, that the Company is in good standing in the jurisdictions in which it has qualified to do business; and (iv) certificates as to the Tax status of the Company from the appropriate officials in each jurisdiction in which the Company is organized or has qualified to do business, in each case, dated as of a date not more than thirty (30) days prior to the Initial Closing Date.

Section 8.6 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby or in order for the Company to carry on its business as currently conducted or to maintain in effect any Permits, pursuant to which the Company carries on its business as currently conducted shall have been obtained, and the continued conduct by the Company of its business in substantially the same manner as currently conducted and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to Buyer, the Company or the Sellers. None of the Permits shall contain any terms, limitations or conditions which restrict Buyer’s rights as a direct or indirect owner of the Company, or which would prevent Buyer, its Subsidiaries or Affiliates, or the Company from conducting their respective businesses in substantially the same manner as conducted or as contemplated to be conducted on the date hereof. Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated.

Section 8.7 Legislation. No legislation shall have been proposed or enacted, and no Law shall have been adopted, revised or interpreted, by any Governmental Authority, which would require, upon or as a condition to the consummation of the transactions contemplated hereby, the divestiture or cessation of the conduct of any business presently conducted by any of the Company, on the one hand, or by Buyer or any of its Subsidiaries or Affiliates, on the other hand, or which, in the reasonable judgment of Buyer, may, individually or in the aggregate, have a material adverse effect on it, any of its Subsidiaries or Affiliates, or on the Company in the event that the transactions contemplated hereby are consummated.

Section 8.8 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any Governmental Authority seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated

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hereby or to seek damages in connection with such transactions or which might affect the right of Buyer to own, directly or indirectly, any membership or other ownership interest in the Company, or to operate or control, after the Initial Closing, any such interest or the assets, properties and businesses of the Company, or which has or may have, in the reasonable judgment of Buyer, a Material Adverse Effect.

Section 8.9 Third Party Consents. All material consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Company which may be required in connection with the performance by the Sellers of their obligations under this Agreement or the Ancillary Agreements or to assure such contracts and other agreements continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Company and without giving any contracting party the right to terminate or modify any such contract or other agreement) shall have been obtained.

Section 8.10 No Material Adverse Change. Since the Most Recent Balance Sheet Date, there shall have been no change, event, occurrence or development of a state of circumstances or facts, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 8.11 Instruments of Transfer. Each of the Sellers shall have tendered to Buyer certificates representing the entire Interest owned by such Seller, duly endorsed in blank or with duly executed power to transfer attached, in proper form for transfer and with appropriate transfer stamps, if any, affixed, and executed and delivered a receipt acknowledging payment in full of his or its share of the Initial Closing Payment. In the event that the Interests are not evidenced by certificates, each of the Sellers shall have delivered to Buyer such instrument of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.

Section 8.12 Resignations of Directors. Buyer shall have received the resignations, effective as of the Initial Closing, of each of those directors of the Company set forth on Schedule 8.12.

Section 8.13 Non-Competition/Employment. Ryan Blair, Blake Mallen and Nick Sarnicola shall have executed a Non-Competition Agreement (collectively, the “Non-competition Agreements”) and an Employment Agreement (collectively, the “Employment Agreements”) substantially in the forms of Exhibit D and Exhibit E, respectively.

Section 8.14 Documents Relating to the Satisfaction of FVA Ventures Debt. Buyer shall have received from the holders of all indebtedness of the Company and/or FVA Ventures listed on Schedule 4.19(b), such documentation (satisfactory to Buyer, in its reasonable discretion), including pay off letters and instructions (which, in each case, shall include specification of the aggregate amount required to be paid in order to repay in full all borrowings, including all accrued but unpaid interest, prepayment penalties, breakage fees and other incidental fees or costs (such penalties, fees and costs being collectively referred to herein as “Pay-Off Expenses”), the per diem amount to be added in the event that the Initial Closing Date occurs on a date subsequent to that referenced therein, customary undertakings to release all liens

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upon payment and, to the extent the applicable loan documents contain provisions regarding a change of control or similar events which would be triggered by the consummation of the transactions contemplated hereby, the waiver of such provisions), actual releases documents, UCC-3 termination statements, and the originals of the promissory notes evidencing such indebtedness, and there shall otherwise be in place among Buyer, the holders of such indebtedness and FVA Ventures, such arrangements (satisfactory to Buyer, in its reasonable discretion), in order to permit Buyer to satisfy, or cause to be satisfied, in full, all of such indebtedness, and to obtain terminations and releases of all pledges and security interests held or granted in respect thereof, in each case concurrently with the Initial Closing.

Section 8.15 FIRPTA Certificates. Each of the Sellers shall have provided to Buyer a FIRPTA certificate in form and substance reasonably satisfactory to Buyer and dated as of the Initial Closing Date and each Subsequent Closing Date, as applicable, to the effect that such Seller is not a foreign person for purposes of Code Section 1445.

Section 8.16 Approval of Counsel to Buyer. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Sellers hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Finn Dixon & Herling LLP, counsel to Buyer, as to their form and substance, such approval not to be unreasonably withheld.

Section 8.17 FDA/FTC Recall. There shall be no FDA or FTC recall or pending or threatened FDA or FTC recall of any of the Products.

Section 8.18 Quality Control Plan. The Company shall be in compliance with the Quality Control Plan in accordance with its terms and to the satisfaction of the Buyer.

Section 8.19 Waiver of Sellers’ Right Under the Operating Agreement. Each of the Sellers shall have waived in writing, in a form satisfactory to the Buyer, any and all preemptive rights, rights of first refusal, and similar rights granted to the Sellers under the Operating Agreement with respect to the sales under this Agreement.

Section 8.20 Disposition Agreement. The Company shall have performed its obligations under the Disposition Agreement (the “Disposition Agreement”), dated as of August 4, 2008, between the Buyer and the Company.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION

OF THE COMPANY AND THE SELLERS TO EFFECT THE SALE OF INTERESTS AT

THE INITIAL CLOSING

The obligation of the Company and the Sellers to consummate the transactions contemplated hereby at the Initial Closing is subject to the fulfillment on or prior to the Initial Closing Date of the following conditions, any one or more of which, at the option of the Sellers, may be waived by the Sellers in their sole discretion:

Section 9.1 Representations and Covenants. The representations and warranties of Buyer contained in this Agreement (as such representations and warranties would read if all

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references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom) shall be true, complete and accurate, in all material respects, on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date. Buyer shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Initial Closing Date. Buyer shall have delivered to the Sellers a certificate, dated the Initial Closing Date and signed by an officer of Buyer to the foregoing effect and stating that all conditions to the obligations of Buyer hereunder have been satisfied.

Section 9.2 Government Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby shall have been obtained, and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to the Company or the Sellers. Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated.

Section 9.3 Purchase Price. Buyer shall have tendered to the Sellers the Initial Purchase Price in the manner specified in Section 2.3.

Section 9.4 Approval of Counsel to the Company and the Sellers. All actions and proceedings hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Jones Day, counsel to the Company and the Sellers, as to their form and substance, such approval not to be unreasonably withheld.

ARTICLE X

CONDITIONS TO SUBSEQUENT CLOSINGS

Section 10.1 Conditions Precedent to the Obligation of Buyer to Effect the Subsequent Closings. The obligation of the Buyer to consummate each purchase of the Interests on each Subsequent Closing Date pursuant to Section 3.2 is subject to the satisfaction on or prior to each Subsequent Closing Date of the following conditions, any of which may be waived in whole or in part by the written consent of the Buyer:

(a) (i) in the case of the Second Closing, the Second Closing EBITDA (as defined below) shall have been finally determined as provided in Section 2.5;

(ii) in the case of the Third Closing, the Third Closing EBITDA shall have been finally determined as provided in Section 2.5; and

(iii) in the case of the Fourth Closing, the Fourth Closing EBITDA shall have been finally determined as provided in Section 2.5;

(b) (i) in the case of the Second Closing, the Second Closing EBITDA shall be not less than $2,472,000;

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(ii) in the case of the Third Closing, the Third Closing EBITDA shall be not less than $6,302,400; and,

(iii) in the case of the Fourth Closing, the Fourth Closing EBITDA shall be not less than $10,423,800;

(c) all representations and warranties of the Company and the Sellers contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom and with all references therein to the Audited Financials, Unaudited Company Financials, Most Recent Balance Sheet, Most Recent Balance Sheet Date, Interim Balance Sheet and Interim Balance Sheet Date being deemed to be references to the Updated Audited Financials, Updated Unaudited Financials, Updated Most Recent Balance Sheet, Updated Most Recent Balance Sheet Date, Updated Interim Balance Sheet and Updated Interim Balance Sheet Date (each as defined herein)), other than the representations and warranties in Section 4.7, shall be true, complete and accurate, in all material respects, on and as of each Subsequent Closing Date, and the representations and warranties of the Company contained in Section 4.7 shall be true, complete and accurate on and as of each Subsequent Closing Date (in each case, as though made anew as of such date with each reference in any of such representations or warranties to the Initial Closing Date being deemed to be a reference to the applicable Subsequent Closing Date for such purposes) except to the extent that such representations and warranties have become, in immaterial respects, inaccurate (a) since the date of the Initial Closing (i) by reason of the passage of time or (ii) in the ordinary course of business of the Company or (b) by reason of transactions that (i) are material to the Company, (ii) have been approved in advance by Buyer and (iii) are set forth in updated disclosure schedules, and the Company shall have delivered to Buyer a certificate, dated the date of the Subsequent Closing and signed by an officer of the Company, to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied;

(d) the Company and the Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by each of them prior to or as of each Subsequent Closing Date;

(e) the Company and the Sellers shall have complied with and satisfied each of the conditions set forth in Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16, 8.17 and 8.18 as of each Subsequent Closing, in each case, prior to the applicable Subsequent Closing;

(f) the (i) audited consolidated balance sheet of the Company (the “Updated Most Recent Balance Sheet”) for the fiscal year ended December 31 of the calendar year immediately preceding the applicable Subsequent Closing (the “Updated Most Recent Balance Sheet Date”) and the related consolidated statements of income and cash flows for the period ended that same date (collectively, the “Updated Audited Financials”) and (ii) the unaudited consolidated balance sheet of the Company (the “Updated Interim Balance Sheet”) and related unaudited statements of income and cash flows for the multi-month period commencing January 1 of the then current calendar year and ending on the last day of the month immediately preceding the applicable Subsequent Closing Date (the “Updated Interim Balance Sheet Date”

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and such unaudited balance sheet and statements of income and cash flows, collectively, the “Updated Unaudited Financials”) shall have been delivered to the Buyer and the representations and warranties set forth in Section 4.7(b) with respect to the Audited Financials and Unaudited Company Financials shall be true and correct with respect to the Updated Audited Financials and the Updated Unaudited Financials, respectively.

(g) the Company and the Sellers shall not be in breach of any of the covenants or provisions set forth in the Revised Operating Agreement;

(h) each of the Employment Agreements and the Non-Competition Agreements shall remain in full force and effect, and the Founders and the Company shall not be in material breach of any of the covenants or provisions set forth therein;

(i) all pre-issuance registrations, qualifications, permits and approvals required, if any, under applicable federal and state securities laws for the purchase and sale of the Interests at such Subsequent Closing shall have been obtained.

Section 10.2 Conditions to Closing by the Sellers of the Subsequent Closings. The obligations of the Sellers to consummate each purchase of the Interests on each Subsequent Closing Date pursuant to Section 3.2 are subject to the satisfaction on or prior to the date of each Subsequent Closing of the following conditions, which may be waived in whole or in part by the written consent of the Company:

(a) all representations and warranties of the Buyer contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom) shall be true and correct in all material respects as of the date of such Subsequent Closing (as though made anew as of such date with each reference in any of such representations or warranties to the Initial Closing Date being deemed to be a reference to the applicable Subsequent Closing Date for such purposes);

(b) the Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or as of the date of such Subsequent Closing;

(c) any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby shall have been obtained, and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to the Company or the Sellers. Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated;

(d) the Buyer shall have tendered to Sellers the Second Purchase Price, Third Purchase Price or Fourth Purchase Price, as applicable; and

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(e) the Buyer shall have tendered to the Company the Second Purchase Incentive Payment, Third Purchase Incentive Payment or Fourth Purchase Incentive Payment, as applicable.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TERMINATION

Section 11.1 Survival of Representations and Warranties of the Company and the Sellers.

(a) Notwithstanding any right of Buyer to investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Sellers contained in this Agreement, notwithstanding Buyer’s or Parent’s knowledge thereof, whether actual or constructive, at the time of the Initial Closing, any Subsequent Closing or otherwise, but subject to Section 12.6. Any claim for indemnification under Section 12.1(a) in respect of a breach or alleged breach of the representations and warranties of the Company and/or the Sellers (other than a claim for indemnification under Section 12.1(a)(i)(C) or Section 12.1(a)(ii)(C) which may be made at any time) must be made with reasonable specificity within the following periods: (a) with respect to the representations and warranties of the Company and the Sellers made or deemed made at the time of the Initial Closing, within eighteen (18) months of the Initial Closing Date, (b) with respect to the representations and warranties of the Company and the Sellers made or deemed made at the time of any Subsequent Closing, within twelve (12) months of the applicable Subsequent Closing Date on which such representations and warranties of the Company and the Sellers were made or deemed made; provided, however, that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 4.3 (Capitalization), Section 4.8 (Tax Matters), Section 4.30 (No Broker), or Section 5.6 (No Broker), may be made in writing with reasonable specificity prior to the expiration of the applicable statute of limitations, and that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 5.1 (Title to Interests) may be made at any time (subject only to any applicable statute of limitations and any extensions or waivers thereof). All statements contained in any Schedule hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement shall be deemed representations and warranties by the part(ies) providing such statement or certificate or, with respect to non-natural persons only, on whose behalf such statement or certificate is provided.

(b) Any claim for indemnification under Section 12.2(a) in respect of a breach or alleged breach of the representations and warranties of the Buyer must be made with reasonable specificity within the following periods: (a) with respect to the representations and warranties of the Buyer made or deemed made at the time of the Initial Closing, within eighteen (18) months of the Initial Closing Date, (b) with respect to the representations and warranties of the Buyer made or deemed made at the time of any Subsequent Closing, within twelve (12) months of the applicable Subsequent Closing Date on which on which such representations and warranties of the Buyer were made or deemed made; provided, however, that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 6.4 (No Broker) may be made in writing with reasonable specificity prior to the expiration of the applicable statute of limitations.

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Section 11.2 Termination of Agreement. The parties may terminate this Agreement as provided below:

(a) The parties may terminate this Agreement by mutual written consent of Buyer, on the one hand, and the Sellers’ Representative, on the other hand, at any time.

(b) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Initial Closing (i) in the event that the Company or any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers’ Representative of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if the Initial Closing shall not have occurred on or before November 30, 2008, by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from Buyer breaching any of its representations, warranties, or covenants contained in this Agreement).

(c) The Sellers may terminate this Agreement by written notice from the Sellers’ Representative to Buyer at any time prior to the Initial Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers’ Representative has notified Buyer of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if the Initial Closing shall not have occurred on or before November 30, 2008, by reason of the failure of any condition precedent under Article IX (unless the failure results primarily from any of the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(d) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to each Subsequent Closing (i) in the event that the Company or any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers’ Representative of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if a Subsequent Closing shall not have occurred on or before (A) the Second Closing Termination Date, in the case of the Second Closing, (B) the Third Closing Termination Date, in the case of the Third Closing, and (C) the Fourth Closing Termination Date, in the case of the Fourth Closing, in each case by reason of the failure of any condition precedent under Article X (unless the failure results primarily from Buyer breaching any of its representations, warranties, or covenants contained in this Agreement).

(e) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to each Subsequent Closing (i) in the event that the Buyer or Parent has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers’ Representative has notified Buyer of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if a Subsequent Closing shall not have occurred on or before (A) the Second Closing Termination Date, in the case of the Second Closing, (B) the Third Closing Termination Date, in the case of

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the Third Closing, and (C) the Fourth Closing Termination Date, in the case of the Fourth Closing, in each case by reason of the failure of any condition precedent under Article X (unless the failure results primarily from any of the Sellers breaching any of his or its representations, warranties, or covenants contained in this Agreement).

Section 11.3 Extension of Termination Dates.

(a) In the event that the Second Closing is not consummated on or before the Second Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(i) was not satisfied, and the Buyer does not waive such condition, then the Second Closing Termination Date shall be automatically extended by a period of one year. For purposes of clarification, and by way of illustration, if the Second Closing is not consummated on or before the Second Closing Termination Date by reason of the fact that any condition set forth in Section 10.1, other than Section 10.1(b)(i), has not been satisfied or waived by the Buyer, then the Second Closing Termination Date shall not be automatically extended and Buyer shall have the right to terminate this Agreement pursuant to, and subject to the conditions of, Section 11.2(b).

(b) In the event that the Third Closing is not consummated on or before the Third Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(ii) was not satisfied, and the Buyer does not waive such condition, then, provided that the Second Closing Termination Date has not previously been extended pursuant to Section 11.3(a), the Third Closing Termination Date shall be automatically extended by a period of one year. The last sentence of Section 11.3(a) is incorporated herein, mutatis mutandis, as if set forth herein in its entirety.

(c) In the event that the Fourth Closing is not consummated on or before the Fourth Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(iii) was not satisfied, and the Buyer does not waive such condition, then, provided that neither the Second Closing Termination Date nor the Third Closing Termination Date has previously been extended pursuant to Section 11.3(b) or Section 11.3(c), the Fourth Closing Termination Date shall be automatically extended by a period of one year. The last sentence of Section 11.3(a) is incorporated herein, mutatis mutandis, as if set forth herein in its entirety.

Section 11.4 Effect of Termination. If any party terminates this Agreement pursuant to Section 11.2 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach); provided, however, that Section 4.30 (No Broker), Section 5.6 (No Broker), Section 6.4 (No Broker), Section 7.7 (Confidentiality), Section 11.2 (Termination of this Agreement), Section 11.3 (Effect of Termination) and Article XIII (Miscellaneous) shall survive any such termination.

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ARTICLE XII

INDEMNIFICATION

Section 12.1 Obligation of the Company and the Sellers to Indemnify.

(a) General.

(i) Indemnification by the Company as to Representations and Covenants of the Company. From and after the date hereof, the Company shall indemnify and hold harmless Buyer, Parent, and their respective assigns (collectively, the “Buyer Indemnitees”) from and against any Liabilities, losses, diminution in value of their respective interests in the Company, claims, damages, obligations, deficiencies, judgments, amounts paid in settlement of any suits, actions, claims, proceedings or investigations, costs and expenses (including, but not limited to, interest, penalties, costs of investigation and defense, and attorney’s and accountant’s fees and disbursements (whether such attorney’s fees are incurred in a dispute between the parties or between a party and third parties)) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A) any breach or inaccuracy of any representation or warranty of the Company contained in Article IV or in any document, certificate or other paper delivered by the Company pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(B) any failure by the Company to perform or comply with any covenant or other agreement of the Company contained herein or in any document or other paper delivered pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(C) any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) arising out of facts or circumstances existing prior to the date of the Initial Closing, whether or not set forth in the schedules to this Agreement and including the matters set forth in Schedule 4.9 to this Agreement or in the Quality Control Plan;

(ii) Indemnification by the Principal Sellers as to Representations and Covenants of the Company. From and after the time and date of the Initial Closing, each Principal Seller (as defined below), severally, and not jointly, in proportion to his or its Indemnification Percentage (as defined below), shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A) any breach or inaccuracy of any representation or warranty of the Company contained in Article IV or in any document, certificate or other paper delivered by the Company pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(B) any failure by the Company to perform or comply with any covenant or other agreement of the Company contained herein or in any document or other paper delivered pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(C) any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to

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this Agreement) arising out of facts or circumstances existing prior to the date of the Initial Closing, whether or not set forth in the schedules to this Agreement and including the matters set forth in Schedule 4.9 to this Agreement or in the Quality Control Plan;

(iii) Several Indemnification as to Certain Representations and Covenants of each Seller. Each of the Sellers shall, severally, and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A) any breach or inaccuracy of any representation or warranty of such Seller contained in Article V or in any document or other paper delivered by such Seller (other than on a collective basis with the other Sellers) pursuant to, or in connection with, this Agreement or the transactions contemplated hereby; and/or

(B) any failure to perform or comply with any covenant of or other agreement of such Seller contained herein or in any document or other paper delivered by such Seller pursuant to, or in connection with, this Agreement or the transactions contemplated hereby.

(b) Limitations. Notwithstanding anything to the contrary in Section 12.1(a), the following limitations to the indemnity obligations of the Company and the Sellers shall apply:

(i) Until the Initial Closing shall have occurred, the Company shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(i)(A) if all Losses attributable to such breaches or inaccuracies exceed $50,000, in which case the Company shall be responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.30 (No Broker) or Section 5.1 (Title to Interests) (it being understood that the Company and Sellers, on a several and not joint basis, shall be responsible for such Losses from the first dollar without the application of any threshold or deductible).

(ii) From and after the date and time of the Initial Closing, the Company shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(i)(A) if all Losses attributable to such breaches or inaccuracies exceed $500,000, in which case the Company shall be responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), or Section 4.30 (No Broker) (it being understood that the Company and Sellers, on a several and not joint basis, shall be responsible for such Losses from the first dollar without the application of any threshold or deductible).

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(iii) The Principal Sellers shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A) if all Losses attributable to such breaches or inaccuracies exceed $500,000, in which case the Principal Sellers shall be severally, and not jointly, in proportion to his or its Indemnification Percentage, responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.9 (Compliance with Laws), Section 4.18 (Title; Liens), Section 4.22 (Environmental Protection), Section 4.23 (Employee Benefit Plans), Section 4.30 (No Broker), Section 5.1 (Title to Interests) or Section 5.6 (No Broker) (it being understood that the Principal Sellers shall be severally, and not jointly, in proportion to his or its Indemnification Percentage, responsible for such Losses from the first dollar without the application of any deductible). The maximum aggregate liability of any Principal Seller for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A) is the total purchase price paid to such Principal Seller under this Agreement. For clarity, if the Losses attributable to a breach of inaccuracy described in Section 12.1(a)(ii)(A) exceed $500,000, then the Principal Sellers shall be responsible, as aforesaid, for such Losses in excess of $500,000, even though one or more Principal Sellers may only be responsible for a portion of such excess that is less than $500,000.

(iv) The maximum aggregate liability of any Seller for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A), or Section 12.1(a)(iii)(A) is seventy-five percent (75%) of the total purchase price paid to such Seller under this Agreement, provided however that the maximum aggregate liability of any Seller for any Losses which are attributable to a breach or inaccuracy in the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) is the total purchase price paid to such Seller under this Agreement.

(v) The Buyer Indemnitees will not be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages; provided, however, that each Buyer Indemnitee shall be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages that are payable to third parties and constitute a part of such Buyer Indemnitee’s Losses; provided, further, that nothing contained herein shall be deemed to limit the right of any Buyer Indemnitee to indemnification for Losses attributable to the loss of value of such Buyer Indemnitee’s direct, or indirect interest in the Company or its Subsidiaries.

(vi) For purposes of clarification, each Principal Seller’s indemnity obligations under this Agreement will be several, and not joint, based on such Principal Seller’s Indemnification Percentage. For purposes of example, if there is an indemnity claim for a breach of a representation made by the Company at the Initial Closing, (subject to the limitations set forth herein), a Principal Seller will be responsible only for that portion of Losses relating to the indemnity claim based on such Principal Seller’s Indemnification Percentage of such Losses.

(vii) In no event will the indemnity obligation of any Seller exceed the amount of proceeds received by such Seller hereunder.

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(c) Choice of Remedies. Each Seller’s obligations hereunder shall not be affected by any of the following, all of which each Seller hereby waives: any delay in the exercise or waiver of, or any failure to exercise, or any forbearance in the exercise of, any right or remedy which a Buyer Indemnitee may have hereunder against the Company or any other Seller. For purposes of clarification, and by way of illustration, a Buyer Indemnitee may, in its sole discretion, elect not to seek indemnification from the Company for Losses as to which the Company is obligated to indemnify such Buyer Indemnitee pursuant to Section 12.1(a)(i), but in the event that the Buyer Indemnitee makes such election, such Buyer Indemnitee shall nonetheless be entitled to be indemnified for the same Losses by the Principal Sellers if and to the extent that the Principal Sellers are obligated to indemnify the Buyer Indemnitee for such Losses pursuant to Section 12.1(a)(ii). Notwithstanding the foregoing, if and to the extent that a Buyer Indemnitee is indemnified by the Company for its Losses, such Buyer Indemnitee shall not be entitled to be indemnified by the Principal Sellers for that portion of the Buyer Indemnitee’s Losses as to which such Buyer Indemnitee has been indemnified by the Company.

(d) Waiver of Seller’s Rights Against the Company. Each Seller hereby irrevocably waives any rights that it may have under any agreement or at law or in equity to assert any claim against or to seek contribution, indemnification or any other form of reimbursement from the Company for any payment made by such Seller to the Buyer Indemnitees pursuant to this Agreement.

(e) Right of Offset Against Subsequent Purchase Price. Any amounts required to be paid by the Sellers to the Buyer Indemnitees pursuant to Section 12.1 may be offset by the Buyer against the Second Purchase Price, Third Purchase Price or Fourth Purchase Price, as applicable.

Section 12.2 Obligation of Buyer to Indemnify.

(a) General. Buyer shall indemnify and hold harmless the Sellers and their respective assigns from and against any Losses suffered, sustained, incurred or required to be paid by any of the Sellers based upon, arising out of or otherwise with respect to:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in Article VI or in any document or other paper delivered by Buyer to the Sellers pursuant to, or in connection with, this Agreement or the transactions contemplated hereby; and/or

(ii) any failure by Buyer to perform or comply with any covenant or other agreement of Buyer contained herein or in any document or other paper delivered pursuant hereto.

(b) Limitations.

(i) Notwithstanding the foregoing, and subject to Section 12.2(c), unless and until the Initial Closing shall have occurred, the Buyer shall only be responsible for any Losses which are subject to indemnification under Section 12.2(a)(i) if, and then only to the extent, that such Losses exceed $50,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud

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or willful misrepresentation or breaches or inaccuracies of the representations and warranties contained in Section 6.4 (No Broker) (it being understood that Buyer shall be responsible for such Losses from the first dollar without the application of any threshold).

(ii) From and after the date and time of the Initial Closing, the Buyer shall only be responsible for any Losses which are subject to indemnification under Section 12.2(a)(i) if, and then only to the extent, that such Losses exceed $500,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation or breaches or inaccuracies of the representations and warranties contained in Section 6.4 (No Broker) (it being understood that Buyer shall be responsible for such Losses from the first dollar without the application of any threshold).

(iii) No Seller will make any claim for indemnification against Buyer or the Company under this Agreement solely by reason of the fact he was a director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer or the Company against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

(iv) The Sellers and their assigns will not be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages; provided, however, that the Sellers and their assigns shall be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages that are payable to third parties and constitute a part of the Losses of the Sellers and their assigns; provided, further, that nothing contained herein shall be deemed to limit the right of the Sellers and their assigns to indemnification for Losses attributable to the loss of value of their respective direct or indirect interests in the Company or its Subsidiaries.

Section 12.3 Notice and Opportunity to Defend. If any Person entitled to indemnification pursuant to this Article XII (an “Indemnified Person”) receives notice of any claim or the commencement of any suit, action, proceeding or investigation with respect to which any other Person (or Persons) is obligated to provide indemnification (an “Indemnifying Person”) pursuant to this Article XII, the Indemnified Person shall promptly give the Indemnifying Person written notice thereof (an “Indemnification Notice”), but the failure to give an Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any Liability that it may have to an Indemnified Person, except to the extent that the Indemnifying Person shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

Upon receipt of an Indemnification Notice, the Indemnifying Person shall be entitled at its option (so long as the Indemnifying Person shall have made adequate provision to satisfy any indemnification obligation hereunder) and at its cost and expense to assume the defense of such

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suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this Article XII; provided, however, that notice of the Indemnifying Person’s intention to assume such defense shall be delivered by the Indemnifying Person to the Indemnified Person within 15 business days after the Indemnified Person gives the Indemnifying Person an Indemnification Notice. In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Person; (ii) the Indemnifying Person shall not have promptly retained counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation; (iii) the Indemnified Person shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Person, in which event, such fees and expenses (including any fees paid to witnesses) shall be borne by the Indemnifying Person; or (iv) the Indemnifying Party shall not have made adequate provision to satisfy any indemnification obligation hereunder. In the event of (i), (ii), (iii) or (iv) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person. Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Subsidiaries or Affiliates other than as a result of monetary damages, such Indemnified Person may, by written notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such action; provided, however, that no such compromise or settlement shall be binding on the Indemnifying Person unless the Indemnified Person shall have acted in good faith and reasonably in compromising or settling any such suit, action, claim, proceeding, or investigation.

If the Indemnifying Person fails to give written notice to the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this Article XII within 15 days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person or if the Indemnified Person otherwise assumes the defense of an action as permitted pursuant to the preceding paragraph, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person provided that the Indemnified Person shall have acted in good faith and reasonably in compromising or settling any such suit, action, claim, proceeding or investigation. Anything in this Section 12.3 to the contrary notwithstanding, the provisions of this Section 12.3 are subject to the rights of any Indemnified Person’s insurance carrier which is defending any such above suits, actions, claims, proceedings or investigations.

Section 12.4 Covered Persons. The obligations of the Sellers under this Article XII shall extend, upon the same terms and conditions, to each Person, if any, who controls Buyer, the Company and each of their respective assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and to directors, officers, managers, employees, consultants and agents of Buyer or the Company and each of their respective assigns, and their controlling persons.

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Section 12.5 Exclusive Remedy. The parties agree that, from and after the Initial Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article XII. Notwithstanding the foregoing, the provisions of this Section 12.5 shall not, however, apply in the case of fraud or willful misrepresentation of any party.

Section 12.6 Waiver of Breaches. Subject to the provisions of Section 12.1(a)(i)(C) and Section 12.1(a)(ii)(C), if the Initial Closing and/or any Subsequent Closing occurs, the Buyer and Parent shall be deemed to have waived all breaches of representations , warranties and covenants of the Company and Sellers of which Buyer or the Parent has actual knowledge because such breach has been disclosed with particularity on an applicable disclosure schedule as of the date of this Agreement or on any updated disclosure schedule pursuant to Section 7.16 as of the time of the Initial Closing and/or any Subsequent Closing, as applicable, and the Sellers and the Company shall have no liability with respect thereto after the applicable closing.

Section 12.7 Incentive Plan. In addition to their other indemnification obligations hereunder, and without limitation, the Principal Sellers shall severally, and not jointly, in proportion to their respective Indemnification Percentages, indemnify and hold harmless the Company and the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Company or the Buyer Indemnitees based upon, arising out of or otherwise with respect to the Equity Incentive Plan.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

(a) “2009 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2009.

(b) “2010 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2010.

(c) “2011 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2011.

(d) “2012 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2012.

(e) “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

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(f) “Ancillary Agreements” shall mean the Non-Competition Agreements, the Employment Agreements, the Loan Agreement, and the Disposition Agreement; provided, however, that for purposes of the representations and warranties that are made, and the conditions precedent that are applicable, at the time of the Initial Closing and thereafter, the term “Ancillary Agreements” shall also include the Revised Operating Agreement.

(g) “Applicable Multiple” shall be eight (8).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “contracts and/or other agreements” means and includes all contracts, agreements, instruments, indentures, notes, bonds, leases, mortgages, deeds of trust, franchises, licenses, permits, commitments or arrangements or understandings, express or implied.

(j) “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or other agreement (as such term is defined in this Section 13.1) or otherwise.

(k) “Consistent Basis” in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Company referred to in Section 4.7.

(1) “Credit Facility” shall have the meaning ascribed thereto in the preamble to this Agreement.

(m) “documents and/or other papers” means and includes any document, contract or other agreement, certificate, notice, consent, affidavit, letter, telegram, telex, telecopy, statement, schedule (including any Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

(n) “EBITDA” subject to the provisions of Section 7.21, means, with respect to the Company and its Subsidiaries for any fiscal year ending on the date of computation thereof, the sum of, without duplication, (i) Net Income, (ii) Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation and depletion, all determined on a consolidated basis in accordance with GAAP.

(o) “Environmental Laws” means any and all Laws, orders, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

(p) “Environmental Permit” means any Permit required under any Environmental Law.

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(q) “Fiscal 2009” shall mean the Company’s fiscal year ended December 31, 2009.

(r) “Fiscal 2010” shall mean the Company’s fiscal year ended December 31, 2010.

(s) “Fiscal 2011” shall mean the Company’s fiscal year ended December 31, 2011.

(t) “Fiscal 2012” shall mean the Company’s fiscal year ended December 31, 2012.

(u) “Founders” shall mean Ryan Blair, Blake Mallen, and Nick Sarnicola.

(v) “Fourth Closing EBITDA” shall mean the 2011 EBITDA; provided, however, that in the event that the Second Closing Termination Date, the Third Closing Termination Date or the Fourth Closing Termination Date is automatically extended pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(c), the Fourth Closing EBITDA shall mean the 2012 EBITDA.

(w) “Fourth Closing Termination Date” shall mean July 31, 2012, subject to Section 11.3.

(x) “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its charter and bylaws, the Fundamental Documents of a limited liability company would include its articles of organization and operating or limited liability company agreement, and the Fundamental Documents of a partnership would include its certificate of partnership and partnership agreement.

(y) “FVA Ventures” means FVA Ventures, Inc., a California corporation and wholly-owned subsidiary of the Company.

(z) “GAAP” or “Generally Accepted Accounting Principles” means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support, and in all events applied on a Consistent Basis.

(aa) “Governmental Authority” means any foreign, federal, state, county or local government or any other governmental, quasi-governmental, regulatory or administrative agency or authority, multi-national organization, or any other body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing power or authority of any nature.

(bb) “Indemnification Percentage” means, with respect to the Principal Sellers, the quotient (stated as a percentage) of the Percentage Interest of each Principal Seller divided by total Percentage Interests of all Principal Sellers.

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(cc) “Intellectual Property” means, (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, url’s, and corporate and limited liability company names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all other proprietary rights and (g) all copies and tangible embodiments thereof.

(dd) “Interest Expense” means, with respect to any period of computation thereof, the interest expense (net of any interest income received by the Company and its Subsidiaries during such period) of the Company, all determined on a consolidated basis in accordance with GAAP.

(ee) “Knowledge” means (a) in the case of the Company, the actual knowledge of the following individuals: Ryan Blair, Blake Mallen, Nick Sarnicola, John Tolmie, and of the officers and the executive level employees of the Company including actual knowledge that would have been obtained following a reasonable inquiry of the employees of the Company who are reasonably likely to have actual knowledge of the subject matter at issue, and (b) in the case of the Sellers, actual knowledge of any thereof.

(ff) “Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

(gg) “Lien” means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement, restriction or any other encumbrance whatsoever.

(hh) “Loan Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement.

(ii) “Material Adverse Effect” shall mean any change, circumstance, effect, event or fact that has a material adverse effect on the business, assets, properties, operations, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries (other than PathConnect), taken as a whole; provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the execution of this Agreement, or the announcement, disclosure or pendency of

56

the transactions contemplated by this Agreement or any other Ancillary Agreement; (d) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Laws applicable to the Company or its Subsidiaries, or the interpretation thereof; (e) actions taken by Parent, Buyer or any of their Affiliates, or (f) compliance with the terms of, or the taking of any action required by, this Agreement or any other Ancillary Agreement.

(jj) “Material to the Business” means material to the business, assets, properties, operations, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(kk) “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

(ll) “Net Income” means, for any period of computation thereof, the net income of the Company, determined on a consolidated basis in accordance with GAAP.

(mm) “ordinary course of business” means as follows with respect to an action taken by a Person:

(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) such action is not required to be authorized by the board of directors, managers, governors or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

(nn) “Parent” means Blyth, Inc., a Delaware corporation.

(oo) “Percentage Interest” means, with respect to the Sellers’ Interests, the quotient (stated as a percentage) of the Interest of each Seller divided by total Interests of all Sellers.

(pp) “Person” means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

(qq) “Preferred Interests” shall have the meaning ascribed thereto in the preamble to this Agreement.

(rr) “Principal Sellers” shall mean all of the Sellers other than those Sellers who hold only Class B Common Units of the Company.

57

(ss) “Products” shall mean all products produced, developed, or in the process of being developed by the Company or any of its Subsidiaries, including the ViPak, Vi-Shape, ViSalus Trim Slim Shape™ Program, Vi-Shape Nutritional Shake Mix, Shape-Up Health Flavor™ Mix-Ins, Vi-Slim™ Metabolism Boosting Tablets, Vi-Trim™ Take Hold of your Hunger Drink Mix, and ViSalus Neuro™.

(tt) “Second Closing EBITDA” shall mean the 2009 EBITDA; provided, however, that in the event that the Second Closing Termination Date is automatically extended pursuant to Section 11.3(a), the Second Closing EBITDA shall mean the 2010 EBITDA.

(uu) “Second Closing Termination Date” shall mean July 31, 2010, subject to Section 11.3.

(vv) “Subsidiary” shall mean any Person as to which Buyer or the Company, as the case may be, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such Person, the holders of which class are entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

(ww) “Tax” or “Taxes” means all foreign, federal, state, county and local net income, gross income, gross receipts, sales, use, ad valorem, employment, payroll, social security, unemployment, disability, excise, severance, occupation, premium, windfall profits, additional, add-on minimum, franchise, license, profit, real and personal property, capital, recording, transfer, customs or other taxes, duties, stamp taxes and any similar assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed with respect thereto.

(xx) “Tax Return” means all Tax returns, reports, declarations and forms required to be filed or supplied to any tax authority (Federal, state, local, foreign or otherwise) in connection with or with respect to any Taxes.

(yy) “Third Closing EBITDA” shall mean the 2010 EBITDA; provided, however, that in the event that the Second Closing Termination Date or the Third Closing Termination Date is automatically extended pursuant to Section 11.3(a) or Section 11.3(b), the Third Closing EBITDA shall mean the 2011 EBITDA.

(zz) “Third Closing Termination Date” shall mean July 31, 2011, subject to Section 11.3.

Section 13.2 Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, investment bankers and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated hereby, it being understood and agreed, however, that Buyer and the Company have each agreed to pay, and have paid, one half of any and all filing fees that are payable in connection with all filings that are required under the HSR Act in connection with the transactions contemplated by this Agreement.

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Section 13.3 Publicity; Buyer Securities.

(a) Prior to the earlier of the Initial Closing or the earlier termination of this Agreement, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance written approval of the form and substance thereof by the Sellers, Parent and each of their respective counsel. Notwithstanding the foregoing, each of the Sellers acknowledges that Parent shall not be required to obtain the prior written consent of the Sellers in connection with: (a) the filing by Parent of a Form 10-K, Form 10-Q, preliminary or definitive proxy statement or an annual report with the Securities and Exchange Commission (the “SEC”) which discloses any or all of the terms of this Agreement or the transactions contemplated hereby; (b) the filing by Parent of a Form 8-K with the SEC (in each case, a “Form 8-K”) in connection with this Agreement or the transactions contemplated hereby; or (c) the release by Parent for dissemination by the financial wire services of any press release required by the rules of the New York Stock Exchange (it being understood and acknowledged that Parent intends to issue a release, and file a Form 8-K, with respect to, and within four (4) business days of, the signing of this Agreement, including attaching this Agreement as an exhibit thereto); provided, however, that Parent agrees that it shall: (i) submit any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to the proposed transaction) and such Form 8-K or press releases to the Sellers’ Representative for review prior to its filing or release for dissemination, as the case may be; (ii) provide the Sellers’ Representative with a reasonable opportunity to comment on any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby) and such Form 8-K or press release; and (iii) consider in good faith any comments that the Sellers’ Representative may have with respect to any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby) and such Form 8-K or press release; provided, further, that any final determination with respect to the form or content of any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement, annual report, Form 8-K or press release shall be within the absolute discretion of Parent.

(b) Each of the Sellers hereby acknowledges that he or it is aware, and that the Company is aware, and that he or it, or the Company, has advised him or it, or the Company and its directors, managers, officers, employees, shareholders, members, agents or representatives who are informed as to any of the matters which are the subject of this Agreement, that, in general, the federal securities law prohibits any Person who has material, non-public information relating to Parent or otherwise concerning the matters which are the subject of this Agreement from purchasing, selling or otherwise trading securities of Parent or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase, sell or otherwise trade such securities.

Section 13.4 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered, or express mail, postage and/or charges prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

(i)	if to Buyer, to:

Blyth, Inc.

One East Weaver Street

Greenwich, Connecticut, 06831

Telecopier: (203) 661-1969

Attention: Robert B. Goergen, Jr.

cc: Michael M. Novins

59

with a copy (which shall not constitute notice) to:

Finn Dixon & Herling LLP

177 Broad Street, 15th Floor

Stamford, Connecticut 06901

Telecopier: (203) 325-5001

Attention: Harold B. Finn III, Esq.

(ii)	if to any of the Sellers, to:

ViSalus Holdings, LLC

6300 Wilshire Blvd.

Los Angeles, California 90048

Telecopier: (323) 297-9499

Attention: Ryan Blair

with a copy (which shall not constitute notice) to:

Jones Day

500 Grant Street, Suite 3100

Pittsburgh, Pennsylvania 15219-2502

Telecopier: (412) 394-7959

Attention: Rachel Lorey Allen, Esq.

and

Ropart Asset Management Funds

One East Weaver Street

Greenwich, Connecticut, 06831

Telecopier: (203)661-1965

Attention: Todd A. Goergen

Section 13.5 Entire Agreement. This Agreement and Ancillary Agreements (including the Exhibits and Schedules hereto and thereto), contain the entire agreement among the parties with respect to the purchase and sale of Interests and Preferred Interests and related transactions contemplated hereby and thereby and supersede all prior contracts and other agreements, written or oral, with respect thereto.

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Section 13.6 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

Section 13.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as set forth in Article XII, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and any Indemnified Person or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.8 No Assignment. This Agreement is not assignable except by operation of law, except that Buyer may assign any or all of its rights and interests hereunder to one or more Affiliates and may designate one or more of its Affiliates to perform its obligations hereunder (provided that Parent shall remain liable for the performance of such obligations by any such Affiliates), and Buyer (and such other Affiliates) may collaterally assign their respective rights and interests hereunder to any party or parties providing financing to any of them or their Affiliates.

Section 13.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 13.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or

61

covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

Section 13.11 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.12 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

Section 13.13 Cross-references. The sections, articles and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

Section 13.14 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 13.15 Governing Law; Consent To Jurisdiction And Service Of Process. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK OR IN THE COURTS OF THE STATE OF NEW YORK, AS THE COMPLAINING PARTY, AS THE CASE MAY BE, MAY ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO SUCH PARTY’S ADDRESS SET FORTH IN, OR SUBSEQUENTLY PROVIDED PURSUANT TO, SECTION 13.4. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES FURTHER AGREES THAT FINAL JUDGMENT AGAINST HIM OR IT, AS THE CASE MAY BE, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF SUCH PARTY’S LIABILITY.

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Section 13.16 Waiver Of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT HE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAVIER OF HIS OR ITS RIGHT TO THE WAIVER OF HIS OR ITS RIGHT TO TRIAL BY JURY.

Section 13.17 Parent Guaranty. Parent hereby guarantees, unconditionally, the payment and performance by Buyer of all of its obligations under this Agreement.

Section 13.18 Sellers’ Representative.

(a) Each of the Sellers hereby appoints Ryan Blair as Seller’s Representative hereunder for the purposes of representing his or its individual interests. Each of the Sellers hereby authorizes the Sellers’ Representative to act on his or its behalf with respect to all matters arising under this Agreement requiring or contemplating the possibility of some notice to be sent to or from, or some action to be taken by, the Sellers, including acting as the Sellers’ representative for the purpose of settling on behalf of the Sellers any claims made by Buyer under Section 12.1(a)(i), representing the Sellers in any indemnification proceedings under Section 12.3, approving any waivers or amendments in accordance with Section 13.6, but excluding the settling of any claims made by Buyer under Section 12.1(a)(ii) against a Seller. Except as aforesaid, each Seller hereby agrees to be bound by any and all notices sent and actions taken (and notices not sent and actions not taken) by the Sellers’ Representative on his or its behalf pursuant to this Agreement. If for any reason the Sellers’ Representative shall be unable to perform its duties hereunder as Sellers’ Representative, the holders of a majority in interest of the Interests owned immediately prior to the Initial Closing shall appoint a replacement Sellers’ Representative. Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative. Buyer shall be entitled to disregard any notices or communications given or made by any Seller, in his or its individual capacity, which is contrary to a notice or communication given or made by the Sellers’ Representative.

(b) In performing his duties under this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, (i) the Sellers’ Representative shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed

63

or omitted hereunder or in connection with this Agreement, unless by the Sellers’ Representative’s gross negligence or willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller unless by the Sellers’ Representative’s gross negligence or willful misconduct.

All of the immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Initial Closing, any Subsequent Closing and/or any termination of this Agreement.

Section 13.19 Specific Performance. Each of the Company and the Sellers acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed by the Company and/or the Sellers in accordance with their specific terms or otherwise are breached. Accordingly, each of the Company and the Sellers agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[remainder of page intentionally left blank]

64

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

By:
Name: Ryan Blair
Title: President and Chief Executive Officer

For Purposes of Section 13.17, Parent	BLYTH, INC.

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

[additional signature pages follow]

Signature Page to Membership Interest Purchase Agreement

S-1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

By:
Name: Ryan Blair
Title: President and Chief Executive Officer

For Purposes of Section 13.17, Parent	BLYTH, INC.

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

[additional signature pages follow]

Signature Page to Membership Interest Purchase Agreement

S-1

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to Membership Interest Purchase Agreement

S-2

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

08.01.08
Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement

S-3

Exhibit 10.13

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

FIRST AMENDMENT, dated as of October 21, 2008 (this “Amendment”), to the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of August 4, 2008, by and among Blyth, Inc., a Delaware corporation (“Parent”), Blyth VSH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Buyer”), ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), and all of the members of the Company, each of whose names are listed on Exhibit A to the Purchase Agreement (each, individually, a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H

WHEREAS, the Parent, the Buyer, the Company and Sellers have agreed to amend certain provisions of the Purchase Agreement, in the manner, and on the terms and conditions, provided for herein; and

WHEREAS, pursuant to Section 13.6 of the Purchase Agreement, any amendment, modification or waiver must be effected by a written instrument signed by the parties to the Purchase Agreement (the “Parties”) or, in the case of a waiver, by the party waiving compliance.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Amendment to Section 13.1(n). Section 13.1(n) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“EBITDA”, subject to the provisions of Section 7.21, means, with respect to the Company and its Subsidiaries for any fiscal year ending on the date of computation thereof, the sum of, without duplication, (i) Net Income, (ii) Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation, and excluding any increase or decrease to Net Income as a result of the change in the investment value, or earnings or losses, of Solution X Global, LLC, all as determined in accordance with GAAP.

3. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

4. This Amendment may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one instrument.

5. The Purchase Agreement and this Amendment constitute the entire agreement among the parties relative to the specific subject matter hereof. Except as amended hereby, the Purchase Agreement remains in full force and effect in accordance with its original terms. Hereinafter, all references to the Purchase Agreement shall refer to the Agreement as amended hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

By:
Name: Ryan Blair
Title: President and Chief Executive Officer

Parent	BLYTH, INC.

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

[additional signature pages follow]

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

By:
Name: Ryan Blair
Title: President and Chief Executive Officer

Parent	BLYTH, INC.

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

[additional signature pages follow]

Signature Page to First Amendment to Membership Interest Purchase Agreement

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-2

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

By:
Name: Todd A. Goergen
Title: Managing Member

Ryan Blair

Blake Mallen

Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

By:
Name: John K. Tolmie
Title: Trustee

Josh Beal

John Laun

Signature Page to First Amendment to Membership Interest Purchase Agreement

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorca Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

10/20/08
Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to First Amendment to Membership Interest Purchase Agreement

S-3

Sellers (continued):

Philip Gomez

Erik Abel

Audrey Sommerfeld

Zorica Bosev

Adam Wescott

Rich Pala

Ridgely Goldsborough

Signature Page to First Amendment to Membership Interest Purchase Agreement

Exhibit 10.14

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SECOND AMENDMENT, dated as of January 12, 2012 (this “Amendment”), to the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of August 4, 2008, as amended by the First Amendment on October 21, 2008 (the “First Amendment”), by and among Blyth, Inc., a Delaware corporation (“Parent”), Blyth VSH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Buyer”), ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), and all of the members of the Company, each of whose names are listed on Exhibit A to the Purchase Agreement (each, individually, a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H

WHEREAS, the Parent, the Buyer, the Company and Sellers have agreed to amend certain provisions of the Purchase Agreement, in the manner, and on the terms and conditions, provided for herein; and

WHEREAS, pursuant to Section 13.6 of the Purchase Agreement, any amendment, modification or waiver must be effected by a written instrument signed by the parties to the Purchase Agreement (the “Parties”) or, in the case of a waiver, by the party waiving compliance.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Amendments to Section 2.1.

(a) Section 2.1(c) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(c) Upon the terms and subject to the conditions of this Agreement, at the Initial Third Closing (as defined below): (i) each Seller listed on Schedule 2.1(c)(i) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(c)(i) hereto; and (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(c)(i) hereto (collectively, the “Initial Third Purchase Interests”), for the Initial Third Purchase Price (as defined below).”

(b) Section 2.1 of the Purchase Agreement hereby is amended by adding the following new subsections (d) and (e):

“(d) Upon the terms and subject to the conditions of this Agreement, at the Interim Third Closing (as defined below): (i) the Seller listed on Schedule 2.1(c)(ii) shall sell, transfer, assign and convey to Buyer his Interests set forth on Schedule 2.1(c)(ii) hereto; and (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(c)(ii) hereto (collectively, the “Interim Third Purchase Interests”), for the Interim Third Purchase Price (as defined below).

(e) Upon the terms and subject to the conditions of this Agreement, at the Third Closing (as defined below): (i) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Third Closing, calculated as set forth on Schedule 2.1(c)(iii) (the “Third Purchase Incentive Payment”); (ii) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Third Closing, the Company shall pay the Third Purchase Incentive Payment to the Incentive Holders and (iii) (A) to the extent that the Third Purchase Price True-Up Amount indicates a shortfall in the payments of the Initial Third Purchase Price and Interim Third Purchase Price, Buyer shall pay to the Sellers listed on Schedules 2.1(c)(i) and 2.1(c)(ii) the aggregate amount of the Third Purchase Price True-Up Amount, which amount shall be allocated among the Sellers set forth on Schedules 2.1(c)(i) and 2.1(c)(ii) hereto in accordance with their respective Percentage Interests or (B) to the extent that the Third Purchase Price True-Up Amount indicates an excess in the payments of the Initial Third Purchase Price and Interim Third Purchase Price, each Seller listed on Schedules 2.1(c)(i) and 2.1(c)(ii) shall pay to the Buyer such Seller’s pro rata share, determined in accordance with each Seller’s respective Percentage Interests, of the Third Purchase Price True-Up Amount.”

(c) Section 2.1 of the Purchase Agreement hereby is amended by relabeling subsection (d) as subsection (f).

(d) Section 2.1(e) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(g) It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of the Initial Purchase Interests, Second Purchase Interests, Initial Third Purchase Interests, Interim Third Purchase Interests or Fourth Purchase Interests to one or more Affiliates upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the

Principal Sellers, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to Principal Sellers (as defined below) and the Buyer.”

3. Amendments to Section 2.2.

(a) Section 2.2 of the Purchase Agreement hereby is amended by amending and restating subsection (c) to read in its entirety as follows and inserting new subsection (d) below:

“(c) The aggregate purchase price (the “Initial Third Purchase Price”) for all of the Sellers’ Interests as set forth on Schedule 2.1(c)(i) hereto shall be an amount equal to $34,609,074 (as the same may be adjusted in accordance with Section 2.5(b)), which amount shall be allocated among the Sellers set forth on Schedule 2.1(c)(i) hereto in accordance with their respective Percentage Interests; provided, however that $14,628,026 of the Initial Third Purchase Price payable to the Founders shall be paid in the form of 340,662 shares of common stock, par value $0.02, of Parent (“Parent Stock”) that are subject to the restrictions set forth in Section 13.20, which shares shall be allocated among the Founders set forth on Schedule 2.1(c)(i) as follows: 143,926 shares of Parent Stock to Ryan Blair, 110,381 shares of Parent Stock to Nick Sarnicola and 86,355 shares of Parent Stock to Blake Mallen.

(d) The aggregate purchase price (the “Interim Third Purchase Price”) for all of the Seller’s Interests as set forth on Schedule 2.1(c)(ii) hereto shall be an amount equal to $2,518,850 (as the same may be adjusted in accordance with Section 2.5(b)).”

(b) Section 2.2 of the Purchase Agreement hereby is amended by relabeling subsection (d) as subsection (e).

4. Amendments to Section 2.5.

(a) Section 2.5(b) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(b) No later than ten (10) business days following issuance of the audited financial statements of the Company for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, the Company shall deliver a copy thereof to the Buyer and the Sellers’ Representative, together with a certificate of the Chief Financial Officer of the Company, which certificate shall set forth the Company’s calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, and, simultaneously with the delivery of the 2011 EBITDA, a calculation of the amount of any excess or shortfall with respect to the (i) sum of the Initial

Third Purchase Price and the Interim Third Purchase Price and (ii) the Final Third Purchase Price (such excess or shortfall, the “Third Purchase Price True-Up Amount”). Time is of the essence with respect to the delivery of such certificate.”

(b) Section 2.5(c) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(c) If the Buyer or the Sellers’ Representative shall disagree with such determination of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA, 2012 EBITDA or the Third Purchase Price True Up Amount, as applicable, the disagreeing party shall notify the other party on or before the date which is thirty (30) days after the date on which the Company delivers to the Buyer and the Sellers’ Representative such statement of the Company’s 2009 EBITDA, 2010 EBITDA, 2011 EBITDA. 2012 EBITDA or the Third Purchase Price True Up Amount, as applicable. Buyer and the Sellers’ Representative shall attempt in good faith to resolve any such disagreements. If Buyer and the Sellers’ Representative are unable to resolve all such disagreements on or before the date which is fifteen (15) days after notification by the disagreeing party of any such disagreements, the Sellers’ Representative and Buyer shall retain a nationally or regionally recognized independent public accounting firm not engaged by either the Company, Buyer or Parent at such time upon whom the Sellers’ Representative and Buyer shall mutually agree (such accounting firm being referred to as the “Final Accounting Firm”), to resolve all such disagreements. If Buyer and the Sellers’ Representative are unable to agree on the choice of an accounting firm, then Buyer and the Sellers’ Representative shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of five names, excluding their respective regular outside accounting firms), which firm shall be the “Final Accounting Firm.” The Final Accounting Firm shall adjudicate only those items still in dispute with respect to the calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA, 2012 EBITDA or the Third Purchase Price True Up Amount, as applicable. The determination by the Final Accounting Firm shall be binding and conclusive on both the Sellers and Buyer.”

5. Amendments to Section 3.2. Section 3.2 of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“Section 3.2 Subsequent Closings. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Article X, the Closing(s) of the purchase and sale of the Second Purchase Interests (the “Second Closing”), Initial Third Purchase Interests (the “Initial Third Closing”), Interim Third Purchase Interests (the “Interim Third Closing”) and Fourth Purchase Interests (the “Fourth Closing”) and payment of the Third

Purchase Incentive Payment and Third Purchase Price True-Up Amount (if any) (the “Third Closing”) (each a “Subsequent Closing” and collectively the “Subsequent Closings”) shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Article X (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree; provided, however, that the Interim Third Closing shall not take place sooner than February 8, 2012. Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article X as soon as practicable following such satisfaction or waiver.”

6. Amendments to Section 5.1. Section 5.1 of the Purchase Agreement is hereby amended by adding the following as a new sentence at the end thereof:

“Except as set forth in the Company’s Fundamental Documents, each Seller also represents and warrants that such Seller’s Interests are not subject to any voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, proxies or other similar agreements or commitments.”

7. Amendments to Section 7.1. Section 7.1 of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“Section 7.1 Pre-Closing Conduct of Business of the Company. During the period from the date of this Agreement to the Initial Closing Date and to each Subsequent Closing Date, as applicable, the Company agrees to conduct, and Sellers agree to cause the Company to conduct, its operations and business in the ordinary course of business. Notwithstanding the immediately preceding sentence, pending the Initial Closing Date, and each Subsequent Closing Date, as applicable, and except as may be first approved by Buyer or as is otherwise permitted or required by this Agreement, the Company agrees not to, and the Sellers agree to cause the Company not to, take any of the actions listed in Section 4.27; provided, however, that the Company may issue Interests in an amount up to three percent (3%) of the issued and outstanding Interests to John Purdy, President and Chief Operating Officer of the Company.”

8. Amendments to Section 7.21. Section 7.21 of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“Section 7.21 Payment of Incentive Payments. As soon as practicable after the Second Closing, the Third Closing and the Fourth Closing, as the case may be, the Company shall pay the Second Purchase Incentive Payment, the Third Purchase Incentive Payment and the Fourth Purchase Incentive Payment, as applicable, to the Incentive Holders. If and to the extent that the Third Closing EBITDA is reduced by reason of the payment of the Second Purchase Incentive Payment to

5

the Incentive Holders, the Third Closing EBITDA shall be increased by the amount of such reduction. Similarly, if and to the extent that the EBITDA that is used for purposes of determining the Fourth Purchase Price is reduced by reason of the payment of the Third Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction.”

9. Amendments to Section 10.1.

(a) Section 10.1(a) of the Purchase Agreement hereby is amended by amending and restating subsection (ii) to read in its entirety as follows and inserting a new subsection (iii) below:

“(ii) in the case of the Initial Third Closing and the Interim Third Closing, the Company shall have delivered to the Buyer and the Sellers’ Representative a certificate of the Chief Financial Officer of the Company, which certificate shall set forth the Company’s calculation of the Estimated 2011 EBITDA and the amount of the Initial Third Purchase Price and the Interim Third Purchase Price;

(iii) in the case of the Third Closing, each of the Third Closing EBITDA and the Third Purchase Price True-Up Amount shall have been finally determined as provided in Section 2.5; and”

(b) Section 10.1(a) of the Purchase Agreement hereby is amended by relabeling subsection (iii) as subsection (iv).

(c) Section 10.1 (b) of the Purchase Agreement hereby is amended by adding the following new subsection (ii):

“(ii) in the case of each of the Initial Third Closing and the Interim Third Closing, the Estimated Third Closing EBITDA shall be not less than $6,302,400;”

(d) Section 10.1(b) of the Purchase Agreement hereby is amended by relabeling current subsection (ii) as subsection (iii) and current subsection (iii) as subsection (iv).

(e) Section 10.2(d) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(d) the Buyer shall have tendered to Sellers the Second Purchase Price, Initial Third Purchase Price, Interim Third Purchase Price or Fourth Purchase Price, as applicable; and”

6

10. Amendments to Section 12.1(e). Section 12.1(e) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(e) Right of Offset Against Subsequent Purchase Price. Any amounts required to be paid by the Sellers to the Buyer Indemnitees pursuant to Section 12.1 may be offset by the Buyer against the Second Purchase Price, Initial Third Purchase Price, Interim Third Purchase Price or Fourth Purchase Price, as applicable.”

11. Amendments to Section 13.1.

(a) Section 13.1(n) of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

“(n) “EBITDA” subject to the provisions of Section 7.21, means, with respect to the Company and its Subsidiaries for any fiscal year ending on the date of computation thereof, the sum of, without duplication, (i) Net Income, (ii) Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation, and excluding (x) any increase or decrease to Net Income as a result of the change in the investment value, or earnings or losses, of Solution X Global, LLC and (y) any compensation expense resulting from issuances of Interests to John Purdy as permitted in Section 7.1, all as determined in accordance with GAAP.”

(b) Section 13.1 of the Purchase Agreement hereby is amended to add the following subsections (o), (r), (s), (ww), (xx), (yy) and (zz) and redesignate the remaining subsections accordingly:

“(o) “Effective Date” means the date on which a Registration Statement is declared or becomes effective under the Securities Act.”

“(r) “Estimated 2011 EBITDA” shall mean the estimated EBITDA of the Company on a consolidated basis for Fiscal 2011 estimated by the Company as of the date of the Initial Third Closing based upon the unaudited consolidated financial statements of the Company for Fiscal 2011.”

“(s) “Final Third Purchase Price” shall mean an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C) the Third Closing EBITDA (which will in no event be less than zero) and (ii) the Third Purchase Incentive Payment.”

“(ww) “Registrable Securities” means the shares of Parent Stock issued to the Founders pursuant to this Agreement, as amended (including any equity securities issued or issuable with respect to the shares of Parent Stock issued to the Founders pursuant to this Agreement as a result of any stock split, stock dividend, recapitalization, exchange, merger,

7

reorganization or similar event or otherwise; provided, however, that Registrable Securities shall not include any such shares (i) which have been disposed of pursuant to an effective registration statement under the Securities Act, (ii) which have been sold or otherwise transferred in a transaction in which the rights under the provisions of this Agreement have not been assigned, or (iii) which have been sold under Rule 144.”

“(xx) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.”

“(yy) “Registration Statement” means a registration statement or registration statements of the Parent filed under the Securities Act covering the Registrable Securities.”

“(zz) “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.”

(c) Article XIII of the Purchase Agreement hereby is amended to add the following Section 13.20:

“Section 13.20 Issuance of Parent Stock.

(a) Representations and Warranties of the Founders. In connection with the acquisition of the Parent Stock by the Founders, each Founder, severally and not jointly, represents and warrants to Parent that:

(i) Such Founder understands that the Parent Stock has not been, and will not upon issuance be, registered under the Securities Act, and that any certificates evidencing the Parent Stock shall bear a legend to that effect.

(ii) Such Founder is acquiring the Parent Stock for its own account for investment purposes only and not with a view toward distribution thereof in violation of the Securities Act.

(iii) By reason of the business and financial experience of such Founder, such Founder has the capacity to protect its own interests in connection with the acquisition of the Parent Stock. Such Founder is able to bear the economic risk of an investment in the Parent Stock and has an adequate income independent of any income produced from an investment in the Parent Stock and has sufficient net worth to sustain a loss of all of its investment in the Parent Stock without economic hardship if such a loss should occur.

8

(iv) Such Founder is an individual who is an “accredited investor” within the meaning of Rule 501(a)(5) or (6) of Regulation D promulgated under the Securities Act.

(v) Such Founder did not become aware of an opportunity to invest in the Parent Stock through any form of general solicitation or general advertising (within the meaning of Rule 506 of Regulation D of the Securities Act) or any other filings made by Parent with the SEC.

(vi) Such Founder has received physical delivery of such documents, records and information which such Founder has requested, and has had an opportunity to ask questions of, and receive answers from, Parent’s officers, employees, agents, accountants, and representatives concerning Parent’s business, operations, financial condition, assets, liabilities, and all other matters it has deemed relevant to its investment in the Parent Stock.

(b) Transfer Restrictions. Until the second (2nd) anniversary of the date of the Initial Third Closing (the “Restricted Period”), no shares of Parent Stock may be Transferred or disposed of in any way by the Founders, except by will or by the laws of descent and distribution or pursuant to the foreclosure of a pledge permitted under this Agreement (so long as the transferee agrees in writing in advance to become bound by the terms and conditions of this Section 13.20); provided, however, that the Founders shall be permitted to pledge the shares of Parent Stock held by them to a bank or other institutional lender that is not an affiliate of any Founder as part of a bona fide arms-length loan transaction; provided further, however, that any such pledged shares shall remain subject to the restrictions on transfer set forth in this Section 13.20(b), including, without limitation, after any foreclosure by any such bank or other lending institution. For purposes of this Agreement, “Transfer” shall mean any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, mortgage, encumber or otherwise dispose of any Parent Stock, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take pledge of, any Parent Stock.

(c) Prohibited Transfers. If any purported Transfer is made or attempted contrary to the provisions of this Agreement, Parent shall have, in addition to any other legal or equitable remedies which it may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law).

(d) Book Entry: Legend. The Parent Stock shall be non- certificated shares represented by book-entry, and shall be issued by Parent in the respective Founders’ names. The book-entry for such Parent Stock shall include a legend, substantially in the following form, evidencing the nature of the Parent Stock, and Parent may enter stop transfer instructions on the Parent Stock with Parent’s transfer agent and registrar against the Transfer of the Parent Stock until the end of the Restricted Period.

9

TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AGREEMENT BETWEEN THE ISSUER AND THE NAMED HOLDER HEREOF. NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. SUCH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(d) Subject to the approval of the following amendment by the Board of Directors of the Parent, which approval shall be a condition precedent to the effectiveness of such amendment, Article XIII of the Purchase Agreement is hereby amended to add the following Section 13.21:

“Section 13.21 Registration of Parent Stock.

(a) Demand Registration. At any time after the expiration of the Restricted Period, the Sellers Representative may, on one occasion only, request registration under the Securities Act of the Registrable Securities held by him; provided, however, that no such registration request shall be permitted to be made at any time when all Registrable Securities then held by and issuable to the Founders may be sold under Rule 144 during any ninety (90) day period and the certificates evidencing such Registrable Securities bear no legends restricting the transfer thereof or may be issued or re-issued without such legends (and, to the extent such securities are issued in global form, bear an unrestricted CUSIP

10

number or may be issued or re-issued bearing an unrestricted CUSIP number); provided further, however, that no such registration request shall be permitted to be made in connection with an underwritten offering in which the Registrable Securities would be sold to an underwriter or underwriters for reoffering to the public; and provided further, however, that no such registration request shall be permitted to be made at any time after the Parent has effected one (1) registration pursuant to this Section 13.21. Within ten (10) days after receipt of such a registration request, the Parent shall give written notice of such requested registration to all other holders of Registrable Securities for whom the Parent has current contact information and shall include in such registration all such Registrable Securities with respect to which the Parent has received written requests for inclusion therein within twenty (20) days after the transmission of the Parent’s notice. Within sixty (60) days after the receipt of such a request, the Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Parent, then on (i) Form S-1 or (ii) such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities) (the “Registration Statement”) and thereafter shall use its reasonable best efforts to cause such Registration Statement to become effective. The Founders’ request(s) for registration shall specify the approximate number of Registrable Securities requested to be registered, the anticipated per share price range for such offering and the intended method of distribution. As used in this Section 13.21, the term “Founders” shall mean and include only (i) each of the Founders that then holds Registrable Securities, (ii) any bank or other institutional lender to any Founder to which such Founder collaterally assigns its rights under this Section 13.21 that (w) then holds Registrable Securities and (x) agrees to become bound by the provisions of this Agreement in accordance with Section 13.21(k), and (iii) any transferee or assignee thereof to which any such bank or other institutional lender assigns its rights under this Agreement and that (y) then holds Registrable Securities and (z) agrees to become bound by the provisions of this Agreement in accordance with Section 13.21(k).

(b) Sufficient Number of Shares Registered. If the number of shares available under the Registration Statement filed pursuant to Section 13.21(a) is, or becomes, insufficient to cover all of the Registrable Securities required to be covered by the Registration Statement, the Parent shall amend the Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least 100% of the aggregate number of the Registrable Securities required to be registered hereunder as of the trading day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as reasonably practicable. The Parent shall use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For all purposes of this Agreement, such additional Registration Statement shall be deemed to be the Registration

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Statement required to be filed by the Parent pursuant to Section 13.21(a) of this Agreement, and the Parent and the Founders shall have the same rights and obligations with respect to such additional Registration Statement as they shall have with respect to the initial Registration Statement required to be filed by the Parent pursuant to Section 13.21(a).

(c) Legal Counsel. Subject to Section 13.21(g) hereof, the Founders shall have the right to select one legal counsel in connection with any offering pursuant to this Section 13.21 (“Legal Counsel”), which shall be Kirkland & Ellis LLP or such other counsel as hereafter designated by the Founders. The Parent shall reasonably cooperate with Legal Counsel in performing the Parent’s obligations under this Agreement.

(d) Related Obligations. At such time as the Parent is obligated to file a Registration Statement with the SEC pursuant to this Agreement, the Parent will use its reasonable best efforts to effect the registration of the Registrable Securities covered by such Registration Statement in accordance with the intended method of disposition thereof and the Parent shall have the following additional obligations:

(i) The Parent shall use its reasonable best efforts to keep the Registration Statement effective pursuant to Rule 415 at all times from the Effective Date until the earlier of (i) the one-year anniversary of the Effective Date (which period shall be extended by the number of days during such period during which any Blackout Period (other than any Scheduled Earnings Blackout) continues) or (ii) the date on which the Founders shall have sold all the Registrable Securities covered by such Registration Statement (the “Registration Period”), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein), at the time it is first filed with the SEC, at the time it is ordered effective by the SEC and at all times during which it is required to be effective hereunder (and each such amendment and supplement at the time it is filed with the SEC and at all times during which it is available for use in connection with the offer and sale of the Registrable Securities) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. If the Registration Statement is no longer effective during the Registration Period, the Parent shall use its reasonable best efforts to cause a new Registration Statement to become effective pursuant to this Agreement as promptly as practicable.

(ii) The Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep

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such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Parent covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 13.21(d)) by reason of the Parent filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Parent shall have incorporated such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the Exchange Act report is filed which created the requirement for the Parent to amend or supplement the Registration Statement.

(iii) The Parent shall permit Legal Counsel to review and comment upon (i) any Registration Statement prior to its filing with the SEC and (ii) all other Registration Statements, prospectuses, prospectus supplements and free-writing prospectuses, and all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any similar or successor reports) prior to their filing with the SEC. To the extent not prohibited by applicable law, the Parent shall furnish to Legal Counsel, without charge, (i) any correspondence from the SEC or the staff of the SEC to the Parent or its representatives relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement, prospectus, prospectus supplement and free-writing prospectus, and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Parent shall reasonably cooperate with Legal Counsel in performing the Parent’s obligations pursuant to this Section 13.21(d).

(iv) The Parent shall furnish, without charge, to each Founder selling Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, and each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such Founder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Founder.

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(v) The Parent shall use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities pursuant to a Registration Statement; provided, however, that the Parent shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 13.21(d)(v), (ii) subject itself to general taxation in any such jurisdiction, or (iii) file a general consent to service of process in any such jurisdiction.

(vi) The Parent shall notify Legal Counsel and each Founder in writing of the happening of any event, promptly after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Legal Counsel and each Founder as Legal Counsel or such Founder may reasonably request. The Parent shall also promptly notify Legal Counsel and each Founder in writing (i) when a prospectus or any prospectus supplement, free-writing prospectus or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and each Founder by email on the same day of such effectiveness and by overnight delivery), (ii) of the receipt of any comments from the SEC, or any request by the SEC for amendments or supplements, to a Registration Statement or related prospectus or related information, and (iii) of the Parent’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(vii) The Parent shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension promptly and to promptly notify Legal Counsel and each Founder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

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(viii) The Parent shall cooperate with the Founders who hold Registrable Securities being offered and facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, and registered in such name as the Founders may request.

(ix) The Parent shall use reasonable best efforts to procure the cooperation of the Parent’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by any Founder.

(x) The Parent shall otherwise use its best efforts to comply (and continue to comply) with all applicable rules and regulations of the SEC.

(xi) Within one (1) Business Day after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, the Parent shall deliver or shall cause legal counsel for the Parent to deliver to the Parent’s transfer agent confirmation that such Registration Statement has been declared effective by the SEC.

(xii) The Parent shall cause all Registrable Securities included in a Registration Statement to be listed on each securities exchange on which similar securities issued by the Parent are then listed.

(e) Obligations of Founders.

(i) At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement, the Parent shall notify each Founder in writing of the information the Parent reasonably requires from each such Founder in order to have such Founder’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Parent to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Founder that such Founder shall furnish to the Parent such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Parent may reasonably request.

(ii) Each Founder, by such Founder’s acceptance of the Registrable Securities, agrees to cooperate with the Parent as reasonably requested by the Parent in connection with the preparation and filing of any Registration Statement hereunder, unless such Founder no longer holds any Registrable Securities.

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(iii) Each Founder agrees that, upon receipt of any notice from the Parent of the happening of any event of the kind described in the first sentence of Section 13.21(d)(vi) or in Section 13.21(d)(vii), such Founder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Founder’s receipt of the copies of the supplemented or amended prospectus contemplated by the first sentence of Section 13.21(d)(vi) or by Section 13.21(d)(vii) or receipt of notice that no supplement or amendment is required and, if so directed by the Parent, such Founder shall deliver to the Parent, or destroy all copies in such Founder’s possession, any prospectus covering such Registrable Securities current at the time of receipt of such notice. Notwithstanding anything to the contrary contained herein, if the Founder has sold any Registrable Securities prior to the Founder’s receipt of a notice from the Parent of the happening of any event of the kind described in the first sentence of Section 13.21(d)(vi) or in Section 13.21(d)(vii) but has not yet settled such sale prior to the receipt of any such notice, the Parent shall cause its transfer agent to deliver an unlegended certificate(s) representing the shares of Common Stock to be transferred to the applicable transferee(s) in accordance with the terms of the Securities Purchase Agreement.

(f) Suspension of Registration Rights.

(i) Notwithstanding anything to the contrary herein:

(A) during any earnings blackout period in effect pursuant to a policy established by the Parent’s Board of Directors or a designated committee thereof (including, without limitation, the Parent’s current earnings blackout policy) (a “Scheduled Earnings Blackout”), unless the Parent provides the Founders notice that a Black Out Period (as defined below) with respect to a Scheduled Earnings Blackout will not be in effect, or

(B) if the Parent shall at any time deliver to the Founders a certificate signed by any of its authorized officers (a “Suspension Notice”) stating that:

(1) the Parent has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Parent’s Board of Directors, after consultation with its outside counsel, materially and adversely affect the Parent or the prospects for consummation of such material transaction; or

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(2) the Parent’s Board of Directors has made the good faith determination after consultation with counsel that (x) use or continued use of any proposed or effective Registration Statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto would require, under the Securities Act, premature disclosure in such Registration Statement (or the prospectus relating thereto) of material, non-public information, (y) such premature disclosure would not be in the best interest of the Parent and (z) it is therefore necessary to defer the filing or to suspend the use of such Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto, then the right of the Founders to require the Parent to file any Registration Statement or, after the filing thereof, use any Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended for a period (each, a “Black Out Period”). A Suspension Notice shall not disclose the specific material, non-public information with respect to any Black Out Period.

(ii) Notwithstanding anything to the contrary in this Section 13.21(f), nothing in this Section 13.21(f) shall impose, and the Parent shall not impose, any Black Out Period, including any Scheduled Earnings Black Out, upon any Founder in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Parent may impose on transfers of the Parent’s equity securities by any of its directors and senior executive officers.

(iii) During any Black Out Period, no Founder shall offer or sell any Registrable Securities pursuant to any Registration Statement (or the prospectus relating thereto) filed by the Parent. Notwithstanding the foregoing, if the public announcement of such material, nonpublic information which necessitated an applicable Blackout Period is made during such Black Out Period, then such Black Out Period shall terminate without any further action of the parties and the Parent shall immediately notify the Founders of such termination.

(g) Expenses of Registration. The Parent shall bear all expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Parent in connection with registration, filing or qualification pursuant to this Agreement,

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and fees and disbursements of Legal Counsel (up to an aggregate of $25,000 for Legal Counsel). In addition, the Parent shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. For the avoidance of doubt, each Founder shall pay all underwriting and placement discounts and commissions, agency and placement fees, brokers’ commissions and transfer taxes, and fees and expenses of Legal Counsel (in excess of $25,000 for Legal Counsel), in each case if any, relating to the sale or disposition of such Founder’s Registrable Securities.

(h) Indemnification. If any Registrable Securities are included in a Registration Statement under this Agreement:

(i) The Parent shall indemnify and hold harmless each Founder, its officers, directors, employees, stockholders, partners and each person who controls such Founder within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel) to which such Founder, or such director, officer, employee stockholder, partner or control person, may become subject under the Securities Act, the Exchange Act or otherwise (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, together with the documents incorporated by reference therein, under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Parent will reimburse any such Founder, or such director, officer, employee stockholder, partner or control person, for any legal or other expenses reasonably incurred by such Founder, or such director, officer, employee stockholder, partner or control person, in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Parent shall not be liable to any such Founder, or such director, officer, employee stockholder, partner or control person, in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue

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statement of a material fact or omission or alleged omission of a material fact made in such Registration Statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Parent by or on behalf of such Founder specifically for use therein; provided, further, however, that the Parent shall not be liable to any such Founder with respect to any amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld). Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Founder and shall survive the transfer of Registrable Securities by a Founder. Notwithstanding any of the foregoing to the contrary, the foregoing indemnity agreement shall not inure to the benefit of any Founder or underwriter, or any person controlling or claiming through such Founder or underwriter, from whom the person asserting any such Claim purchased shares in the offering (i) with respect to any preliminary prospectus, if a copy of the prospectus (as then amended or supplemented and previously provided by the Parent to the Founder) was not sent or given by or on behalf of such Founder to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such Claim and (ii) with respect to any Registration Statement, preliminary, final or summary prospectus or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if any such document was used during a Black Out Period.

(ii) Each Founder selling Registrable Securities that are included in the securities as to which any registration under this Agreement is being effected shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 13.21(h)(i)) the Parent, its officers, directors and employees, each Person controlling the Parent within the meaning of the Securities Act and each of the other Founders for Claims insofar as such Claims arise out of are based upon any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Parent or its representatives by or on behalf of such Founder specifically for use therein, and each such Founder shall, severally and not jointly, reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending

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any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Founder shall be required to pay pursuant to this Section 13.21 (h)(ii) and/or any other provisions of this Section 13.21(h) shall in no case be greater than the amount of the net proceeds received by such Founder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim.

(iii) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 13.2(h), but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 13.21(h), except to the extent the indemnifying party is materially and actually prejudiced thereby, and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Agreement. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise, in the reasonable opinion of counsel to the indemnified party, a conflict of interest between such indemnified and indemnifying party may exist in respect of such claim, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any reasonable expenses therefor.

(iv) No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of,

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or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(v) If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 13.21(h)(i) or (ii), then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim, as well as other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 13.21(h)(iv) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 13.21(h)(iv). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim.

(vi) No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 13.21(h) to the contrary, no indemnifying party (other than the Parent) shall be required pursuant to this Section 13.21(h) to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, less the amount of

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any indemnification payment made by such indemnifying party pursuant to Section 13.21(h)(ii). The indemnification and contribution required by this Section 13.21(h) shall be made by payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnification and contribution provided for under this Section 13.21(h) will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of any Registrable Securities.

(i) With a view to making available to the Founders all of the benefits of Rule 144 (or any similar successor rule), the Parent agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 (or any similar successor rule), (ii) file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act and the rules and regulations of the SEC adopted thereunder, (iii) furnish to each Founder so long as such Founder owns Registrable Securities, promptly upon request, (A) a written statement by the Parent that it has complied with the current public information requirements of Rule 144 (or any similar successor rule) and the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Parent and such other reports and documents so filed by the Parent and (C) such other information as may be reasonably requested to permit the Founders to sell such securities pursuant to Rule 144 (or any similar successor rule) without registration and (iv) will take such further action as such Founder or Founders may reasonably request to the extent required to enable such Founders to sell Registrable Securities pursuant to Rule 144.

(j) The Parent may hereafter grant to any Person or Persons the right to request the Parent to register any equity securities of the Parent (the “Subsequent Registration Rights”), or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Founders and such Subsequent Registration Rights may include piggyback rights on any registration and sale of Registrable Securities hereunder.

(k) The registration rights of any Founder under this Agreement with respect to any Registrable Securities may not be assigned without the prior written consent of the parent except that a Founder may collaterally assign its registration rights with respect to any Registrable Securities that it has pledged as collateral to any bank or other institutional lender that is not an affiliate of any Founder as part of a bona fide arms-length loan transaction. Upon any such permitted assignment, (i) the Founder shall give the Parent written notice at or prior to the time of such assignment stating the name and address of the assignee and identifying the shares with respect to which the rights under this Agreement are being assigned; (ii) such assignee shall agree in writing, in form and substance reasonably satisfactory to the Parent, to be bound to the same

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extent and in the same capacity as the Founder by the provisions of this Agreement; and (iii) such assignee shall acknowledge, immediately following such assignment, that the further disposition of such securities by such assignee may be restricted under the Securities Act. In connection with any such transfer the Parent shall, at its sole cost and expense, promptly after such assignment take such reasonable actions as shall be reasonably acceptable to the Founders and such permitted transferee to assure that the Registration Statement and related prospectus are available for use by such permitted transferee for sales of the Registrable Securities in respect of which the rights to registration have been so assigned. Notwithstanding any other provision of this Agreement, no Person who acquires securities transferred in violation of this Agreement or the Securities Purchase Agreement, or who acquires shares of Common Stock that are not, or upon acquisition cease to be, Registrable Securities, shall have any rights under this Agreement with respect to such shares of Common Stock, and such shares of Common Stock shall not have the benefits afforded hereunder to Registrable Securities.

12. Amendments to Schedules. Schedule 2.1(c) is hereby deleted and new Schedules 2.1(c)(i), 2.1(c)(ii) and 2.1(c)(iii), in the form attached hereto as Exhibit A, are hereby substituted therefor.

13. Limited Waiver. The Buyer hereby waives the condition set forth in Section 10.1(f)(i) of the Purchase Agreement regarding delivery of the Updated Most Recent Balance Sheet in connection with the Initial Third Closing and the Interim Third Closing. The waiver set forth in this paragraph is strictly limited to the Initial Third Closing and the Interim Third Closing and shall not apply to any other Closing under the Purchase Agreement.

14. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

15. This Amendment may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one instrument.

16. The Purchase Agreement, the First Amendment and this Amendment constitute the entire agreement among the parties relative to the specific subject matter hereof. Except as amended hereby and by the First Amendment, the Purchase Agreement remains in full force and effect in accordance with its original terms. Hereinafter, all references to the Purchase Agreement shall refer to the Agreement as amended hereby and by the First Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

By:
Name: Ryan Blair
Title: President and Chief Executive Officer

Parent:	BLYTH, INC.

By:
Name: Michael S. Novins
Title: Vice President and General Counsel

Sellers’ Representative:
Ryan Blair
as Sellers’ Representative

Signature Page to Second Amendment to Membership Interest Purchase Agreement

Exhibit 10.15

VISALUS HOLDINGS, LLC

Preferred

Membership Unit Purchase Agreement

-i-

(continued)

-ii-

(continued)

Exhibits

Exhibit A-	Form of Limited Liability Company Agreement

Exhibit B-	Form of Registration Rights Agreement

Exhibit C-	Form of Put Agreement

-iii-

VISALUS HOLDINGS, LLC

PREFERRED MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS PREFERRED MEMBERSHIP UNIT PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 25, 2005, by and among VISALUS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and Ropart Asset Management Fund, LLC, a Delaware limited liability company (hereinafter referred to as “RAM” and/or “Purchaser”).

Recitals

WHEREAS, RAM desires to purchase, and the Company agrees to sell, one million, five hundred thousand (1,500,000) Series A Convertible Participating Preferred Units of the Company (the “Units”) pursuant to the terms and conditions of this Agreement.

WHEREAS, in connection with the transactions contemplated herein the parties intend, as of the Closing Date (as defined below), to enter into an Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached as Exhibit A hereto (the “LLC Agreement”), a Registration Rights Agreement substantially in the form attached as Exhibit B hereto (the “Registration Rights Agreement”) and a Put Agreement substantially in the form attached as Exhibit C hereto (the “Put Agreement” and, together with this Agreement, the LLC Agreement and the Registration Rights Agreement, the “Transaction Documents”).

NOW, THEREFORE, IN CONSIDERATION of the mutual promises contained herein and made pursuant hereto, and good and available consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Article 1

Authorization and Sale of Units and Commitment of Purchaser

1.1 Authorization of the Units. The Company has authorized (i) the sale and issuance of the Units and (ii) the issuance of such Class A Common Units of the Company as are to be issued upon conversion of the Units (the “Conversion Units”). The Units and the Conversion Units shall have the rights, restrictions, privileges and preferences as set forth in the LLC Agreement.

1.2 Sale of the Units. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to RAM, and RAM will purchase from the Company, the Units at a purchase price of ONE DOLLAR AND 00/100 CENTS ($1.00) per Unit.

Article 2

Closing Date; Delivery; Preferred Unit Terms

2.1 Closing Date. The closing of the purchase and sale of the Units hereunder (the “Closing”) shall be held at the offices of Finn Dixon & Herling LLP, One Landmark Square, Stamford, Connecticut 06901 at 10:00 a.m., local time, on such date (the “Closing Date”) as is five business days after the satisfaction of the conditions set forth in Sections 5.5, 5.10, 5.11 and 5.12 hereof, or at such other time and place as shall be mutually agreed upon by the Company and RAM.

2.2 Payment of Purchase Price. On the Closing Date and upon satisfaction of the conditions set forth in Article 5 hereof, RAM shall pay to the Company a total of one million, five hundred thousand dollars ($1,500,000) by wire transfer of immediately available funds as follows: (i) to each of the holders of the promissory notes and warrants described on Schedule 7.4 hereto such amount as is set forth in the Payoff Letter (as defined below) for each such holder (not to exceed $1,500,000 in the aggregate); (ii) to the Company an amount equal to one million, five hundred thousand dollars ($1,500,000) less the aggregate amount paid pursuant to (i) above.

Article 3

Representations and Warranties of the Company

For purposes of these representations and warranties (other than those in Sections 3.2, 3.3, and 3.4), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein. The Company hereby represents and warrants to the Purchaser as follows:

3.1 Organization and Standing; Certificate of Formation and Operating Agreement. The Company is duly organized and validly existing under the laws of the state of its formation and is in good standing under such laws. The Company has all requisite limited liability company power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is or will be within 30 days of the Closing Date duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company’s business as presently conducted and as currently proposed to be conducted. The Company has provided to RAM true, correct and complete copies of its Certificate of Formation and Operating Agreement, as presently in effect.

3.2 Subsidiaries. The Company is, or on the Closing Date will be, the owner of all of the issued and outstanding shares of FVA Ventures, Inc. Except for FVA Ventures, Inc. and the common shares thereof, the Company has no subsidiaries and does not own of record or beneficially any equity interest or investment in any corporation, association or business entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized capital consists of three classes of Membership Units: Common A, Common B and Preferred. As of the date of this Agreement, there are no issued and outstanding Common B Membership Interests of the Company and no issued and outstanding Preferred Membership Interests of the Company. The issued and outstanding Common A Membership Interests of the Company are owned as follows: Ryan Blair - 33 and 1/3%, Blake Mallen - 33 and 1/3% and Nick Samicola - 33 and 1/3%. Collectively, Ryan Blair, Blake Mallen and Nick Samicola own 100% of the issued and outstanding equity interest in the Company.

(b) Immediately after the Closing, the Company’s authorized capital shall consist of (a) four million six hundred thirty thousand four hundred thirty four (4,630,434) Class A Common Units, of which four million six hundred thirty thousand four hundred thirty four (4,630,434) units will be issued and outstanding, (b) three hundred ninety-one thousand three hundred five (391,305) Class B Common Units, of which none (0) will be issued and outstanding and (c) one million, five hundred thousand (1,500,000) Series A Convertible Participating Preferred Membership Units, of which one million, five hundred thousand (1,500,000) will be issued and outstanding.

The Class A and Class B Common Units of the Company are, or will be, as applicable, duly and validly issued, fully paid and nonassessable, and such units, and all outstanding options, warrants, convertible notes, and other securities of the Company, have been, or will have been, as applicable, issued in full compliance with the applicable exemptions from the Securities Act of 1933, as amended (the “Securities Act”), the registration and qualification requirements of all applicable securities laws of states of the United States and all other provisions of applicable securities laws of States of the United States, including, without limitation, anti-fraud provisions. The Units and the Conversion Units will be duly and validly issued, fully paid and nonassessable.

The Company has reserved three hundred ninety-one thousand three hundred five (391,305) Class B Common Units for issuance pursuant to a Membership Unit Option Plan (the “Plan”).

Except for the Class B Common Units to be issued pursuant to the Plan, there are no outstanding anti-dilution, pre-emptive, first refusal, first offer or other preferential rights, conversion rights or other rights, options, warrants, instruments or agreements granted or issued by or binding upon the Company for the issuance, purchase or acquisition of, or conversion or exercise into, any Class A or Class B Common Units or Series A Convertible Participating Preferred Units or any other securities of the Company. The Company is not obligated under any agreement, arrangement or understanding to redeem or otherwise purchase any of its membership interests or other equity interests. The Company holds none of its membership interests or other equity interests in its treasury. Except as contemplated by this Agreement, there are no agreements, written or oral, between the Company and any holder of its membership interests or other equity interests, or, to the knowledge of the Company, among any holders of its membership interests or other equity interests, relating to the voting of the membership interests or other equity interests of the Company.

(c) Neither the offer nor the issuance or sale of the Units constitute or will constitute an event, which shall either increase the number of membership units of the Company issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any membership unit of the Company or similar security, or decrease the consideration per membership unit of the Company to be received by the Company upon such conversion or exercise.

3.4 Authorization. All corporate action on the part of the Company, its board of managers, officers and members necessary for the authorization, execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance, sale and delivery of the Units and the Conversion Units has been taken or will be taken prior to the Closing. The Transaction Documents constitute valid and binding obligations of the Company, enforceable in accordance with each of their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, including rules of law governing specific performance, injunctive relief or other equitable remedies. The Units are not subject to any preemptive rights or rights of first refusal. The Units, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws (based in part upon the representations of the Purchaser contained herein), will be free of any liens or encumbrances, and will be free of restrictions on transfer other than under this Agreement, the LLC Agreement and state and/or federal securities laws. The Conversion Units have been duly and validly reserved and are not subject to any preemptive rights or rights of first refusal and, upon issuance, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in the LLC Agreement.

3.5 Litigation. There are no actions, suits, proceedings or investigations pending or threatened against the Company or any of its properties before any court or governmental agency or claims asserted, nor, to the Company’s knowledge, is there any basis therefor. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving prior employment of any of the Company’s employees or former employees or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending or that the Company intends to initiate.

3.6 Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority or any third party is required in connection with the Company’s valid execution, delivery or performance of the Transaction Documents, or the offer, sale or issuance of the Units by the Company, the conversion of the Units, the issuance of the Conversion Units, or the consummation of any other transaction contemplated on the part of the Company hereby or thereby, except filings required pursuant to applicable federal and state securities laws and blue sky laws, which filings the Company shall complete within the lesser of fifteen (15) days of the Closing Date or the required statutory period.

3.7 Title to Properties; Liens and Encumbrances. The Company has good and marketable title to its properties and assets and, with respect to the property and assets leased by the Company, holds valid leasehold interests therein, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except (i) tax, materialmen’s or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings, or (ii) liens arising from equipment loans entered into in the ordinary course of business.

3.8 Proprietary Information and Other Rights. The Company has title and ownership of all patents, patent applications, trademarks, service marks, trade names, copyrights, mask works, trade secrets, licenses, information, proprietary rights and processes (collectively, “Proprietary Information”) necessary for its business as now conducted and as presently proposed to be conducted without, except as set forth on Schedule 3.8 hereto, any conflict with or infringement of the rights of others. To the Company’s knowledge, it possesses no licenses, patents or patent applications which conflict with or infringe the rights of others. There are no outstanding options, licenses or agreements of any kind relating to its Proprietary Information, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, inventions, franchises, licenses, information, proprietary rights and processes of any other person or entity other than shrink wrap or pre-installed software licensed by the Company in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade proprietary rights of any other person or entity. To the best knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of the Transaction Documents nor the carrying on of the Company’s business by the employees of the Company nor the conduct of the Company’s business as proposed, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe nor does it have any reason to believe it is or will be necessary to utilize any inventions of any of its employees (or people they currently intend to hire) made prior to the employment of any such person by the Company. Since its organization, the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its Proprietary Information and to prevent its Proprietary Information from being generally known or known by competitors.

3.9 Offering. Subject to the truth and accuracy of the Purchaser’s representations set forth in this Agreement, the offer, sale and issuance of the Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and from the qualification requirements of the state of Delaware.

3.10 Compliance with Other Instruments. The Company is not in any violation or default of any term of its organization or governing documents, any material term of any material agreement to which the Company is a party, or any judgment, decree, order, statute, rule or regulation to which the Company is subject. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have not resulted and will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties. The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any rights granted under any license, distribution or other agreement.

3.11 Employees. To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company.

3.12 Registration Rights. The Company is not under any obligation to register any of its currently outstanding securities or any of its securities which may hereafter be issued except as set forth in the Registration Rights Agreement.

3.13 Disclosure; No undisclosed Liabilities. The Company has fully provided the Purchaser with all the information available to the Company which Purchaser has requested for deciding whether to acquire the Units and all information that the Company believes is reasonably necessary to enable the Purchaser to make the decision to acquire the Units. No representation or warranty of the company contained in this Agreement, and no certificate furnished or to be furnished to Purchaser at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Any projections were prepared in good faith; however, the Company does not warrant that it will achieve any projected results. The Company does not have any liability that is not readily apparent from the information provided by the Company to the Purchaser.

3.14 ERISA Plans. The Company does not have any Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.15 Tax Elections. The Company has elected to file tax returns as a partnership and shall file all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith.

3.16 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation (individually or in the aggregate) would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The

Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

3.17 Related Party Matters.

(a) Other than standard employee benefits generally made available to all employees, and the purchase of shares of the Company’s membership units and the issuance of options to purchase membership units of the Company, in each instance, approved by the board of managers of the Company (the “Board of Managers”) (or, in the case of any subsidiary, board of directors), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or key employees, or any Affiliate (as defined below) thereof.

(b) The Company is not indebted, directly or indirectly, to any of its managers, directors, officers or employees or to their respective spouses, children or other immediate family members or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Company’s managers, directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that managers, directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, none of the Company’s managers, directors, officers or employees or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. None of the Company’s managers, directors or officers or employees, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s major business relationship partners, service providers, joint venture partners, licensees and competitors.

(c) For the purposes of this Agreement, “Affiliate” means with respect to any person or entity (a “Person”) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, manager, officer, director, or member of such Person.

Article 4

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Company as follows:

4.1 No Registration. Purchaser understands that the Units (and the Conversion Units) have not been registered under the Act and are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon the representations of the Purchaser below or otherwise made hereunder.

4.2 Investment Experience. Purchaser or its professional advisor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.3 Suitability Requirements. The Purchaser hereby represents that it qualifies as an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Act, and must demonstrate the basis for such qualification. To be an accredited investor, an investor must fall within any of the following categories at the time of the sale of any Units to the Purchaser:

(a) A bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of that Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(b) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(c) An organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; a corporation; a Massachusetts or similar business trust; or a partnership; in each case, not formed for the specific purpose of acquiring the Units and with total assets in excess of $5,000,000;

(d) A director or executive officer of the Company;

(e) A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of such person’s purchase of the Units exceeds $1,000,000;

(f) A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(g) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Units, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

(h) An entity in which all of the equity owners are accredited investors (as defined above).

(i) As used in this document, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of (e) above, the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances.

In order to meet the conditions for exemption from the registration requirements under the securities laws of certain jurisdictions, investors who are residents of such jurisdictions may be required to meet additional suitability requirements.

4.4 Access to Information. Purchaser has had full opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Units and has had full access to the Company’s officers and, to the Purchaser’s knowledge, such other information concerning the Company as it has requested.

4.5 Investment. Purchaser is acquiring the Units to be issued and sold hereunder (and the Conversion Units) for investment for its own account, and not as a nominee or agent, and not with a view to or for sale in connection with the distribution thereof. Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Units or the Conversion Units are registered pursuant to the Act, or an exemption from such registration is available, and that the Company has no present intention of registering the Units or the Conversion Units. Purchaser further understands that there is no assurance that any exemption from the Act will be available or, if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Units or the Conversion Units under the circumstances in the amounts or at the times Purchaser might propose.

4.6 Authorization. Purchaser has the full power, right and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement, when executed by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance of Purchaser’s obligations hereunder.

4.7 Tax Advisors. Purchaser has reviewed with its own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Purchaser (and not the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.8 Investor Counsel. Purchaser acknowledges that it has had the opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement with its own legal counsel.

4.9 Resale Under Rule 144. Purchaser acknowledges that it is aware of Rule 144 promulgated under the Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. Purchaser understands that under Rule 144, except as otherwise provided by section (k) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold, and limitations on the amount of securities to be sold and the manner of sale. Purchaser understands that the current information referred to above is not now available and the Company has no present plans to make such information available. Purchaser acknowledges and understands that, notwithstanding the Company’s obligations under the Registration Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time it wishes to sell the Units or any Conversion Units, and that, in such event, it may be precluded from selling such Membership Units under such Rule, even if the other requirements of such Rule have been satisfied. Purchaser acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Act, compliance with the SEC’s Regulation A or an exemption from registration will be required for any disposition of the Units and the Conversion Units. Purchaser understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.10 Residency. The residency of Purchaser (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth in Section 8.4 hereof.

4.11 Disclosure of Information. Purchaser has read the Company’s literature regarding its business operations. Purchaser has also had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to the Purchaser’s satisfaction. The Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects but were not an exhaustive description.

Article 5

Conditions to Closing of the Purchaser

RAM’S obligation to purchase the Units at the Closing is subject to the fulfillment of each of the following conditions:

5.1 Representations and Warranties Correct. The representations and warranties made by the Company pursuant to Article 3 hereof shall be true and correct as of the Closing Date.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

5.3 Compliance Certificate. The President of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 5.1, 5.2, 5.4, 5.5, 5.6, 5.8 and 5.10 have been fulfilled.

5.4 Good Standing Certificate: No Changes in Governing Documents. The Company shall have delivered to RAM a certificate dated as of the most recent practicable date prior to the Closing Date issued by the Secretary of State of Delaware to the effect that the Company is duly organized, validly existing and in good standing. Except as contemplated by this Agreement, there shall have been no change in or amendment to the Certificate of Formation or Limited Liability Company Agreement of the Company.

5.5 Authorizations. All material governmental authorizations, consents, approvals, exemptions, or other actions required to issue or purchase the Units pursuant to this Agreement, shall have been obtained and shall be in full force and effect.

5.6 No Material Adverse Change. From November 1, 2005, through the date of Closing, there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company.

5.7 Minimum Closing. At the Closing, RAM shall have purchased Units having an aggregate purchase price of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

5.8 Reservation of Conversion Units. The units of the Conversion Units issuable upon conversion of the Units shall have been duly authorized and reserved for issuance upon such conversion.

5.9 Transaction Documents. The Company shall have delivered duly executed copies of the LLC Agreement, the Registration Rights Agreement and the Put Agreement.

5.10 Completion of Certain Transactions. The Company shall have completed the acquisition of all of the issued and outstanding equity securities of FVA Ventures, Inc. and the merger of Future Vision Alliance, LLC with and into FVA Ventures, Inc. shall have been completed

5.11 Payoff Letters. The Company shall have delivered to RAM executed payoff letters in form and substance satisfactory to RAM from each holder of a promissory note or warrant issued by Company, including, without limitation, those listed on Schedule 7.4 hereto, providing for the cancellation of such promissory note or warrant and the termination of all obligations thereunder upon payment of a specified payoff amount (the “Payoff Letters”).

5.12 Due Diligence. RAM shall have completed and be satisfied with the results of its due diligence examination of the Company.

Article 6

Conditions to Closing of the Company

The Company’s obligation to sell the Units at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

6.1 Representations. The representations made by RAM pursuant to Article 4 hereof shall be true and correct as of the Closing Date.

6.2 Payment of Purchase Price. At Closing, RAM shall pay to or on behalf of the Company the purchase price for the Units, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in accordance with Section 2.2 hereof.

6.3 Transaction Documents. The Purchaser shall have delivered duly executed copies of the LLC Agreement, the Registration Rights Agreement and the Put Agreement.

Article 7

Affirmative Covenants of the Company and RAM

7.1 Normal Course. From the date hereof until the Closing Date, except as otherwise expressly contemplated by this Agreement the Company covenants that it will do, and will cause its subsidiaries to do, the following:

(i) maintain its and their limited liability company or corporate existence in good standing;

(ii) maintain the general character of their business;

(iii) maintain all presently existing insurance coverage under which they are beneficiaries relating to the business, operations, or assets of the Company and its subsidiaries, to preserve the business organization of the Company and its subsidiaries intact, to keep the services of the present principal employees of the Company and its subsidiaries, and to preserve the good will of the Company and its subsidiaries and its and their material suppliers and customers and others having material business relationships with the Company and/or its subsidiaries;

(iv) permit RAM, its representatives and its lenders full access to the Company’s and its subsidiaries’ management, minute books, other books and records, contracts, agreements, properties, and operations at all reasonable times; and

in all respects conduct the business of the Company and its subsidiaries in the usual and ordinary manner consistent with past practice.

7.2 Provision of Due Diligence Materials. The Company covenants that it will provide to RAM by 5:00 p.m. Eastern Standard Time on November 29, 2005, all due diligence material concerning the Company, FVA Ventures, Inc., Future Vision Alliance, LLC and Path Connect, Inc. that is reasonably requested by RAM prior to 5:00 p.m. Eastern Standard Time on November 23, 2005.

7.3 Vesting of Common Units. The Company covenants that unless otherwise unanimously approved by the Board of Managers, all options granted to service providers shall vest as follows: one twenty fourth (1/24) every month for 24 months.

7.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Units to repay certain indebtedness (as set forth on Schedule 7.4 hereto) and retire certain warrants (as set forth on Schedule 7.4 hereto), repay any existing credit card debt (as set forth on Schedule 7.4 hereto), for working capital and general corporate purposes.

7.5 Insurance. The Company covenants that, if so requested by RAM, the Company and/or its operating subsidiaries shall purchase product liability insurance.

7.6 Controller. The Company covenants that it will hire an individual to be the controller of the Company within one month of the Closing Date, such individual to be acceptable to RAM.

7.7 Audit. The Company covenants that it will arrange for the performance of an audit of the Company, including its subsidiaries, for the period from March 31, 2005 through December 31, 2005, with such audit to be completed by March 1, 2006.

7.8 Compliance with Laws. If and to the extent that RAM or the Company should identify any areas in which the Company and/or its subsidiaries and their operations are not in full compliance with applicable law, the Company agrees to take and to cause its subsidiaries to take such steps as are necessary within 30 days after of the Closing date to rectify such non-compliance to the satisfaction of RAM.

7.9 Efforts to Satisfy Conditions. The Company will use commercially reasonable efforts to satisfy the conditions set forth in Article 5 hereof that are within the Company’s control.

Article 8

Indemnification

8.1 Indemnification. Subject to the terms and conditions of this Article 8, the Company hereby agrees to indemnify, defend and hold harmless each of the Purchaser and its Affiliates and each of their respective successors and assigns, representatives, directors, officers, members, partners, employees and agents of such Persons (collectively, the “Investor Group”) from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys’ and accounting fees and expenses of any nature whatsoever, whether actual or consequential (collectively, “Damages”), asserted against, imposed upon or incurred by any member of the Investor Group by reason of or resulting from:

(a) any inaccuracy or breach of a representation or warranty made by the Company in this Agreement; provided, that for purposes of this provision, with respect to any provision that is qualified by materiality, material adverse effect or knowledge, a breach of such representation or warranty shall be deemed to occur if there would have been a breach of such representation or warranty absent such qualification; or

(b) the breach of, or default in the performance by the Company of, any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;

8.2 Non-Exclusive Remedy. The indemnification remedies provided in this Article 8 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Article 8 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other contract, under any foreign, federal or state order, statute, rule or regulation or otherwise).

8.3 Conditions of Indemnification. The obligations and liabilities of the Company to indemnify the Investor Group under Section 8.1 hereof with respect to Damage claims, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) The indemnified party will give the indemnifying party prompt notice of any such claim, and the indemnifying party will undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the indemnified party; provided, that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless (and then solely to the extent) it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within ten (10) days after notice of any such claim, fails to defend such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party.

(b) Anything in this Section 8.3 to the contrary notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party, and (iii) the indemnified party shall have the right to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit the liability of the indemnifying party for the damages portion of such claim.

Article 9

Miscellaneous

9.1 Governing Law. This Agreement will be interpreted and governed by the laws of the State of Delaware, without reference to conflict of laws principles.

9.2 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.3 Modifications. No amendment or modification of this Agreement will be effective unless assented to in writing by the Company and the Purchaser.

9.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered either by hand or by messenger, addressed (a) if to RAM, as indicated below, or at such other address as RAM shall have furnished to the Company in writing, or (c) if to the Company, as indicated below, or at such other address as the Company shall have furnished to RAM in writing.

Ropart Asset Management, LLC

One East Weaver Street

Greenwich, CT 06831

Attention: Todd A. Goergen

Copy to:

Finn Dixon & Herling, LLP

One Landmark Square

Stamford, Connecticut 06901

Attention: Erik A. Bergman, Esq.

Visalus Holdings, LLC

1300 Wilshire Boulevard

Los Angeles, CA 90048

Attention: Ryan Blair

Copy to:

Law In Progress, PC

26895 Aliso Creek Rd. Suite B573

Aliso Viejo CA 92656

Attn: Gerald Wolfe

9.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of the Purchaser, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Purchaser of any breach or default under this Agreement, or any waiver on the part of the Purchaser of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

9.6 Separability; Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

9.7 Waiver of Conflict. EACH PARTY TO THIS AGREEMENT THAT HAS BEEN OR CONTINUES TO BE REPRESENTED BY LAW IN PROGRESS, PC OR GERALD WOLFE, COUNSEL TO THE COMPANY, HEREBY ACKNOWLEDGES THAT RULE 3-310 OF THE RULES OF PROFESSIONAL CONDUCT PROMULGATED BY THE STATE BAR OF CALIFORNIA REQUIRES AN ATTORNEY TO AVOID REPRESENTATIONS IN WHICH THE ATTORNEY HAS OR HAD A RELATIONSHIP WITH ANOTHER PARTY INTERESTED IN THE REPRESENTATION WITHOUT THE INFORMED WRITTEN CONSENT OF ALL PARTIES AFFECTED. BY EXECUTING THIS AGREEMENT, EACH SUCH PARTY GIVES ITS INFORMED WRITTEN CONSENT TO THE REPRESENTATION OF THE COMPANY BY LAW IN PROGRESS, PC OR GERALD WOLFE IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.9 Entire Agreement; Amendment. This Agreement (including all exhibits hereto), and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11 Survival of Representations and Warranties. The representations, warranties and covenants of the Company and RAM contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of RAM, their counsel, or the Company, as the case may be.

9.12 Exculpation. RAM acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors (acting in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company.

9.13 Attorneys’ Fees. If any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including attorneys’ fees and costs, incurred in connection with such action, including any appeal of such action.

9.14 Expenses. The Company will reimburse RAM up to FORTY-FIVE THOUSAND DOLLARS ($45,000) for actual documented legal fees and disbursements and due diligence expenses.

9.15 Finder’s Fees. Each party hereto represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.16 Termination.

(a) This Agreement may be terminated prior to the Closing:

(i) By the mutual written consent of RAM and the Company;

(ii) By RAM, in writing, if the Company shall (A) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date; or (B) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within five (5) business days after RAM has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (B); or

(iii) By RAM, in writing, with immediate effect, if the Closing has not occurred on or before December 15, 2005.

(b) In the event of a termination pursuant to Section 9.16(a), this Agreement shall become void and there shall be no liability or obligation on the part of either party hereto, except for Article 8 and this Section 9.16, which shall survive such termination and except for the liability of any breaching party hereto which shall survive such termination.

IN WITNESS WHEREOF, the undersigned, being duly authorized agents of the parties, have executed this Agreement as of the date first written above.

VISALUS HOLDINGS, LLC

By:
Ryan Blair
Chief Executive Officer

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned, being duly authorized agents of the parties, have executed this Agreement as of the date first written above.

VISALUS HOLDINGS, LLC

By:
Ryan Blair
Chief Executive Officer

ROPART ASSET MANAGEMENT FUND, LLC

By:
Name:
Title:

Exhibit 10.16

FVA VENTURES, ROPART MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT has been in effect since January 1, 2008 and is between (i) FVA Ventures, Inc. (“ViSalus”) or (“The Company” and (ii) Ropart Asset Management, LLC, its affiliates, successors and or assignees (“RAM”). Either party may cancel this agreement on 30 days notice.

The Company desires for RAM to provide certain ongoing management and advisory services to the Company, and RAM is willing to provide such services, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Services. During the term of this Agreement, RAM shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request, which may include, but are not limited to the areas of: performance and operations monitoring, business development guidance and in general business policies such as corporate development, best practices, staff development, assistance in executive recruitment, analytical support, strategic planning, acquisition guidance/support/strategy and corporate finance that ViSalus shall from time to time reasonably request. As part of the services to be rendered by RAM hereunder, RAM may bring investment opportunities to the Company. Unless an investment opportunity is directly related to the Company, RAM shall have no obligation to bring such opportunity to the Company, and the Company acknowledges that RAM may and does engage in other businesses and ventures and possesses or may possess an interest therein.

Section 2. Compensation. In consideration of the services provided and to be provided hereunder, the Company shall pay in cash, an annual management fee to RAM which shall be payable in monthly installments. The annual management fee to RAM shall be in the amount of:

(i)	$120,000 for 2008

(ii)	$90,000 for subsequent years unless a revised amount is mutually agreed upon by the parties

(b) Commissions. RAM has and may continue to introduce new business clients to ViSalus. RAM will NOT seek additional compensation NOR any commissions arising from these business introductions.

Section 3. Timing of Payments. RAM acknowledges that the timing of the payments may be delayed by the Board of Directors of the Company if the payment would result in the breach of any existing covenant or condition of any debt obligation of the Company. Any fee earned but not paid will be carried as an account payable by the Company and will be paid as soon as operating cash flow allows, such that the payment of the fee does not result in the breach of any existing covenant or condition of any debt obligation of the Company and in any event, shall be paid in full (on a pro rata basis) upon the sale of the Company or substantially all of the Company’s assets.

Section 4. Reimbursement. RAM and its affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including attorneys’ fees and travel expenses) incurred in connection with the performance of RAM’s services under this Agreement (other than salary expenses and associated overhead charges), which amounts shall be promptly reimbursed by the Company upon request.

ROPART MANAGEMENT SERVICES AGREEMENT

Section 5. No Liability.

(a) None of RAM, any of its affiliates or any of their respective partners, officers, managers, directors, stockholders, agents or employees (each an “Indemnified Party”) shall have any liability to the Company or any of its affiliates for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.

(b) The Company hereby agrees to indemnify each Indemnified Party against any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including attorney’s fees, arising from any claims by third parties relating to this Agreement, or any Indemnified Party’s equity interest in the Company.

(c) Nothing in this Section 5 will supersede any conflicting clauses contained in either the ViSalus Holdings, LLC or the Membership Interest Purchas Agreement between ViSalus and Blyth, Inc.

Section 6. Agency and Representation. RAM shall be considered as an independent contractor of the Company. Neither party shall be deemed to be a partner or agent of the other party, and neither party will have the right or power to bind the other party in any contract or to the performance of any obligations as to any third party.

Section 7. Limited Warranty. RAM warrants to Company that the services shall be provided in accordance with RAM’s then-existing standard practices. EXCEPT AS STATED IN THE FOREGOING SENTENCE, THE SERVICES PROVIDED BY RAM TO COMPANY HEREUNDER ARE WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing, RAM will not commit gross negligence or willful misconduct in the provision of the services hereunder.

Section 8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, when delivered via a nationally recognized overnight courier or when sent via facsimile (with written confirmation). Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

FVA Ventures, Inc

1607 E. Big Beaver Rd, Suite 110

Troy, MI 48083

ROPART MANAGEMENT SERVICES AGREEMENT

To RAM:

Ropart Asset Management, LLC.

One East Weaver Street

Greenwich, CT 06891

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors. This Agreement may not be assigned by either party without the other party’s consent; provided, however, that RAM may assign this Agreement to any affiliated entity succeeding to RAM’s portfolio management functions. This Agreement does not confer any rights or remedies upon any person other than RAM and the Company and their respective successors and permitted assigns.

Section 10. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 4th of March 2009.

FVA VENTURES, INC.:

By:

ROPART ASSET MANAGEMENT, LLC:

By:
Its: Partner

Exhibit 10.17

AMENDMENT TO MANAGEMENT AGREEMENT

This Amendment (the “Amendment”) is entered into as of MARCH 1, 2012, by and between FVA Ventures, Inc. (“ViSalus”) or (“The Company”) and (ii) Ropart Asset Management, LLC, its affiliates, successors and or assignees (“RAM”).

I.	Recitals.

A. The Company and RAM entered into that certain Management Agreement on March 4, 2009 and effective as of January 1, 2008 (the “Agreement”).

B. The Company and RAM desire to make certain changes to the Agreement and are willing to do so in accordance with the terms and conditions of this Amendment.

II.	Amendment

A. Section 2 of the Agreement is amended to read as follows:

Section 2. (a) Compensation. In consideration of the services provided and to be provided hereunder, the Company shall pay in cash, an annual management fee to RAM which shall be payable in monthly installments. The annual management fee to RAM shall be in the amount of:

(i)	$120,000 ($ 10,000/month) for 2008

(ii)	$90,000 ($7,500/month) through February 29, 2012,

(iii)	$102,000 ($8,500/month) for subsequent periods unless a revised amount is mutually agreed upon by the parties

(b) Commissions. RAM has and may continue to introduce new business clients to ViSalus. RAM will NOT seek additional compensation NOR any commissions arising from these business introductions.

B. Except as herein modified or amended, the provisions, conditions and terms of the Agreement shall remain unchanged and in full force and effect.

FVA VENTURES, INC.:		ROPART ASSET MANAGEMENT, LLC:

By:		By:

Name:	JOHN TOLMIE	Name:	TODD GOERGEN

Title:	SVP FINANCE & ADMIN	Title:	MANAGING PARTNER

Exhibit 10.18

LOAN AND SECURITY AGREEMENT

DATED AS OF JULY 30, 2008

BETWEEN

BLYTH VSH ACQUISITION CORPORATION,

AS LENDER

AND

FVA VENTURES, INC.,

AS BORROWER

AND

VISALUS HOLDINGS, LLC,

AS A GUARANTOR

INDEX OF EXHIBITS AND SCHEDULES

Schedule A -	Definitions
Schedule B -	Lender’s and Borrower’s Addresses for Notices
Schedule C -	Schedule of Documents
Schedule D -	Financial Covenants

Disclosure Schedule (3.2) -	Places of Business; Corporate Names
Disclosure Schedule (3.7) -	Stock; Affiliates
Disclosure Schedule (3.9) -	Taxes
Disclosure Schedule (3.11) -	ERISA
Disclosure Schedule (3.12) -	Litigation
Disclosure Schedule (3.13) -	Intellectual Property
Disclosure Schedule (3.15) -	Environmental Matters
Disclosure Schedule (3.16) -	Insurance
Disclosure Schedule (3.20)	Compliance with Laws
Disclosure Schedule (5(b)) -	Indebtedness
Disclosure Schedule (5(e)) -	Liens
Disclosure Schedule (6.1) -	Actions to Perfect Liens

Exhibit A -	Form of Notice of Revolving Credit Advance
Exhibit B -	Other Reports and Information
Exhibit C -	Form of Revolving Credit Note
Exhibit D -	Form of Secretarial Certificate
Exhibit E -	Form of Power of Attorney
Exhibit F -	Form of Certificate of Compliance

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This LOAN AND SECURITY AGREEMENT is dated as of July 30, 2008 and agreed to by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”, and together with Borrower, collectively, and each individually as the context may require, are referred to herein as a “Credit Party”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

RECITALS

A. Borrower desires to obtain the Revolving Credit Loans from Lender and Lender is willing to provide the Revolving Credit Loans in accordance with the terms of this Agreement.

B. Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender, a security interest in and lien upon substantially all of its existing and after-acquired personal property and to pledge to Lender, all of the Stock of its Subsidiaries to secure such obligations.

C. Holdings is willing to guarantee all of the obligations of Borrower to Lender under the Loan Documents and secure its guaranty by granting to Lender, a security interest in and lien upon substantially all of its existing and after-acquired personal property and to pledge to Lender, subject to Section 9.14 of this Agreement, all of the Stock of its domestic Subsidiaries, including the Stock of Borrower.

D. Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1 Loans. (a) Subject to the terms and conditions of this Agreement, from the Closing Date and until the Commitment Termination Date (i) Lender agrees to make available to Borrower advances (each, a “Revolving Credit Advance”) in an aggregate outstanding amount not to exceed the Borrowing Availability, and (ii) Borrower may at its request from time to time borrow, repay and reborrow, under this Section 1.1. The Revolving Credit Loan shall be evidenced by, and be repayable in accordance with the terms of, the Revolving Credit Note and this Agreement.

(b) Borrower shall request each Revolving Credit Advance by written notice to Lender substantially in the form of Exhibit A (each a “Notice of Revolving Credit Advance”) given no later than 11:00 A.M. New York City time on the Business Day of the proposed advance. Lender shall be fully protected under this Agreement in relying upon, and shall be entitled to rely upon, (i) any Notice of Revolving Credit Advance believed by Lender to be genuine, and (ii) the assumption that the Persons making electronic requests or executing and delivering a Notice of Revolving Credit Advance were duly authorized, unless the responsible individual acting thereon for Lender shall have actual knowledge to the contrary. As an accommodation to Borrower, Lender may permit telephonic, electronic or facsimile requests for a Revolving Credit Advance and electronic or facsimile transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic, facsimile or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s

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honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. At the time it delivers any Notice of Revolving Credit Advance, Borrower shall deliver to Lender any changes to the disclosure schedules to this Agreement, a copy of which schedules shall be appropriately marked against the disclosure schedules previously delivered to Lender to identify such changes, and, upon Lender’s approval thereof in Lender’s sole discretion, the disclosure schedules hereto will be deemed amended to reflect such changes.

1.2 Term and Prepayment. (a) Upon the Commitment Termination Date the obligation of Lender to make Revolving Credit Advances and extend other credit hereunder shall immediately terminate and Borrower shall pay to Lender in full, in cash: (i) all outstanding Revolving Credit Advances and all accrued but unpaid interest thereon; and (ii) all other non-contingent Obligations due to or incurred by Lender.

(b) If the outstanding balance of the Revolving Credit Loan shall at any time exceed the Borrowing Availability, including without limitation, if applicable, due to the Maximum Amount being reduced as contemplated by the definition thereof, then Borrower shall immediately repay the Revolving Credit Loan in the amount of such excess.

(c) Borrower shall have the right, at any time upon five (5) days’ prior written notice to Lender to (i) terminate voluntarily Borrower’s right to receive or benefit from, and Lender’s obligation to make Revolving Credit Advances, and (ii) prepay all of the Obligations. The effective date of termination of the Revolving Credit Loan specified in such notice shall be the Commitment Termination Date.

1.3 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Loans for working capital and other general corporate purposes.

1.4 Single Loan. The Revolving Credit Loans and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.

1.5 Interest. (a) Borrower shall pay interest to Lender on the aggregate outstanding Revolving Credit Advances (i) at a floating rate equal to the non-default rate per annum charged from time to time with respect to Base Rate Loans (as defined in the current Blyth Credit Agreement) (or such rate that would be charged at any applicable time if such Base Rate Loans or other prime loans, as applicable, were then outstanding at such time) or such other loans under the applicable Blyth Credit Agreement based on the “prime rate” or (ii) if no Blyth Credit Agreement is in existence, at a floating rate equal to the JPMorgan Chase Bank N.A. prime rate as announced from time to time (in each case, the “Revolving Credit Rate”). All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b) Interest shall be payable on the outstanding Revolving Credit Advances (i) in arrears for the preceding calendar quarter on the last day of each calendar quarter, (ii) on the Commitment Termination Date, and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(c) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Revolving Credit Rate shall automatically be increased by two percentage points (2%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

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(d) If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

1.6 Mandatory Prepayment. On the last day of each calendar month after the Closing Date, if the Credit Parties, in the aggregate, maintain cash and Cash Equivalents (excluding the proceeds of the Preferred Interest Purchase Price (as such term is defined in the Purchase Agreement)) in excess of an amount to be agreed upon by Borrower and Lender on a monthly basis at the time the applicable Financial Statements are delivered by Borrower to Lender at the end of each month pursuant to Section 4.1, which amount will initially be $1,500,000 (such amount, at any particular time, the “Cash Amount”), then, within three days after the last day of such calendar month, the Borrower shall (a) repay the outstanding Revolving Credit Loans in an amount equal to the amount necessary to cause the Credit Parties, in the aggregate, to maintain cash and Cash Equivalents (excluding, if applicable, the proceeds of the Preferred Interest Purchase Price) of not more than the Cash Amount after giving effect to such repayment and (b) deliver to Lender a confirmation of an authorized officer certifying as to the amount of any repayment and the cash and Cash Equivalents being maintained by the Credit Parties after giving effect to such repayment.

1.7 Reserved.

1.8 Receipt of Payments. Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.9) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it would have received had no such deductions been made. Borrower will furnish to Lender within 45 days after the date of the payment of any Taxes due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.9 Application and Allocation of Payments. During the continuance of an Event of Default, Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made Revolving Credit Advances on behalf of Borrower for: (a) payment of all Fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents, (b) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (c) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement, even if the making of any such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, and Borrower agrees to repay immediately, in cash, any amount by which the Revolving Credit Loan exceeds the Borrowing Availability.

1.10 Accounting. Lender is authorized to record on its books and records the date and amount of each Revolving Credit Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Lender shall provide Borrower on a monthly basis a statement and accounting of such recordations but any failure on the part of the Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrower shall not in any manner affect the obligation of Borrower to repay any of the Obligations. Except to the extent that Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrower, absent manifest error.

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1.11 Indemnity. Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold Lender and its Affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. Lender shall not be obligated to make any of the Revolving Credit Loans or to perform any other action hereunder, until the following conditions have been satisfied in a manner satisfactory to Lender in its sole discretion, or waived in writing by Lender:

(a) the Loan Documents to be delivered on or before the Closing Date shall have been duly executed and delivered by the appropriate parties, all as set forth in the Schedule of Documents (Schedule C);

(b) all of the obligations of Borrower to the Persons listed on Schedule 2.1(b) under its financing documentation as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial Revolving Credit Loans and all Liens, if any, upon any of the property of any Credit Party in respect thereof shall have been terminated immediately upon such payment;

(c) Lender shall have received evidence satisfactory to it that the insurance policies provided for in Section 3.16 are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such Section; and

(d) Lender shall have received an opinion(s) of counsel to the Borrower with respect to the Loan Documents in form and substance satisfactory to Lender.

2.2 Further Conditions to the Loans. Lender shall not be obligated to fund any Revolving Credit Loan (including the initial Revolving Credit Loans), if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except (i) to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) to the extent that any such representation or warranty (including the representations and warranties referred to in clause (i)) is qualified by materiality, such representation and warranty shall be true and correct in all respects; or

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(b) any event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect shall have occurred since the Closing Date; or

(c) any Default shall have occurred and be continuing or would result after giving effect to such Revolving Credit Loan; or

(d) after giving effect to such Revolving Credit Loan, the Revolving Credit Loan would exceed the Borrowing Availability.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Loan shall be deemed to constitute, as of the date of such request and the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a restatement by Borrower of each of the representations and warranties made by it in any Loan Document and a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Loan Documents.

3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Lender to enter into this Agreement and to make the Revolving Credit Loans, Borrower and each other Credit Party executing this Agreement represent and warrant to Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Lender until the Termination Date as follows:

3.1 Corporate Existence: Compliance with Contractual Obligations. Each Credit Party: (a) is, as of the Closing Date, and will continue to be (i) a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have the requisite corporate, limited liability or limited partnership (as applicable) power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted.

3.2 Executive Offices: Corporate or Other Names. As of the Closing Date: (a) each Credit Party’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of each Credit Party, (c) the organizational identification number issued by each such Credit Party’s state of incorporation or organization or a statement that no such number has been issued, (d) each Credit Party’s state of organization or incorporation, and (e) the location of each Credit Party’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Disclosure Schedule (3.2), no Credit Party has been known as or conducted business in any other name (including trade names). Each Credit Party has only one state of incorporation or organization.

3.3 Corporate Power: Authorization: Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Credit Party’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Credit Party; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date, each

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Loan Document shall have been duly executed and delivered on behalf of each Credit Party party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.4 Financial Statements and Projections; Books and Records. (a) The following financial statements have been delivered by Borrower and Holdings, as applicable, to Lender prior to the Closing Date: (i) Borrower’s audited, non-consolidated balance sheet for the fiscal years ended December 31, 2006 and December 31, 2007 and the related non-consolidated statements of income and cash flows for the periods then ended (the “Audited Financials”): (ii) Borrower’s unaudited, non-consolidated balance sheet for the five month period ended May 31, 2008 (the “FVA Balance Sheet”) and (iii) the unaudited, non-consolidated balance sheet of Holdings for the fiscal year ended December 31, 2007 and the related unaudited, non-consolidated income statement for the period then ended, and the unaudited, consolidated balance sheet of Holdings for the fiscal year ended December 31, 2007 and the related unaudited, consolidated income statement for the period then ended (collectively, the “Unaudited Holdings Financials”). The Audited Financials have been prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of Borrower, on a non- consolidated basis, as of the dates and for the periods indicated. The Unaudited Holdings Financials have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments) and fairly present the financial position, results of operations and cash flows of Holdings, on a non- consolidated basis, as of the dates and for the periods indicated. The FVA Balance Sheet has been prepared by management of the Company.

(b) The Financial Statements (other than the Financial Statements referred to in paragraph (a) above) delivered by each of Holdings and Borrower to Lender, for its most recently ended Fiscal Year and Fiscal Month, are true, correct and complete and reflect fairly and accurately, in all material respects, the financial condition of Borrower and Holdings, as applicable as of the date of each such Financial Statement in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments with respect to any interim Financial Statements). The Projections most recently delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections.

(c) Borrower and each other Credit Party shall keep adequate Books and Records with respect to the Collateral and its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

3.5 Material Adverse Change. Between the date of Borrower’s most recently audited Financial Statements delivered to Lender and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or non- contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Projections delivered on the Closing Date and which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) no events have occurred that alone or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Credit Party has or have had or could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default, and to such Credit Party’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6 Real Estate: Property. Except as permitted by the Purchase Agreement, the Credit Parties will not execute any material agreement or contract after the date hereof in respect of any real estate of the Credit Parties leased or used in their business as of the date hereof without giving Lender prompt prior written notice thereof. Each Credit Party holds and will continue to hold good title to all of its tangible personal properties and assets, and valid and

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insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of any Credit Party are or will be subject to any Liens, except Permitted Encumbrances. As of the Closing Date, the Credit Parties do not own any real property.

3.7 Ventures, Subsidiaries and Affiliates: Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.7), as of the Closing Date no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is owned by each of the Stockholders (and in the amounts) set forth in Disclosure Schedule (3.7). All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Disclosure Schedule (5(b)).

3.8 Government Regulation: Margin Regulations. No Credit Party is subject to or regulated under any Federal or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Revolving Credit Loans, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law. No Credit Party is engaged, nor will it engage, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Revolving Credit Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.9 Taxes: Charges. Except as disclosed in Disclosure Schedule (3.9) all income tax and other material tax returns required by any Governmental Authority to be filed by any Credit Party have, as of the Closing Date, been timely filed and will, until the Termination Date, be timely filed with the appropriate Governmental Authority and no tax Lien has been filed against any Credit Party or any Credit Party’s property. Such tax returns, reports and statements accurately reflect in all material respects all liability for Charges of the Credit Parties for the periods covered thereby. Credit Parties have paid, or will pay, within the time and in the manner prescribed by applicable law, all material Taxes due and payable (whether or not shown on any tax return). Proper and accurate amounts have been and will be withheld by Borrower and each other Credit Party from their respective employees for all periods in material compliance with all Requirements of Law and such withholdings have and will be timely paid to the appropriate Governmental Authorities. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.9), none of the Credit Parties or their respective predecessors are liable for any material Charges: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect. No Credit Party has entered into an agreement or wavier or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes.

3.10 Payment of Obligations. Each Credit Party has paid, discharged or otherwise satisfied, and will continue to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

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3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to result in a liability of any Credit Party of more than the Minimum Actionable Amount. Except as disclosed in Disclosure Schedule (3.11), the present value of all accumulated benefit obligations of the Credit Parties under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Minimum Actionable Amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Minimum Actionable Amount. No Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Minimum Actionable Amount.

3.12 Litigation. No Litigation is pending or, to the knowledge of any Credit Party, threatened by or against any Credit Party or against any Credit Party’s properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.12), as of the Closing Date there is no Litigation pending or threatened against any Credit Party that seeks damages in excess of $100,000 or injunctive relief or alleges criminal misconduct of any Credit Party. Each Credit Party shall notify Lender promptly in writing upon learning of the existence, threat or commencement of any Litigation against any Credit Party, any ERISA Affiliate or any Plan or any allegation of criminal misconduct against any Credit Party.

3.13 Intellectual Property. As of the Closing Date, all material Intellectual Property owned or used by any Credit Party is listed (excluding readily available “off the shelf,” “shrink wrapped” software), together with application or registration numbers, where applicable, in Disclosure Schedule (3.13). Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Credit Party will promptly patent or register, as the case may be, all new Intellectual Property material to the business of any Credit Party and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

3.14 Full Disclosure. No factual information, taken as a whole, contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Credit Party under any Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were made. For the avoidance of doubt, the parties acknowledge that the Projections, financial forecasts and estimates and information of a general industry or economic nature are not facts and not subject to the provisions of this Section 3.14.

3.15 Environmental Protection. (a) Except as set forth in Disclosure Schedule (3.15) or as would not reasonably be expected to have a Material Adverse Effect:

(i)

Each Credit Party has complied in all material respects with all applicable Environmental Laws. Each Credit Party has prepared and filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to any applicable Environmental Laws for the operation of each Credit Party and the operation or occupation of each real property location owned, leased or occupied by each Credit Party (the “Real Property”) including any such as are required as a result of the transactions contemplated hereby. Since January 1, 2007, no Credit Party has received any notice or other information regarding any actual or alleged violation of, any actual or potential Environmental

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Liabilities under, or any corrective or remedial obligation under, any Environmental Law and to the knowledge of each Credit Party, no basis for any such notice exists. No Credit Party has been notified that it is potentially responsible or liable, or received any requests for information or other correspondence concerning any site or facility, under the applicable Environmental Laws. No Credit Party has entered into or received any consent, decree, compliance order, or administrative order pursuant to all applicable Environmental Laws.

(ii)	Each Credit Party holds all environmental permits necessary to conduct its operations including any such environmental permits as are required as a result of the transactions contemplated hereby. Disclosure Schedule 3.15 contains a true, complete and accurate list of all such environmental permits and, where applicable, their expiration dates. The Credit Parties do not have any reason to believe that any such environmental permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect.

(iii)	No Credit Party has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance including without limitation any Materials of Environmental Concern, or operated any property or facility (and no such property or facility, including the Real Property, is contaminated by any such substance) in a manner that has given rise to Environmental Liabilities pursuant to any applicable Environmental Laws, including any Environmental Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

(b) There are no reports, studies, assessments, audits, and other similar documents in the possession or control of the Credit Parties that address any issues of actual or potential noncompliance with or actual or potential Environmental Liabilities under, any Environmental Laws that may affect any Credit Party as of the Closing Date. Copies of all such reports have been provided or made available to Lender prior to the signing hereof.

(c) None of the matters set forth in Disclosure Schedule 3.15, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

3.16 Insurance. As of the Closing Date, Disclosure Schedule (3.16) lists all policies of casualty, liability and business interruption insurance, if any, maintained for current occurrences by each Credit Party. Each Credit Party shall deliver to Lender endorsements to all of its and those of its domestic Subsidiaries other than PathConnect (a) “All Risk” and business interruption insurance policies naming Lender loss payee, and (b) general liability and other liability policies naming Lender as an additional insured. All policies of insurance on real and personal property, will contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, will provide that the insurance companies will give Lender at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Lender jointly, Lender may endorse such Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance.

3.17 Intentionally Omitted.

3.18 Accounts and Inventory. Borrower has not made, and will not make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except

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in the ordinary course of its business consistent with historical practice. With respect to the Accounts pledged as collateral pursuant to any Loan Document (a) the amounts shown on all invoices, statements and reports that may be delivered to the Lender with respect thereto are actually and absolutely owing to the relevant Credit Party as indicated thereon and are not in any way contingent; and (b) to Borrower’s knowledge all Account Debtors have the capacity to contract.

3.19 Conduct of Business. Except as otherwise permitted by Sections 5(a) and 5(f) or as contemplated by the Purchase Agreement, each Credit Party (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral and such Credit Party’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

3.20 Compliance with Laws. Except as set forth in Disclosure Schedule (3.20):

(a) Each Credit Party is and will continue to be in compliance, in all material respects, with, and has not violated in any material respect, any order, writ, injunction or Law of any Governmental Authority applicable to it or to its assets, properties, business or operations. The conduct by each Credit Party of its business is in compliance, in all material respects, with, and has not violated in any material respect any Law. Except as set forth on Disclosure Schedule (3.20(a)) (collectively, the “Material Permits”), as of the Closing Date, no Permit, is material to or necessary for the conduct of each Credit Party’s business. Each Credit Party has each Material Permit and all of such Material Permits are in full force and effect. No violations are recorded in respect of any Material Permit and no proceeding is pending, or to the knowledge of the Credit Parties threatened, (i) to revoke or limit any Material Permit or (ii) alleging any failure to have all Material Permits required to operate the business of each of the Credit Parties. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any Material Permit or cause any Material Permit to not be renewed; (b) No Credit Party is in receipt of, notice of, or subject to, or has any knowledge concerning, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by the FDA, FTC or other Governmental Authority, in each case, relating to the Products or to the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled; (c) no Credit Party has made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or other Governmental Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or other Governmental Authority relating to the Products; (d) to the Credit Parties’ knowledge, no Other Party has made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or other Governmental Authority relating to the Products; (e) no Credit Party, nor, to any Credit Party’s knowledge, any Other Party has made or offered any payment, gratuity or other thing of value that is prohibited by any applicable law or regulation to any personnel of the FDA, the FTC or any other Governmental Authority (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled; (f) each Credit Party, and to such Credit Party’s knowledge, each Other Party, are in compliance with all applicable regulations and requirements of the FDA, the FTC and other Governmental Authorities relating to the Products, including, without limitation, any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including, without limitation, requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing

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procedures; (g) all Products comply in all material respects with current FDA and FTC requirements and the requirements of other Governmental Authorities and were handled by the Credit Parties, and, to the Credit Parties’ knowledge, each Other Party, in conformity with current FDA requirements and the requirements of other Governmental Authorities; and (h) No Credit Party has received any notification, written or verbal from the FDA, the FTC, FDA or FTC personnel or any other Governmental Authority indicating that any Product is unsafe or ineffective for its intended use, or which questioned or requested the support or substantiation for any such claims. Each Credit Party has not, and to the Credit Parties’ knowledge no Other Party has, shipped or sold any Products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and any other Governmental Authority. Each Credit Party has not, and to such Credit Party’s knowledge no Other Party has, made claims with respect to any Products which are “drug” claims or would cause such Products to be deemed misbranded. There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions; (2) inspectional observations or establishment inspection reports; (3) field notifications or alerts; (4) import alerts, holds or detentions received by the Credit Parties from the FDA or any Governmental Authority relating to the Products that assert ongoing material lack of compliance with any such laws by the Credit Parties or, to the Credit Parties’ knowledge, any Other Party. Each Credit Party has made available to Lender correct and complete copies, or summaries of, all: (1) adverse event reports; (2) material customer complaints; and (3) medical incident reports, in each case, solely to the extent relating to any of the Products for the previous three (3) years, which are in the possession or control of such Credit Party.

3.21 Product Warranties: Returns. No Credit Party is aware of any basis for product warranty claims which would result in costs materially in excess of the reserve for product warranty claims set forth on the face of the most recent annual consolidated balance sheet (rather than in any notes thereto) of Holdings and Borrower as adjusted for the passage of time through the Closing Date, or the date of a Revolving Credit Advance thereafter, as applicable, in accordance with the past custom and practice of the Credit Parties. No product manufactured, sold or distributed by any Credit Party is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and those imposed by applicable Law. No Credit Party has any material liability arising out of any injury to Persons or property as a result of the ownership, use or possession of any products manufactured, sold or distributed by the Credit Parties. The products manufactured, sold or distributed by the Credit Parties have been, in all material respects, in conformity with all applicable contractual commitments and all express warranties and, to the knowledge of the Credit Parties, all implied warranties.

3.22 Anti-Terrorism Laws. (a) Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended and extended; (b) Neither Borrower nor, to the knowledge of Borrower, any Affiliate or other agent of Borrower acting or benefiting in any capacity in connection with the Revolving Credit Loan is any of the following: (1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (3) a person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; and (c) neither Borrower nor, to the knowledge of Borrower, any agent of any Affiliate acting in any capacity in connection with the Revolving Credit Loan: (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (b) above, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

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3.23 Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower and each other Credit Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Lender’s rights in any Collateral, subject to Section 6.1 (b), or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

4.	FINANCIAL MATTERS; REPORTS

4.1 Reports and Notices. From the Closing Date until the Termination Date, Borrower shall deliver to Lender:

(a) within thirty (30) days following the end of each Fiscal Month, the Financial Statements for such Fiscal Month, which shall provide (i) comparisons to budget and actual results for (A) the current month and (B) year to date and (ii) comparisons of the current month to the prior month and (iii) comparisons of the current year to date to the same period for the prior year to date, and accompanied by a certification in the form of Exhibit F by the Chief Executive Officer or Chief Financial Officer of Borrower that such Financial Statements are complete and correct in all material respects, that there was no Default (or specifying those Defaults of which he or she was aware), and showing in reasonable detail the calculations used in determining compliance with the financial covenants hereunder;

(b) within ninety (90) days following the close of each Fiscal Year, the Financial Statements for such Fiscal Year certified without qualification by an independent certified accounting firm reasonably acceptable to Lender, which shall provide comparisons to the prior Fiscal Year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, (ii) a report from Borrower’s accountants to the effect that in connection with their audit examination nothing has come to their attention to cause them to believe that an Event of Default has occurred or specifying those Events of Default of which they are aware, and (iii) any management letter that may be issued;

(c) not less than thirty (30) days subsequent to the beginning of each Fiscal Year, the Projections, which will be prepared by Borrower in good faith, based on assumptions that are reasonable at the time such Projections are prepared;

(d) after the last day of each calendar month following the Closing Date, if Borrower is not required to make a mandatory prepayment of the Revolving Credit Loans pursuant to Section 1.6, then an authorized officer of the Borrower shall deliver a confirmation to Lender stating that Borrower does not have on deposit cash and Cash Equivalents in excess of the Cash Amount as of the last day of the immediately preceding calendar month; and

(f) all the reports and other information set forth in Exhibit B in the time frames set forth therein.

4.2 Financial Covenants. Borrower shall not breach any of the financial covenants set forth in Schedule D. For purposes of Section 7.1, a breach of a financial covenant set forth in Schedule D shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Lender.

4.3 Other Reports and Information. Borrower shall advise Lender promptly, in reasonable detail, of: (a) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect. Borrower shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of any Credit Party or the Collateral as Lender may request, all in reasonable detail.

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5.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement covenants and agrees (for itself and each other Credit Party) that, without Lender’s prior written consent, from the Closing Date until the Termination Date, no such Credit Party shall, directly or indirectly, by operation of law or otherwise:

(a) except as otherwise contemplated by the Purchase Agreement, form any Subsidiary or merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in (other than any investment by a Credit Party in another Credit Party or in PathConnect or investment in Cash Equivalents) or, except as provided in clause 5(c) below, loan or advance to, any Person;

(b) cancel any debt owing to it, other than in the ordinary course of business and consistent with past practice, or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations, (ii) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule 5(b), (iii) deferred taxes, (iv) by endorsement of Instruments or items of payment for deposit to the general account of such Credit Party, (v) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement, (vi) additional Indebtedness (including Purchase Money Indebtedness) incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $100,000, (vii) Indebtedness of a Credit Party owing to another Credit Party, (viii) Indebtedness incurred in the ordinary course of business and consistent with past practice, under any credit card (including American Express) not to exceed $450,000 at any time outstanding and (ix) Indebtedness incurred in the ordinary course of business and consistent with past practice, in connection with any agreement between any Credit Party and any of its suppliers and distributors not to exceed $150,000 at any time outstanding;

(c) except as otherwise contemplated by the Purchase Agreement, enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party on terms less advantageous to such Credit Party than could be obtained on an arm’s length basis other than (i) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding $100,000 and (ii) intercompany advances or loans between Credit Parties and between a Credit Party and PathConnect;

(d) (i) make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect or (ii) except as otherwise contemplated by the Purchase Agreement, engage in any business other than that presently engaged in or proposed to be engaged in the Projections delivered to Lender on the Closing Date other than reasonable extensions of such lines of business or (iii) amend its charter or by-laws or other organizational documents in a manner adverse to Lender;

(e) create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances;

(f) except as otherwise contemplated by the Purchase Agreement, sell, transfer, issue, convey, assign or otherwise dispose of any of its assets or properties, including its Accounts or any shares of its Stock or engage in any sale-leaseback, synthetic lease or similar transaction (provided, that the foregoing shall not prohibit the sale of Inventory or obsolete or unnecessary Equipment in the ordinary course of its business);

(g) (i) change its name, chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, (ii) the type of legal entity that it is, (iii) its organization identification number, if any, issued by its state of incorporation or organization, or (iv) its state of incorporation or organization, or acquire, lease or use any real estate after the Closing Date (except as contemplated by Section 7.19(a) of the Purchase Agreement) without such Person, in each instance, giving thirty (30) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral;

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(j) make or permit any Restricted Payment other than (i) distributions by Borrower to Holdings to permit Holdings to pay franchise taxes; (ii) other distributions by Borrower to Holdings or by Holdings to its members contemplated by the Purchase Agreement, and other payments in connection with the maintenance of its existence or other legal, tax or accounting matters and to enable Holdings or its members to pay their taxes and (iii) Restricted Payments by a Subsidiary of the Borrower to the Borrower.

(k) from and after the Closing Date, Holdings shall engage in no business and have no assets other than (i) owning the Stock of, and to the extent otherwise permitted hereunder, other investments in and transactions with, the Borrower and PathConnect; (ii) the ownership of intellectual property used in the business of Holdings and its Subsidiaries; and (iii) the entering into, and the performance of its obligations under this Agreement, the Purchase Agreement and the other Loan Documents to which it is a party, and in each case, activities incidental thereto. Notwithstanding the foregoing, Holdings may engage in activities incidental to (i) the maintenance of its limited liability company existence in compliance with applicable law, and (ii) legal, tax and accounting matters in connection with any of the foregoing activities.

6.	SECURITY INTEREST

6.1 Grant of Security Interest. (a) As collateral security for the prompt and complete payment and performance of the Obligations, each of the Borrower and any other Credit Party executing this Agreement hereby grants to the Lender a security interest in and Lien upon all of its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts; all Deposit Accounts, all other bank accounts and all funds on deposit therein; all money, cash and Cash Equivalents; all Investment Property; all Stock; all Goods (including Inventory, Equipment and Fixtures); all Chattel Paper, Documents and Instruments; all Books and Records; all General Intangibles; (including all Intellectual Property, contract rights, choses in action, Payment Intangibles and Software); all Letter-of-Credit Rights; all Supporting Obligations; and to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing, but excluding in all events (i) Hazardous Waste and (ii) any equity interests of a Foreign Entity to the extent the Collateral (as hereafter defined) would include more than 65% of the equity interests of such Foreign Entity entitled to vote (all of the foregoing, together with any other collateral pledged to the Lender pursuant to any other Loan Document, collectively, the “Collateral”).

(b) Borrower, Lender and each other Credit Party executing this Agreement agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender. Borrower and each other Credit Party executing this Agreement represents, warrants and promises to Lender that: (i) Borrower and each other Credit Party granting a Lien in Collateral has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Encumbrances; (ii) the security interests granted pursuant to this Agreement, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Lender in duly executed form) will constitute valid perfected security interests in all of the Collateral (except the Deposit Accounts and other bank accounts) in favor of the Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Credit Party (other than purchasers of Inventory in the ordinary course of business) and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances that have priority by operation of law; and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. Borrower and each other Credit Party executing this Agreement promise to defend the right, title

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and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and each shall take such actions, including (w) all actions necessary to grant Lender “control” of any Investment Property, Letter-of-Credit Rights or electronic Chattel Paper owned by such Credit Party, with any agreements establishing control to be in form and substance satisfactory to Lender, (x) the prompt delivery of all original Instruments, Chattel Paper and certificated Stock owned by Borrower and each other Credit Party granting a Lien on Collateral to Lender, (y) notification of Lender’s interest in Collateral at Lender’s request, and (z) the institution of litigation against third parties as shall be prudent in order to protect and preserve each Credit Party’s and Lender’s respective and several interests in the Collateral. Borrower (and any other Credit Party granting a Lien in Collateral) shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents. If any Credit Party retains possession of any Chattel Paper or Instrument with Lender’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Blyth VSH Acquisition Corporation” Each Credit Party executing this Agreement shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Lender of any commercial tort claim (as defined in the Code) acquired by it and unless otherwise consented by Lender, such Credit Party shall enter into a supplement to this Loan Agreement granting to Lender a Lien in such commercial tort claim. Notwithstanding anything to the contrary contained herein, Lender acknowledges and agrees that (i) the Credit Parties shall have no obligation to enter into control agreements or other cash management documentation with respect to Deposit Accounts and other bank accounts and (ii) no actions shall be required in respect of the Collateral under the laws of any foreign jurisdiction.

6.2 Lender’s Rights. (a) Lender may, (i) at any time during the continuance of an Event of Default in Lender’s own name or in the name of Borrower, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Payment Intangibles, Instruments, Chattel Paper or other Collateral, and (ii) at any time after an Event of Default has occurred and is continuing and without prior notice to any Credit Party, notify Account Debtors and other Persons obligated on any Collateral that Lender has a security interest therein and that payments shall be made directly to Lender. Upon the request of Lender, Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Borrower hereby constitutes Lender or Lender’s designee as Borrower’s attorney with power to endorse Borrower’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

(b) Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between any Credit Party and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c) Borrower and each other Credit Party shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times): (i) provide access to such property to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrower’s and such Credit Party’s Books and Records; and (iii) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Lender considers advisable, and Borrower and such Credit Party agree to render to Lender, at Borrower’s and such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

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(d) After the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause the certified public accountant then engaged by Borrower to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Lender may request. Borrower, at its own expense, shall cause its certified independent public accountants to deliver to Lender the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Lender shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.

6.3 Lender’s Appointment as Attorney-in-fact. On the Closing Date, Borrower and each other Credit Party executing this Agreement shall execute and deliver a Power of Attorney in the form attached as Exhibit E. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Lender under the Power of Attorney are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender agrees not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing. Borrower and each other Credit Party executing this Agreement also hereby (i) authorizes Lender to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets of such Credit Party (or any portion of such Credit Party’s assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Lender to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Borrower and each other Credit Party executing this Agreement acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to such Credit Party’s rights under Section 9-509(d)(2) of the Code.

6.4 Grant of License to Use Intellectual Property Collateral. Borrower and each other Credit Party executing this Agreement hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Borrower or such Credit Party) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower or such Credit Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

7.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Lender in accordance with Section 9.3:

(a) Borrower shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable; or

(b) any Credit Party (i) shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Article 5 this Agreement or Schedule D hereto or (ii) shall fail or neglect to perform, keep or observe any other covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Agreement or any of the other Loan Documents and, in the case of this clause (ii), such failure continues unremedied for a period of thirty (30) days therefrom; or

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(c) an event of default shall occur under any Contractual Obligation of any Credit Party (other than this Agreement and the other Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(d) any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by any Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made, except (i) to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) to the extent that any such representation or warranty (including the representations and warranties referred to in clause (i)) is qualified by materiality, such representation and warranty shall be true and correct in all respects; or

(e) there shall be commenced against any Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed or undismissed for forty five (45) consecutive days; or any Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(f) a case or proceeding shall have been commenced involuntarily against any Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, and seeking either (x) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(g) any Credit Party shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section 7.1 or clauses (i) and (ii) of this paragraph (g), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(h) a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against any Credit Party, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within forty five (45) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of forty five (45) days from the date of such judgment; or

(i) any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing); or

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(k) a Change of Control shall have occurred with respect to any Credit Party; or

(1) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding the Minimum Actionable Amount.

7.2 Remedies. (a) If any Default shall have occurred and be continuing, then Lender may terminate or suspend its obligation to make further Revolving Credit Advances. In addition, if any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of any Event of Default specified in Sections 7.1 (e), (f) or (g), the Obligations shall become immediately due and payable (and any obligation of Lender to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Lender.

(b) Without limiting the generality of the foregoing, Borrower and each other Credit Party executing this Agreement expressly agrees that upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, free of any right of equity of redemption, which equity of redemption Borrower and each other Credit Party executing this Agreement hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Credit Party’s premises or elsewhere and shall have the right to use any Credit Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c) Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, Borrower and each other Credit Party executing this Agreement agrees to assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at its premises or elsewhere, Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrower and each other Credit Party executing this Agreement agrees that ten (10) days’ prior notice by Lender to such Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower and each other Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d) Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the

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Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which such Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

7.4 Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including Sections 9-608(a)(l) and 9-615(a)(3) of the Code (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrower or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

8.	SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of Borrower and each other Credit Party executing such Loan Document, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. Neither Borrower nor any other Credit Party may assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Lender. Any such purported conveyance by Borrower or such Credit Party without the prior express written consent of Lender shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Lender reserves the right at any time to create and sell participations in the Loans and the Loan Documents and to sell, transfer or assign any or ail of its rights in the Loans and under the Loan Documents.

9.	MISCELLANEOUS

9.1 Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender, and each other Credit Party a party to such Loan Document. Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the initial Revolving Credit Loan has been funded at that time.

9.2 Expenses. Each party agrees to pay its own costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants) and auditors retained in connection therewith) incurred in connection with the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder. Notwithstanding the foregoing,

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Borrower agrees to pay or reimburse Lender for all costs and expenses incurred in connection with (i) collection, including deficiency collections; (ii) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Revolving Credit Loans or the rights thereunder; (iii) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (iv) any effort (A) to monitor the Revolving Credit Loans, (B) to evaluate, observe or assess any Credit Party or the affairs of such Person, and (C) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

9.3 No Waiver. Neither Lender’s failure, at any time, to require strict performance by any Credit Party of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of any Credit Party to Lender contained in any Loan Document and no Default by any Credit Party under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

9.4 Severability; Section Titles. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of any Credit Party or the rights of Lender relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

9.5 Authorized Signature. Until Lender shall be notified in writing by any Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Lender or any of Lender’s officers, agents, or employees to be that of an officer of Borrower or such other Credit Party shall bind Borrower and such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s Board of Directors, and Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.

9.6 Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve

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upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 9.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule B or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrower or Lender) designated in Schedule B to receive copies shall in no way adversely affect the effectiveness of such communication.

9.7 Counterparts. Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument. Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Lender, electronic means, all of which shall be equally valid.

9.8 Time of the Essence. Time is of the essence for performance of the Obligations under the Loan Documents.

9.9 GOVERNING LAW. THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

9.10 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (A) BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND SUCH CREDIT PARTY AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER, BORROWER AND SUCH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER AND SUCH CREDIT PARTY HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SCHEDULE B OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

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(B) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER, BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

9.11 Registry. The Credit Parties hereby designate Lender, and Lender agrees, to serve as the agent of the Credit Parties solely for purposes of this Section 9.11, to maintain a register at one of its offices (the “Register”) on which it will record each Revolving Credit Loan made by Lender pursuant to this Agreement and each repayment in respect of the principal amount thereof. Failure to make any such recordation, or any error in such recordation shall not affect the obligations of the Credit Parties in respect of any Revolving Credit Loan. With respect to Lender, the transfer of a Revolving Credit Loan (or any participation therein) and the rights to the principal of, and interest on, any Revolving Credit Loan shall not be effective until such transfer is recorded on the Register maintained by the Lender with respect to ownership of the Revolving Credit Loan. Prior to such recordation, all amounts owing to the transferor with respect to the Revolving Credit Loan shall remain owing to the transferor. The registration of an assignment or transfer of all or part of a Revolving Credit Loan shall be recorded by Lender on the Register only upon the acceptance by Lender of a properly executed and delivered assignment and assumption agreement pursuant to this Section 9.11. Coincident with the delivery of such an assignment and assumption agreement to Lender for acceptance and registration of assignment or transfer of all or part of a Revolving Credit Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Revolving Credit Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Credit Parties agree to indemnify Lender from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Lender in performing its duties under this Section 9.11.

9.12 [Intentionally Omitted]

9.13 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or otherwise, all as though such payments had not been made.

9.14 PathConnect. Nothing in this Agreement or in any of the Loan Documents shall prohibit any Credit Party from divesting of PathConnect, and no Credit Party shall be in default under any Loan Document solely as a result of such divestiture. In furtherance of the foregoing, Lender will not be granted a security interest in the membership interests or any other assets of PathConnect, and PathConnect will not be a Credit Party under this Agreement. Any references in this Agreement or any Loan Document to Holdings’, Borrower’s or any Credit Party’s “consolidated” financials (including the Financial Statements) do not include PathConnect.

[Remainder of Page Intentionally Left Blank]

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[LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the date first written above.

FVA VENTURES, INC., as Borrower

By:
Name:	John Tolmie
Title:	Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:
Name:	John Tolmie
Title:	Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:
Name:
Title:

[LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the date first written above.

FVA VENTURES, INC., as Borrower

By:
Name:	John Tolmie
Title:	Secretary and Vice President
– Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:
Name:	John Tolmie
Title:	Secretary and Vice President
– Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:
Name:	Michael S. Novins
Title:	Vice President, General Counsel and Secretary

Exhibit 10.19

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of October 21, 2008 (this “Amendment”), to the Loan and Security Agreement referred to below by and between FVA VENTURES, INC., a California corporation (“Borrower”). VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and, together with Borrower, collectively, the “Credit Parties”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H

WHEREAS, the Credit Parties and Lender entered into that certain Loan and Security Agreement, dated as of July 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Credit Parties and Lender have agreed to amend certain provisions of the Loan Agreement, in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Credit Parties and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement or Schedule A thereto.

2. Amendment to Definition of “Adjusted Consolidated Net Worth”. The definition of “Adjusted Consolidated Net Worth” is hereby amended as of the First Amendment Effective Date (as hereinafter defined) by deleting clause (ii) thereof in its entirety and inserting in lieu thereof, the following:

“(ii) an amount equal to the cumulative reduction in Consolidated Net Worth as a result of any Specified Non-Cash Charges occurring after October 31, 2008.”

3. Amendment to Definition of “Consolidated Net Income”. The definition of “Consolidated Net Income” is hereby amended as of the First Amendment Effective Date by deleting such definition in its entirety and inserting in lieu thereof, the following:

““Consolidated Net Income” for any period means the consolidated net income of Holdings and its consolidated Subsidiaries other than PathConnect determined on a consolidated basis for such period, excluding the effect of any Specified Non-Cash Charges occurring after October 31, 2008; provided, that, in determining Consolidated Net Income, any increase or decrease to such consolidated net income of Holdings and its consolidated Subsidiaries due to any change in the investment value, or earnings or losses, of Solution X Global, LLC, shall be disregarded in such determination.”

4. Amendment to Definition of “Leverage Ratio”. The definition of “Leverage Ratio” is hereby amended as of the First Amendment Effective Date (as hereinafter defined) by deleting clause (b) thereof in its entirety and inserting in lieu thereof, the following:

“(b) EBITDA for the twelve months ending on that date of determination.”

5. Amendment to Schedule D of the Loan Agreement. Schedule D of the Loan Agreement is hereby amended as of the First Amendment Effective Date by deleting paragraph 1 thereof in its entirety and inserting in lieu thereof, the following:

“1. Minimum Adjusted Consolidated Net Worth. On the last day of each Fiscal Quarter, commencing with the first Fiscal Quarter ended after the earlier of (a) November 1, 2008 and (b) the Initial Closing Date (as defined in the Purchase Agreement), Holding’s Adjusted Consolidated Net Worth will not be less than 85% of Holding’s Consolidated Net Worth as of October 31, 2008 plus 75% of Cumulative Positive Net Income plus 75% of Cumulative Equity Proceeds. For purposes of this Section, “Cumulative Positive Net Income” means, as of any date, the sum of Consolidated Net Income for each Fiscal Year ending after December 31, 2007 (provided, that for the Fiscal Year ended December 31, 2008, Consolidated Net Income for such Fiscal Year for purposes of this covenant, shall only be calculated for the period from November 1, 2008 to and including December 31, 2008) and on or prior to such date for which such Consolidated Net Income is a positive amount, disregarding any Fiscal Year for which Net Income is a negative amount and “Cumulative Equity Proceeds” means, as of any date, the aggregate amount by which Consolidated Net Worth shall have been increased by reason of the issuance of capital stock of Holdings/Borrower subsequent to November 1, 2008 and on or prior to such date.”

6. Remedies. This Amendment shall constitute a Loan Document.

7. Representations and Warranties. To induce Lender to enter into this Amendment, the Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”), by the Credit Parties: (i) are within the Credit Parties’ organizational power; (ii) have been duly authorized by all necessary or proper organizational, member and shareholder action; (iii) do not violate any Requirement of Law or Contractual Obligation of any Credit Party; (iv) do not result in the creation or imposition of any Lien upon any of the Collateral other than those in favor of Lender pursuant to the Loan Documents; and (v) do not require the consent or approval of any Governmental Authority or any other Person.

(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and Holdings.

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(c)	Each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of the Credit Parties, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Loan Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Loan Agreement or any other Loan Document or any action taken under this Amendment, the Amended Loan Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of the Credit Parties, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	After giving effect to this Amendment, the representations and warranties of the Credit Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects on and as of the First Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

8. No Other Amendments. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

9. Expenses. Borrower hereby reconfirms its obligation pursuant to Section 9.2 of the Loan Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

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10. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Credit Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

11. Effectiveness. This Amendment shall become effective only upon satisfaction in full in the judgment of Lender of each of the following conditions on or prior to the date first written above (the “First Amendment Effective Date”):

(a)	Amendment. Lender shall have received a copy of this amendment duly executed and delivered by Lender and the Credit Parties, with two (2) originals of such party to follow promptly thereafter.

(b)	Representations and Warranties. The representations and warranties of the Credit Parties in this Amendment shall be true and correct in all material respects on and as of the First Amendment Effective Date except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

(c)	Payment of Expenses. To the extent invoiced, the Borrower shall have paid Lender all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses).

12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW RULES REQUIRING THE APPLICATION OF LAWS OF JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.

13. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FVA VENTURES, INC., as Borrower

By:
Name:	John Tolmie
Title:	Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:
Name:	John Tolmie
Title:	Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:
Name:	Michael S. Novins
Title:	Vice President and General Counsel

5

Exhibit 10.20

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of January 1, 2009 (this “Amendment”), to the Loan and Security Agreement referred to below by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and, together with Borrower, collectively, the “Credit Parties”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, the Credit Parties and Lender entered into that certain Loan and Security Agreement, dated as of July 30, 2008, as amended by that certain First Amendment to Loan and Security Agreement, dated as of October 21, 2008 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, as a result of the occurrence and continuance of certain Events of Default under the Loan Agreement (the “Existing Events of Default”), Lender has elected to impose the Default Rate on the outstanding amount of all Obligations effective as of the date of this Amendment and continuing until such Existing Events of Default have been cured or waived or, if earlier, as otherwise agreed to by Lender;

WHEREAS, the Credit Parties and Lender have agreed to amend certain provisions of the Loan Agreement, in the manner, and on the terms and conditions, provided for herein; and

WHEREAS, the Lender has not waived the Existing Events of Default and it expressly reserves all of its rights and remedies in respect thereof.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Credit Parties and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement or Schedule A thereto.

2. Schedule A. Schedule A to the Loan Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Applicable Margin” means a per annum interest rate margin equal to four and one-half percentage points (4.50%).

“Quarter LIBOR Rate” means relative to any day in any particular calendar quarter, the three month LIBOR rate as provided in the Wall Street Journal on the Business Day preceding the first day of each calendar quarter; provided, however, that in no event shall the Quarter LIBOR Rate be less than one and one-half percentage points (1.50%) per annum

3. Amendment: Section 1.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.5 Interest. (a) Borrower shall pay interest to Lender on the aggregate outstanding Revolving Credit Advances at a rate per annum equal to the sum of the Quarter LIBOR Rate and the Applicable Margin, each as in effect on each day of the applicable calendar quarter (the

“Revolving Credit Rate”). All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b) If for any reason, the LIBOR rate is not available, the parties hereto agree to use their best efforts to determine an interest rate to be charged hereunder which is comparable to the interest rate charged hereunder prior to such LIBOR rate becoming unavailable.

(c) Interest shall be payable on the outstanding Revolving Credit Advances (i) in arrears for the preceding calendar quarter on the last day of each calendar quarter, (ii) on the Commitment Termination Date, and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(d) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Revolving Credit Rate shall automatically be increased by two percentage points (2%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(e) If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

4. Remedies. This Amendment shall constitute a Loan Document.

5. Representations and Warranties. To induce Lender to enter into this Amendment, the Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”), by the Credit Parties: (i) are within the Credit Parties’ organizational power; (ii) have been duly authorized by all necessary or proper organizational, member and shareholder action; (iii) do not violate any Requirement of Law or Contractual Obligation of any Credit Party; (iv) do not result in the creation or imposition of any Lien upon any of the Collateral other than those in favor of Lender pursuant to the Loan Documents; and (v) do not require the consent or approval of any Governmental Authority or any other Person.

(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and Holdings.

(c)	Each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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(d)	Other than the Existing Events of Default, no Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of the Credit Parties, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Loan Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Loan Agreement or any other Loan Document or any action taken under this Amendment, the Amended Loan Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of the Credit Parties, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	Other than as a direct result of the occurrence and continuance of the Existing Events of Default, after giving effect to this Amendment, the representations and warranties of the Credit Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects on and as of the Second Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

6. No Other Amendments. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

7. Expenses. Borrower hereby reconfirms its obligation pursuant to Section 9.2 of the Loan Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

8. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Credit Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

9. Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full in the judgment of Lender of each of the following conditions (the “Second Amendment Effective Date”):

(a)	Amendment. Lender shall have received a copy of this amendment duly executed and delivered by Lender and the Credit Parties, with two (2) originals of such party to follow promptly thereafter.

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(b)	Representations and Warranties. The representations and warranties of the Credit Parties in this Amendment shall be true and correct in all material respects on and as of the Second Amendment Effective Date except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

(c)	Payment of Expenses. To the extent invoiced, the Borrower shall have paid Lender all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses).

10. Default Rate. As of the Second Amendment Effective Date, the Lender has imposed the Default Rate on the outstanding amount of all Obligations. Notwithstanding anything to the contrary contained herein or in the Loan Agreement, if the Lender, in its sole discretion, determines that the Existing Events of Default have been cured as of the end of any month (or would have been cured had the relevant covenants been tested on a monthly basis) then the Lender agrees as of the first day of the next succeeding month to forego charging the Default Rate. The foregoing shall in no way preclude the Lender from charging the Default Rate thereafter if another Event of Default has occurred and is continuing, including, without limitation, another violation of the covenants that precipitated the occurrence of the Existing Events of Default.

11. Reservation of Rights. (a) Lender has not waived the Existing Events of Default or any other Defaults or Events of Default that may have occurred or may exist and hereby reserves the right to exercise, at any time, any of its other rights and remedies as a result of the occurrence and continuance of the Existing Events of Default or any other Defaults or Events of Default, including, but not limited to (i) declaring any or all Obligations, and all interest thereon, to be due and payable immediately, (ii) terminating Lender’s obligations under the Loan Agreement, including, without limitation, any obligation to extend credit under the Loan Agreement, and (iii) exercising any or all of the other rights and remedies provided under the Loan Documents or otherwise; (b) Any participation by Lender in any discussions to restructure certain provisions of the Loan Documents and/or to forbear from exercising any remedies and/or any failure by Lender to take immediate action as a result of the Existing Events of Default, any other Defaults or Events of Default, or otherwise shall not (and shall not be deemed to) constitute an agreement to forbear from the exercise of Lender’s remedies; and (c) Based on the occurrence, existence and continuation of the Existing Events of Default, Lender has no obligation to make further advances or loans, or to extend any other financial accommodations to the Credit Parties. Lender reserves the right to make advances, loans or other financial accommodations to the Credit Parties in Lender’s sole discretion on a day-to-day basis.

12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW RULES REQUIRING THE APPLICATION OF LAWS OF JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.

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13. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FVA VENTURES, INC., as Borrower

By:
	Name:	John Tolmie
	Title:	Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:
	Name:	John Tolmie
	Title:	Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:
	Name:	Jane Casey
	Title:	Vice President and Treasurer

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Exhibit 10.21

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of May     , 2009 (this “Amendment”), to the Loan and Security Agreement referred to below by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and, together with Borrower, collectively, the “Credit Parties”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, the Credit Parties and Lender entered into that certain Loan and Security Agreement, dated as of July 30, 2008, as amended by that certain (i) First Amendment to Loan and Security Agreement, dated as of October 21, 2008, (ii) Second Amendment to Loan and Security Agreement dated as of January 1, 2009 and (iii) Letter Agreement dated as of March 26, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Credit Parties and Lender have agreed to amend certain provisions of the Loan Agreement, in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Credit Parties and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement or Schedule A thereto.

2. Schedule A. Schedule A to the Loan Agreement is hereby amended as follows: by adding the following definitions in appropriate alphabetical order:

“Covenant Compliance Date” means the first date on which the Borrower is in compliance (without giving effect to the first paragraph of the Waiver Letter) with the financial covenants set forth on Schedule D.

“Subordinated Debt” means Indebtedness of the Credit Parties to the Subordinated Lenders, which Indebtedness has been subordinated to the Obligations pursuant to the terms of the Subordination Agreement.

“Subordinated Lenders” has the meaning assigned to it in Section 5(j)(iv).

“Subordination Agreement” has the meaning assigned to it in Section 5(j)(iv).

“Waiver Letter” means that certain Letter Agreement dated as of March 26, 2009 by and between Borrower and Lender.

3. Interest Rate Amendment: Section 1.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.5 Interest. (a) Borrower shall pay interest to Lender as follows: (i) on the aggregate outstanding Revolving Credit Advances (except as provided for in clause (ii) below), at a rate per annum equal to the sum of (A) the Quarter LIBOR Rate, (B) the Applicable Margin, each as in effect on each day of the applicable calendar quarter and (C) until the Covenant Compliance

Date, 2% (the “Revolving Credit Rate”) and (ii) on any portion of the aggregate outstanding Revolving Credit Advances in excess of $2,115,342.00 (the “Excess Amount”), at a rate per annum equal to 10% (the “Excess Amount Rate”) until (x) the first day (the “Rate Reduction Day”) on which the aggregate outstanding Revolving Credit Advances hereunder do not exceed $2,115,342.00 and (y) all Subordinated Indebtedness has (together with the interest thereon) been paid in full in a manner permitted by the Subordination Agreement. After the Rate Reduction Day, all Revolving Credit Advances, including any Excess Amount, if any, shall bear interest as provided for in clause (i) above.

All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b) Except as otherwise provided in clause 1.5(a)(ii) above, if for any reason, the LIBOR rate is not available, the parties hereto agree to use their best efforts to determine an interest rate to be charged hereunder which is comparable to the interest rate charged hereunder prior to such LIBOR rate becoming unavailable.

(c) Interest shall be payable on the outstanding Revolving Credit Advances (including the Excess Amount, if applicable) (i) in arrears for the preceding calendar quarter on the last day of each calendar quarter, (ii) on the Commitment Termination Date, and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(d) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Revolving Credit Rate and the Excess Amount Rate, as applicable, shall automatically be increased by two percentage points (2%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations; provided, that prior to the Covenant Compliance Date the Revolving Credit Rate shall not be increased to the Default Rate.

(e) If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

4. Indebtedness Amendment: Section 5(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) cancel any debt owing to it, other than in the ordinary course of business and consistent with past practice, or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations, (ii) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule 5(b), (iii) deferred taxes, (iv) by endorsement of Instruments or items of payment for deposit to the general account of such Credit Party, (v) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement (provided, if applicable, that such Guaranteed Indebtedness is subordinated in right of payment to the Obligations hereunder in the same manner as such primary obligation is so subordinated), (vi) additional Indebtedness (including Purchase Money Indebtedness) incurred after the Closing Date in an aggregate

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outstanding amount for all such Credit Parties combined not exceeding $100,000, (vii) Indebtedness of a Credit Parly owing to another Credit Party, (viii) Indebtedness incurred in the ordinary course of business and consistent with past practice, under any credit card (including American Express) not to exceed $450,000 at any time outstanding, (ix) Indebtedness incurred in the ordinary course of business and consistent with past practice, in connection with any agreement between any Credit Party and any of its suppliers and distributors not to exceed $250,000 at any time outstanding and (x) the Subordinated Debt in an amount not to exceed $1,550,000 unless otherwise agreed to by Lender; provided, that any Subordinated Debt not outstanding on May     , 2009 shall be evidenced by documentation satisfactory to Lender;”

5. Affiliate Transactions Amendment: Section 5(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(c) except for the incurrence of the Subordinated Debt and as otherwise contemplated by the Purchase Agreement, enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party on terms less advantageous to such Credit Party than could be obtained on an arm’s length basis other than (i) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding $100,000 and (ii) intercompany advances or loans between Credit Parties and between a Credit Party and PathConnect;”

6. Restricted Payment Amendment: Section 5(j) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(j) make or permit any Restricted Payment other than (i) distributions by Borrower to Holdings to permit Holdings to pay franchise taxes; (ii) other distributions by Borrower to Holdings or by Holdings to its members contemplated by the Purchase Agreement, and other payments in connection with the maintenance of its existence or other legal, tax or accounting matters and to enable Holdings or its members to pay their taxes; (iii) Restricted Payments by a Subsidiary of the Borrower to the Borrower and (iv) Restricted Payments expressly permitted by the terms of that certain Subordination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Subordination Agreement) dated as of May     , 2009 by and among Mr. Ryan Blair, Mr. Nick Sarnicola, Mr. Blake Mallen, Ropart Asset Management Fund, LLC, Ropart Asset Management Fund II, LLC (collectively, the “Subordinated Lenders”), the Credit Parties and Lender and pursuant to which the Subordinated Lenders subordinate the payment of the principal of, and the interest on, the Borrower’s Indebtedness to the Subordinated Lenders in accordance with the terms thereof; and”

7. Remedies. This Amendment shall constitute a Loan Document.

8. Representations and Warranties. To induce Lender to enter into this Amendment, the Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”), by the Credit Parties: (i) are within the Credit Parties’ organizational power; (ii) have been duly authorized by all necessary or proper organizational, member and shareholder action; (iii) do not violate any Requirement of Law or Contractual Obligation of any Credit Party; (iv) do not result in the creation or imposition of any Lien upon any of the Collateral other than those in favor of Lender pursuant to the Loan Documents; and (v) do not require the consent or approval of any Governmental Authority or any other Person.

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(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and Holdings.

(c)	Each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of the Credit Parties, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Loan Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Loan Agreement or any other Loan Document or any action taken under this Amendment, the Amended Loan Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of the Credit Parties, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	After giving effect to this Amendment, the representations and warranties of the Credit Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects on and as of the Third Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

9. No Other Amendments. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

10. Expenses. Borrower hereby reconfirms its obligation pursuant to Section 9.2 of the Loan Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

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11. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Credit Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

12. Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full in the judgment of Lender of each of the following conditions (the “Third Amendment Effective Date”):

(a)	Amendment. Lender shall have received a copy of this amendment duly executed and delivered by Lender and the Credit Parties, with two (2) originals of such party to follow promptly thereafter.

(b)	Representations and Warranties. The representations and warranties of the Credit Parties in this Amendment shall be true and correct in all material respects on and as of the Third Amendment Effective Date except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

(c)	Payment of Expenses. To the extent invoiced, the Borrower shall have paid Lender all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses).

13. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW RULES REQUIRING THE APPLICATION OF LAWS OF JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.

14. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FVA VENTURES, INC., as Borrower

By:
	Name:	John Tolmie
	Title:	Secretary and Vice President – Finance and Administration

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VISALUS HOLDINGS, LLC, as a Guarantor

By:
Name: John Tolmie
Title: Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:
Name: Michael Novins
Title: Vice President and General Counsel

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Exhibit 10.22

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of July 10, 2009 (this “Amendment”), to the Loan and Security Agreement referred to below by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and, together with Borrower, collectively, the “Credit Parties”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, the Credit Parties and Lender entered into that certain Loan and Security Agreement, dated as of July 30, 2008, as amended by that certain (i) First Amendment to Loan and Security Agreement, dated as of October 21, 2008, (ii) Second Amendment to Loan and Security Agreement dated as of January 1, 2009, (iii) Letter Agreement dated as of March 26, 2009, and (iv) Third Amendment to Loan and Security Agreement dated as of May 18, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Credit Parties and Lender have agreed to amend certain provisions of the Loan Agreement, in the manner, and on the terms and conditions, provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Credit Parties and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement or Schedule A thereto.

2. Schedule A. Schedule A to the Loan Agreement is hereby amended by amending and restating the definition of “Maximum Amount” to read as follows:

“Maximum Amount” means $2,800,000.

3. Representations and Warranties. To induce Lender to enter into this Amendment, the Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”), by the Credit Parties: (i) are within the Credit Parties’ organizational power; (ii) have been duly authorized by all necessary or proper organizational, member and shareholder action; (iii) do not violate any Requirement of Law or Contractual Obligation of any Credit Party; (iv) do not result in the creation or imposition of any Lien upon any of the Collateral other than those in favor of Lender pursuant to the Loan Documents; and (v) do not require the consent or approval of any Governmental Authority or any other Person.

(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and Holdings.

(c)

Each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of the Credit Parties, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Loan Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Loan Agreement or any other Loan Document or any action taken under this Amendment, the Amended Loan Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of the Credit Parties, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	The representations and warranties of the Credit Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects on and as of the Fourth Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

4. No Other Amendments. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

5. Expenses. Borrower hereby reconfirms its obligation pursuant to Section 9.2 of the Loan Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

6. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Credit Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

7. Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full in the judgment of Lender of each of the following conditions (the “Fourth Amendment Effective Date”):

(a)	Amendment. Lender shall have received a copy of this amendment duly executed and delivered by Lender and the Credit Parties, with two (2) originals of such party to follow promptly thereafter.

(b)	Representations and Warranties. The representations and warranties of the Credit Parties in this Amendment shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

(c)	Payment of Expenses. To the extent invoiced, the Borrower shall have paid Lender all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses).

8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW RULES REQUIRING THE APPLICATION OF LAWS OF JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.

9. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FVA VENTURES, INC., as Borrower

By:
Name: John Tolmie
Title: Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:
Name: John Tolmie
Title: Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION,
as Lender

By:
Name: Jane Casey
Title: Vice President and Treasurer

Exhibit 10.23

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of September 24, 2009 (this “Amendment”), to the Loan and Security Agreement referred to below by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and, together with Borrower, collectively, the “Credit Parties”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, the Credit Parties and Lender entered into that certain Loan and Security Agreement, dated as of July 30, 2008, as amended by that certain (i) First Amendment to Loan and Security Agreement dated as of October 21, 2008, (ii) Second Amendment to Loan and Security Agreement dated as of January 1, 2009, (iii) Letter Agreement dated as of March 26, 2009, (iv) Third Amendment to Loan and Security Agreement dated as of May 18, 2009, and (v) Fourth Amendment to Loan and Security Agreement dated as of July 10, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Credit Parties and Lender have agreed to amend certain provisions of the Loan Agreement, in the manner, and on the terms and conditions, provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Credit Parties and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement or Schedule A thereto.

2. Schedule A. Schedule A to the Loan Agreement is hereby amended by amending and restating the definition of “Maximum Amount” to read as follows:

“Maximum Amount” means $3,000,000.

3. Representations and Warranties. To induce Lender to enter into this Amendment, the Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”), by the Credit Parties: (i) are within the Credit Parties’ organizational power; (ii) have been duly authorized by all necessary or proper organizational, member and shareholder action; (iii) do not violate any Requirement of Law or Contractual Obligation of any Credit Party; (iv) do not result in the creation or imposition of any Lien upon any of the Collateral other than those in favor of Lender pursuant to the Loan Documents; and (v) do not require the consent or approval of any Governmental Authority or any other Person.

(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and Holdings.

(c)	Each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of the Credit Parties, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Loan Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Loan Agreement or any other Loan Document or any action taken under this Amendment, the Amended Loan Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of the Credit Parties, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	The representations and warranties of the Credit Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects on and as of the Fourth Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

4. No Other Amendments. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

5. Expenses. Borrower hereby reconfirms its obligation pursuant to Section 9.2 of the Loan Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

6. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Credit Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

7. Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full in the judgment of Lender of each of the following conditions (the “Fourth Amendment Effective Date”):

(a)	Amendment. Lender shall have received a copy of this amendment duly executed and delivered by Lender and the Credit Parties, with two (2) originals of such party to follow promptly thereafter.

(b)	Representations and Warranties. The representations and warranties of the Credit Parties in this Amendment shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

(c)	Payment of Expenses. To the extent invoiced, the Borrower shall have paid Lender all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses).

8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW RULES REQUIRING THE APPLICATION OF LAWS OF JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.

9. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FVA VENTURES, INC., as Borrower

By:
Name: John Tolmie
Title: Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:
Name: John Tolmie
Title: Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:
Name: Jane Casey
Title: Vice President and Treasurer

Exhibit 10.24

SOFTWARE AND HOSTING SERVICES AGREEMENT

This Software and Hosting Services Agreement (“Agreement”) is by and between FVA VENTURES INC. dba VISALUS SCIENCES (“Client”), having its principal place of business at 1607 E. Big Beaver Rd. Suite 110, Troy, MI 48083, and SOLUTION X GLOBAL, a Delaware LLC, (“Vendor”) having its principal place of business at 3520 N. University Ave, Suite 300, Provo, Utah 84604. This document will constitute a binding contract that will be enforceable by either Party in accordance with its terms and conditions.

1. Definitions.

a. “Party” shall mean either Client or Vendor, and “Parties” shall mean both.

b. “Subscribers” shall mean current and future distributors and customers in Client’s organization who register to use Client’s customized software solution developed for this Program, known as “Vi-Net”. There are both paying subscribers and non-paying guest subscribers.

c. “Vi-Net” is an integrated web software application targeting Client’s distributors and customers, enabling them to utilize the Program to assist them with their business and providing, among other things, personal web pages, calendar scheduling, email, marketing & communication tools, training modules, and customized features as requested.

d. “Program” shall mean Client’s software solution, as defined within this Agreement, and related exhibits and work orders. The Program includes Vendor’s web hosting services for the Program, which facilitates the automated deployment and centralized administration of database driven, e-commerce equipped, personal websites (“Subscriber Websites”) and included business tools as described herein.

e. “Scope” shall mean the Program description document and work order attached hereto as Exhibit A.

f. “Launch” shall mean the official ‘live’ release of the Program updates to Client’s members for subscription and use at the agreed upon time(s).

2. Licensing. Upon execution of this Agreement, Client is granted a non-exclusive license to market and distribute the Program described herein to its member distributors and customers for subscription and use for the term of this Agreement.

3. Development Services. The Program had its initial launch (Phase 1) prior to this Agreement. Vendor agrees to complete the work outlined in Exhibit A (Scope of Features). Any additional development beyond the initial Scope of Features shall be pre-approved

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and agreed to in writing by both Client and Vendor, and will take place within the time frames specified in the agreement and according to development rates contained in Exhibit B. The Parties agree that Vendor will do most or all of the future custom development (after completion of Exhibit A Scope of Features) throughout the duration of this agreement. However, if Client desires to do any of the future custom development in-house or through a third party, then Client will first consult with Vendor to obtain Vendor’s approval which will not be unreasonably withheld. Furthermore, Vendor will not be responsible for any crashes, bugs, or other problems caused by work done by Client or any third party, and any delays, fixes, repairs, additional support, or other work that Vendor is required to do as a result of work done by Client or any third party shall be billed to Client at the rates agreed to in Exhibit B.

4. Schedule of Deliverables. Vendor and Client agree to the following schedule:

a. Vendor will complete the Program ready for Launch, according to the Schedule described in Exhibit A, as discussed and agreed to by both Parties.

b. Vendor will make such reasonable or necessary modifications to the software as agreed upon by both Parties to achieve the Program as described in Exhibit A. Vendor reserves the right to make any functional changes or additions as part of future upgrade releases to the base software, to be released at Vendor’s discretion, unless otherwise agreed to by both Parties. Client will receive at no cost to Client, all upgrades delivered by Vendor on Client’s Vi-Net platform. Furthermore, Client can at any time in the next 5 years migrate to Vendor’s then current platform (currently Unity) with no licensing fees ever (except fees outlined in Exhibit D), but Client shall pay Vendor for the costs of the migration and all custom development associated with the migration. Moreover, Client shall be entitled to all upgrades to Vendor’s platform with no licensing fees. Additionally, if Vendor creates new applications and features on Vendor’s platform (so long as there are no exclusivity provisions associated with those applications or features by contract with another client), and Client wants those new applications or features, then Client shall receive them with no licensing or purchase costs, and shall only have to pay Vendor’s custom development costs to implement those applications or features in Client’s system.

c. The Program already launched initially in October, 2008. The additional features listed in Exhibit A will be completed according to the time frames outlined in this Agreement and the Exhibits. However, Client agrees to provide all deliverables necessary for Vendor to meet its time frames at least thirty days in advance of Vendor deadlines and time frames. If Client fails to provide the deliverables timely, then the deadlines and time frames will be pushed back accordingly.

5. Modifications & New Custom Development. Vendor agrees to use commercially reasonable efforts to make and implement modifications to the Program software in a timely manner after receipt of reasonable written requests from Client. Because of the unique relationship between Vendor and Client, Vendor will give Client a

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higher priority, and will use all commercially reasonable efforts to meet Client’s scheduling and critical time frames. The Parties agree that Vendor will have the right to sell or license the Program and all modifications, upgrades, and custom developments to any other party, including direct competitors of Client. This right does not extend to any features which Client themselves have licensed from H2 Wellness.

6. Hosting. For the term of this Agreement, Vendor agrees to host and maintain Subscriber websites on Vendor’s web server(s) onsite, or offsite through third party hosting, as outlined in this Agreement. Vendor will take all reasonable precautions to implement data backup services on the data stored in the Subscriber websites. However, Vendor is specifically not responsible for unintentional damages or loss, either incidental or direct, caused by a loss of Subscriber or Client information. Vendor agrees to monitor Subscriber websites and make sites available to Internet users according to the Service Level Agreement set forth in Exhibit C.

7. Reporting. Vendor shall provide Client with summary user reports once per month. The report shall include the total number of active Subscribers, and other pertinent and required information reasonably requested by Client. Client shall provide report to Vendor with total number of paid Subscribers once per month. Client shall have direct access to all tracking data of site usage through reporting software (i.e. Google Urchin), but this custom development will be billed to Client at the rates agreed to in Exhibit B as this is outside of the agreed upon Scope of Features in Exhibit A, but the fees will not exceed $1,500.00.

8. Technical Support for Subscribers. Client will continue to handle all subscriber phone calls until otherwise agreed to by the Parties. Client will designate one or more individuals who will interface with Vendor to address and resolve any subscriber related issues that Client needs Vendor assistance with. Vendor will use all commercially reasonable means to resolve subscriber related issues as outlined in this Agreement.

9. Domain Names. Client shall acquire and maintain available the following Internet Protocol address and corresponding domain names: www.myvi.net; www.myvinet.com; and www.myvisalus.com. Vendor shall execute the actions necessary to establish the address of each Subscriber’s website, or to delete a Subscriber’s address in the event the Subscriber’s relationship is terminated or website canceled in accordance with Client policies, rules, and regulations related to the Program.

10. Restrictions. Vendor may process additional domain names attached to individual Subscriber websites, as requested by Subscriber, according to established fees to be charged directly to the Subscriber.

11. Fees, Subscriber Charges & Billing. It is agreed that Client shall be responsible for the payment processing and collection of Subscriber payments each month and will disburse Vendor’s portion of the Net Collected Revenue according to the terms of this Agreement.

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a. Development Fees. Vendor agrees to deliver the Program as described in Exhibit A in consideration of the Development Fees described in Exhibit D. Any additional customization, changes, or new features requested by Client outside of Exhibit A shall be bid on a per project basis and billed at the rates described in Exhibit B. Invoices for custom development and other modifications will be emailed to Client upon completion of the development, due net 15 days from receipt. If such payment has not been received within net 30 days of Client receiving the invoice, Client’s Program may be suspended until full payment has been received by Vendor. Upon non-payment by Client beyond 45 days of any fees due to Vendor, Vendor may, at its discretion and without delay, upon immediate notice to Client, disconnect and otherwise cause to be inaccessible the Client’s Program and all Subscriber websites. In such event, Client indemnifies Vendor for any costs or expenses that Client may incur, from Subscribers or otherwise, as a result of such disconnection. Nevertheless, because of Vendor’s relationship with Client, all reasonable means will be taken to resolve any payment issues or disputes before disconnection or disruption of Client’s Program or Subscriber services.

b. Monthly Fees to Subscribers. Client shall determine the monthly fee to charge Subscribers for the Program, set forth in Exhibit A.

c. Revenues. Client will pay Vendor in accordance with Exhibit D. To determine this amount, Client will deliver to Vendor a report of the previous month’s paid subscriber activity, showing all paid subscribers by type for the month by the 10th day of each month. The fees and charges set forth in this Agreement are fixed for the initial term of this Agreement, and shall be alterable only with the mutual written agreement of both Parties.

d. A minimum monthly fee for the license, service, and maintenance costs (“Minimum Monthly Fee”) shall be due to the Vendor from Client, and shall be effective immediately and paid to Vendor by Client as described in Exhibit D.

e. Vendor agrees to provide the Program software and related hosting services as set forth in this Agreement to all Subscribers who sign up for Client’s Program.

f. Vendor shall be allowed to terminate the service to a particular Subscriber for non-payment of fees, for non-compliance, with any applicable rules, regulations or agreements regarding the use of the site or with applicable laws or regulations, or to exercise other remedies allowed at law or in equity. Vendor will notify Client of any such instance including the name of Subscriber and reason for termination.

g. Upon written request from Client and reasonable prior notice, Vendor shall agree to provide no less than one Vendor employee or consultant for assistance at any event requiring Vendor personnel (convention, training, meeting, etc.) for training and promotional purposes. Client shall be responsible for travel and lodging expenses related to all Vendor personnel requested by Client to attend these events.

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12. Ownership and Rights.

a. Vendor recognizes that aspects of the Program provided by Client to Vendor may be copyrighted, patented, or trademarked by Client and considered proprietary intellectual property of Client, including, but not limited to, Client’s trade dress, text, logos and other materials, or other related or similar rights, including, without limitation, the ViSalus tradename, trademarks, and logos, and the Vi-Net tradename, trademarks, logos, and website content (“Client Materials”), which shall remain the property of Client to the fullest extent possible. Client hereby grants to Vendor a non-exclusive, non-transferable license to use all such protected and proprietary Client Materials solely for the purpose of performing its duties under this Agreement.

b. Vendor owns and retains all ownership and proprietary rights relating to its programming architecture, including, but not limited to, HTML code, program code, graphical code, design, technique, etc., (collectively “Vendor Materials”). This Agreement does not transfer, sell, assign, or entitle Client to any of Vendor’s source codes, programming documentation, or trade secrets except as provided in the termination clause and/or Service Level Agreement attached hereto as Exhibit C. During the term of this Agreement, Vendor grants to Client, its successors and assignees, a non-exclusive license to use Vendor Materials in connection with the use and maintenance of the Client’s Program and Subscriber websites, consistent with the terms of this Agreement.

c. Vendor will not provide, sell or license any Client Materials, including website content, to any third party without Client’s written authorization. Client retains full and exclusive ownership of all Client’s content.

d. Assignment. Either Party may assign this Agreement to another person or entity subject to the following: (1) The Parties must agree in writing to the Assignment, which agreement shall not unreasonably be withheld; (2) The assignee must agree in writing to be bound by all provisions of this Agreement for the assignment to be valid; (3) Neither party is relieved of any obligations or liabilities under this Agreement by assigning its interests, meaning that if the assignee defaults or breaches the Agreement, then the Assignor Party will still be responsible and liable for all breaches, payments & damages caused by the assignee; (4) No assignment may be made by Client that would materially breach key provisions of this Agreement, including paragraph 13, without the express written consent of Vendor.

13. Confidentiality, Non-Disclosure, and Non-Compete.

a. Confidentiality. During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client shall not permit third parties to have access to any confidential or proprietary information of Vendor, including Vendor Materials, without first obtaining Vendor’s written authorization, which authorization shall not be unreasonably withheld but may be conditioned upon such third party’s execution and delivery of a confidentiality agreement acceptable to Vendor. In

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addition, Client shall take appropriate steps, including having employees & distributors & vendors or contractors sign confidentiality agreements incorporating the terms of this Agreement, to ensure that its employees and/or independent contractors who have access to Vendor’s confidential information safeguard such information and do not disclose it to third parties without first receiving written authorization from Vendor as provided herein.

b. In the event that either Party has access to, or obtains in any way, confidential and proprietary information that relates to the other Party’s business, including, without limitation, information relating to clients and customers, sales, subscribers, subscriber usage of websites, and all other non-public business, technical, marketing, or intellectual property information relating to each Party’s business (“Confidential Information”), the Parties agree to preserve and protect all Confidential Information and not disclose any Confidential Information to any third party person or entity without the prior written consent of the other Party, both during the term of this Agreement and subsequent to the termination of this Agreement; provided however, that any Party hereto may disclose to any other party any information already publicly known, discovered or created independent of any involvement with the other Party or otherwise learned through legitimate means other than from such Party. Both Parties shall take such actions as may be necessary to ensure that its employees and agents are bound by, and comply with, all the provisions of this Section. Both Parties shall be fully responsible for all damages stemming from a breach of this duty.

c. Non-Compete. During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client agrees not to develop or create any program of its own that is comparable in functionality or would compete with Vendor’s Program in any way. Client shall not directly, or through third person(s) or entity(s), attempt to develop, engineer, reverse engineer, create or re-create, any product or service that is comparable in functionality or concept with Vendor’s Products as outlined in this agreement. Client shall not decompile, disassemble, or reverse engineer Vendor Materials or attempt to discover source code or other information concerning the Vendor Materials including, without limitation, its design. Client will not create any derivative work, program or product based on, or derived from Licensed Software, or use any information learned from Licensed Software to create any other program or product. Client will not allow, encourage, facilitate, or assist any third party to do anything Client would be precluded from doing under this provision. This paragraph is subject to the provisions in 15(f).

d. Exclusive Provider. During the term of this Agreement, Client agrees that it shall exercise its best efforts to promote the Program to encourage all of its distributors to become Subscribers. Client agrees to make Vendor’s Program the exclusive Program and not to allow its distributors to use any other similar or competing Program.

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14. Indemnification.

a. Each Party hereto shall defend, indemnify, and hold harmless the other Party, its directors, officers, employees and agents with respect to any third party claim, demand, cause of action, debt or liability, including reasonable attorney’s fees, to the extent that it is based upon a claim that arises out of the gross negligence or willful misconduct of the indemnifying Party.

b. In claiming any indemnification hereunder, the Party claiming indemnification (the “Claimant”) shall: (1) provide the other Party (the “Indemnifying Party”) with prompt written notice of any claim that the Claimant believes calls for indemnification under this Agreement; (2) grant the Indemnifying Party sole control of the defense and all related settlement negotiations, provided that no settlement will be entered into which requires any payment or expenditure by the Claimant of any amount without the Claimant’s consent, and (3) provide the Indemnifying Party with the assistance, information and authority necessary to perform the above. The Claimant may, at its option and expense, be represented by separate counsel in any such action.

15. Term of Agreement and Termination. The term of this Agreement shall be for three years beginning October 1, 2008 through September 30, 2011. Thereafter, this Agreement shall be automatically renewed for successive one year terms, unless either party gives the other party written notice of termination at least 90 days prior to the end of the then current term. Such term is subject to prior termination as provided below.

a. Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or causes the other Party substantial harm is a material breach. Furthermore, any breach of the confidentiality, non-disclosure, or non-competition provisions of Paragraph 13 by either Party, or failure to make payments as outlined in Paragraph 11, shall be considered material breaches. Furthermore, any conduct or negligence that adversely affects the business or good name of the other Party will be considered a material breach, unless the offending Party immediately ceases such activity and cures any damage resulting from such conduct or negligence within 30 days of written notice from the damaged Party.

b. Early Termination for Cause.

1. In the event of an actual or perceived material breach of this Agreement by either Party, the termination provisions of this section will not trigger or be available to the non-breaching Party until the non-breaching Party has notified the breaching Party in writing of the alleged material breach, citing in reasonable detail the nature of the Breach. If the offending Party agrees that they materially breached one or more provisions of this Agreement, then the offending Party shall then have thirty days to remedy such breach. If at the end of such thirty day period, the breach has not been remedied, the Agreement may be terminated by the non-offending Party. However, if the Party accused of the material breach denies the breach in writing, or denies that it was material, and produces reasonable evidence to support the denial, then the offending Party may not terminate the Agreement, but must utilize the dispute resolution provisions in Paragraph 17.

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2. In the event that either Party admittedly commits or is determined by the provisions of Paragraph 17 to have committed three or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon thirty days written notice.

3. In the event that Vendor breaches its servicing responsibilities as outlined in Exhibit C and elsewhere in this Agreement, and after satisfying the provisions of subparagraphs 15(b)1 & 2 and prevailing, then Client shall be entitled to receive a copy of the source code and user data for the Program from the Escrow Agent. The Parties agree to use Pattie Christensen as the Escrow Agent. Pattie is an attorney at law, located at 9586 South 700 East, Sandy, UT 84070, 801-878-7872. The Parties have attached a copy of a fully executed power of attorney allowing Pattie to obtain a complete copy of all Client user data and a complete copy of the source code for the Program when the provisions of sections 15a and 15b of this Agreement have been accomplished, and to immediately turn over the data and source code to Client according to the terms of this Agreement. The Client user data and Program source code are residing on servers currently being leased from a third party vendor, Rackspace Hosting, located at P.O. Box 730759, Dallas, TX 75373-0759; 1-800-961-4454. The Parties hereby agree to authorize Pattie Christensen to obtain a complete copy of all Client user data and the source code from Rackspace Hosting (or any other vendor hosting Client user data or source code) at her discretion as the Escrow Agent as authorized herein and in accordance with the terms of this Agreement.

c. Termination for Bankruptcy. Subject to applicable law, this Agreement may be terminated by either Party upon written notice (i) upon the other Party’s making an assignment for the benefit of creditors, or (ii) upon the other Party’s dissolution or ceasing to do business. In the event the Vendor seeks or declares bankruptcy protection, the Client has the right, upon written request, to receive a copy of the source code for the Program from the Escrow Agent. Notwithstanding the above, so long as Vendor does not breach any other provision or terms of the contract, and continues to perform while in Bankruptcy, then the contract will continue uninterrupted, and Client will not receive a copy of the source code.

d. Termination Upon Mutual Consent. This Agreement may also be terminated at any time upon the mutual written consent of both Parties.

e. Duties Upon Termination. Upon termination of this Agreement, the following shall apply: Vendor shall retain all proprietary technology and services provided to Client, and shall render inoperable all Client Subscriber websites and Program software after allowing for a commercially reasonable and orderly transition by Client. Each Party shall return or destroy all originals and copies of any Confidential Information of the other Party regarding this project.

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f. Notwithstanding any other provision of this Agreement, if Client receives a copy of the source code through the provisions of this Agreement, Client shall have the right to create object code and derivative works from the source code for the purposes of maintaining its Vi-Net service and providing service to itself and its subscribers, including providing the Program and any derivative works to the other software developers and hosting service providers of its choice for such purposes. However, Client will limit its use and development of Vi-Net to ViSalus and will not sell the Program or compete with Vendor in the MLM or Direct Sales markets for a period of two years after termination of this Agreement.

g. Force Majeure. A Party shall be excused from delays or failure to perform its duties (other than payment obligations) to the extent such delays or failures result from acts of nature, riots, war, acts of public enemies, fires, epidemics, or any other causes beyond its reasonable control. The Parties will promptly inform and consult with each other as to any of the above causes that in their judgment may or could be the cause of a substantial delay in the performance of this Agreement. Either Party may, in its discretion, terminate this Agreement if a delay in performance by the other Party exceeds or is reasonably expected to exceed six months.

h. Waiver. The waiver by either party of any default, breach or obligation hereunder shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

16. Limitation of Warranties, Liabilities & Risks.

a. LIMITATION OF WARRANTIES. VENDOR MAKES NO WARRANTY, REPRESENTATION OR PROMISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. VENDOR DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. VENDOR DOES NOT WARRANT THAT THE PROVIDED SOFTWARE OR SERVICE IS WITHOUT DEFECT OR ERROR OR THAT THE OPERATION OF LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

b. LIMITATION ON LIABILITY. VENDOR’S AGGREGATE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED SOFTWARE, OR MAINTENANCE, SUPPORT OR OTHER SERVICE (REGARDLESS OF THE FORM OF ACTION OR CLAIM - E.G. CONTRACT, WARRANTY, TORT, MALPRACTICE, AND/OR OTHERWISE) WILL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE TOTAL OF THE INITIAL FEE AND ALL LICENSE FEES RECEIVED BY VENDOR FROM LICENSEE UNDER THIS AGREEMENT. VENDOR WILL NOT IN ANY CASE BE LIABLE FOR ANY

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SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. VENDOR IS NOT RESPONSIBLE FOR LOST PROFITS OR REVENUE, LOSS OF USE OF LICENSED SOFTWARE OR OTHER PROGRAMS, LOSS OF DATA, COSTS OF RE-CREATING LOST DATA, THE COST OF ANY SUBSTITUTE EQUIPMENT OR PROGRAM, OR CLAIMS BY ANY PARTY OTHER THAN CLIENT, EXCEPT AS PROVIDED IN SECTION 14 HEREOF WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS.

c. Allocation of Risk. This Agreement defines a mutually agreed-upon allocation of risk and the amounts payable to Vendor reflect such allocation of risk.

17. Disputes

a. Arbitration. Any and all disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any breach thereof, which cannot be settled through correspondence and mutual consultation of the Parties, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date of this Agreement, by the arbitrators selected in accordance with this Agreement.

b. Selection of Arbitrators. One arbitrator shall be appointed by the American Arbitration Association.

c. Location. Arbitration proceedings shall be held in Los Angeles, CA, unless the parties mutually agree to a different location. The arbitrators shall allow the Parties sufficient time to conduct discovery. Discovery shall be in accordance with the Federal Rules of Evidence and discovery disputes shall be resolved by the arbitrators. The date(s) of the arbitration proceeding shall be mutually agreed upon by the Parties, but if no agreement can be had, then by the arbitrators. The decision of the arbitrator(s) on all discovery and issues before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration and all matters related thereto. Judgment upon the award or decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the award/decision and order of enforcement thereof, as the case may be.

d. Governing Law. This Agreement will be governed by the laws of the state of California.

18. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing a default or breach under this Agreement. The prevailing Party in any action under this Agreement shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in enforcing this Agreement. Client acknowledges that any breach by Client of any of the provisions contained in this Agreement, and more

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particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to Vendor inadequately compensable in monetary damages alone. Accordingly, Client stipulates and agrees that Vendor may seek and obtain preliminary and permanent injunctive relief against the breach, or threatened breach, of said provisions without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to Vendor.

19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the other Party at the following addresses:

If to Client, to:

Visalus Sciences, Attn: John Tolmie

1607 E Big Beaver Rd., Suite 110 Troy, MI 48083

Phone (248) 526-3770; Fax (248) 524-9523

If to Vendor, to:

Solution X Global, LLC; Attn: Rodger Smith or Scott Shields

3520 N. University Ave., Suite 300, Provo, UT 84604

Phone (801) 224-4444; Fax (801) 224-4457

20. Publicity. Each Party has the right to review and approve, prior to publication, the content of the other Party’s press releases or public communications relating to this Agreement, which approval shall not be unreasonably withheld or delayed. However, Vendor is permitted to include Client’s name on client lists that may be provided to other potential clients and third parties.

21. Independent Contractor. The Parties to this Agreement are independent contractors and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other, or to incur any obligation on the other’s behalf.

22. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23. Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, it shall be severed and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

24. Entire Agreement. This Agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both Parties.

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25. Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original and all of which together shall constitute one and the same document. Nevertheless, where a fully executed original of this Agreement cannot be found or produced, a true copy of a fully executed copy of this Agreement shall be treated as an original for all purposes.

[ the remainder of this page left blank intentionally ]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement.

[Client]:

By:	Signature

	Printed Name	JOHN TOLMIE

	Title	SR VP FINANCE & ADMIN

	Date	JUNE 15, 2009

[Vendor]:

By:	Signature

	Printed Name	SCOTT M. SHIELDS

	Title	PRESIDENT

	Date	6-15-09

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Exhibit 10.25

MOBILE APPLICATION

SOFTWARE DEVELOPMENT AND

SERVICE AGREEMENT

This Agreement is by FVA Ventures, Inc., a California corporation, doing business as ViSalus (“Client”) and Fragmob LLC, a California limited liability company (“Vendor”) and Video Plus, LP, a Texas Limited Partnership (“VP”).

WHEREAS Vendor provides customized mobile software programs and hosting services for integrated reporting social networking, marketing communication, and e-commerce tools to help sales teams recruit, market, sell, and communicate; and

WHEREAS, Client wants Vendor to create such customized mobile software programs and hosting services for distributors in Client’s multi-level distribution organization;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the parties hereto agree as follows:

1. Service and Software

Software: ViNet Mobile Application (“Mobile App”) — mobile software program customized for Client to provide integrated reporting, social networking, marketing communication, and e-commerce tools for distributors in Client’s multi-level distribution organization.

Service: Hosting, maintenance and back-up for the Mobile App on Vendor’s hosting environment.

2. Pricing:

2011       One Hundred Fifty Thousand Dollars ($150,000) for March to December.

2012       Two Dollars ($2) per User per month to a maximum of One Hundred Thousand Dollars ($100,000) per month. The minimum fee will be Fifteen Thousand Dollars ($15,000) per month, provided that if the average number of Users per month during the first calendar quarter of 2012 is less than five thousand (5,000) no minimum fee shall apply thereafter.

“User” means the distributor of the Client that either.

a)      Logs into the Mobile App and makes a call on the server at least once during the month, or

b)      Pays the Client for access to the Vendors Mobile App as a standalone subscription (i.e. without purchasing ViNet Pro)

In December 2011 and June 2012, the parties will review and adjust pricing to the lesser of (0 the above 2012 price or (ii) a 20% discount off the best pricing to third parties agreed to by Vendor or its agent, regardless of effective date.

3. Payment Terms:

2011       Ninety Thousand Dollars ($90,000) due upon execution of this Agreement Sixty Thousand Dollars ($60,000) due October 1, 2011.

2012       The Per User amount for each month is based on the prior month’s Users. Vendor will provide a report to Client within three business days after the end of each month (beginning with the end of December, 2011), listing (i) actual Users during the just completed month, (ii) the Total Per User amount due for the current month, and (iii) the debit or credit to true up the just completed month based on actual Users. The Total Per User amount for the current month, item (ii), adjusted for any true up in item (iii), is due on the later of three business days after receipt of the report, or the sixth business day of each month.

4. Conditions:

Vendor will develop specifications acceptable to Client for the following Functionality:

•   Check-in Function

•   Promotional Offers including proximity feature

•   Group Reverse Offer

•   Fully functional in Canada on IPhone, Droid, and Blackberry

•   Push Messaging feature (Push Messaging feature must control compliance with CanSpam Act - dormant customers not contacted)

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Functionality meeting the specifications must be incorporated in the Mobile App and launched by January 1, 2012 or the 2012 price under Section 2 (Pricing) becomes $1.50/User/month until the launch of Mobile App functionality meeting the specifications.

5. Term:	The term of the Agreement shall be until December 31, 2012 but shall automatically renew annually for twelve months unless Client gives Vendor at least sixty days written notice that it will not renew the Agreement.

6. Tech Support

(a) First Level Customer Service. Client will provide first level customer service to all Users, namely, User sign-ups and cancellations; issuing User login information and passwords; answering general customer service questions.

(b) Second Level Technical Support. Vendor and VP will provide second level technical support to Client relating to the Mobile App which will include email, live chat, and phone support between the hours of 8 AM and 6 PM Mountain Standard Time, Monday through Friday, except Holidays.

(c) Client Events. Upon written request from Client with reasonable advance notice. Vendor agrees to provide no less than one Vendor employee or consultant for assistance at significant events where Client requests Vendor personnel for training and other promotional purposes. Client shall be responsible for all consulting fees, reasonable travel related expenses, and lodging expenses reasonably incurred by Vendor personnel requested by Client to attend and participate in these events. Vendor reserves the right to choose which personnel to send to such events, though Vendor will always try to comply with Client’s specific requests where possible.

7. Service Level Agreement:

(a) Operation. Vendor will make the Mobile App and the hosting environment available for User access seven (7) days/week, twenty-four (24) hours/day.

(b) Scheduled and Unscheduled Downtime. Vendor is permitted to perform periodic maintenance on the Mobile App or hosting environment for purposes of system upgrades, maintenance, and backup procedures (“Scheduled Downtime”). All Scheduled Downtime will either be performed seamlessly to the Users (so that they are unaware of the Scheduled Downtime) or, if not seamless, Vendor will (i) provided advance notice to the Client (Vendor to provide such notice through prominently displaying the planned Scheduled Downtime on the Mobile App through the User log-in screen); (ii) use commercially reasonable best efforts to limit Downtime to a window of 10:00 p.m. Saturday to 10:00 a.m. on Sunday (all such times being United States Central Standard Time ; and (iii) will not exceed four (4) hours Downtime per month. In addition to Scheduled Downtime meeting the requirements of this Section, there may be events that from time to time will make the system inaccessible for a limited amount of time due to unforeseen software, hardware, network, power and/or Internet outages (“Unscheduled Downtime”). Service interruptions shall not exceed 8 hours for Critical Interruptions, defined as interruptions preventing access to the site, or processing of transactions on the site: or 24 hours for non-Critical Interruptions. Vendor shall ensure that no more than two Critical Interruptions occur in any calendar quarter.

8. Data Security And PCI Compliance:	Vendor shall implement and maintain appropriate administrative, technical (including, without limitation, encryption and virus/spyware scanning) and physical safeguards, procedures and practices to (i) comply with the appropriate Payment Card Industry Data Security Standards (ii) ensure the security, confidentiality, integrity and authorization of all information transmitted electronically between the parties, and between Vendor and Users, however stored, retained, maintained, saved or held by Vendor (“Electronic Information”); (iii) protect against any anticipated threats or hazards to the security, confidentiality or integrity of Electronic Information; and (iv) protect against unauthorized use, destruction, modification or disclosure of Electronic Information. Vendor shall not retain credit card information of Users (except last four digit identifiers for transaction verification) after transmission of transactions to the credit card issuers.

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Vendor shall immediately notify Client as soon as Vendor learns or reasonably suspects that the security, confidentiality or integrity of any Electronic Information has been compromised or that there has been an unauthorized use, destruction, modification or disclosure of any Electronic Information, and Vendor shall promptly take all actions required to stop and remedy any such incident. Unless otherwise notified in writing by Client of a different reporting method, Vendor shall notify Client by immediate telephone notification to John Tolmie at (313) 930-0478 or Eric Hempelmann at (248) 275-9844 on a 24/7/365 basis.

9. Intellectual Property License and Warranty:	Vendor hereby grants to Client a license to install and use the Mobile App and to sublicense its Users to install and use the Mobile App. The term “intellectual Property Rights” means all copyrights, patents, trademarks, trade secrets, proprietary rights and other intellectual property rights, including the right to grant a license in the form hereof. The Mobile App, together with all Software embedded therein, both the object code and source code, all Intellectual Property Rights therein, all Vendor Confidential Information contained therein or related thereto, together with all javascripts, domain names, materials in HTML or XML, design documents and testing scripts contained in or related to such Mobile App and Software is solely owned by Vendor. Vendor warrants that the rights granted herein do not infringe the Intellectual Property Rights of any third party.

10. Indemnity:	Vendor will indemnify and hold harmless Client, its parent, Blyth, Inc., and their respective subsidiaries, affiliated companies and divisions, and their directors, officers, employees and agents (collectively, the “Indemnitees”), from and against any and all claims, actions, proceedings, losses, profits, liabilities, judgments, penalties, liens, forfeitures, fines, damages (including liquidated, consequential and punitive damages), costs and expenses, including counsel fees and costs of settlement (collectively referred to as “Claims”), which shall arise or result from any breach or alleged breach of this agreement, including without limitation, Vendor’s obligations under the Service Level Guaranty, Intellectual Property Warranty and Data Security and PCI Compliance terms.

11. Confidentiality and Non-Disclosure:

(a) Definition. For the purposes of this Agreement, the term “Confidential Information” shall include all information that is not known by, or generally available to the public at large and that concerns the business or affairs of Client, as well as any and all materials provided to Vendor by Client, including information concerning or resulting from research work performed by Client, information concerning Client’s financial condition, financial operations, purchasing activities, sales activities, marketing activities, and business plans, information acquired or compiled by Client concerning actual or potential distributors and customers, including, but not limited to, the names and addresses of the distributors selling Client’s products and customers buying Client’s products.

(b) Obligations. Vendor will receive and hold the Confidential Information in confidence. Without limiting the generality of the foregoing, Vendor shall (except as expressly authorized by prior written consent of the other party): (i) limit access to Confidential Information to its employees who need-to-know such information in connection with their work for the party; (ii) advise those employees who have access to the Confidential Information of the proprietary nature of such information and of the obligations contained in this Agreement; (iii) take appropriate action by agreement or instruction with the employees having access to the Confidential Information to fulfill the party’s obligations under this Agreement; (iv) safeguard all of the Confidential Information by using a reasonable degree of care, but not less than that degree of care used by the party in safeguarding its own information or material; (v) use all of the Confidential Information solely for the purposes expressly intended; and (6) not disclose any Confidential Information to third parties.

(c) Exclusions. The confidentiality obligations of Vendor shall not apply to Confidential Information which is: (i) in the possession of a party prior to its disclosure by the other party; (ii) publicly disclosed by a party or otherwise a matter of public or general knowledge; (iii) lawfully received by a party from a third party without restriction on

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disclosure or use; or (iv) required by law to be disclosed. In the event that Vendor is requested or compelled by court order, decree or subpoena, or other process or requirement of law to disclose Confidential Information Vendor shall provide Client with prompt notice of any such disclosure requirement (unless such notice is prohibited by law) so that Client may, at its option and expense, seek a protective order or other appropriate remedy.

(d) Vendor will, upon termination of this Agreement or at any time upon request from Client, immediately return all tangible materials within his possession, custody or control containing or reflecting any portion of the Confidential Information and shall make no further use of the same.

(e) Vendor specifically acknowledges and agrees that a remedy at law for any breach of the foregoing obligations undertaken by Vendor will be inadequate and that Client will be entitled in the ease of a breach to temporary and permanent, injunctive relief without the necessity of proving actual damages. This remedy is in addition to any and all other remedies available to Client at law.

12. Trademark License:

Client grants to Vendor a non-exclusive, royalty-free and revocable right to use the Client Trademarks in order to perform the Services. The display of any logo or Client Trademark will be performed in compliance with the Client’s policies governing use of such logo or Client Trademark; Client agrees to provide all such policies to Vendor. The use of any logo or Client Trademark requires prior, written sign-off on samples of each display by Client Vendor agrees not to use any of the Client Trademarks or any combination thereof, with or without any other words, logos, or images, as part of its corporate name, or for die purpose of advertising its business, without the prior written consent of Client. On termination of this Agreement, or on the request of Client, Vendor shall as promptly as commercially practicable discontinue all use the Client Trademarks. Vendor shall not, directly or indirectly, license or attempt to license, whether orally or in writing, any person or entity to use any of the Client Trademarks.

13. Breach and Termination for Breach:

A. Material Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or in fact causes the other Party substantial harm, is a material breach, including breach of the non-disclosure, confidentiality, or non-competition provisions by either Party.

B. Notice of Breach. (i) In the event of an actual or perceived material breach of this Agreement by either Party, the non-breaching Party shall give written notice in accordance with the provisions of this Agreement to the allegedly breaching Party of the alleged material breach, disclosing in reasonable detail the nature of the alleged breach. The allegedly breaching Party shall have ten business days to respond in writing either denying the breach or proposing a remedy for the breach.

(ii) If the allegedly breaching Party fails to respond in writing within the ten day period, the non-breaching party may terminate the agreement without further notice.

(iii) If the allegedly breaching Party proposes a remedy for the breach, it shall have thirty days from the date of the notice of breach to complete the remedy. At the end of the thirty day period, if the breach has not been reasonably remedied, the Agreement may be terminated by the non-breaching Party.

(iv) If the allegedly breaching Party denies the breach, then the Parties shall proceed in accordance with the dispute resolution provisions outlined below under the paragraph entitled “Disputes”. The notifying party may not terminate the Agreement unless permitted to do so by the Arbitrator.

C. Termination for Multiple Breaches. In the event that either Party admittedly commits, or is determined by the provisions of this Agreement to have committed two or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon ninety (90) days advance written notice.

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D. In the event that Vendor enters into bankruptcy or ceases to provide the services under this Agreement or Client terminates this Agreement for a material breach, Client shall be entitled to receive a copy of the source code for the Mobile App, and a license to use the source code to maintain and further develop the Mobile for Client’s use and for use by Client’s Users only, and not including the right to assign, transfer, sell, resell, market, provide, or give the Mobile App or source code to any other third party. The Parties agree to enter into the Escrow Agreement attached as Exhibit A and Vendor agrees to deliver the source code to the Escrow Agent and update it in accordance with the Escrow Agreement The Client user data and Program source code are residing on servers currently being leased from a third party vendor AdHost Inc, located at 140 4th Avenue North, Suite 360, Seattle WA 98109; 1-206-404-900 The Parties hereby agree to authorize the Escrow Agent to obtain a complete copy of all Client user data and the source code from AdHost (or any other vendor hosting Client user data or source code) at [her/its] discretion as the Escrow Agent as authorized herein and in accordance with the terms of this Agreement.

E. Termination of Subscribers. Vendor may terminate any User for non-compliance with the terms of this Agreement and the User agreement. However, Vendor must obtain Client’s consent to terminate any User, which consent shall not be unreasonably withheld. Vendor will provide Client at least seven (7) days advance written notice of its intent to terminate any User for non-compliance. Vendor reserves the right to exercise all remedies allowed at law or in equity in regards to Users’ violation of the terms of this Agreement or abuse of the Mobile App.

14. Disputes:

A. Arbitration. All disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any alleged or actual breach thereof, which cannot be settled through correspondence, mutual consultation, and negotiations between the Parties, shall be finally settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Arbitration will be deemed to have commenced when one Party notifies the other in writing that it is demanding formal Arbitration.

B. Location. Arbitration proceedings shall be held in New York County in the state of New York unless the Parties mutually agree to a different location.

C. Authority of Arbitrator. The Arbitrator shall allow the Parties reasonable time to conduct discovery, and shall adjudicate all discovery related disputes. The date, time, and specific location of the arbitration proceedings shall be mutually agreed to by the Patties, but if no agreement is reached, then by the Arbitrator. The decision of the Arbitrator an all matters before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration, attorney’s fees, and all other related matters. Judgment upon the award or decision rendered by the Arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award and order of enforcement thereof, as the case may be.

D. Governing Law. This Agreement will be governed by the laws of the state of New York including substantive law, rules of evidence, and discovery, but excluding choice of law rules.

E. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing the provisions and terms of this Agreement The prevailing Party in any arbitration proceeding under this Agreement shall also be entitled to recover its reasonable costs and attorney fees arising out of prosecution or defense of the disputes raised. Where both Parties prevail in one or more disputes under this Agreement, then the Arbitrator shall determine a fair assessment of costs and attorney fees to be paid by either or both Parties.

F. Injunctive Relief. The Parties acknowledge that any material breach by the other Party of any key provision in this Agreement, and mote particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to the other Party inadequately compensable in monetary alone.

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Accordingly, each Party stipulates and agrees that the non-breaching Party may seek and obtain preliminary and/or permanent injunctive relief against the offending Party for any such breach, or threatened breach, and without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to non-breaching Party.

15. Miscellaneous:

(a) Assignment. Neither Party may assign this Agreement to another person or entity without the written approval of the other Party.

(b) Governing Law. This Agreement will be governed by the laws of the state of New York including substantive law, rules of evidence, and discovery.

(c) Independent Contractor. The Parties to this Agreement are independent contractors, and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on the others behalf.

(d) Severability. If any term or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such term shall be severed, and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

(e) Notices. All payments shall be sent to the address below, and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee if sent by regular mail or by Express Mail, Federal Express or other express delivery service, in each case to the other Party at the addresses listed below. Either Party may change its official address by written notice to the other Party:

	If to Client, to:	If to FragMob, to:

	ViSalus Sciences	FragMob, LLC, c/o Ropart Asset Management
	Attn: John Tolmie	Attn: Jonathan Shapiro
	1607 E. Big Beaver Rd., Suite 110	1 East Weaver Street
	Troy, MI 48083	Greenwich, CT 06831
	Phone (248) 524-9520	Phone (203) 552-6659

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Fragmob LLC		VideoPIus, LP		FVA Ventures, Inc. (d/b/a ViSalus Sciences)
By:		By:		By:
Name:	Jonathan Shapiro	Name:	Steve Jamieson	Name:	John Tolmie
Title:	CFO	Title:	Executive - Vice President	Title:	SVP Finance & Adm.

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Exhibit 10.26

UNITY PLATFORM SOFTWARE AND HOSTING

SERVICES AGREEMENT

This Unity Platform Software and Hosting Services Agreement (“Agreement”) dated April 26, 2010 is by and between FVA VENTURES, INC. dba VISALUS SCIENCES (“Client”), having its principal place of business at 1607 E. Big River Road, Suite 110, Troy, MI 48083, and SOLUTION X GLOBAL, LLC, a Delaware limited liability company (“SolutionX”) having its principal place of business at 3520 N. University Ave., Suite 300, Provo, Utah 84604.

1. Recitals.

A. Client is a multi-level marketing company offering products in the health and wellness field.

B. SolutionX is a marketing company offering world class, state of the art, leading edge web-based software solutions to help MLM and Direct Sales companies better market and grow their businesses.

C. Client is already under contract with SolutionX using an earlier software platform, and now desires to license, migrate to, and implement SolutionX’s flagship web-based software solution known as the Unity Platform.

D. This Agreement contains the terms and conditions agreed to between the Parties. This Agreement will constitute a binding contract between the Parties that will be enforceable by either Party in accordance with its terms and conditions. All terms set forth in this Agreement, including fees and charges, are fixed for the initial term of this Agreement, and shall be alterable only with the mutual written consent of both Parties.

2. Definitions.

A. “Party” shall mean either Client or SolutionX, and “Parties” shall mean both.

B. “Subscriber(s)” shall mean current and future distributors and customers in Client’s organization who subscribe to the Unity Platform.

C. “Unity Platform” shall mean SolutionX’s world class, leading edge, web-based software program developed and customized for Client as defined within this Agreement including all related exhibits. The Unity Platform is an online integrated web 2.0 software solution for Client and Client’s Subscribers and Customers. The Unity Platform will assist Subscribers with their independent businesses by providing, among other things, their own industry leading personalized replicated websites, with web 2.0 integrated social networking, marketing and communication tools, training modules, calendar scheduling, email, and many other customized features as outlined in the Vi-Net Unity Scope document attached. The Unity Platform also includes SolutionX’s web hosting services for the Unity Platform, which facilitates the automated deployment and centralized administration of database driven, e-commerce equipped, personal websites and included business tools as described herein.

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D. “Scope” shall mean The Unity Platform and all initial functionality and features that will be included in the initial launch as outlined in the Vi-Net Unity Scope document attached.

E. “Pro Version” shall mean the full version of the Unity Platform as outlined in the Vi-Net Scope document attached and Exhibit B.

F. “Ultra-Pro Version” means the full version of the Unity Platform plus additional add on features as may be agreed to in the future by the Parties.

G. “Lite Version” shall mean the limited version of the Unity Platform as outlined in the Vi-Net Unity Scope document attached. The Lite Version will be the default version for distributors, and will be provided by Client at no charge to distributors who do not subscribe to either the Pro Version or Ultra-Pro Version.

H. “Customer Version” shall mean the very limited version of the Unity Platform as outlined in the Vi-Net Unity Scope document attached.

I. “Launch” shall mean the official live release of the Unity Platform as described in the Vi-Net Unity Scope document attached to Client and Subscribers for subscription and use at the agreed upon time.

3. Initial Set Up & Development Fees. SolutionX agrees to deliver the Unity Platform as described in the Vi-Net Unity Scope document attached in consideration of the terms herein and all fees described in Exhibit B.

4. Client License. Upon execution of this Agreement and payment of the initial set up and development fees outlined in Exhibit B, Client shall be granted a non-exclusive, royalty-free, worldwide license to use and promote the Unity Platform throughout the term of this Agreement. Each Subscriber shall be granted an individual license to access and use the Unity Platform as outlined herein.

5. Unity Platform Launch.

A. Launch Dates. SolutionX agrees that the Unity Platform with the Scope of Features as outlined in the Vi-Net Unity Scope document attached will be completed and ready for Launch according to the Schedule as outlined in the Vi-Net Unity Scope document attached. Client reserves the right to extend the beta testing period and delay the launch if the Unity Platform does not meet Client’s reasonable expectations as outlined in the Vi-Net Unity Scope document.

B. Client Cooperation. The actual Launch date of the Client’s Unity Platform as set forth in the Vi-Net Unity Scope document attached is contingent upon Client’s timely delivery to SolutionX of all requested content, materials, information, and approvals as specifically set forth in the Vi-Net Unity Scope document attached. SolutionX may delay the Launch date or other deadlines at its discretion if there are significant delays in receiving requested items.

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C. Commission/Genealogy Software Integration. Client agrees to allow SolutionX to fully integrate with Client’s commission/genealogy software in order for the Unity Platform to have the full functionality outlined in this Agreement. Client agrees to fully cooperate with SolutionX to secure necessary permissions and support from Client’s commission – genealogy software provider (currently Exigo) in order for the integration to take place timely and effectively.

D. Interim Hosting. The Parties agree that SolutionX will continue to provide hosting and support for Client’s current platform Vi-Net site as set forth in the existing Agreement entitled Software and Hosting Services Agreement dated June 15, 2009 until Client’s new Unity Platform is successfully launched. Client agrees to pay SolutionX $16,000 per month beginning April 1, 2010, and payable on the fifteenth (15th) of each month through June, 2010, or beyond if the Launch date is pushed back. SolutionX will continue to be responsible for the costs of hosting and maintaining Client’s Vi-Net site during this period including paying for Rackspace and Videobloom costs, and Jade Charles’ costs relating to support for Vi-Net.

6. Customer Service, Technical Support, and Reports.

A. First Level Customer Service. Client will be responsible for first level customer service to all Subscribers for such things as Subscriber sign-ups and cancellations, issuing of Subscriber login information and passwords, and answering general customer service questions.

B. Second Level Technical Support. SolutionX shall provide second level technical support to Client relating to the Unity Platform as outlined in Exhibit D, which will include email and phone support between the hours of 8 AM and 6 PM Mountain Standard Time, Monday through Friday except Holidays. Extended hours and foreign language support can be provided at prices outlined in Exhibit C. SolutionX will use all commercially reasonable means to resolve Client and Subscriber related issues as outlined in this Agreement.

C. Reports. Most data and reports will be accessible by Client within the Unity Platform. Custom reports not otherwise available to the Client directly through the Unity Platform can be provided by SolutionX as a custom development project.

7. Subscriber Payment Processing & Merchant Fees.

Client, in its sole discretion, will be responsible for the setting of the subscription price and for payment processing of subscription fees for Subscribers as well as cancellations and refunds. Client agrees to pay to SolutionX all fees as outlined in Exhibit B by the 15th day of each month for the prior month’s fees.

8. Unity Platform Modifications & Custom Development.

A. Client Control. All of SolutionX’s services provided to Client under this Agreement shall be subject to the reasonable supervision, direction, and approval of Client. SolutionX will work closely with Client to meet Client’s reasonable expectations so that Client can achieve its purposes, goals, and objectives in implementing the Unity Platform.

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B. Custom Development & New Features. Any additional customization, modifications, enhancements, integrations, or new features requested by Client outside of the Vi-Net Unity Scope document attached shall be bid on a per project basis, billed at the rates described in Exhibit C, and agreed to in writing. For invoices in excess of $3,000, Client shall pay half of the total invoice in advance before work begins, and the balance upon completion of work. For invoices under $3,000, the invoice will be sent to Client upon completion of the project. However, for the current $10,925 of custom development requests that will be incorporated into the Unity Platform prior to launch, the Parties agree that Client shall pay $6,925 upon signing of this Agreement, and the balance upon completion of the custom development features.

C. Time Frames. SolutionX agrees to complete all contracted work in the time frames agreed to and as outlined herein. SolutionX will meet Client’s scheduling and critical time frames for all custom development, which may include adding staff and/or outsourcing some aspects or all of the custom development to trusted third parties.

D. Third Party Work. Client agrees to have SolutionX perform all custom development work related to the Unity Platform during the term of the Agreement unless otherwise agreed to in writing by the Parties. However, SolutionX’s approval will not be unreasonably withheld. Where SolutionX agrees to allow Client to use a third party to do any custom development work that adversely affects Client’s Unity Platform, SolutionX will not be responsible for any interruptions, damages, costs, or delays caused by such third party work. Client agrees to pay SolutionX for all labor and costs required to repair and restore the Unity Platform to full functionality as existed prior to the third party intervening. All such work performed by SolutionX will be billed in accordance with the fee schedule in Exhibit C.

E. Software Patches & Fixes. SolutionX continually updates and improves the Unity Platform providing platform wide enhancements, patches and bug fixes. These are all provided to Client at no cost to Client. SolutionX agrees to fix at its own cost any problems that occur with Client’s Unity Platform as a direct result of these releases.

9. Web Hosting & Data Storage. During the term of this Agreement, SolutionX shall host and maintain the Unity Platform and Subscriber websites on either (1) SolutionX’s shared hosting environment (on SolutionX’s shared web servers, database servers, and other hardware), or (2) on Client’s dedicated customized hosting solution as agreed to and outlined in Exhibit F. SolutionX shall use one or more reputable, bonded, and insured third party hosting companies selected by SolutionX, including Fibernet Corp., 1155 South 800 East, Orem, UT 84097, and Rackspace Hosting, 9725 Datapoint Drive, Suite 100, San Antonio, TX 78229, both of which are world-class, state of the art, colocation web hosting data centers. SolutionX will take all commercially reasonable precautions to implement and maintain data backup services on the data stored from Client and Subscriber websites to prevent any loss of data. Nevertheless, where SolutionX has taken commercially reasonable precautions, SolutionX is specifically not responsible for any direct or indirect damages or delays caused by a loss of Client or Subscriber data. SolutionX agrees to make Subscriber websites available to Internet users according to the Service Level Agreement set forth in Exhibit D.

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10. Domain Names. Client already has or shall acquire and maintain the Internet Protocol address and corresponding domain names listed in Exhibit E.

11. Invoices.

A. All invoices will be sent by SolutionX to Client, and are due net 30 days from date of invoice.

B. Unpaid balances on undisputed invoices over 30 days late will accrue interest at the rate of 12% per annum from the due date. For undisputed invoice balances over 60 days late, SolutionX may, with at least 30 days advance written notice to Client, suspend, disconnect and otherwise remove Client’s and Subscriber’s access to the Unity Platform until the overdue invoices are paid in full. In such event, Client agrees to indemnify, defend, and hold SolutionX harmless as a result of such suspension, disconnection, or interruption of services, including for all costs or expenses that Client or Subscribers may incur whether directly or indirectly. Nevertheless, all commercially reasonable means will be taken to resolve any late payment issues or billing disputes before any disconnection or disruption of the Unity Platform occurs.

C. The Parties further agree that, if at any time Client’s undisputed invoice(s) become past due by more than ninety (90) days, and after notice of such status by SolutionX to Client, then SolutionX may, at its sole discretion, and in addition to any other remedies that SolutionX my be entitled to, enlist a third party to collect monies due from Client. Client shall be responsible for any and all actual legal costs or collection fees incurred by SolutionX, including reasonable attorney fees, in addition to any other damages SolutionX may be entitled to.

12. Exclusivity & Best Efforts.

A. Throughout the term of this Agreement, Client agrees that SolutionX shall be its exclusive provider of all services to Client of the same or substantially similar nature as provided in the Unity Platform and as contemplated by this Agreement.

B. In addition to offering the Pro version of the Unity Platform, Client may choose to offer the free customer version and/or the Lite version and/or the Ultra-Pro version of the Unity Platform. If Client provides any or all of these versions, it shall be outlined and described in the Vi-Net Unity Scope document attached. Client also agrees to exercise commercially reasonable efforts to promote and encourage all distributors to upgrade from the Free customer version or Lite versions to the Pro or Ultra-Pro versions of the Unity Platform so that every distributor will have all the critical business tools and training available in the Pro and Ultra-Pro versions to help maximize their success as distributors.

13. Client Events. Upon written request from Client with reasonable advance notice, SolutionX agrees to provide no less than one SolutionX employee or consultant for assistance at significant events where Client requests SolutionX personnel for training and other promotional purposes. Client shall be responsible for all consulting fees, reasonable travel related expenses, and lodging expenses reasonably incurred by SolutionX personnel requested by Client to attend and participate in these events. SolutionX reserves the right to choose which personnel to send to such events, though SolutionX will always try to comply with Client’s specific requests where possible.

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14. Proprietary Materials.

A. Client Proprietary Materials. SolutionX recognizes that Client may provide proprietary materials to be included in the Unity Platform. This may include non-public company information, Subscriber names and information, materials that are copyrighted, patented, trademarked, or any other type of proprietary materials (collectively “Client Proprietary Materials”), all of which shall remain the exclusive property of Client. Client hereby grants to SolutionX a non-exclusive, non-transferrable, royalty-free, worldwide license to use all such protected Client Proprietary Materials provided to SolutionX by Client and its Subscribers for use in the Unity Platform for the duration of this Agreement. SolutionX agrees not to sell, provide, license, or turn over any Client Proprietary Materials to any third party without Client’s written authorization.

B. SolutionX Proprietary Materials. SolutionX likewise retains all ownership and proprietary rights relating to the Unity Platform, including, but not limited to, architecture, design, source code, HTML code, graphical code, technique, methods, processes, documentation, trade secrets, training materials, etc., (collectively “SolutionX Proprietary Materials”). This Agreement does not transfer, sell, assign, or entitle Client to any SolutionX Proprietary Materials. However, during the term of this Agreement, SolutionX grants to Client, its successors and assignees, a non-exclusive, non-transferrable, royalty free, worldwide license to use SolutionX Proprietary Materials in connection with the implementation and use of the Unity Platform and Subscriber websites consistent with the terms of this Agreement.

15. Confidentiality & Non-Disclosure.

A. Confidentiality. During and after the term of this Agreement, neither Party shall permit third parties to have access to any confidential or proprietary information of the other Party, including SolutionX Proprietary Materials or Client Proprietary Materials, without first obtaining the other Party’s written authorization, which authorization may be conditioned upon such third party’s execution and delivery of a confidentiality agreement reasonably acceptable to the other Party. In addition, each Party shall take reasonable and appropriate steps to ensure that its employees and independent contractors who have permissible access to the other Party’s confidential information, to safeguard such information and to not disclose it to third parties without first receiving written authorization from the other Party.

B. Confidential Information. “Confidential Information” includes, but is not limited to, SolutionX or Client Proprietary Materials, and information relating to finances, clients, customers, sales data, Subscribers, Subscriber usage of websites, and all other non-public business, technical, marketing, or intellectual property information relating to each Party’s business. In the event that either Party has access to, or obtains in any way, Confidential Information of the other Party, each Party agrees to use all reasonable means to preserve and protect all Confidential Information obtained, and not to disclose any Confidential Information to any third party, person, or entity without the prior written consent of the other Party, both during and after the term of this Agreement. However, this provision does not apply to any information already publicly known, discovered, or created independent of any involvement with the other Party or otherwise learned through legitimate means other than from such Party. Each Party shall take such actions as may be necessary to ensure that its employees and agents are bound by, and comply with, all the provisions of this Agreement. Each Party shall be fully responsible for all damages stemming from a material breach of this duty.

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C. Non-Solicitation. Neither Party shall directly solicit, hire or engage any employees of the other Party. The parties acknowledge that the employees of each Party represent a significant investment in recruitment and training, the loss of which would be detrimental to that Party’s current and future business and profits. The Parties further recognize that determining the damages in the event of a breach of this provision can be very difficult, and therefore agree that, if a Party breaches this provision by directly soliciting personnel of the other Party, then the offending Party shall pay the other Party damages for the breach (exclusive of any other remedy provided herein) of an amount equal to one year’s compensation at the rate the personnel was being paid. This shall be the full measure of damages for breach of this provision. This clause shall terminate one year after the termination of this Agreement.

16. Limitation of Warranties, Liabilities & Risks.

A. LIMITATION OF WARRANTIES. SolutionX makes no warranty, representation or promise not expressly set forth in this agreement. SolutionX disclaims and excludes any and all implied warranties, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement. SolutionX does not warrant that the provided software or service is without defect or error or that the operation of licensed software will be uninterrupted or error free. However, SolutionX does warrant that it will use commercially reasonable efforts to provide a product free of errors or defects, or fix and repair any such errors or defects as they are discovered.

B. LIMITATION ON LIABILITY. SolutionX’s aggregate liability arising from or relating to this agreement, the Unity Platform, maintenance, support or other services regardless of the form of action or claim, (e.g. contract, warranty, tort, malpractice, and/or otherwise) will in no event exceed an amount equal to the total amount received by SolutionX under this agreement (net of any amounts paid to Client). SolutionX will not in any case be liable for any special, incidental, consequential, indirect or punitive damages even if SolutionX has been advised of the possibility of such damages. SolutionX is not responsible for lost profits or revenue, loss of use of licensed software or other programs, loss of data, costs of recreating lost data, the cost of any substitute equipment or program, or claims by any party other than Client, except as otherwise specifically provided for in this Agreement.

C. Allocation of Risk. This Agreement defines a mutually agreed upon allocation of risk and the amounts payable to SolutionX reflect such allocation of risk.

17. Indemnification.

A. Each Party shall defend, indemnify, and hold harmless the other Party, its directors, officers, employees and agents with respect to any third party claim, demand, cause of action, debt or liability, including reasonable legal costs and attorney’s fees, to the extent that it is based upon a claim that arises out of the negligence, gross negligence or willful misconduct of the offending Party.

B. SolutionX shall indemnify, defend and hold Client harmless from any costs or liabilities (including reasonable attorneys’ fees) arising from any third party claim or

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action brought against Client or the Subscribers arising from allegations that SolutionX’s Unity Platform, when licensed as provided for by this Agreement, infringes any patent, copyright or other proprietary right of any third party.

C. If the Unity Platform or portion thereof becomes the subject of an infringement claim, SolutionX shall, at SolutionX’s expense, use commercially reasonable efforts to: (i) procure for Client and the Subscribers the right to continue to use the Unity Platform or portion thereof, as applicable, as licensed in this Agreement; or (ii) replace or modify the Unity Platform or portion thereof, with a version that is non-infringing, provided that the replacement or modified version provides equivalent or better performance and functionality, in each case at SolutionX’s sole cost and expense. If SolutionX fails or is unable to provide either of these remedies, Client may terminate this agreement with written notice to SolutionX.

D. In claiming any indemnification hereunder, the Party claiming indemnification shall: (1) provide the other Party with prompt written notice of any claim that it believes calls for indemnification under this Agreement; (2) grant the other Party sole control of the defense and all related settlement negotiations, provided that no settlement will be entered into which requires any payment or expenditure by the Indemnified Party without the Indemnified Party’s consent, and (3) provide the other Party with the assistance, information and authority necessary to perform the above. Each Party may, at its option and expense, be represented by separate counsel in any such action.

18. Assignment. Neither Party may assign this Agreement to another person or entity without the written approval of the other Party.

19. Term of Agreement. The initial term of this Agreement shall be as outlined in Exhibit E. At the conclusion of the initial term, this Agreement shall automatically renew for successive one year terms, unless either party gives the other party written notice of termination at least 90 days prior to the end of the then current term.

20. Breach and Termination for Breach.

A. Material Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or in fact causes the other Party substantial harm, is a material breach, including breach of the non-disclosure, confidentiality, or non-competition provisions by either Party.

B. Notice of Breach. In the event of an actual or perceived material breach of this Agreement by either Party, the termination provisions of this section will not trigger or be available to the non-breaching Party until the non-breaching Party has notified the breaching Party in writing of the alleged material breach, disclosing in reasonable detail the nature of the alleged breach. If the breaching Party agrees that a material breach has occurred of one or more provisions of this Agreement, then the breaching Party shall then have thirty days to reasonably remedy the breach. At the end of the thirty day period, if the breach has not been reasonably remedied, the Agreement may be terminated by the non-breaching Party. However, if the alleged breaching Party denies the breach in writing to the non-breaching Party, and produces with the writing reasonable evidence to support the denial, then the non-breaching Party may not immediately terminate the Agreement, but instead must utilize the dispute resolution provisions outlined below under the paragraph entitled “Disputes”.

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C. Termination for Multiple Breaches. In the event that either Party admittedly commits, or is determined by the provisions of this Agreement to have committed two or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon ninety (90) days advance written notice.

D. Termination for Bankruptcy. In the event either Party files for bankruptcy, this Agreement may be terminated with thirty (30) days written notice to the Party filing for bankruptcy.

E. Single User License / Purchase of Unity Platform. In the event that Client becomes entitled to receive a copy of the source code for the Unity Platform through any provision(s) of this Agreement, including breach or bankruptcy, then Client shall be entitled to purchase a single user license of the Unity Platform at the pre-agreed upon price as outlined in Exhibit B, or if there is no pre-agreed upon price, then at the market value for the full purchase price for a single user version of the Unity Platform at the time Client becomes entitled to purchase the Unity Platform. Notwithstanding this provision, upon purchasing a single user license version of the Unity Platform under this provision, Client shall be limited in its use of the source code to maintaining and further developing it for Client’s use only, and does not give Client the right to assign, transfer, sell, resell, market, provide, or give the Unity Platform or source code to any other third party.

F. Termination Upon Mutual Consent. This Agreement may also be terminated at any time and with any terms as may be subsequently agreed to in writing by the Parties.

G. Termination For Breach of Section 5(A). This Agreement may be terminated by Client in the event of a breach of Section 5(A) by SolutionX, with thirty (30) days written notice. Termination by Client under this Section shall be without penalty or any fee.

H. Termination For Convenience. This Agreement may also be terminated at any time by Client without cause. Client shall give SolutionX no less than ninety (90) days advance written notice. On or before the termination date, Client shall pay to SolutionX all other sums owed under this Agreement, and in addition, Client shall pay an early termination fee of One Hundred Thousand Dollars ($100,000.00) to SolutionX if Client has terminated for convenience within the first term of this Agreement. SolutionX shall fully cooperate with Client to allow and facilitate Client to migrate its data to another system.

I. Duties Upon Termination. Upon termination of this Agreement, SolutionX shall render inoperable all Subscriber websites and the Unity Platform. Each Party shall return to the other Party all Confidential Information and SolutionX or Client Proprietary Materials in their possession belonging to the other Party.

J. Termination of Subscribers. SolutionX may terminate any Subscriber for non-compliance with the terms of this Agreement and the Subscriber agreement. However, SolutionX must obtain Client’s consent to terminate any Subscriber, which consent shall not be unreasonably withheld. SolutionX will provide Client at least seven (7) days advance written notice of its intent to terminate any Subscriber for non-compliance. SolutionX reserves the right to exercise all remedies allowed at law or in equity in regards to Subscribers violation of the terms of this Agreement or abuse of the Unity Platform.

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21. Disputes.

A. Arbitration. All disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any alleged or actual breach thereof, which cannot be settled through correspondence, mutual consultation, and negotiations between the Parties, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Arbitration will be deemed to have commenced when one Party notifies the other in writing that it is demanding formal Arbitration.

B. Selection of Arbitrators. The Parties may agree to use a single Arbitrator. If the Parties cannot agree on the selection of a single arbitrator within thirty (30) days of commencement of formal arbitration proceedings, then each Party shall then have an additional thirty (30) days to appoint one arbitrator of their own choosing. Failure to notify the other Party of the appointed arbitrator within the thirty (30) days allotted shall be deemed a waiver of this right, and the compliant Party’s appointed arbitrator shall serve as the single Arbitrator as if agreed to by both Parties. However, where both Parties give timely notice of their appointed Arbitrators, then the two appointed Arbitrators shall in turn jointly select a third neutral arbitrator. If the two arbitrators chosen by the Parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nominations, then the third arbitrator shall be appointed by the American Arbitration Association.

C. Location. Arbitration proceedings shall be held in Utah County or Salt Lake County in the state of Utah unless the Parties mutually agree to a different location.

D. Authority of Arbitrator(s). If there is a single Arbitrator, then his/her decisions will be final on all matters before him/her. If there are three (3) Arbitrators, then a simple majority of two (2) will be required to make all decisions final. The Arbitrator(s) shall allow the Parties reasonable time to conduct discovery, and shall adjudicate all discovery related disputes. The date, time, and specific location of the arbitration proceedings shall be mutually agreed to by the Parties, but if no agreement is reached, then by the Arbitrator(s). The decision of the Arbitrator(s) on all matters before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration, attorney’s fees, and all other related matters. Judgment upon the award or decision rendered by the Arbitrator(s) may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award and order of enforcement thereof, as the case may be.

E. Governing Law. This Agreement will be governed by the laws of the state of Utah including substantive law, rules of evidence, and discovery.

F. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing the provisions and terms of this Agreement. The prevailing Party in any arbitration proceeding under this Agreement shall also be entitled to recover its reasonable costs and attorney fees arising out of prosecution or defense of the disputes raised. Where both Parties prevail in one or more disputes under this Agreement, then the Arbitrator(s) shall determine a fair assessment of costs and attorney fees to be paid by either or both Parties.

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G. Injunctive Relief. The Parties acknowledge that any material breach by the other Party of any key provision in this Agreement, and more particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to the other Party inadequately compensable in monetary damages alone. Accordingly, each Party stipulates and agrees that the non-breaching Party may seek and obtain preliminary and/or permanent injunctive relief against the offending Party for any such breach, or threatened breach, and without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to non-breaching Party.

H. Force Majeure. A Party shall be excused from delays or failure to perform its duties (other than payment obligations) to the extent such delays or failures result directly from acts of nature, riots, war, acts of public enemies, fires, epidemics, labor disputes, or any other unpreventable and substantially disruptive or destructive causes well beyond the Party’s reasonable control. Nevertheless, either Party may terminate this Agreement if a delay in performance by the Party seeking excuse under this provision exceeds thirty (30) days regardless of cause.

I. Waiver. The waiver by either Party of any default, breach, or obligation hereunder shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance shall constitute a waiver of the right in the future.

22. Publicity. Each Party has the right to publish the relationship between the Parties so long as neither party makes any derogatory, disparaging, false or misleading statements or claims about the relationship or the other Party’s business, products, or services.

23. Independent Contractor. The Parties to this Agreement are independent contractors, and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on the other’s behalf.

24. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

25. Severability. If any term or provision of this Agreement is held invalid or unenforceable by the Arbitrator(s) or a court of competent jurisdiction, such term shall be severed, and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

26. Entire Agreement. This Agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior communications, negotiations, understandings, and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both Parties.

27. Counterparts. This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, all of which together shall constitute one and the same document. Nevertheless, where a fully executed original of this Agreement cannot be found or

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produced, a true copy of a fully executed copy of this Agreement shall be treated as an original for all purposes, but an unsigned copy shall not be deemed valid. Any signed electronic, scanned, or facsimile copy of this Agreement shall be deemed to be an original copy.

28. Notices. All payments shall be sent to the address below, and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee if sent by regular mail or by Express Mail, Federal Express or other express delivery service, in each case to the other Party at the addresses listed below. Either Party may change their official address by advance written notice to the other Party:

If to Client, to:

ViSalus Sciences Attn: John Tolmie

1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083

Phone (248) 524-9520 Fax: (248)-524-9523

If to SolutionX, to:

Solution X Global, LLC; Attn: Rodger Smith or Scott Shields

3520 N. University Ave., Suite 300, Provo, UT 84604

Phone (801) 224-4444; Fax (801) 224-4457

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The signers to this Agreement fully represent that they have complete authority from their respective companies to sign on their behalf and to bind them to this Agreement without limitations. Breach of this representation shall be considered a material breach, and if done knowingly, shall immediately upon discovery give the non-breaching Party the right to immediately void the contract and pursue all legal remedies for such misrepresentation or fraud without the limitations of arbitration outlined in this Agreement.

IN WITNESS WHEROF, the undersigned have executed this Agreement

Client: FVA Ventures - Visalus Sciences

By:	Signature

	Printed Name	JOHN TOLMIE

	Title	Sr VP Finance & Admin

	Date	April 26, 2010

SolutionX:

By:	Signature

	Printed Name	SCOTT M. SHIELDS

	Title	PRESIDENT

	Date	4-27-10

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Exhibit 10.27

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THE NOTE CANNOT BE OFFERED, SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

THIS NOTE IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AGREEMENT DATED APRIL 26, 2010 BY AND AMONG FVA VENTURES, INC, A CALIFORNIA CORPORATION, ROPART ASSET MANAGEMENT FUND II, LLC, A DELAWARE LIMITED LIABILITY COMPANY, VISALUS HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY, RYAN BLAlR, NICK SARNICOLA, BLAKE MALLEN AND BLYTH VSH ACQUISITION CORPORATION, A DELAWARE CORPORATION.

THIS AMENDED AND RESTATED PROMISSORY NOTE AMENDS AND RESTATES, BUT DOES NOT EXTINGUISH, EXCEPT TO THE EXTENT MODIFIED HEREIN, THAT ..CERTAIN PROMISSORY NOTE DATED FEBRUARY 1, 2010, IN THE ORIGINAL PRINCIPAL AMOUNT OF $3,600,000.00 (THE “ORIGINAL NOTE”) DELIVERED BY THE DEBTOR TO THE HOLDERS. ACCORDINGLY, ITS ISSUANCE SHALL NOT AFFECT THE PRIORITY OF ANY SECURITY INTEREST OR LIEN GRANTED IN CONNECTION WITH THE ORIGINAL NOTE.

AMENDED AND RESTATED

PROMISSORY NOTE

$1,200,000.00	Effective February 1, 2010 (amended as of April 26, 2010) Los Angeles, CA

FOR VALUE RECEIVED, the undersigned, FVA VENTURES, INC., a California C corporation (the “Debtor”), promises to pay to the order of ROPART ASSET MANAGEMENT FUND II, LLC (“RAM”), on the behalf, and for the collective benefit, of RAM, RYAN BLAIR, NICK SARNICOLA, and BLAKE MALLEN (collectively, the “Holders” or “Lender Parties”), in lawful currency of the United States of America, the principal sum of [ONE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($1,200,000.00)], pursuant to the terms of this Promissory Note (“Note”), together with interest at a rate equal to ten percent (10%) per annum on the outstanding principal balance of the Lender Funding (as hereinafter defined).

For the purposes of this Note, the term “Lender Funding” shall initially mean Nine Hundred Thousand and No/1 00 ($900,000.00} Dollars, subject to reduction for prepayment(s) as set forth in Paragraph 1b and 3 hereof.

1.	PAYMENTS AND INTEREST.

a.	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

b.

Interest Rate and Prepayments. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding balance of the Lender Funding. Except as specified in Paragraph 3 of this Note, any prepayments made under this Note (excluding Interest Payments pursuant to subparagraph c. below), shall be first applied to any costs or expenses due hereunder, then to any accrued and unpaid interest on the Lender Funding, then to the outstanding principal balance due hereunder other than the Lender Funding, and then to the outstanding balance of the Lender Funding.

c.	Interest Payments. The interest on this Note shall be payable quarterly on the first Friday of the month following each quarter.

2.

SENIORITY. This Note and the debt evidenced hereby (the “RAM Loan”) is senior in all respects to all amounts owed by Debtor and/or ViSalus Holdings, LLC (“ViSalus”) to Blyth VSH Acquisition Corp. (“BTH VSH”), which exist as of the date hereof or which are yet to accrue pursuant to, or in connection with, those loans made by BTH VSH to Debtor in the principal amount of Three Million and No/100 ($3,000,000.00) Dollars pursuant to that certain Loan and Security Agreement dated as of July 30, 2008, as amended (collectively the “BTH Prior Loan”), and to all amounts owed by Debtor or ViSalus to Ropart Asset Management Fund, LLC, Ryan Blair, Nick Sarnicola, and/or Blake Mallen, which exist as of the date hereof or which are yet to accrue pursuant to, or in connection with, those unsecured loans made to Debtor in the approximate aggregate principal amount of Two Million Six Hundred Sixty Thousand and No/100 ($2,660,000.00) Dollars between the dates of December 12, 2008 and October 9, 2009 (collectively the “RAM Prior Loan”). The RAM Loan shall be pari passu with any amounts owed by Debtor and/or ViSalus to BTH VSH, pursuant to, or in connection with, that certain loan made by BTH VSH to Debtor in the principal amount of Three Hundred Thousand and No/100 ($300,000.00) Dollars, as evidenced by that certain Promissory Note dated April 26, 2010 (as amended, the “BTH Loan”).

3.

PRINCIPAL REDUCTION PAYMENT. Upon the funding of the BTH Loan, Debtor shall pay the Lender Parties the amount of Three Hundred Thousand and No/1 00 ($300,000.00) Dollars (the “Principal Reduction Payment”). Upon the Lender Parties’ receipt of the Principal Reduction Payment, the Lender Funding as defined herein shall be reduced to Six Hundred Thousand and No/100 ($600,000.00) Dollars, HOWEVER the principal balance due under this Note shall NOT be reduced by the Principal Reduction Payment, as the principal balance recited in this Note reflects the application of the Principal Reduction Payment.

4.

LOAN MATURITY. The entire principal balance, together with all accrued and unpaid interest and any other charges, advances, and fees, if any, outstanding hereunder shall be due and payable in full on February 28,2011, or upon the earlier acceleration of the Note (the “Maturity Date”).

5.

SECURITY. This Note and all obligations of Debtor hereunder are secured by any and all security agreements, pledge agreements, guaranties, mortgages, assignments and all other agreements given by Debtor or any third party to the Lender Parties in connection with the loan evidenced by this Note, including, but not limited to, the Subordination Agreement executed by BTH VSH, Guaranty of ViSalus, Security Agreement of Debtor, Intellectual Property Security Agreement of Debtor and ViSalus and Pledge Agreement of ViSalus, all dated as of February 1, 2010 (collectively the “RAM Collateral Documents”).

6.

DEFAULT. Debtor shall be in default if any of the following happens (each an “Event of Default”): (a) Debtor fails to make any payment when due under this Note; (b) Debtor or any guarantor fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or the Security Documents or (c) any representation or statement made or furnished to Lender Parties by Debtor or any Guarantor is false or misleading in any material respect.

7.

ACCELERATION. Upon the occurrence of an Event of Default, the Lender Parties may declare the entire unpaid principal balance under this Note and all accrued and unpaid interest immediately due and payable, without notice.

8.

ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs, expenses and reasonable attorneys’ fees incurred by the Holders in any action to enforce payment of this Note or any part of it, or which are incurred in connection with any action challenging the validity and/or priority of this Note.

9.

SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

10.

GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction and has been issued in reliance on Section 25118 of the California Corporations Code. ·

11.	ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

12.

FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

13.

MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

14.

TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

15.

HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

16.	GENERAL WAIVERS. To the extent permitted by law, Debtor waives presentment, demand for payment, notice of acceleration, intent to accelerate, protest, notice of dishonor and all other notices.

17.

MAXIMUM INTEREST RATE. Notwithstanding any other provision of this Note, Lender Parties shall never be entitled to charge, take or receive as interest on this Note any amount in excess of the highest rate to which Borrowers may lawfully agree in writing (“Maximum Rate”). If Lender Parties ever receive interest in excess of the Maximum Rate, the excess shall be considered a partial prepayment of the principal of the Note.

DEBTOR: FVA VENTURES, INC.
a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Lender Parties Address(es):	Debtor Notice Address:

Ropart Asset Management Fund II, LLC	1607 E. Big Beaver Rd., Ste. 110
One East Weaver St.	Troy, Michigan 48084
Greenwich, CT
06831

Ryan Blair
ViSalus Sciences
6300 Wilshire Blvd., Suite 1440
Los Angeles, CA 90048

Nick Sarnicola
600 Broadway Avenue, N.W., Suite 244
Grand Rapids, MI 49504-7311

Blake Mallen
ViSalus Sciences
6300 Wilshire Blvd., Suite 1440
Los Angeles, CA 90048

Exhibit 10.28

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED, UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$200,000	December 12, 2008
Los Angeles, CA

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr. Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANGEMENT FUND, LLC (the “Holders”), the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000), together with interest at a rate equal to ten percent (10%) per annum on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance And Administration

Address:

1607 E. Big Beaver Rd. Suite #110 Troy, MI 48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola each

c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.29

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$300,000	January 19, 2009
Los Angeles, CA

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr. Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANGEMENT FUND, LLC (the “Holders”), the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000), together with interest at a rate equal to ten percent (10%) per annum on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance And Administration

Address:

1607 E. Big Beaver Rd.
Suite #110
Troy, Ml
48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola each

c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.30

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$250,000	March 23, 2009
Los Angeles, CA

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr. Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANGEMENT FUND, LLC (the “Holders”), the principal sum of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre- approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver
Rd. Suite #110
Troy, Ml
48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund

LLC One East Weaver St.

Greenwich, CT

06831

Exhibit 10.31

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$400,000	April 14, 2009
Troy, MI

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr, Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANGEMENT FUND II, LLC (the “Holders”), the principal sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre- approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC.
a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver Rd. Suite #110 Troy, MI 48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund II LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.32

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$400,000	May 1, 2009
Troy, Ml

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr, Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANGEMENT FUND II, LLC (the “Holders”), the principal sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS: REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver Rd. Suite #110 Troy, MI 48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund II LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.33

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$200,000	June 4,2009 Troy, Ml

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr, Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANAGEMENT FUND II, LLC (the “Holders”), the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver Rd. Suite #110 Troy, MI 48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund II LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.34

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$210,000	June 23, 2009
Troy, MI

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr, Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANAGEMENT FUND II, LLC (the “Holders”), the principal sum of TWO HUNDRED AND TEN THOUSAND DOLLARS ($210,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants. The undersigned acknowledge that any and all amounts owing under this Note are subject to the Subordination Agreement dated May 18, 2009 between the undersigned and Blyth VSHV Acquisition Corporation, FVA Ventures, Inc. and ViSalus Holdings, LLC.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver Rd. Suite #110 Troy, MI 48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund II LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.35

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$500,000	July 9, 2009
Troy, MI

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr, Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANAGEMENT FUND II, LLC (the “Holders”), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants. The undersigned acknowledge that any and all amounts owing under this Note are subject to the Subordination Agreement dated May 18, 2009 between the undersigned and Blyth VSH Acquisition Corporation, FVA Ventures, Inc. and ViSalus Holdings, LLC.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver Rd. Suite #110 Troy, MI 48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund II LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.36

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE. THE NOTE CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

PROMISSORY NOTE

$200,000	October 9, 2009
Troy, Ml

FOR VALUE RECEIVED, the undersigned, FVA Ventures, Inc., a California C Corporation (the “Debtor”), promises to pay in equal parts to the order of Mr. Ryan Blair, Mr, Nick Sarnicola, Mr. Blake Mallen and ROPART ASSET MANAGEMENT FUND II, LLC (the “Holders”), the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000), together with interest at a rate equal to ten percent (10%) per annum-on the outstanding principal balance. The principal balance of this Note and interest thereon is repayable in whole or in part only after such time as the Debtor has satisfied and will continue to satisfy after giving effect to the repayment of any of this note, all of the covenants associated with the Loan and Security Agreement dated July 30, 2008, as amended, between itself, ViSalus Holdings, LLC and Blyth VSH Acquisition Corp. otherwise than by waiver of any of such covenants. The undersigned acknowledge that any and all amounts owing under this Note are subject to the Subordination Agreement dated May 18, 2009 between the undersigned and Blyth VSH Acquisition Corporation, FVA Ventures, Inc. and ViSalus Holdings, LLC.

1. PAYMENTS AND INTEREST.

1.1	Computation. Interest will be computed from the date of each individual’s advance on the basis of a 360-day year and a 30-day month.

1.2	Interest Rate. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding principal balance.

1.3	Payments. The interest on this Note shall be payable quarterly on first Friday of the month following each quarter, subject to the final sentence of the first paragraph of this Note.

2. NO SECURITY. This Note is an unsecured obligation of the Debtor.

Promissory Note

3. ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holders, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys’ fees in any action to enforce payment of this Note or any part of it.

4. SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Michigan as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

6. ASSIGNMENT. The Holders shall not assign this Note without the prior written consent of the Debtor.

7. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holders in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

8. MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holders. Any notice to the Holders shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holders at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

9. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

10. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Promissory Note

11. SUBORDINATION. This Note is subordinate to any and all loans to Blyth VSH Acquisition Corp. and any of its affiliated entities. Subject to the pre-approval by the Holders, this Note shall be subordinate to any operating and working capital loans and notes which the Debtor issues after the date hereof. Such pre-approval will not be unreasonably withheld.

DEBTOR:

FVA VENTURES, INC. a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Address:

1607 E. Big Beaver
Rd. Suite #110
Troy, Ml
48084

Note Holders Addresses:

Mr. Ryan Blair, Mr. Blake Mallen and Mr. Nick Sarnicola

each c/o ViSalus Sciences

6300 Wilshire Blvd

Suite 1440

Los Angeles, CA

90048

Ropart Asset Management Fund II LLC

One East Weaver St.

Greenwich, CT

06831

Exhibit 10.37

THE NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THE NOTE CANNOT BE OFFERED, SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

THIS NOTE IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AGREEMENT DATED APRIL 26, 2010 BY AND AMONG FVA VENTURES, INC, A CALIFORNIA CORPORATION, ROPART ASSET MANAGEMENT FUND II, LLC, A DELAWARE LIMITED LIABILITY COMPANY, VISALUS HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY, RYAN BLAIR, NICK SARNICOLA, BLAKE MALLEN AND BLYTH VSH ACQUISITION CORPORATION, A DELAWARE CORPORATION.

PROMISSORY NOTE

$300,000.00	April 26, 2010
Los Angeles, CA

FOR VALUE RECEIVED, the undersigned, FVA VENTURES, INC., a California C corporation (the “Debtor”), promises to pay to the order of BLYTH VSH ACQUISITION CORP. (the “Holder” or “Lender”), in lawful currency of the United States of America, the principal sum of THREE HUNDRED THOUSAND AND NO/I 00 DOLLARS ($300,000.00), pursuant to the terms of this Promissory Note (“Note”), together with interest at a rate equal to ten percent (10%) per annum on the outstanding principal balance due hereunder.

1.	PAYMENTS AND INTEREST.

a.	Computation. Interest will be computed on the basis of a 360-day year and a 30-day month.

b.

Interest Rate and Prepayments. This Note shall bear interest at the rate of ten percent (10%) per annum on the outstanding balance due under this Note. Any prepayments made under this Note (excluding Interest Payments pursuant to subparagraph c. below), shall be first applied to any costs or expenses due hereunder, then to any accrued and unpaid interest due hereunder and then to the outstanding principal balance due hereunder.

c.	Interest Payments. The interest on this Note shall be payable quarterly on the first Friday of the month following each quarter.

2.

SENIORITY. This Note and the debt evidenced hereby (the “BTH Loan”) is senior in all respects to all amounts owed by Debtor and/or ViSalus Holdings, LLC (“ViSalus”) to Ropart Asset Management Fund, LLC, Ryan Blair, Nick Sarnicola, and/or Blake Mallen, which exist as of the date hereof or which are yet to accrue pursuant to, or in connection with, those loans made to Debtor in the approximate aggregate principal amount of Two Million Six Hundred Sixty Thousand and No/100 ($2,660,000.00) Dollars between the dates of December 12, 2008 and October 9, 2009 (collectively the “RAM Prior Loan”), and to all amounts owed by Debtor and/or Vi Salus to Lender, which exist as of the date hereof or which are yet to accrue pursuant to, or in connection with, those loans made by Lender to Debtor in the principal amount of Three Million and Noll 00 ($3,000,000.00) Dollars pursuant to that certain Loan and Security Agreement dated July 30, 2008, as amended (collectively the “BTH Prior Loan”). The BTH Loan (as is evidenced by this Note), shall be pari passu with any amounts owed by Debtor and/or ViSalus to Ropart Asset Management Fund II, LLC, Ryan Blair, Nick Sarnicola, and Blake Mallen (collectively the “RAM Parties”), pursuant to, or in connection with, that loan made by the RAM Parties to Debtor in the principal amount of One Million Two Hundred Thousand and No/100 ($1,200,000.00) Dollars, as evidenced by that certain Amended and Restated Promissory Note having an effective date of February 1, 2010 (the “RAM Loan”).

3.

LOAN MATURITY. The entire principal balance, together with all accrued and unpaid interest and any other charges, advances, and fees, if any, outstanding hereunder shall be due and payable in full on February 28, 2011, or upon the earlier acceleration of the Note (the “Maturity Date”).

4.

SECURITY. Subject to the provisions of that certain Intercreditor Agreement by and among Debtor, Lender and the RAM Parties, dated April 26, 2010 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), this Note and all obligations of Debtor hereunder are secured by any and all loan and security agreements, security agreements, pledge agreements, guaranties, mortgages, assignments and all other agreements given by Debtor or any third party to Lender in connection with the BTH Prior Loan (collectively, and as amended, including pursuant to the Intercreditor Agreement, the “BTH Collateral Documents”).

5.

DEFAULT. Debtor shall be in default if any of the following happens (each an “Event of Default”): (a) Debtor fails to make any payment when due under this Note or (b) Debtor or any guarantor fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or the BTH Collateral Documents.

6.

ACCELERATION. Upon the occurrence of an Event of Default, the Lender may declare the entire unpaid principal balance under this Note and all accrued and unpaid interest immediately due and payable, without notice.

7.

ATTORNEYS’ FEES. The Debtor agrees to pay the following costs, expenses, and attorneys’ fees paid or incurred by the Holder, or adjudged by a court: (i) reasonable costs of collection, costs and expenses, and reasonable attorneys’ fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs, expenses and reasonable attorneys’ fees incurred by the Holder in any action to enforce payment of this Note or any part of it, or which are incurred in connection with any action challenging the validity and/or priority of this Note.

8.

SEVERABILITY. If any provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

9.

GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction and has been issued in reliance on Section 25118 of the California Corporations Code.

10.	ASSIGNMENT. The Holder shall not assign this Note without the prior written consent of the Debtor.

11.

FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holder in exercising any rights under this Note, on default by the Debtor, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default.

12.

MANNER OF NOTIFICATION. Any notice to the Debtor provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Debtor at the address stated below, or to such other address as the Debtor may designate by written notice to the Holder. Any notice to the Holder shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holder at the address stated below, or at such other address as may have been designated by written notice to the Debtor. Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

13.

TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Debtor will treat, account and report this Note as a debt and not equity for all purposes and with respect to any returns filed with federal, state or local tax authorities.

14.

HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

15.	GENERAL WAIVERS. To the extent permitted by law, Debtor waives presentment, demand for payment, notice of acceleration, intent to accelerate, protest, notice of dishonor and all other notices.

16.

MAXIMUM INTEREST RATE. Notwithstanding any other provision of this Note, Lender shall never be entitled to charge, take or receive as interest on this Note any amount in excess of the highest rate to which borrowers may lawfully agree in writing (“Maximum Rate”). If Lender ever receives interest in excess of the Maximum Rate, the excess shall be considered a partial prepayment of the principal of the Note.

DEBTOR: FVA VENTURES, INC.
a California C Corporation

By:
Name:	John Tolmie
Title:	Senior Vice President of Finance and Administration

Lender Address:	Debtor Notice Address:

Blyth VSH Acquisition Corp.	1607 E. Big Beaver Rd., Ste. 110
One East Weaver St.	Troy, Michigan 48084
Greenwich, CT 06831
Attention: General Counsel

EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2012 related to ViSalus Holdings, LLC and Subsidiaries, in Amendment No. 1 to the Registration Statement (Form S-1/A) and related Prospectus of FVA Ventures, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Detroit, Michigan

July 31, 2012